   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 15, 1997



                                                      REGISTRATION NO. 333-37731

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    OHIO                                        7373                                     31-1451577
      (STATE OR OTHER JURISDICTION OF               (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)               CLASSIFICATION CODE NUMBER)                     IDENTIFICATION NO.)

                                   SUITE 250
                           4350 GLENDALE-MILFORD ROAD
                             CINCINNATI, OHIO 45241
                                 (513) 786-8350
                              FAX: (513) 786-8363
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 TERRY L. THEYE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                   SUITE 700
                              8044 MONTGOMERY ROAD
                             CINCINNATI, OHIO 45336
                                 (513) 792-2930
                              FAX: (513) 792-2932
           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

           CHARLES F. HERTLEIN, JR., ESQ.                           TIMOTHY E. HOBERG, ESQ.
                DINSMORE & SHOHL LLP                             TAFT, STETTINIUS & HOLLISTER
                 1900 CHEMED CENTER                                  1800 STAR BANK CENTER
                255 EAST FIFTH STREET                                  425 WALNUT STREET
               CINCINNATI, OHIO 45202                             CINCINNATI, OHIO 45202-3957
              TELEPHONE: (513) 977-8315                            TELEPHONE: (513) 357-9308
                 FAX: (513) 977-8141                                  FAX: (513) 381-0205

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                 SUBJECT TO COMPLETION, DATED DECEMBER 15, 1997


PROSPECTUS

                                2,600,000 SHARES

                                     [LOGO]

                          SYNERGIS TECHNOLOGIES, INC.*
                                  COMMON STOCK
                            ------------------------

     Of the 2,600,000 shares of common stock without par value (the "Common Stock") offered hereby (the
"Offering"), 1,850,000 shares are being sold by Synergis Technologies, Inc. (the "Company" or "Synergis") and 750,000 shares are being sold by MedPlus, Inc., a shareholder of the Company (the "Selling Shareholder" or "MedPlus"). See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Shareholder. See "Use of Proceeds."

     Prior to this offering there has been no public market for the Common Stock. It is currently estimated that the initial offering price will be between $11.00 and $13.00 per share. See "Underwriting" for more information relating to the factors considered in determining the initial public offering price. Application has been made to qualify the Common Stock for trading on the Nasdaq National Market under the symbol "SNRG."

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

==================================================================================================
                                                    UNDERWRITING
                                                   DISCOUNTS AND    PROCEEDS TO
                                  PRICE TO PUBLIC  COMMISSIONS(1)    COMPANY(2)     PROCEEDS TO
                                                                                      SELLING
                                                                                    SHAREHOLDER
--------------------------------------------------------------------------------------------------
Per Share......................... $              $               $               $
--------------------------------------------------------------------------------------------------
Total(3).......................... $              $               $               $
==================================================================================================

(1) For information regarding discounts, commissions and indemnification of the Underwriters, see "Underwriting."


(2) Before deducting expenses of the Offering estimated at $2,000,000, which will be borne proportionately by the Company and the Selling Shareholder based upon the number of shares to be sold by each with up to a maximum of $432,692 to be payable by the Selling Shareholder. All expenses of the Offering in excess of $1,500,000 will be borne by the Company.


(3) The Company has granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 390,000 additional shares of Common Stock solely to cover over-allotments, if any, on the same terms and conditions as the shares offered hereby. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling
    Shareholder will be $      , $      ,$      , and $      , respectively. See
    "Underwriting."
                            ------------------------


     The shares of Common Stock are being offered severally by the Underwriters named herein, subject to prior sale, when, as and if received and accepted by them, subject to their right to reject orders in whole or in part or withdraw, cancel or modify the offer without notice, and to certain other conditions. It is expected that delivery of the certificates representing the shares of Common
Stock will be made on or about        , 1998.


THE ROBINSON-HUMPHREY                                         MCDONALD & COMPANY
               COMPANY                                SECURITIES, INC.

               , 1998


* The registrant intends to change its name from Universal Document Management Systems, Inc. to Synergis Technologies, Inc. immediately prior to the effectiveness of the Registration Statement of which this Prospectus is a part.

                            [STYLIZED SYNERGIS LOGO]

                [MAP OF UNITED STATES SHOWING COMPANY LOCATIONS
                       AND AREAS SERVICED BY THE COMPANY]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SYNDICATE SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF A PENALTY BID. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     Simultaneously with, and as a condition to, the closing of the Offering made by this Prospectus, the Company will acquire, in separate transactions (the "Acquisitions") in exchange for cash and shares of its Common Stock, nine design automation and document management businesses (each a "Founding Company" and collectively, along with the Company, the "Founding Companies"). Until
          , 1997, the Company's name was Universal Document Management Systems, Inc. ("UDMS") which itself has operated a document management work flow and application software business. Unless the context otherwise indicates, all references herein to the "Company" include all of the Founding Companies, and references herein to "UDMS" shall mean Universal Document Management Systems, Inc. prior to the effectiveness of the Acquisitions. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus, including the information set forth under "Risk Factors" and in the financial statements, including the notes thereto. Unless otherwise indicated, all share, per share and financial information set forth herein: (i) has been adjusted to give effect to the Acquisitions and a 8,451.59-for-1 stock split to be effected immediately prior to the Offering and a contribution to the capital of the Company by MedPlus of 62,321 shares of the Company's Common Stock; (ii) assumes an initial public offering price of $12.00 per share which is the midpoint of the range of the anticipated public offering prices set forth on the cover page of this Prospectus; and (iii) assumes no exercise of the Underwriters' over-allotment option. In addition, all references to years, unless otherwise noted, refer to the Company's fiscal year, which ends on December 31 of each year.



     The Company believes it will be the largest independent value added reseller of design automation products and services in the United States. Simultaneously with the closing of this Offering, the Company will acquire nine established design automation and document management businesses with 21 offices in 15 states. The Company will employ approximately 325 individuals, including approximately 90 highly skilled technical personnel, will offer hardware and software products from approximately 55 manufacturers, and will have access to an installed customer base of approximately 34,000 businesses. On a pro forma basis, the Company had revenues for the year ended December 31, 1996 and the nine months ended September 30, 1997 of $48.8 million and $40.3 million, respectively. Through the acquisition and integration of the Founding Companies, the Company expects to expand geographic penetration of the existing businesses, to capitalize on substantial cross-selling opportunities, to provide design automation products and services on both a local and national basis, and to establish a national customer service and support program.



     The design automation industry consists of six market segments: architecture, engineering and construction ("AEC"), mechanical design, geographic information systems ("GIS"), process and power, facilities management, and multi-media. It is estimated that the world-wide market for computer aided design, computer aided manufacturing and computer aided engineering ("CAD/CAM/CAE") hardware, software and services will be approximately $23.5 billion in 1997. Local and regional value added resellers have entered the industry in response to end users who want to obtain all available products as well as receive related support and services from a single source. In general, however, a value added reseller is able to provide certain CAD/CAM/CAE and document management products within one or a limited number of these market segments, as the needs of each differ and each requires specialized products and services. This has contributed to a high level of fragmentation within the design automation channel.


     The Company will offer a wide range of design automation products and services including third-party software, proprietary software, professional services, hardware and software maintenance, complementary document management solutions and hardware. The Company's design automation software offerings will provide CAD/CAM/CAE solutions primarily in the mechanical design, AEC and GIS market segments, and secondarily in the other three design automation market segments. The Company's professional services will include systems integration, customization, installation, design engineering, training, process re-engineering and call center and help desk support. For document management applications, the Company will provide business process evaluation, workflow analysis, implementation, planning and execution. On-site and in-house training, technical support and service will also be offered. The Company's hardware offerings will provide its customers with PCs, work stations and servers. The Company believes that these integrated design products and services offerings will enable the Company to become a single source provider for its customers on a national basis.

     The Company expects to target two primary market segments: (1) corporate, government and educational users of design automation products requiring professional services to meet their enterprise needs, and to a lesser extent (2) third-party channels that resell or license the Company's proprietary software products. Key elements of the Company's business strategy are to:

     - OFFER A SINGLE SOURCE FOR COMPLETE, INTEGRATED SOLUTIONS. The Company intends to be a leading nationwide provider of a full range of design automation products and services.

     - ENHANCE HIGHER MARGIN PROFESSIONAL SERVICES AND SALES OF PROPRIETARY SOFTWARE. While the Company intends to continue to offer a full range of products and services, it expects to emphasize and expand its offerings of professional services and proprietary software, which generally carry higher margins than other product sales.

     - FOCUS ON LARGE CLIENTS; EXPAND GEOGRAPHICALLY IN MAJOR METROPOLITAN AREAS. The combined resources, technical expertise and geographic diversity of the Founding Companies will enable the Company to focus marketing efforts on a growing number of clients requiring national sales and service capabilities. The Company intends to expand into selected major metropolitan areas as national account relationships develop, through both internal development and acquisitions of local and regional resellers.

     - CAPITALIZE UPON AND LEVERAGE SPECIFIC TECHNICAL EXPERTISE AND PRODUCT OFFERINGS. The Company plans to leverage its diverse products and services to expand its existing client relationships as well as target new sales opportunities.

     - ACHIEVE COST SAVINGS THROUGH CENTRALIZATION OF CERTAIN FUNCTIONS. The Company believes that it will achieve significant economies of scale through centralizing a number of general and administrative functions at the corporate level and by reducing or eliminating redundant functions and facilities at the Founding Companies.

     - OPERATE WITH DECENTRALIZED, LOCAL MANAGEMENT. The Company believes the experienced local management teams that exist at the Founding Companies, with over 125 years combined experience in design automation and document management, have a valuable understanding of their respective markets and customers and that it can best capitalize upon these strengths through a decentralized management strategy.

                                  THE OFFERING

COMMON STOCK OFFERED:
  By the Company.............................................   1,850,000 shares
  By the Selling Shareholder.................................     750,000 shares
  Total Offering (1).........................................   2,600,000 shares
COMMON STOCK TO BE OUTSTANDING AFTER THE OFFERING (2) (3)....   3,499,988 shares


USE OF PROCEEDS.....................     In connection with the Acquisitions of
                                         the Founding Companies, the Company or
                                         the Founding Companies will make
                                         payment of approximately $22.2 million,
                                         consisting of $15.5 million
                                         representing the cash portion of the
                                         purchase price, $4.7 million to repay
                                         indebtedness of the Founding Companies,
                                         $1.5 million to retire preferred stock
                                         of one of the Founding Companies, and
                                         $0.5 of expenses of the Acquisitions.
                                         The net proceeds of the Offering will
                                         provide $19.1 million for these
                                         purposes. The balance of the cash needs
                                         will be met from an estimated $3.2
                                         million expected to be on hand after
                                         the Acquisitions, after giving effect
                                         to $1.5 million in prepaid Offering and
                                         Acquisition costs. See "Use of
                                         Proceeds," "Dividend Policy" and
                                         "Certain Transactions."


NASDAQ NATIONAL MARKET SYMBOL................................  "SNRG"

(1) Assumes that the Underwriters' over-allotment option for up to 390,000 shares of Common Stock is not exercised. See "Underwriting."


(2) Includes 782,838 shares issued and outstanding immediately prior to the effectiveness of the Registration Statement of which this Prospectus forms a part, 750,000 of which will be sold by the Selling Shareholder as part of the Offering, 863,841 shares to be issued as consideration in the Acquisitions, and 1,850,000 shares being offered by the Company. Excludes additional shares of Common Stock which may be issued pursuant to earn-out arrangements with certain owners of the Founding Companies. See "Certain Transactions -- The Acquisitions."



(3) Excludes 529,074 shares of Common Stock issuable upon the exercise of stock options and warrants to be outstanding on the date of this Prospectus and 273,000 additional shares reserved for future issuance under the Company's 1997 Long-Term Incentive Plan. See "Certain Transactions" and
    "Management -- Employment Agreements; Executive Compensation,"
    "-- Directors' Compensation," and "-- Stock Options."

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA



     The Company will acquire the Founding Companies simultaneously with and as a condition to the consummation of this Offering. UDMS, one of the Founding Companies, has been identified as the accounting acquiror for financial statement presentation purposes. The Acquisitions will be recorded using the purchase method of accounting. The Summary Unaudited Pro Forma Combined Financial Data assume the consummation of the Acquisitions and the completion of the Offering. See "Certain Transactions -- The Acquisitions" as well as the financial statements and the notes thereto included elsewhere in this Prospectus.



          SUMMARY PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA(1):



                                                                              NINE MONTHS ENDED
                                                      YEAR ENDED                SEPTEMBER 30,
                                                     DECEMBER 31,       -----------------------------
                                                         1996              1996              1997
                                                     ------------       -----------       -----------
                                                     (UNAUDITED)        (UNAUDITED)       (UNAUDITED)
Dollars in thousands, except per share data
Total revenues...................................      $ 48,789           $37,633           $40,339
Cost of revenues.................................        32,659            24,488            27,767
Selling, general and administrative
  expenses(2)....................................        16,286            12,226            12,253
Amortization of goodwill and other identifiable
  intangibles(3).................................           904               653               718
                                                        -------           -------           -------
  Operating income (loss)........................        (1,060)              266              (399)
Interest income (expense), net(4)................            58                57                (4)
Other income, net................................            85                 4                37
                                                        -------           -------           -------
Income (loss) before income taxes................          (917)              327              (366)
Income tax expense (benefit)(5)..................          (353)              140              (137)
                                                        -------           -------           -------
     Net income (loss)...........................      $   (564)          $   187           $  (229)
                                                        =======           =======           =======
Pro forma net loss per share(6)..................      $  (0.16)                            $ (0.06)
                                                        =======                             =======
Shares used in computing pro forma net loss per
  share(6).......................................     3,559,000                           3,559,000
                                                     ============                         =========



               SUMMARY PRO FORMA COMBINED BALANCE SHEET DATA(1):



                                                                          AT SEPTEMBER 30, 1997
                                                                      ------------------------------
                                                                         UDMS           PRO FORMA,
                                                                      HISTORICAL      AS ADJUSTED(7)
                                                                      -----------     --------------
                                                                                       (UNAUDITED)
Dollars in thousands
Cash and cash equivalents...........................................    $    --          $     79
Working capital (deficit)...........................................     (1,228)            1,260
Goodwill and other identifiable intangibles, net....................        887            24,479
Total assets........................................................      3,433            38,997
Short-term debt and current maturities of long-term obligations.....      2,162             1,213
Long-term obligations less current maturities.......................         --                82
Shareholders' equity................................................        193            27,565


---------------


(1) The summary pro forma financial data of the Company as of and for the nine months ended September 30, 1996 and 1997 and for the year ended December 31, 1996 are derived from the Unaudited Pro Forma Combined Financial Statements that appear elsewhere in this Prospectus. The summary pro forma combined statement of operations data and the summary pro forma combined balance sheet data assume that the Acquisitions and Offering occurred on January 1, 1996, in the case of the summary pro forma statement of operations data, and as of September 30, 1997, in the case of the summary pro forma combined balance sheet data. The summary pro forma combined financial data are based on preliminary estimates, available information and certain assumptions that management deems appropriate. The summary pro forma combined financial data presented herein are not necessarily indicative of the results the Company would have obtained had such events actually occurred at the beginning of the period or of the future results of the Company. The total estimated purchase price for the Acquisitions is $24.3 million, which consists of: (i) $15.5 million of cash to be paid to the owners of the Founding Companies upon the consummation of the Offering; (ii) the $8.3 million estimated fair value of 863,841 shares of Common Stock to be issued to the owners of the Founding Companies; and (iii) estimated acquisition costs of $0.5 million. The estimated purchase price for the Acquisitions is subject to purchase price adjustments related to earn-out arrangements. The consideration paid to the Founding Companies was determined by arm's length negotiation between UDMS and each Founding Company, taking into account factors such as the historical financial and operating results, management experience, levels and type of indebtedness and future prospects of each Founding Company. Because pricing was determined by negotiation between unrelated parties, the Company did not believe obtaining appraisals of the Founding Companies was necessary or beneficial. See "Certain Transactions -- The Acquisitions."



(2) Includes pro forma reductions in compensation to the owners of the Founding Companies, to which they have agreed prospectively, in the amounts of approximately $0.4 million for the year ended December 31, 1996 and $0.3 million in each of the nine month periods ended September 30, 1996 and 1997. Excludes annual compensation of $0.7 million based upon employment agreements with the Company's executive management and other costs associated with being a public company. See "Management -- Employment Agreements; Executive Compensation."



(3) Includes a pro forma adjustment of $0.9 million and $0.7 million for the year ended December 31, 1996 and for the nine month periods ended September 30, 1996 and 1997, respectively, to amortization expense related to the goodwill and other identifiable intangible assets recorded in connection with the Acquisitions which was computed on the basis described in Note 5(g) to the Pro Forma Combined Financial Statements. Approximately $19.2 million of the intangible assets recorded in connection with the Acquisitions consists of goodwill which represents the excess of the aggregate purchase price of the Founding Companies over the fair value of the net assets acquired.



(4) Includes a pro forma adjustment of $0.2 million, $0.1 million and $0.2 million for the year ended December 31, 1996 and for the nine month periods ended September 30, 1996 and 1997, respectively, to reflect the elimination of historical interest expense in connection with the repayment of interest-bearing debt of the Founding Companies from the estimated net proceeds of the Offering which was computed on the basis described in Note 5(i) to the Pro Forma Combined Financial Statements.



(5) Includes pro forma adjustments to reflect the provisions for income taxes on the pro forma combined results at effective tax rates of 38.5%, 42.8% and 37.4% for the year ended December 31, 1996, and the nine months ended September 30, 1996 and 1997, respectively, before considering the non-deductibility of approximately $0.5 million of annual goodwill amortization


(6) Computed on the basis described in Note 5(l) to the Pro Forma Combined Financial Statements in which the shares used in computing pro forma net income per share reflect options and warrants assumed outstanding under Securities and Exchange Commission Staff Accounting Bulletin No. 83.


(7) Represents the pro forma combined balance sheet at September 30, 1997 after giving effect to both the Acquisitions and the Offering, including the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the factors listed below in evaluating an investment in the shares of Common Stock offered hereby.

ABSENCE OF COMBINED OPERATING HISTORY; OPERATING LOSSES

     Although each of the Founding Companies (including UDMS) has an individual, independent operating history, they have not previously been operated as a combined entity, and there can be no assurance that the Company will be able to integrate successfully these businesses on an operational or other basis. In connection with the Acquisitions, certain executives of the Founding Companies will receive earn-outs and bonuses based upon the performance of such executive's Founding Company. Such provisions may delay the integration by the Company of the Founding Companies and, therefore, may adversely impact the Company's business, financial condition, and results of operations. Also, the Company's management group has been assembled only recently and there can be no assurance that the management group will be able to oversee the combined entity and effectively implement the Company's operating or growth strategies. In addition, unfavorable economic conditions, including downturns in the economy resulting in decreased sales by the Company, could adversely affect the Company's future operating results. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations" and
"-- Organization," "Management," and "Certain Transactions -- The Acquisitions."


     For the year ended December 31, 1996 and for the nine months ended September 30, 1997, the Company had operating losses on a pro forma basis of approximately $1.0 million and $0.4 million, respectively. While the Company anticipates operating income for the three months ended December 31, 1997, it also will incur certain one-time expenses in connection with the Acquisitions and the integration of the Founding Companies. There can be no assurance that the Company will report a profit for the full 1997 fiscal year or that the Company will operate profitably in the future. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations."


POTENTIAL INABILITY TO MANAGE INTEGRATION AND GROWTH

     Certain of the Founding Companies have expanded significantly in the past several years. In addition, the Founding Companies have not operated previously as an integrated company. Each of these factors will place demands on the Company's administrative, operational and financial resources. Any continued growth of the Company's customer base and its services could place an additional strain on the capacity, management and operations of the Company. The Company's future performance and profitability will depend in part on its ability to successfully integrate the Founding Companies, implement improved financial and management systems, add capacity as and when needed and hire qualified personnel to respond to changes in its business. The failure to integrate the Founding Companies, implement such systems, add any capacity or hire such qualified personnel may have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations."

DEPENDENCE ON AUTODESK


     The Company estimates that it is certified as a value added reseller for approximately 55 vendors, including Autodesk, Inc. ("Autodesk"). Each of these vendors offers integrated suites of products containing numerous applications and components, some of which may be sold individually. The Company offers approximately ten suites of Autodesk products, and for the nine months ended September 30, 1997, 38% of the Company's pro forma total revenue was from sales of Autodesk products. There can be no assurance that the Company will continue to be certified as a value added reseller for Autodesk, that the products of Autodesk will continue to be accepted by the marketplace, or that Autodesk will not significantly alter the costs to the Company of reselling its products. Furthermore, Autodesk may revoke the Company's certification as a value added reseller of Autodesk products with or without cause upon 30 to 90 days notice or upon the occurrence of certain events, such as commencement of bankruptcy or receivership proceedings and failure to perform any obligation under the Company's agreement including payment obligations which are not remedied within 30 days. See "Business -- Products and Services" and "Business -- Suppliers."


RISKS GENERALLY ASSOCIATED WITH ACQUISITIONS


     A component of the Company's business strategy is to increase its revenues, earnings and market share through the acquisition of additional companies with similar or complementary businesses. However, there can be no assurance that it will successfully be able to identify attractive acquisition candidates or to negotiate acquisition transactions on economically acceptable terms with any candidates which may be identified.


     Acquisitions may involve a number of special risks, including adverse short-term effects on the Company's operating results, including potential dilution, diversion of management's attention to the assimilation of the operations and personnel of the acquired companies, the potential inability to integrate financial and management reporting systems, dependence on retention, hiring and training of key personnel, risks associated with unanticipated problems or legal liabilities and amortization of acquired intangible assets, any or all of which could have a material adverse effect on the Company's operations and financial performance. To the extent acquisitions are consummated, there can be no assurance that they will ultimately be beneficial to the Company's operations or that they will contribute to its growth. Likewise, there can be no assurance that any completed acquisitions will produce returns to the Company that will justify the Company's investment. See "Risk Factors -- Possible Need for Additional Financing" and "Business -- Acquisition Program."


     The Company has, however, assumed all rights and obligations related to a letter of intent entered into on August 26, 1997 by and between Synergis Technologies, Inc. ("Synergis--PA"), one of the Founding Companies, and Configured Systems, Inc. ("Configured"). This non-binding letter of intent provides, in general, that the Company has the right to acquire all of the outstanding shares of Configured for approximately $450,000 within 30 days of completion of the Offering. See "Certain Transactions -- Other Transactions."


DEPENDENCE ON TECHNICAL PERSONNEL

     The Company's business involves the sale of computer software, hardware and related services. Therefore, its success is dependent on its ability to recruit and retain highly skilled technical personnel, including personnel trained in software and hardware applications within a specialized industry. The computer software industry is characterized by a high level of employee mobility, and the market for such individuals in certain regions can be extremely competitive. If the Company were unable to recruit and retain a sufficient number of skilled technical employees, it could be forced to limit its growth or possibly curtail its operations, which could result in a material adverse effect on the operating results of the Company.

RISKS RELATED TO INTANGIBLE ASSETS


     The Acquisitions will result in a significant increase in intangible assets. Approximately $24.5 million, or 62.8%, of the Company's pro forma total assets as of September 30, 1997 consisted of intangible assets arising from the Acquisitions, of which approximately $19.2 million represents goodwill, which will be amortized using an estimated life of 25 years, and approximately $1.4 million represents other intangible assets, which will be amortized over a period of 10 years. Goodwill is an intangible asset that represents the excess of the aggregate purchase price of the Founding Companies over the fair value of net assets acquired. The amount of goodwill amortized in a particular period constitutes a non-cash expense that reduces the Company's net income in that period. The reduction in net income resulting from the amortization of goodwill may have an adverse impact upon the market price of shares of the Company's Common Stock. Additionally, there can be no assurance that the value of its intangible assets will ever be realized by the Company. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations."

PORTIONS OF OFFERING PROCEEDS PAYABLE TO AFFILIATES AND BENEFITS OF OFFERING TO CURRENT SHAREHOLDERS



     Approximately $15.5 million, or 81.2%, of the estimated net proceeds of the Offering, will be used to pay the cash portion of the purchase price for the Founding Companies. Approximately $1.5 million, or 7.9% of the estimated net proceeds, of such amount will be paid to the Selling Shareholder related to interest-bearing debt owed to the Selling Shareholder, which will own approximately 1.0% of the Company's Common Stock following consummation of the Acquisitions and the Offering. Of the approximately $15.5 million payable to the shareholders of the Founding Companies, approximately $3.5 million, or 18.3% of the estimated net proceeds of the Offering will be paid to Daniel B. Dolan, Divisional President and a director of the Company, related to the Company's acquisition of DTI, of which Mr. Dolan is the sole shareholder.



     Simultaneously with the consummation of the Acquisitions, the Company will repay interest-bearing debt of the Founding Companies of approximately $4.7 million (including the $1.5 million to the Selling Shareholder referred to above), based upon indebtedness outstanding at September 30, 1997. In addition, the Company will issue $0.6 million in Accumulated Adjustment Account ("AAA Account") promissory notes ("AAA Notes") to shareholders of certain of the Founding Companies in connection with termination of the Subchapter S status of those Founding Companies and $0.2 million in amounts related to personal taxes payable by the shareholders of another of the Founding Companies on their AAA Accounts. These AAA Notes will become obligations of the Company after the Acquisitions and will be repaid out of the Company's cash flow or by borrowing under a credit facility the Company plans to obtain. Numerous shareholders of the Founding Companies will benefit indirectly from such repayments in the form of releases from personal guarantees of portions of such indebtedness. Further, the Company has entered into earn-out arrangements with certain shareholders of the Founding Companies, pursuant to which such shareholders may receive payments based upon the performance of their respective Founding Company. See "Risk Factors -- Possible Need for Additional Financing," "Certain Transactions -- The Acquisitions" and "Principal and Selling Shareholders."



     Additionally, the Offering will create a public market for the Company's Common Stock which will benefit the Company's management and existing shareholders. Upon consummation of the Offering, the Company's executive officers and directors will hold 291,667 shares of Common Stock, having an aggregate value of $3,500,000 based on a per share initial public offering price of $12.00, plus options and warrants for 223,074 shares of Common Stock having exercise prices below the initial public offering price and an unrealized per share value (assuming exercise at the public offering price) ranging between $2.40 and $9.60. MedPlus will continue to own 32,838 shares of Common Stock having an aggregate value of $394,056 based on a per share initial public offering price of $12.00. See "Shares Eligible for Future Sale and "Underwriting."


COMPETITION

     The design automation and document management businesses are extremely competitive. Although the Company believes that only Rand Technology Corporation ("Rand") competes with a similar mix of services, many companies offer one or more of the products and services offered by the Company. Some of these competitors may be able to offer certain products or services at a lower price than the Company. In addition, many potential customers of the Company may use more than one supplier for design automation and document management products and services. The Company may not be able to compete effectively against its current competitors, and the Company cannot assure that additional competitors with greater resources than the Company will not enter the industry and compete effectively against the Company. To the extent that the Company is unable to compete successfully against its existing and future competitors, its business, operating results and financial condition will be materially adversely affected. See "Business -- Competition."

POSSIBLE NEED FOR ADDITIONAL FINANCING


     After application of the estimated net proceeds from the Offering and making payments related to the Acquisitions, the Company expects that it will have cash on hand, after giving effect to the prepaid Offering and costs of the Acquisitions, of approximately $0.1 million. The Company believes this cash, together with cash that will be generated from operations and available under a credit facility which the Company plans to obtain ("Credit Facility"), will be sufficient to support its current operations through 1998. The Company may need to seek additional capital, however, if its expenses are higher than anticipated or if less cash is generated from operations than is expected.


     The Company intends to finance future acquisitions by using cash from operations, by issuing shares of Common Stock and through borrowings under the Credit Facility. The Company believes that its cash position after the Offering, its cash flow from operations and its contemplated Credit Facility will be sufficient to fund acquisition activity for approximately twelve months following the Offering. However, no assurance can be given that such financing sources will be adequate to fund such acquisition activity, or that the Company will not need additional debt or equity financing to implement successfully its acquisition strategy. There can be no assurance that the Company will be able to obtain such financing if and when it is needed or that, if available, such financing will be available on terms the Company deems acceptable. If the Company does not have sufficient cash resources or availability under the Credit Facility or if the Common Stock does not maintain sufficient value or potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company will be unable to implement successfully its acquisition strategy. See "Use of Proceeds" and "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations."


     Prior to consummation of the Offering, the Company intends to enter into the Credit Facility to assist in the funding of future acquisitions and operating activities. There can be no assurance as to the terms, timing or ability of the Company to obtain such a credit facility. The Company may substantially increase its level of indebtedness in the future to finance its acquisition program. The degree to which the Company is financially leveraged following such borrowings and the terms of the Company's indebtedness could have important consequences to shareholders, including that (i) the Company's ability to obtain additional financing in the future for working capital and general corporate purposes, to make acquisitions, to fund capital expenditures and to pay dividends may be impaired, (ii) a substantial portion of the Company's cash flow from operations may have to be dedicated to the payment of the principal of and interest on its indebtedness, (iii) certain of the Company's borrowings may be at variable rates of interest, which will expose the Company to the risk of increased interest rates, (iv) the Credit Facility will contain certain financial and restrictive covenants which could limit the ability of the Company to effect future debt or equity financings and may otherwise restrict corporate activities, and (v) the Company may be more highly leveraged than many of its competitors, which may place the Company at a competitive disadvantage. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations -- Liquidity and Capital Resources" and
"Business -- Acquisition Program."

ANTICIPATED DECLINE IN SOFTWARE PRICES AND MARGINS

     Both the Company's licensed and proprietary software products will be subject to price pressures over their life cycles which may result in price declines and reductions in profit margins.

RAPID TECHNOLOGICAL CHANGE

     The design automation and document management markets are characterized by rapid technological change, changing customer needs, frequent new software and hardware product introductions and evolving industry standards. The Company believes that its future success will depend upon its ability to obtain enhancements to its licensed software and hardware product lines and to introduce new proprietary software product lines that keep pace with technological developments and emerging industry standards. The introduction of competing products embodying new technologies and the emergence of new industry standards could render the Company's existing licensed and proprietary product lines obsolete and unmarketable. Accordingly, the Company anticipates that significant amounts of future revenue will need to be derived from products and product enhancements which either do not exist today or have not been sold in large enough quantities to ensure market acceptance. If the Company is unable to obtain and introduce product enhancements and new products in a timely and cost-effective manner in response to changing market conditions or customer requirements, the Company's business, operating results and financial condition will be materially and adversely affected. In addition, it is possible that some customers may defer purchases of existing products in anticipation of new product releases.

PRODUCT DEFECTS

     The Company's proprietary software products are highly complex and sophisticated and could, from time to time, contain design defects or software errors that are difficult to detect and correct. Any such defects, errors or difficulties may cause delays in product introductions and shipments, result in increased costs and diversion of development resources, require design modifications or impair customer satisfaction with the Company's products.

PROTECTION OF INTELLECTUAL PROPERTY

     The Company's products include or may include in the future certain proprietary hardware and software. The Company has no patents and only one copyright with respect to its proprietary products. For the most part, the Company relies on the law of trade secrets, nondisclosure agreements with employees and others, and restrictions incorporated into agreements with customers to protect its proprietary products and information. Notwithstanding these safeguards, it could be possible for competitors to obtain or imitate the Company's proprietary software and hardware, and there is no assurance that the Company could detect such violations or deter future violations. Furthermore, enforcement of the Company's proprietary rights to its hardware and software may be costly, time consuming or, in some situations, impossible. There can be no assurance that the Company will be able to protect its proprietary information adequately and to the extent that the Company has copyrighted software, that competitors will not be able to develop similar technology independently.

PROPRIETARY TECHNOLOGY INFRINGEMENT

     In the future, the Company may receive notices claiming that it is infringing the proprietary rights of third parties and may become the subject of infringement claims or legal proceedings by third parties with respect to current or future products. Any such claim could be time consuming, result in costly litigation, cause product shipment delays or force the Company to enter into royalty or license agreements rather than dispute the merits of such claims and have a material adverse effect on the Company's business, operating results and financial condition.

SHARES ELIGIBLE FOR FUTURE SALE

     The market price of the Common Stock of the Company could be adversely affected by the sale of substantial amounts of the Common Stock in the public market following this Offering. Such sales also could make it more difficult for the Company to issue or sell equity or equity-related securities in the future at a time and price that it deems appropriate. The shares being sold in this Offering will be freely tradable unless acquired by affiliates of the Company.


     Simultaneously with the closing of this Offering, security holders of the Founding Companies will receive, in the aggregate, approximately 863,841 shares of Common Stock as a portion of the consideration for the Founding Companies. The Selling Shareholder will hold, in the aggregate, an additional 32,838 shares of Common Stock after giving effect to the 750,000 shares sold by the Selling Shareholder in the Offering. None of these shares have been acquired in transactions registered under the Securities Act of 1933, as amended (the "Securities Act"), and, accordingly, may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration. In addition, shareholders of the Founding Companies have agreed not to sell any shares of Common Stock owned by them at the time of consummation of the Acquisitions for a period of one year following this Offering. After the expiration of such one year period, all of such shares may be sold in accordance with Rule 144 under the Securities Act, subject to the applicable volume, holding period and other limitations of Rule 144. In addition, shareholders of the Founding Companies have the right to demand registration of up to 50% of their shares of Common Stock after one year, and up to 100% of their shares of Common Stock after two years, subject to certain limitations. See "Description of Capital Stock -- Registration Rights."

     The Company, its directors and officers, the controlling shareholders of each of the Founding Companies, the Selling Shareholder and Madison Financial Group Ltd. (which has the right to acquire 5,422 shares of Common Stock from the Selling Shareholder), have agreed not to offer or sell any shares of Common Stock of the Company for a period of 180 days (the "Lockup Period") following the date of this Prospectus without the prior written consent of The Robinson-Humphrey Company, LLC, except that the Company may issue Common Stock in connection with future acquisitions or pursuant to earn-out arrangements with certain Founding Company shareholders and may offer and sell shares of Common Stock pursuant to the Company's 1997 Long-Term Incentive Plan (the "Plan"). See "Certain Transactions."



     Prior to the consummation of this Offering, the Company will have outstanding under the Plan options to purchase 141,000 shares of Common Stock, and at or shortly following consummation of the Offering the Company anticipates that it will issue options to purchase up to 306,000 additional shares of its Common Stock under the Plan. The Company intends to register the shares issuable upon exercise of options granted under the Plan and, therefore, such shares will be eligible for immediate resale in the public market. See "Shares Eligible for Future Sale" and "Management -- Stock Options."



     Additionally, at the time of consummation of the Offering, the Company will have issued warrants to purchase an aggregate of 82,074 shares of Common Stock. The shares issuable upon exercise of these warrants will not be registered under the Securities Act and, therefore, if and when issued upon warrant exercise, may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration. See "Certain Transactions -- Other Transactions."



CONTROL BY EXISTING SHAREHOLDERS


     Following the completion of this Offering, members of the Board of Directors, the shareholders of the Founding Companies, and MedPlus will beneficially own approximately 29.0% of the outstanding shares of Common Stock of the Company. The Company's Amended and Restated Articles of Incorporation provide that there will be no cumulative voting. Although such directors and other persons do not have any arrangements or understandings among themselves with respect to the voting of the shares of Common Stock beneficially owned by them, following the completion of the Offering, such persons may effectively be able to control the affairs of the Company. See "Principal and Selling Shareholders."

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS


     The Founding Companies have in the past experienced, and the Company may experience in the future, quarterly variations in revenues, operating income and cash flow as a result of many factors, including anticipation of new technology releases, the timing of customer orders, additional selling, general and administrative expenses to acquire and support new business, the timing and magnitude of required capital expenditures and changes in the revenue mix among the Company's various product and service offerings or in the relative contributions of the several Founding Companies. Additionally, certain types of customer contracts may require the Company to incur costs in periods prior to recognizing revenues under those contracts. Further, the Company must plan its operating expenditures based on revenue forecasts, and a revenue shortfall below such forecasts in any quarter would likely adversely affect the Company's operating results for that quarter. In addition, because the anticipated financial benefits of the combination of the Founding Companies may not be generated immediately, the Company's initial results as a combined company may reflect corporate overhead that exceeds the realized benefits. As a result of the foregoing and other factors, the Company may experience material fluctuations in its results of operations on a quarterly basis, which may contribute to volatility in the price of the Common Stock. Given the possibility of such fluctuations, the Company believes that quarterly comparisons of the results of its operations during any fiscal year may not be meaningful and that results for any one fiscal quarter may not be indicative of future performance. Furthermore, the Company will incur an estimated non-cash charge of $3.0 million for acquired in-process research and development related to Synergis-PA's NFM(3.1) and NFM(4.0) products in the quarter in which the Acquisitions and closing of the Offering are completed. Future results of operations could be adversely affected by similar charges related to the write-off of in-process research and development in conjunction with future acquisitions, to the extent that any in-process research and development exists. See

"Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations -- Financial Trends."

CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Amended and Restated Articles of Incorporation and of the Ohio Revised Code (the "ORC"), together or separately, could discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for the Common Stock.

     The Company's Amended and Restated Articles of Incorporation provide for "blank check" Preferred Stock, which may be issued without shareholder approval and may also inhibit a change in control of the Company.

     In addition, Sections 1701.01 and 1701.831 of the ORC contain provisions that require shareholder approval of any proposed "control share acquisition" of any Ohio corporation at any of three ownership thresholds: 20%, 33 1/3%, and 50%; and Chapter 1704 of the ORC contains provisions that restrict certain business combinations and other transactions between an Ohio corporation and interested shareholders. See "Description of Capital Stock."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this Offering, there has been no public market for the Company's Common Stock. The initial public offering price was determined by negotiations among the Company, the Selling Shareholder and the representatives of the Underwriters, and may not be indicative of the market price for the Common Stock after this Offering. See "Underwriting" for factors considered in determining the initial public offering price. From time to time after this Offering, there may be significant changes in general conditions in the economy or the technology sector, or other developments affecting the Company or its competitors, which could cause the market price of the Common Stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of those companies. Any such fluctuations that occur following completion of this Offering may adversely affect the market price of the Common Stock.

IMMEDIATE AND SUBSTANTIAL DILUTION


     The purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their shares of Common Stock in the amount of $11.12 per share. See "Dilution."


                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains "forward-looking statements" which include statements regarding the intent, belief or current expectations of the Company, its directors or its executive officers with respect to, among other things: (i) trends affecting the Company's financial condition or results of operations;
(ii) the Company's business and growth strategies; (iii) the use of the proceeds to the Company of this Offering. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Important factors that could cause such differences are identified under "Risk Factors" above.

                                  THE COMPANY

     UDMS is both a Founding Company and the entity which is making the Acquisitions of the other nine Founding Companies. Immediately prior to effectiveness of the Registration Statement of which this Prospectus is a part, UDMS changed its name to Synergis Technologies, Inc., a name previously used by another of the Founding Companies, which is referred to in this Prospectus as "Synergis-PA."


     Throughout this Prospectus, reference is made to certain of the customers and suppliers of the Company or the Founding Companies. For convenience purposes, the following customers or suppliers are referred to as follows:
"Autodesk" refers to Autodesk, Inc.; "Bentley" refers to Bentley Systems, Inc.; "Sun Microsystems" refers to Sun Microsystems, Inc.; "Tri-Star" refers to Tri-Star Computer Company; "SDRC" refers to Structural Dynamics Research Corporation; "Softdesk" refers to the Softdesk line of products sold by Autodesk; "Microsoft" refers to Microsoft Corp.; "Hewlett-Packard" refers to Hewlett-Packard Corporation; "Intergraph" refers to Intergraph Corporation; and "Intel" refers to Intel Corporation. "Top Dealer" awards are given by Autodesk to those dealers of Autodesk and Softdesk products which exceed quotas set by Autodesk each year.



     The Company believes it will be the largest independent value-added reseller of design automation products and services in the United States. Simultaneously with the closing of this Offering, the Company will acquire nine established design automation and document management businesses with 21 offices located in the following states: California, Colorado, Connecticut, Georgia, Kentucky, Massachusetts, Michigan, Missouri, New Hampshire, New Mexico, New York, North Carolina, Ohio, Pennsylvania, and Virginia. The Company will employ approximately 325 individuals, including approximately 90 highly skilled technical personnel, will offer hardware and software products from approximately 55 manufacturers, and will have access to an installed customer base of approximately 34,000 businesses. On a pro forma basis, the Company had revenues for the year ended December 31, 1996 and the nine months ended September 30, 1997 of $48.8 million and $40.3 million, respectively. Through the acquisition and integration of the Founding Companies, the Company expects to expand geographic penetration of the existing businesses, to capitalize on substantial cross-selling opportunities, to provide design automation products and services on both a local and national basis and to establish a national customer service and support program.


     The Company will provide its customers with licensed and proprietary CAD/CAM/CAE and related document management solutions. The Company will complement those offerings with a wide range of sophisticated customer support and consulting services including systems integration, customization, training, process re-engineering and call center and help desk support. As a result, the Company will offer the comprehensive products, professional services, support, and training necessary for customers to implement and maintain complete, state-of-the-art design automation systems and for the Company to become an integral part of its customers' technology teams.

     The design automation reseller industry has experienced rapid change from direct selling by manufacturers to its present configuration of numerous local and regional value added resellers. In 1990, ten geographically diverse local and regional resellers formed G-10, Inc. ("G-10"). Originally formed as a vehicle to achieve combined buying economies, G-10 evolved into a means of sharing best practices and keeping abreast of industry trends. Periodically, certain members would discuss combining their companies into a larger entity; however, as a result of the lack of capital and the inability to find outside management capable of leading a combined organization, most G-10 members today remain independent businesses. Five of the Founding Companies are members of this industry group.

     In late 1996, certain G-10 members commenced discussions with UDMS and its parent company, MedPlus, to facilitate the organization of a number of local and regional resellers into a single business entity. During early 1997, Terry L. Theye, former Chairman and Chief Executive Officer of The Future Now, Inc., a national reseller of computer and consulting products, agreed to lead these organizational efforts, which resulted in the formation of the Company.

     The Company believes that by uniting value added resellers in diverse geographic regions with an experienced management team, it will create a single entity with the national presence, capital, human resources and name recognition required to serve more and larger organizations while maintaining local focus and management. Additionally, the Company believes that its ability to integrate certain document management solutions with more traditional design automation tools, as well as its ability to offer access to certain proprietary software, will be viewed positively by the growing number of large and diverse users of these products.

     Upon consummation of this Offering, the ten established businesses described below will be combined to form the Company. For a description of the transactions pursuant to which these businesses will be combined, see "Certain Transactions -- The Acquisitions."

     UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC. Headquartered in Cincinnati, Ohio, UDMS' primary focus is the development, marketing and support of document management software, including Step2000, a leading object oriented document management and workflow application. Founded in 1990, UDMS was acquired by MedPlus in December 1995. UDMS' proprietary software is sold nationwide.

     APPLIED SOFTWARE TECHNOLOGY, INC. ("Applied"). Headquartered in Atlanta, Georgia, and with an office in Greensboro, North Carolina, Applied's primary focus is the sale of design automation software solutions. From 1985 through 1996, Applied received Autodesk's award for Outstanding Achievement in Sales from 1993 through 1996 it received Autodesk's award for Outstanding Achievement in Education (Southeastern Region). Applied is an authorized Autodesk System Center for mechanical design and AEC, and is Autodesk's exclusive representative to the educational market in the states of Georgia and North Carolina. Applied also is certified as a Microsoft Solutions Provider, participates with Sun Microsystems in the Sun Competency 2000 program, and is an authorized Tri-Star reseller. Applied markets a workflow enabled and electronic document management system private-labeled from UDMS. Applied is an authorized reseller of SDRC products. Applied was founded in 1982 and serves the southeastern region.

     ACCESS CORPORATION ("ACCESS"). Headquartered in Cincinnati, Ohio, and with facilities in Hebron, Kentucky and Irvine, California, ACCESS' primary focus is nationwide service of hardware and software for its installed base of customers and third parties. ACCESS develops and markets document management software and is the sole North American distributor of the Cimage product line, a leading document management software product. ACCESS also sells certain peripheral products including plotters, scanners and printers. ACCESS was founded in 1963 and markets its services and products nationwide.

     DTI TECHNOLOGIES, INC. ("DTI"). Headquartered in Bedford, New Hampshire, DTI's primary focus is the sale of Autodesk design automation software and related services. DTI is one of the leading New England providers of Autodesk software, related technologies and services to that region's mechanical design, AEC, GIS, and educational markets. DTI is an authorized Autodesk System Center for mechanical design, AEC, GIS, data management and plant design, and is Autodesk's exclusive representative to the educational market in the states of Massachusetts, New Hampshire and Vermont. DTI has been a Top Dealer for Autodesk for the past twelve years and was awarded the Autodesk Best Customer Service and Support Award in 1996. Services offered by DTI include system installation, software and hardware support, software development and customization, and network installation, support and training. DTI is a certified Bentley reseller and an authorized Tri-Star reseller. DTI was founded in 1984 and serves New England and New York.

     TECHNICAL SOFTWARE, INC. ("Technical Software"). Headquartered near Cleveland, Ohio, Technical Software's primary focus is the sale of software, hardware and related services for CAD, solid modeling, mapping, document management, networking and scanning. Technical Software has been an Autodesk Top Dealer for the last twelve years and a Softdesk Top Dealer for the last six years and was awarded the Autodesk Best Customer Service and Support Award in 1991 and 1995. Technical Software is an authorized Autodesk System Center for GIS and is Autodesk's exclusive representative to the educational market in the state of Ohio. Technical Software is also a certified Bentley reseller. Founded in 1982, Technical Software primarily serves Ohio.


     SYNERGIS TECHNOLOGIES, INC. ("Synergis-PA"). Headquartered in Quakertown, Pennsylvania, and with offices in Blue Bell and York, Pennsylvania, Synergis-PA's primary focus is the sale of design automation software, including Autodesk products and NFM(3.0), its own proprietary document management software developed for design automation. Synergis-PA also offers systems integration, networking services, custom programming and training. Synergis-PA has been an Autodesk Top Dealer from 1986 through 1996 and was awarded the Autodesk Best Customer Service and Support Award in 1992. Synergis-PA is an authorized Autodesk System Center for both mechanical design and data management, and is Autodesk's exclusive representative to the educational market in the states of Pennsylvania and New Jersey. Synergis-PA was founded in 1985 and serves the Mid-Atlantic region.

     MID-WEST CAD, INC. ("Mid-West CAD"). Headquartered in Lee's Summit, Missouri, Mid-West CAD's primary focus is the sale of software, services and hardware to AEC firms. Mid-West CAD is an authorized Autodesk System Center for AEC and mechanical design. In 1996, Autodesk awarded Mid-West CAD the Ten Years of Excellence Award for ten consecutive years of receiving Autodesk's Top Dealer Award. Mid-West CAD also sells Bentley design automation software and is an authorized reseller of Tri-Star, Hewlett-Packard and Intergraph hardware and peripherals. Mid-West CAD was founded in 1985 and primarily serves Kansas and Missouri.

     CADD MICROSYSTEMS, INC. ("CADD Microsystems"). Headquartered in Alexandria, Virginia, CADD Microsystems' primary focus is the sale of mechanical design and AEC software and services. CADD Microsystems has been the top selling Autodesk reseller to the federal government since 1991 and is an authorized Autodesk System Center for AEC. From 1990 through 1996 CADD Microsystems received Autodesk's Top Dealer Award and, in 1993, was awarded Autodesk's Best Customer Service and Support Award. CADD Microsystems also offers systems integration, project management and training. CADD Microsystems was founded in 1985 and primarily serves the Washington, D.C. metropolitan area, including Virginia and Maryland.

     DEVTRON, RUSSELL INC. ("Devtron Russell"). Headquartered in Gladwin, Michigan, and with offices in Grand Rapids and Traverse City, Michigan, Devtron Russell's primary focus is the sale of Autodesk products and related services. In 1995, Autodesk awarded Devtron Russell the Ten Years of Excellence Award for ten consecutive years of receiving Autodesk's annual Top Dealer Award. It is an authorized Autodesk System Center for mechanical design. Founded in 1969, Devtron Russell primarily serves Michigan.


     COMPUTERS FOR DESIGN, INC. ("Computers for Design"). Headquartered near Denver, Colorado, and with an office in Albuquerque, New Mexico, Computers for Design's primary focus is the sale of CAD systems hardware, software and related services to government and commercial customers primarily in the GIS market segment. Computers for Design has received Autodesk's award for Outstanding Sales and Service to Government. In 1996, Computers for Design was named to the Bentley's Winner's Circle, an award given to the Bentley reseller in each geographic area which has exceeded its quota by the largest margin. Computers for Design commenced business in 1984 and primarily serves the Rocky Mountain region.


     The Company is an Ohio corporation. Its principal offices will be located at 4350 Glendale-Milford Road, Cincinnati, Ohio 45241 and its telephone number will be (513) 786-8350.

                                USE OF PROCEEDS


     In connection with the Acquisitions, the Company or the Founding Companies will make the following payments totalling approximately $22.2 million:



    Cash portion of the purchase price of the Founding Companies...........  $ 15.5 million
    Payment of indebtedness of the Founding Companies (including $1.5
      million to be paid to the Selling Shareholder).......................     4.7 million
    Retirement of preferred stock of ACCESS................................     1.5 million
    Payment of the costs of the Acquisitions...............................     0.5 million
                                                                             --------------
              Total........................................................  $ 22.2 million
                                                                             ==============



     The net proceeds from the sale by the Company of 1,850,000 shares of Common Stock offered hereby are estimated to be approximately $19.1 million, based upon an assumed initial public offering price of $12.00 per share, after deducting the estimated underwriting discount and offering expenses payable by the Company ($23.4 million if the Underwriters' over-allotment option is exercised in full).



     The Company expects to have approximately $3.2 million of cash and prepaid Offering and Acquisition costs after giving effect to the Acquisitions and before receipt of the net proceeds of the Offering. This will result in total available cash and prepaid Offering and Acquisition costs of approximately $22.3 million. Of this total, the $22.2 million referred to above will be paid in connection with the Acquisitions, leaving approximately $0.1 million available for working capital and general corporate purposes, which are expected to include future acquisitions of companies operating in the technology sector. As of the date of this Prospectus, the Company currently has no definitive agreements with respect to any acquisitions other than of the Founding Companies. See "Risk Factors -- Risk Generally Associated with Acquisitions."


     Pending such uses, the Company intends to invest the net proceeds of the Offering in short-term, investment-grade, interest-bearing instruments. The Company intends to enter into the Credit Facility to assist in the funding of future acquisitions and operating activities. The Company also may utilize Common Stock to fund future acquisitions. There can be no assurance that the Credit Facility or the Common Stock will be sufficient to fund the Company's needs. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations -- Liquidity and Capital Resources."

     Details of the expenses related to the Acquisitions are provided below:

  Consummation of Acquisitions


     The Company intends to use approximately $15.5 million of the estimated net proceeds of the Offering to pay the cash portion of the purchase price for the Founding Companies, all of which will be paid to former shareholders of the Founding Companies. See "Certain Transactions -- Other Transactions."


  Repayment of Indebtedness


     In addition, approximately $4.7 million of the estimated net proceeds of the Offering will be used to repay certain outstanding interest-bearing debt of the Founding Companies, based on indebtedness outstanding as of September 30, 1997. See "Certain Transactions -- The Acquisitions." The following table describes the outstanding indebtedness to be repaid as of September 30, 1997 and the purpose for which such indebtedness was incurred:



                                                                                                                  PURPOSE OF
                          PRINCIPAL AS OF SEPTEMBER 30,    SEPTEMBER 30,                                             DEBT
                                      1997                     1997                           INCURRED             INCURRED
                         -------------------------------     INTEREST                           SINCE               SINCE
 Dollars in thousands    SHORT TERM   LONG TERM   TOTAL        RATE          MATURITY      OCTOBER 1, 1996     OCTOBER 1, 1996
                         ----------   ---------   ------   -------------     ---------     ---------------   --------------------
UDMS
  Line of Credit.......    $  630      $    --    $  630            8.50%    1998                     $630      Fund the Offering
                                                                                                                  and Acquisition
  Due to MedPlus.......     1,232           --     1,232(1)          9.50%   1998                     $832           (2)
  Convertible
    debentures to
    MedPlus............       300           --       300           10.00%    Demand                     --         Not Applicable
                           ------       ------    ------
        Total..........    $2,162      $    --    $2,162
DTI
  Line of Credit.......    $  240      $    --    $  240           10.50%    Demand                   $240        Working capital
  Notes Payable........       117          776       893           10.75     1999-2003                  --        Working capital
                           ------       ------    ------
        Total..........    $  357      $   776    $1,133
TECHNICAL SOFTWARE
  Notes Payable........  $      90    $     97    $  187       9.00-9.50%    1999-2000                $187        Working capital
MID-WEST CAD
  Notes Payable........    $   12      $     7    $   19       7.50-7.92%    1998-1999                  --         Not Applicable
CADD MICROSYSTEMS
  Line of Credit.......    $   40      $    --    $   40           10.00%    2001                       --         Not Applicable
  Notes Payable........        40          120       160           10.80%    Demand                     --         Not Applicable
                           ------       ------    ------
        Total..........    $   80      $   120    $  200
COMPUTERS FOR DESIGN
  Line of Credit.......    $   80      $    --    $   80            9.25%    1998                       --         Not Applicable
  Note Payable.........        58           --        58            5.90%    Demand                    $44   Capital expenditures
                           ------       ------    ------
        Total..........    $  138      $    --    $  138
APPLIED
  Line of Credit.......       500           --       500            9.50     1998                      155        Working capital
  Note Payable.........    $   92      $    50    $  142            14.5%    1997-1999                 $--         Not Applicable
                           ------       ------    ------
        Total..........    $  592      $    50    $  642
SYNERGIS -- PA
  Note Payable.........    $   18      $    81    $   99      7.95-10.00%    1999-2002                  --         Not Applicable
DEVTRON RUSSELL
  Line of Credit.......        65           --        65           10.00     Demand                    $65        Working capital
  Notes Payable........        18           64        82      8.70-11.50%    1998-1999                  --         Not Applicable
                           ------       ------    ------
        Total..........    $   83      $    64    $  147
                           ------       ------    ------
        Grand Total....    $3,532      $ 1,195    $4,727
                           ======       ======    ======


---------------

(1) Approximately $834 represents non-interest bearing amounts due to MedPlus which will be repaid from the estimated net proceeds of the Offering.



(2) The Due to MedPlus balance consists of amounts due for operating advances, services and office space, accrued interest on the convertible debenture and amounts due under the Reimbursement Agreement and tax-sharing agreement.



  Expenses of the Acquisitions



     The total costs of the Acquisitions are expected to be approximately $0.5 million, all of which will be paid by the Company.

                                DIVIDEND POLICY

     The Company has never paid cash dividends. For the foreseeable future, the Company anticipates that any earnings will be retained for the operation and expansion of its business, for additional acquisitions, and for general corporate purposes and that it will not pay cash dividends. In addition, the Company anticipates that any credit facility to which it becomes a party will include restrictions on the ability of the Company to pay dividends without the lender's consent.


     Prior to consummation of the Acquisitions, certain of the Founding Companies had elected to be treated as S Corporations under the Internal Revenue Code of 1986, as amended (the "Code"). In general, an S Corporation is not treated as a separate taxable entity, and an S Corporation's gains, income, losses and separately stated tax items are taxed to its shareholders on a pro rata basis. Certain of the Founding Companies have made periodic distributions to their shareholders. The balance of taxed or taxable accumulated earnings which have not been distributed is reflected in the AAA Account for each such Founding Company. In connection with the Acquisitions, the S Corporation status of those Founding Companies will terminate and, therefore, those Founding Companies have made a distribution to their existing shareholders of the AAA Notes in an aggregate principal amount estimated to equal approximately $0.6 million at the time of the Offering. The aggregate principal amount of the AAA Notes will be approximately equal to the undistributed earnings in the AAA Accounts on which such shareholders either have paid or will be required to pay income taxes. The amount of the AAA Notes includes an estimate of taxable income through the anticipated effective date of the Offering.



     In addition, approximately $0.2 million will be distributed to the shareholders of Synergis-PA in the form of AAA Notes related to the taxes payable by such shareholders on the amounts included in the AAA Account for Synergis-PA as of September 30, 1997.



     The AAA Notes will become obligations of the Company at the time of the closing of the Offering and will be repaid from the Company's cash flow or from borrowings under the Company's proposed new Credit Facility. Following the Acquisitions, the Company will be subject to federal and state income taxes.

                                 CAPITALIZATION


     The following table sets forth the Company's (i) short-term debt, including current maturities of long-term obligations and notes payable to shareholders;
(ii) long-term obligations and notes payable to shareholders, less current maturities; and (iii) capitalization at September 30, 1997 on a pro forma combined basis after giving effect to: (a) the 8,451.59-for-1 stock split to be effected immediately prior to Offering and a contribution to the capital of the Company by MedPlus of 59,012 shares of the Company's Common Stock; (b) the consummation of the Acquisitions and the issuance of 863,841 shares of Common Stock in connection therewith and as further adjusted to effect the issuance and sale of the 1,850,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom, based on an initial public offering price of $12.00 per share. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations" and the Pro Forma Combined Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.



                                                                          UDMS
Dollars in thousands                                                   HISTORICAL
                                                                       ----------        PRO FORMA
                                                                                         COMBINED
                                                                                        AS ADJUSTED
                                                                                        -----------
                                                                                        (UNAUDITED)
Short-term debt and current maturities of long-term obligations......   $  2,162(1)       $ 1,213(2)
                                                                        ========          =======
Long-term obligations less current maturities........................         --               82(3)
Shareholders' equity:
  Preferred stock, 100,000 shares authorized and none issued and
     outstanding, pro forma combined as adjusted.....................                          --
  Common stock, no par value, 850 shares authorized and 100 shares issued and outstanding on a historical basis, and 10,000,000 shares authorized and 3,499,988 shares issued and outstanding,
     pro forma combined as adjusted(4)(5)............................         --               --
  Additional paid-in capital.........................................      2,224           29,596
  Accumulated deficit................................................     (2,003)          (2,003)
  Treasury stock.....................................................         --               --
  Note receivable -- stock issuance..................................         --               --
  Unearned stock warrants............................................        (28)             (28)
                                                                        --------          -------
          Total shareholders' equity.................................        193           27,565
                                                                        --------          -------
Total capitalization.................................................   $    193          $27,647
                                                                        ========          =======


---------------

(1) Includes: (i) $630,000 payable under the line of credit, (ii) $1,232,000 payable to MedPlus under the Reimbursement Agreement dated May 28, 1997 and
    (iii) $300,000 related to the debenture to MedPlus. See "Use of Proceeds" and "Certain Transactions -- Other Transactions."



(2) Includes the current portion of capital leases and other long-term obligations, including $0.8 million related to the AAA Notes, not being repaid from the proceeds of the Offering at September 30, 1997.



(3) Includes the long-term portion of capital leases and other long-term obligations not being repaid from the proceeds of the Offering at September 30, 1997.



(4) Includes 863,841 shares to be issued to the owners of the Founding
    Companies.


(5) Excludes 513,432 shares of Common Stock issuable upon the exercise of stock options and warrants to be outstanding on the date of this Prospectus and 288,000 additional shares reserved for future issuance under the Company's 1997 Long-Term Incentive Plan. See "Certain Transactions" and
    "Management -- Employment Agreements; Executive Compensation,"
    "-- Director's Compensation," and "-- Stock Options."

                                    DILUTION


     The deficit in pro forma net tangible book value of the Company as of September 30, 1997 was approximately $16.0 million, or $9.69 per share of Common Stock, after giving effect to the Acquisitions. The deficit in net tangible book value per share represents the amount of total tangible assets of the Company reduced by the amount of total liabilities and divided by the number of shares of Common Stock issued and outstanding after giving effect to the Acquisitions. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering and the pro forma net tangible book value per share of Common Stock immediately after completion of the Offering. After giving effect to the sale of 1,850,000 shares of Common Stock by the Company and the application of the estimated net proceeds therefrom as described under "Use of Proceeds," the pro forma net tangible book value of the Company as of September 30, 1997 would have been approximately $3.1 million, or $0.88 per share. This represents an immediate increase in pro forma net tangible book value of $10.57 per share as of September 30, 1997 to shareholders and an immediate dilution in pro forma net tangible book value of $11.12 per share to new investors purchasing Common Stock in the Offering. The following table illustrates this dilution per share to new investors:



Assumed initial public offering price per share............................             $12.00
                                                                                        ------
Pro forma deficit in net tangible book value per share at September 30,
  1997 after the Acquisitions and before the Offering......................    (9.69)
Increase per share attributable to sale of Common Stock in the Offering....    10.57
                                                                              ------
Pro forma net tangible book value per share after the Offering.............               0.88
                                                                                        ------
  Dilution per share to new investors......................................             $11.12
                                                                                        ======


     The following table sets forth, on a pro forma basis, giving effect to the Acquisitions and the related transactions, the average price per share paid by the existing shareholders and the new investors adjusted to give effect to the sale by the Company of 1,850,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share, and before deducting the estimated underwriting discount and offering expenses payable by the
Company:


                                     TOTAL SHARES PURCHASED       CONSIDERATION PAID
                                     ----------------------     -----------------------     AVERAGE PRICE
                                       NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                                     ----------     -------     -----------     -------     -------------
Existing shareholders(1)...........   1,649,988       47.1%     $10,293,000       31.7%        $  6.24
New investors......................   1,850,000       52.9%      22,200,000       68.3%          12.00
                                      ---------      -----      -----------      -----
          Total....................   3,499,988      100.0%     $32,493,000      100.0%
                                      =========      =====      ===========      =====


---------------

(1) Total consideration paid by the existing shareholders represents: (i) approximately $2.0 million paid by MedPlus related to its acquisition of UDMS in December, 1995, including contingent consideration paid since the date of acquisition of approximately $0.3 million; and (ii) the $8.3 million estimated fair value of 863,641 shares of Common Stock issued to the shareholders of the Founding Companies in the Acquisitions, which were valued at a 20% discount from the initial offering price, or $9.60 per share, based upon the fact that substantially all of the holders of these shares will not have the right to demand registration of these shares by the Company until one year after the consummation of the Offering and, in such case, may only demand that the Company register up to 50% of the shares. Beginning two years after the consummation of the Offering, the holders of these shares may demand that the Company register 100% of these shares.



     The foregoing computations assume no exercise of outstanding stock options and warrants. Upon consummation of the Offering, there will be outstanding options to purchase 306,000 shares of Common Stock at the initial public offering price, options to purchase 141,000 shares of Common Stock at an exercise price of $9.60 and warrants to purchase 46,484 shares of Common Stock at a weighted-average exercise price of $3.19. In addition a further warrant was issued to purchase 35,590 shares of Common Stock at the initial public offering price. To the extent the holders exercise such options and warrants, there will be further dilution to new investors. See "Management -- Stock Options."

              UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA



     The following Unaudited Selected Pro Forma Combined Financial Data for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997 gives effect to the Acquisitions and the consummation of this Offering and the application of the estimated net proceeds therefrom as if these transactions had occurred as of January 1, 1996. The Company will acquire the Founding Companies simultaneously with and as a condition to the consummation of this Offering. UDMS, one of the Founding Companies, has been identified as the accounting acquirer for financial statement presentation purposes. The Acquisitions will be recorded using the purchase method of accounting. See "Selected Financial Data," "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations," "Certain Transactions" and the Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.



     The Unaudited Selected Pro Forma Combined Financial Data has been prepared by the Company based, in part, on the historical financial statements of the Founding Companies, which financial statements are included elsewhere in the Prospectus, and adjusted for purposes of the Pro Forma Combined Financial Statements, whereby the statement of operations information for the Founding Companies has been presented for the year ended December 31, 1996 and for the nine months ended September 30, 1996 and 1997 even though certain of the Founding Companies possessed fiscal year-ends other than December 31, 1996. The pro forma adjustments are based upon preliminary estimates, currently available information and certain assumptions that management deems appropriate. The preliminary estimates regarding allocation of the purchase price is subject to uncertainties including, among others, the final Offering proceeds and the corresponding number of shares issued to the Founding Company shareholders, as well as the final determination of the fair value of the net assets acquired. In management's opinion, the preliminary estimates regarding allocation of the purchase price of the Founding Companies are not expected to materially differ from the final allocation. The purchase price allocation will be finalized after the closing of the Acquisitions. The Unaudited Selected Pro Forma Combined Financial Data presented herein are not necessarily indicative of the results the Company would have obtained had such events occurred at the beginning of the period, as assumed, or of the future results of the Company, as a combined entity.

               PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA(a)



                                                                          NINE MONTHS ENDED SEPTEMBER
                                                                                      30,
                                                                          ---------------------------
      Dollars in thousands, except per share data                            1996            1997
                                                          YEAR ENDED      -----------     -----------
                                                         DECEMBER 31,
                                                             1996         (UNAUDITED)     (UNAUDITED)
                                                         ------------
                                                         (UNAUDITED)
Total revenues.........................................   $   48,789        $37,633        $  40,339
Costs of revenues......................................       32,659         24,488           27,767
Selling, general and administrative expenses...........       16,286         12,226           12,253
Amortization of goodwill and other identifiable
  intangibles..........................................          904            653              718
                                                          ----------        -------       ----------
Operating income (loss)................................       (1,060)           266             (399)
Interest income (expense), net.........................           58             57               (4)
Other income (expense), net............................           85              4               37
                                                          ----------        -------       ----------
Income (loss) before income taxes......................         (917)           327             (366)
Income tax expense (benefit)...........................         (353)           140             (137)
                                                          ----------        -------       ----------
Net income (loss)......................................   $     (564)       $   187        $    (229)
                                                          ==========        =======       ==========
Pro forma net loss per share...........................   $    (0.16)                      $   (0.06)
                                                          ==========                      ==========
Shares used in computing pro forma net loss per
  share................................................    3,559,000                       3,559,000
                                                          ==========                      ==========



                    PRO FORMA COMBINED BALANCE SHEET DATA(a)



                                                            AS OF SEPTEMBER 30, 1997
                                 ------------------------------------------------------------------------------
                                                                          ADJUSTMENTS
                                    UDMS          PRO FORMA      -----------------------------      PRO FORMA
     Dollars in thousands        HISTORICAL       COMBINED       ACQUISITION        OFFERING       AS ADJUSTED
                                 -----------     -----------     ------------     ------------     ------------
                                                 (UNAUDITED)     (UNAUDITED)      (UNAUDITED)      (UNAUDITED)
Cash and cash equivalents......    $    --         $ 1,708         $(17,081)        $ 15,452         $     79
Working capital (deficit)......     (1,228)          1,395           *                *                 1,260
Goodwill and other identifiable
  intangibles, net.............        887           1,736           22,743               --           24,479
Total assets...................      3,433          19,645            5,000           14,352           38,997
Short-term debt and current
  maturities of long-term
  obligations..................      2,162           3,920              825           (3,532)           1,213
Long-term obligations less
  current maturities...........         --           1,277               --           (1,195)              82
Shareholders' equity...........        193           2,811            5,675           19,079           27,565


---------------
* Not meaningful


          See accompanying notes to pro forma combined financial data.

                 PRO FORMA COMBINED STATEMENTS OF OPERATIONS(a)



                                                                  YEAR ENDED DECEMBER 31, 1996
                                                ----------------------------------------------------------------
                                                             ACQUISITION             OFFERING        PRO FORMA,
 Dollars in thousands, except per share data    HISTORICAL   ADJUSTMENTS            ADJUSTMENTS      AS ADJUSTED
                                                ----------   -----------            -----------      -----------
                                                             (UNAUDITED)            (UNAUDITED)      (UNAUDITED)
                                                             -----------            -----------      -----------
Total revenues:
  Hardware....................................    $ 9,859        $ 982(f)               $ --            $10,841
  Software....................................     22,624        2,055(f)                 --             24,679
  Services, consulting and other..............     12,902          367(f)                 --             13,269
                                                  -------      -------                  ----            -------
         Total revenues.......................     45,385        3,404                    --             48,789
Costs and expenses:
  Hardware....................................      7,626          816(f)                 --              8,442
  Software....................................     15,045        1,332(f)                 --             16,377
  Services, consulting and other..............      7,518          322(f)                 --              7,840
  Selling and marketing.......................      7,214          408(f)                 --              7,622
  Amortization of goodwill and other
    identifiable intangibles..................         34          870(b)                 --                904
  General and administrative..................      8,550          114(c),(f)             --              8,664
                                                  -------      -------                  ----            -------
         Total costs and expenses.............     45,987        3,862                    --             49,849
                                                  -------      -------                  ----            -------
Operating loss................................       (602)        (458)                   --             (1,060)

Other income (expense), net:
  Interest....................................       (106)         (20)(f)               184(d)              58
  Other.......................................         85           --                    --                 85
                                                  -------      -------                  ----            -------
Income (loss) before income taxes.............       (623)        (478)                  184               (917)
Income tax expense (benefit)..................        100         (527)(e)                74(e)            (353)
                                                  -------      -------                  ----            -------
Net income (loss).............................     $ (723)        $ 49                  $110             $ (564)
                                                  =======      =======                  ====            =======

Supplemental pro forma data:
  Pro forma net loss per share................                                                          $ (0.16)
                                                                                                       ========
  Pro forma weighted average shares
    outstanding(g)............................                                                        3,559,000
                                                                                                        =======



          See accompanying notes to pro forma combined financial data.

                                                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                                             -----------------------------------------------------
                                                         ACQUISITION      OFFERING     PRO FORMA,
           Dollars in thousands                          ADJUSTMENTS     ADJUSTMENTS   AS ADJUSTED
                                                         -------         -----------   -----------
                                             HISTORICAL  (UNAUDITED)     (UNAUDITED)   (UNAUDITED)
                                             ----------- -------         -----------   -----------
                                             (UNAUDITED)
                                             -----------
Total revenues:
  Hardware.................................    $ 7,284   $  982 (f)         $  --        $ 8,266
  Software.................................     17,290    2,055 (f)            --         19,345
  Services, consulting and other...........      9,655      367 (f)            --         10,022
                                               -------   ------             -----        -------
          Total revenues...................     34,229    3,404                --         37,633
Costs and expenses:
  Hardware.................................      5,645      816 (f)            --          6,461
  Software.................................     10,794    1,332 (f)            --         12,126
  Services, consulting and other...........      5,579      322 (f)            --          5,901
  Selling and marketing....................      5,365      408 (f)            --          5,773
  Amortization of goodwill and other
     identifiable intangibles..............         17      653 (b)            --            653
  General and administrative...............      6,216      220 (c),(f)        --          6,453
                                               -------   ------             -----        -------
          Total costs and expenses.........     33,616    3,751                --         37,367
                                               -------   ------             -----        -------
Operating (loss)...........................        613     (347)               --            266

Other income (expense) net:
  Interest.................................        (51)     (20) (f)          128(d)          57
  Other....................................          4       --                --              4
                                               -------   ------             -----        -------
Income (loss) before income taxes..........        566     (367)              128            327
Income tax expenses (benefit)..............        117      (28) (e)           51(e)         140
                                               -------   ------             -----        -------
Net income (loss)..........................    $   449   $ (339)            $  77        $   187
                                               =======   ======             =====        =======



          See accompanying notes to pro forma combined financial data.

                                                             NINE MONTHS ENDED SEPTEMBER 30, 1997
                                                     ----------------------------------------------------
                                                                ACQUISITION   OFFERING        PRO FORMA,
    Dollars in thousands, except per share data      HISTORICAL ADJUSTMENTS  ADJUSTMENTS      AS ADJUSTED
                                                     ---------- -------      -----------      -----------
                                                                (UNAUDITED)  (UNAUDITED)      (UNAUDITED)
                                                                -------      -----------      -----------
Total Revenues:
  Hardware.........................................   $  7,278  $  --           $  --         $    7,278
  Software.........................................     22,701     --              --             22,701
  Services, consulting and other...................     10,360     --              --             10,360
                                                      --------  -----           -----         ----------
         Total revenues............................     40,339     --              --             40,339
Costs and expenses:
  Hardware.........................................      5,710     --              --              5,710
  Software.........................................     14,856     --              --             14,856
  Services, consulting & other.....................      7,201     --              --              7,201
  Selling and marketing............................      5,822     --              --              5,822
  Amortization of goodwill and other identifiable
    intangibles....................................         65    653  (b)         --                718
  General and administrative.......................      6,749   (318)  (c)        --              6,431
                                                      --------  -----           -----         ----------
         Total costs and expenses..................     40,403    335              --             40,738
                                                      --------  -----           -----         ----------
Operating loss.....................................        (64)  (335)             --               (399)
Other income (expense), net:
  Interest.........................................       (165)    --             161(d)              (4)
  Other............................................         37     --              --                 37
                                                      --------  -----           -----         ----------
Income (loss) before income taxes..................       (192)  (335)            161               (366)
Income tax expense (benefit).......................         71   (272)  (e)        64(e)            (137)
                                                      --------  -----           -----         ----------
Net income (loss)..................................   $   (263) $ (63)          $  97         $     (229)
                                                      ========  =====           =====         ==========

Supplemental pro forma data:
  Pro forma net loss per share.....................                                           $    (0.06)
                                                                                              ==========
  Pro forma weighted average shares
    outstanding(g).................................                                            3,559,000
                                                                                              ==========



          See accompanying notes to pro forma combined financial data.

                   NOTES TO PRO FORMA COMBINED FINANCIAL DATA


(a) Includes the effects of: (i) the sale of 1,850,000 shares of Common Stock at an assumed initial public offering price of $12.00 per share, net of expenses and underwriting discount, and after giving effect to $1.1 million of prepaid Offering expenses for net proceeds of $19.1 million (ii) the use of $15.5 million of the estimated net proceeds of the Offering to pay the cash portion of the purchase price of the Founding Companies payable at closing; (iii) the issuance of 863,841 shares of Common Stock to the shareholders of the Founding Companies; (iv) estimated costs of the Acquisitions of $0.5 million; (v) the elimination of common stock, additional paid-in capital, retained earnings and treasury stock of the Founding Companies (exclusive of UDMS) as a result of the Acquisitions; (vi) the use of a portion of the estimated net proceeds of the Offering to pay approximately $4.7 million in interest-bearing debt originally incurred by the Founding Companies and outstanding at September 30, 1997; and (vii) the use of $1.5 million in cash and cash equivalents to repay the holders of ACCESS' preferred stock in conjunction with the acquisition of ACCESS by UDMS.



(b) Includes a proforma adjustment of $0.9 million and $0.7 million for the year ended December 31, 1996 and for the nine month periods ended September 30, 1996 and 1997, respectively, to amortization expense related to the goodwill and other identifiable intangible assets recorded in connection with the Acquisitions as if they all occurred as of January 1, 1996. The goodwill is being amortized on a straight-line basis over an estimated life of 25 years and the identifiable intangible assets are being amortized over an estimated life of 10 years. The amortization period for goodwill was determined by the Company with consideration given to the reputation of each Founding Company, the length of each Founding Company's operating history and the potential market in which the Founding Company operates.



(c) Includes pro forma reductions in compensation to the owners of the Founding Companies, to which they have agreed prospectively, in the amounts of approximately $0.4 million for the year ended December 31, 1996 and $0.3 million in each of the nine months periods ended September 30, 1996 and 1997. Excludes annual compensation of $0.7 million based upon employment agreements with the Company's executive management and other costs associated with being a public company. See "Management--Employment Agreements; Executive Compensation."



(d) Includes a pro forma adjustment of $0.2 million, $0.1 million and $0.2 million for the year ended December 31, 1996 and for the nine month periods ended September 30, 1996 and 1997, respectively, to reflect the elimination of historical interest expense in connection with the repayment of interest-bearing debt of the Founding Companies from the estimated net proceeds of the Offering as described under "Use of Proceeds," as if the Acquisitions and Offering had occurred as of January 1, 1996.



(e) Includes pro forma adjustments to reflect the provisions for income taxes related on the pro forma combined results at effective tax rates of 38.5%, 42.8% and 37.4% before considering the non-deductibility of approximately $0.5 million of annual goodwill amortization.


(f) Includes an adjustment to revenues, cost of revenues, selling, general and administrative expenses, and interest expense related to DTI's acquisition of ComputerSmith, Inc. ("ComputerSmith") on July 1, 1996, the effect of which is to reflect DTI's results of operations as if such acquisition occurred on January 1, 1996.

(g) The weighted average shares outstanding used to calculate pro forma net income per share is based upon the estimated average number of shares of Common Stock and common stock equivalents outstanding during the period calculated as follows:


        Shares issued in the formation of UDMS (adjusted for
          8,451.59-for-1 stock split and the contribution to capital of
          60,457 shares by the Selling Shareholder).......................    784,702
        Shares issued to the shareholders of the Founding Companies.......    863,841
        Shares issued in the Offering.....................................  1,850,000
        SAB No. 83 adjustment.............................................     60,457
                                                                            ---------
                                                                            3,559,000
                                                                            =========

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA FINANCIAL CONDITION
                      AND PRO FORMA RESULTS OF OPERATIONS

SUMMARY


     The Company believes it will be the largest independent value added reseller of design automation products and services in the United States. Simultaneously with the closing of this Offering, the Company will acquire nine established design automation and document management businesses with 21 offices in 15 states. The Company will employ approximately 325 individuals including technical services engineers and consultants, will offer hardware and software products from approximately 55 manufacturers, and will have access to an installed customer base of approximately 34,000 businesses. On a pro forma basis, the Company had revenues on a year ended December 31, 1996 and nine months ended September 30, 1997 of $48.8 million and $40.3 million, respectively.


     Through the acquisition and integration of the Founding Companies, the Company expects to expand geographic penetration of the existing businesses, to capitalize on substantial cross-selling opportunities, to provide design automation products and services on both a local and national basis and to establish a national customer service and support program. The Founding Companies have been operating independently. The Company intends to integrate these businesses, their operations and administrative functions over a period of time. Such integration may present opportunities to reduce costs through the elimination of duplicate functions and through economies of scale, particularly in obtaining greater volume discounts from suppliers, but may necessitate additional costs and expenditures for corporate management and administration, corporate expenses related to being a public company, systems integration, employee relocation and potential facilities expansion. These various costs and possible cost-savings may make comparison of future operating results with historical results difficult. See "Management -- Employment Agreements; Executive Compensation."

ORGANIZATION


     Simultaneously with the closing of this Offering, UDMS will acquire the other nine Founding Companies. The aggregate consideration to be paid by UDMS for the Founding Companies is $24.3 million which consists of: (i) $15.5 million of cash to be paid to the shareholders of the Founding Companies; (ii) the $8.3 million estimated fair market value of 863,841 shares of Common Stock to be issued to the shareholders of the Founding Companies; and (iii) estimated costs of the Acquisitions of $0.5 million. The estimated purchase price for the Founding Companies is subject to certain purchase price adjustments at closing and earn-out arrangements. See "Certain Transactions -- The Acquisitions."


     The consummation of each of the Acquisitions is subject to customary conditions, including the continuing accuracy as of the closing date of the representations and warranties of the Founding Companies and UDMS, the performance by each of them of all covenants in the agreements relating to the Acquisitions and the nonexistence of a material adverse charge in the results of operations, financial condition or business of each Founding Company.

OPERATIONS

  Revenue and Cost Recognition

     The Company recognizes revenues on the sale of third party hardware and software products when the product is shipped or upon customer acceptance in instances where the software and computer hardware is to be installed at the customer location. Revenues from proprietary software license sales are recognized when the product is shipped. Revenues from consulting, training or other services are recognized as the related services are performed. Revenues from prepaid customer support agreements are generally recognized ratably over the life of the support agreement or, to a lesser extent, based upon contractual hour utilization by the customer under the support agreement. Generally, the Company does not bundle hardware and software sales whereby customer acceptance of either the hardware of software components is conditioned upon the acceptance of the total product solution. While to date the Founding Companies have not experienced a significant amount of returned hardware or software products from their customers that resulted in a material unfavorable financial impact, the Company does, intend to record an appropriate accrual for such product returns at the end of each financial period.

     The Company's cost of revenues primarily includes the cost of hardware and software products as well as compensation-related costs associated with consulting and other services. The costs associated with hardware and software sales are recorded at the time the sale is recorded. The costs associated with consulting, training and other services are recorded as the services are performed. The costs associated with customer support services are recorded as incurred. The Company does not generally enter into long-term fixed-price contracts. In addition, the Company does not provide product warranties beyond the warranties provided by the manufacturers or computer software developers.

  Capitalized Software Development Costs


     With respect to the Company's proprietary products, it accounts for software development costs in accordance with the provisions of Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. Costs incurred in designing and developing computer software products are expensed as research and development until technological feasibility has been established. Technological feasibility is established upon completion of a detail program design or, in its absence, completion of a working model. Upon the achievement of technological feasibility, software development costs are capitalized and subsequently reported at the lower of unamortized cost or net realizable value. Annual amortization expense is the greater of the amount computed, using the ratio of the current year's revenues to the total of current and anticipated future revenues, or the straight-line method over the remaining economic life of the software, which does not exceed five years and three years for the UDMS and Synergis-PA proprietary software products, respectively.



     The Pro Forma Results of Operations include an acceleration of the amortization of the remaining unamortized software development costs relative to ACCESS' AS/400 EDMS software product. As a result of changes in technical requirements and increased competition, current and projected revenue from this product as it was then marketed was not sufficient to recover the remaining unamortized capitalized costs, including maintenance and support, without further substantial marketing and research and development expenditures. At that time, ACCESS determined that it would not invest in additional marketing and research and development efforts. The Pro Forma Results of Operations include amortization and write-offs of $1.1 million related to this product in the year ended December 31, 1996.


  Acquisition, Offering and Internal Costs


     The Company expects to incur substantial costs associated with the Acquisitions, the Offering and other internal costs prior to the Offering. The incremental direct costs associated with the Acquisitions, which include primarily fees paid to outside consultants for accounting, legal, and due diligence services, will be included in the cost of acquiring the Founding Companies. The incremental direct costs associated with registering and issuing equity securities, which also primarily include fees paid to outside consultants for accounting and legal services and other direct costs, will be deducted from the otherwise determinable fair value of the securities at the date of the Offering. The incremental direct costs incurred by the Company associated with the Acquisitions and the Offering are expected to approximate $0.5 million and $1.5 million, respectively. Internal costs incurred prior to and associated with the Acquisitions and the Offering, which represent indirect and general expenses, have been deducted as incurred in determining net income or loss of the period.


  S Corporation Elections

     Prior to consummation of the Acquisitions, certain of the Founding Companies had elected to be treated as S Corporations under the Internal Revenue Code of 1986, as amended (the "Code"). In general, an S Corporation is not treated as a separate taxable entity, and an S Corporation's gains, income, losses and separately stated tax items are taxed to its shareholders on a pro rata basis. Certain of the Founding

Companies have made periodic distributions to their shareholders. The balance of taxed or taxable accumulated earnings which have not been distributed is reflected in the AAA Account for each such Founding Company. In connection with the Acquisitions, the S Corporation status of those Founding Companies will terminate and, therefore, those Founding Companies have made a distribution to their existing shareholders of the AAA Notes in an aggregate principal amount estimated to equal approximately $0.6 million at the time of the Offering. The aggregate principal amount of the AAA Notes will be approximately equal to the undistributed earnings in the AAA Accounts, on which such shareholders either have paid or will be required to pay income taxes.



     In addition, approximately $0.2 million will be distributed to the shareholders of Synergis-PA related to the taxes payable by such shareholders on the amounts included in their AAA Account as of September 30, 1997.



     The amount of the AAA Notes includes an estimate of taxable income through the anticipated effective date of the Offering. The AAA Notes will become obligations of the Company at the time of the closing of the Offering and will be repaid from the Company's cash flow or from borrowings under the Company's proposed new Credit Facility. Following the Acquisitions, the Company will be subject to federal and state income taxes.


  Net Operating Loss Carryforwards


     As of the date of the Acquisitions and Offering, the Company had net operating loss carryforwards for federal income tax purposes relative only to UDMS. These net operating loss carryforwards, which are available to offset future federal taxable income through 2009, approximated $1.0 million at September 30, 1997.


  Financial Trends


     While each of the Founding Companies has operated its respective business independently, the following significant financial trends have either been incurred by one or more of the Founding Companies during the twelve months ended September 30, 1997 or are expected to affect the Founding Companies' results of operations over the next three to six month period:



     - Release 13 of Autodesk's AutoCad product -- Several of the Founding Companies' revenues and results of operations have been adversely affected by the marketplace foregoing the purchase of Release 13 of Autodesk's AutoCad product in anticipation of Release 14, which occurred in June 1997. The Founding Companies believe Release 14 will be viewed more favorably by the marketplace than Release 13 or competitor's products as a result of significant performance and productivity enhancements including streamlined user interface, new data sharing and drawing tools and presentation capabilities. The Founding Companies experienced improvement in revenues and results of operations as a result of the favorable market acceptance of Release 14 in the third quarter of 1997.



     - Competitive industry environment -- In part as a result of the decreased revenues associated with Release 13, many of the Founding Companies faced a more competitive environment with respect to the number of sales opportunities available in the marketplace during the twelve months ended September 30, 1997 and therefore with respect to the prices which could be charged for their products. In addition, as a result of the decreased number of software sales opportunities, the associated services and consulting revenues were also adversely affected during the period. As a result of the favorable market acceptance of Release 14, many of the Founding Companies experienced a greater number of sales opportunities and a greater per unit sales price subsequent to June 30, 1997.


     - Software Vendor Discounts -- In light of the increasing competition faced by many software developers, including Autodesk, several of the Founding Companies have experienced a decrease in the available software vendor discounts, and accordingly, their revenues and results of operations have been adversely affected.

PRO FORMA RESULTS OF OPERATIONS


     The following discussions should be read in conjunction with the "Unaudited Selected Pro Forma Combined Financial Data," the "Unaudited Selected Financial Data of the Founding Companies" and the financial statements and related notes appearing elsewhere in this Prospectus.


                PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA


                                                                        NINE MONTHS ENDED
                                                             ----------------------------------------
                                           YEAR ENDED
                                       DECEMBER 31, 1996     SEPTEMBER 30, 1996    SEPTEMBER 30, 1997
  Dollars in thousands, except per     ------------------    ------------------    ------------------
             share data                 AMOUNT        %       AMOUNT        %       AMOUNT        %
                                       ---------    -----    ---------    -----    ---------    -----
Total revenues......................     $48,789    100.0%     $37,633    100.0%     $40,339    100.0%
Cost of revenues....................      32,659     66.9       24,488     65.1       27,767     68.8
Selling, general and administrative
  expenses..........................      16,286     33.4       12,226     32.5       12,253     30.4
Amortization of goodwill and other
  identifiable intangibles..........         904      1.9          653      1.7          718      1.8
                                       ----------   -----    ----------   -----    ----------   -----
Operating income (loss).............      (1,060)    (2.2)         266      0.7         (399)    (1.0)
Interest income, (expense), net.....          58      0.1           57      0.2           (4)      --
Other income, net...................          85      0.2            4       --           37      0.1
                                       ----------   -----    ----------   -----    ----------   -----
Income (loss) before income taxes...        (917)    (1.9)         327      0.9         (366)    (0.9)
Income tax expenses (benefit).......        (353)    (0.7)         140      0.4         (137)    (0.3)
                                       ----------   -----    ----------   -----    ----------   -----
Net income (loss)...................        (564)    (1.2)%       $187      0.5%        (229)    (0.6)%
                                       ==========   =====    ==========   =====    ==========   =====
Pro forma net loss per share........      $(0.16)                                     $(0.06)
                                       ==========                                  ==========
Shares used in computing pro forma
  net loss per share................   3,559,000                                   3,559,000
                                       ==========                                  ==========



Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996



     Revenues. Revenues increased to $40.3 million in the nine months ended September 30, 1997 from $37.6 million in the nine months ended September 30, 1996, an increase of $2.7 million or 7.2%, primarily as a result of greater system sales from ACCESS' Electronic Document Management Systems software and as a result of greater service revenues related to hardware and software support to ACCESS' installed base of customers and third party maintenance contracts. Furthermore, greater software, services and consulting revenues resulted from sales associated with Release 14 of Autodesk's AutoCAD product in the third quarter of 1997 as compared to sales associated with Release 13 during the same period of the prior year.



     Cost of revenues. Cost of revenues increased to $27.8 million in the nine months ended September 30, 1997 from $24.5 million in the nine months ended September 30, 1996, an increase of $3.3 million, or 13.5%. This increase resulted primarily from an increase in the cost of products sold due to greater sales volumes and due to lower vendor discounts. In addition, as a percentage of revenues, cost of revenues were greater in the nine months ended September 30, 1997 as compared to the same period of the prior year as a result of competitive pricing conditions and under-utilization of certain of the Founding Companies service and support personnel.



     Selling, general and administrative expenses. Selling, general and administrative expenses increased to $12.5 million in the nine months ended September 30, 1997 from $12.4 million in the nine months ended September 30, 1996, an increase of $0.1 million, or 0.8%. The increase was primarily due to:
(i) an increase in the general and administrative expenses of UDMS related to the infrastructure costs associated with the additional management personnel of the Company in conjunction with the Acquisitions and the Offering; (ii) an increase in the general and administrative expenses associated with DTI's acquisition of ComputerSmith in July 1996; and (iii) a decrease in the general and administrative expenses of ACCESS, Applied and

Technical Software as a result of a decrease in the number of administrative personnel and reductions in other administrative expenses.


LIQUIDITY AND CAPITAL RESOURCES


     After application of the estimated net proceeds from the Offering and making payments related to the Acquisitions, the Company expects that it will have cash on hand, after giving effect to the prepaid Offering and Acquisition costs, of approximately $0.1 million. The Company expects to enter into a new Credit Facility which will provide for increased borrowing levels and which may be used for general corporate purposes, including the financing of acquisitions. The Company believes its available cash, together with cash that will be generated from operations and available under the new Credit Facility, will be sufficient to support its current operations, potential obligations relating to the earn-out arrangements and planned ordinary capital expenditures and acquisitions through 1998. In the longer term, the Company may require additional sources of liquidity to fund future growth or acquisitions. Such sources of liquidity may include additional offerings or debt financing.


     Effective May 28, 1997, UDMS entered into a Reimbursement Agreement with MedPlus ("Reimbursement Agreement") under which MedPlus agreed to continue to provide operational and administrative assistance to UDMS and to provide the funds necessary to conduct the Acquisitions, the Offering and related transactions. The Reimbursement Agreement provides for interest to accrue monthly at a rate equal to the prime rate plus 1%. UDMS has agreed to reimburse MedPlus for the amounts funded under the Reimbursement Agreement plus accrued interest within thirty days following the Offering or in the event the Offering is not completed, if UDMS receives other third party financing.

INFLATION

     The Company does not believe that inflation has had a material effect on the operating results of the Founding Companies. However, there can be no assurance that the Company's business will not be affected by inflation in the future.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Founding Companies have in the past experienced, and the Company could in the future experience, quarterly variations in revenues, operating income and cash flow as a result of many factors, including the anticipation of an introduction of new technology, the timing and magnitude of clients' purchases of design automation solutions, the loss of a major client, additional selling, general and administrative expenses to acquire and support new business, the timing and magnitude of capital expenditures and changes in the revenue mix among the Company's various design automation solution offerings or in the relative contribution of the several Founding Companies. The Company must plan its operating expenditures based on revenue forecasts, and a revenue shortfall below such forecasts in any quarter would likely adversely affect the Company's operating results for that quarter.

     The following table sets forth certain unaudited quarterly pro forma financial information for the periods shown:



                                                                 QUARTER ENDED
                             -------------------------------------------------------------------------------------
                             MARCH 31,  JUNE 30,  SEPTEMBER 30,  DECEMBER 31,   MARCH 31,  JUNE 30,  SEPTEMBER 30,
    DOLLARS IN THOUSANDS       1996       1996        1996           1996         1996       1997        1997
---------------------------- ---------  --------  -------------  ------------   ---------  --------  -------------
Revenues:
  Hardware..................  $ 3,135   $  2,844     $ 2,287       $  2,575      $ 1,995   $  2,656     $ 2,627
  Software..................    7,020      6,462       5,864          5,334        5,921      6,893       9,887
  Services, consulting and
     other..................    3,608      3,342       3,073          3,247        3,180      3,429       3,751
                              -------   --------     -------       --------      -------   --------     -------
          Total revenues....   13,762     12,647      11,224         11,156       11,096     12,978      16,265
Costs and expenses:
  Hardware..................    2,457      2,287       1,717          1,981        1,658      2,092       1,960
  Software..................    4,560      3,757       3,809          4,251(1)     3,959      4,662       6,235
  Services, consulting and
     other..................    1,892      1,980       2,029          1,939        1,981      2,577       2,643
  Selling and marketing.....    1,981      2,123       1,668          1,849        1,736      1,889       2,196
  General and
     administrative.........    2,224      2,228       2,656          2,462        2,315      2,277       2,558(2)
                              -------   --------     -------       --------      -------   --------     -------
          Total costs and
            expenses........   13,114     12,374      11,879         12,482       11,649     13,497      15,592
                              -------   --------     -------       --------      -------   --------     -------
Operating income(loss)......      648        273        (655)        (1,326)        (553)      (519)        673
Other income (expense), net:
  Interest..................        3         51           3              1            2         (2)         (4)
  Other.....................      (82)        76          10             81           18         10           9
                              -------   --------     -------       --------      -------   --------     -------
Income (loss) before income
  taxes.....................  $   569   $    400     $  (642)      $ (1,244)     $  (534)  $   (511)    $   679
                              =======   ========     =======       ========      =======   ========     =======


---------------

(1) Includes $0.6 million related to the write-off of ACCESS' AS/400 EDMS software product.



(2) Includes $0.3 million related to professional fees incurred by the Founding Companies being acquired and supplemental corporate overhead expenses incurred by UDMS associated with the Acquisitions.


SEASONALITY

     Many of the Founding Companies experience seasonality with respect to revenues, cost of revenues, operating income and cash flow. Specifically, certain of the Founding Companies experience greater revenues in the three months ended December 31 of each year in conjunction with various Autodesk promotions during this period related to Autodesk's fiscal year-end.

RECENT ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. SFAS No. 128 is designed to simplify the existing computational guidelines for computing earnings per share and provides for the elimination of primary Earnings Per Share ("EPS") and replacing it with basic EPS, with the principal difference of common stock equivalents not being considered in computing basic EPS. SFAS No. 128 is effective for the Company for the year ending December 31, 1997. The effect of the adoption of this statement would not have a material effect on the Company's pro forma loss per share.


     The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants has recently issued Statement of Position ("SOP") 97-2, Software Revenue Recognition, which supercedes SOP 91-1, Software Revenue Recognition. SOP 97-2 provides guidance on recognizing revenue on software transactions including arrangements which consist of multiple elements, for example, additional software products, upgrades/enhancements, postcontract customer support, or services, and arrangements to deliver software or software systems which require significant production, modification, or customization of software. SOP 97-2 will be effective for transactions entered into in fiscal years beginning after December 15, 1997. The Company is currently completing its review of SOP 97-2, but at present, it does not expect the implementation of SOP 97-2 to have a material effect on the Company's financial statements.

               SELECTED FINANCIAL DATA OF THE FOUNDING COMPANIES


     The selected financial data of the Founding Companies are derived in part from the more detailed financial statements and notes thereto included elsewhere in this Prospectus. The balance sheet data as of December 31, 1995 and 1996, and the statement of operations data for each of the years in the three-year period ended December 31, 1996, for UDMS, DTI, Technical Software, Mid-West CAD, CADD Microsystems and Computers for Design have been derived from the audited financial statements included elsewhere herein. The balance sheet data as of September 30, 1996 and 1997, and the statements of operations data for each of the years in the three-year period ended September 30, 1997, for Applied, Synergis-PA and Devtron Russell have been derived from the audited financial statements included elsewhere herein. The balance sheet data as of April 30, 1996 and 1997, and the statement of operations data for each of the years in the three-year period ended April 30, 1997, for ACCESS have been derived from the audited financial statements included elsewhere herein.



     The selected interim period financial data for the nine months ended September 30, 1996 for UDMS, DTI, Technical Software, Mid-West CAD, CADD Microsystems and Computers for Design have been derived from the unaudited financial statements included elsewhere herein. The selected interim period financial data for the nine months ended September 30, 1997 for UDMS, DTI, Technical Software, Mid-West CAD, CADD Microsystems and Computers For Design have been derived from the audited Financial Statements included elsewhere herein. The selected interim period financial data for the six months ended October 31, 1996 and 1997 for ACCESS has been derived from the unaudited financial statements included elsewhere herein. Such selected financial data are not necessarily indicative of the results to be expected for the full fiscal year.



     In the opinion of the Company, the unaudited interim period financial statements of the Founding Companies reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of the Founding Companies for those periods in accordance with generally accepted accounting principles. The Selected Financial Data of the Founding Companies should be read in conjunction with the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. All Founding Companies have fiscal years ending December 31, with the exception of Applied, Synergis-PA, and Devtron Russell, whose year ends are September 30, and ACCESS, whose year end is April 30.

                         STATEMENTS OF OPERATIONS DATA


                                                 FISCAL YEAR ENDED                  NINE MONTHS ENDED
                                                   DECEMBER 31,                       SEPTEMBER 30,
                                  -----------------------------------------------   -----------------
      Dollars in thousands         1992      1993      1994      1995      1996      1996      1997
                                  -------   -------   -------   -------   -------   -------   -------
UDMS
  Revenues......................  $   214   $    86   $   487   $   629   $ 1,100   $   727   $   833
  Costs of software and
     services...................       --        --        --         6       350       205       316
  Selling, general and
     administrative expenses....      201       278       455     2,113       860       543     1,024
  Operating income (loss).......       13      (192)       32    (1,490)     (110)      (21)     (507)
  Income (loss) before income
     taxes......................        9      (207)      (13)   (1,511)     (141)      (44)     (543)



                                                     FISCAL YEAR ENDED          NINE MONTHS ENDED
                                                       DECEMBER 31,               SEPTEMBER 30,
                                               -----------------------------    ------------------
            Dollars in thousands                1994       1995       1996       1996       1997
                                               -------    -------    -------    -------    -------
DTI
  Revenues...................................  $ 2,224    $ 2,982    $ 5,751    $ 3,686    $ 7,736
  Cost of revenues...........................    1,305      1,552      3,142      1,980      4,771
  Selling, general and administrative
     expenses................................      944      1,192      2,726      1,699      2,855
  Operating income (loss)....................      (25)       238       (117)         7        110
  Income (loss) before income taxes..........      (51)       217       (119)       (17)        31
TECHNICAL SOFTWARE
  Revenues...................................  $ 6,752    $ 7,368    $ 5,689    $ 4,442    $ 4,722
  Cost of software and hardware..............    3,009      3,160      2,161      1,592      2,169
  Selling, general and administrative
     expenses................................    3,702      3,963      3,594      2,740      2,395
  Operating income (loss)....................       41        245        (66)       110        158
  Income (loss) before income taxes..........       89        237        (35)       117        168
MID-WEST CAD
  Revenues...................................  $ 2,607    $ 3,384    $ 3,366    $ 2,368    $ 2,477
  Cost of revenues...........................    1,975      2,336      2,398      1,686      1,794
  Selling, general and administrative
     expenses................................      654        945        964        694        640
  Operating income (loss)....................      (22)       103          4        (12)        43
  Income (loss) before income taxes..........      (22)       105          2        (13)        43
CADD MICROSYSTEMS
  Revenues...................................  $ 2,879    $ 3,113    $ 3,094    $ 2,322    $ 2,285
  Cost of revenues...........................    1,874      1,690      1,925      1,437      1,412
  Selling, general and administrative
     expenses................................    1,276      1,247      1,176        910        788
  Operating income (loss)....................     (271)       176         (7)       (25)        85
  Income (loss) before income taxes..........     (288)       145        (45)       (49)        56
COMPUTERS FOR DESIGN
  Revenues...................................  $ 1,926    $ 2,057    $ 2,142    $ 1,718    $ 1,462
  Cost of revenues...........................    1,309      1,379      1,349      1,079        900
  Selling, general and administrative
     expenses................................      599        692        745        555        524
  Operating income (loss)....................       18        (14)        48         84         38
  Income (loss) before income taxes..........       19        (24)        40         79         28

                                                     FISCAL YEAR ENDED
                                                       SEPTEMBER 30,
                                               -----------------------------
            Dollars in thousands                1995       1996       1997
                                               -------    -------    -------
APPLIED
  Revenues...................................  $ 8,114    $ 7,797    $ 7,748
  Cost of revenues...........................    6,143      5,655      5,987
  Selling, general and administrative
     expenses................................    1,989      1,927      2,226
  Operating income (loss)....................      (18)       215       (465)
  Income (loss) before income taxes..........      (86)       167       (502)
SYNERGIS-PA
  Revenues...................................  $ 3,189    $ 4,899    $ 6,347
  Cost of hardware and software..............    2,052      3,195      4,410
  Selling, general and administrative
     expenses................................    1,026      1,547      1,836
  Operating income...........................      111        157        101
  Income before income taxes.................      109        158        106
DEVTRON RUSSELL
  Revenues...................................  $ 1,622    $ 2,781    $ 2,958
  Cost of hardware and software..............    1,136      2,010      2,077
  Selling, general and administrative
     expenses................................      463        630        732
  Operating income...........................       23        141        149
  Income before income taxes.................       18        131        139



                                                     FISCAL YEAR ENDED           SIX MONTHS ENDED
                                                         APRIL 30,                 OCTOBER 31,
                                               -----------------------------    ------------------
            Dollars in thousands                1995       1996       1997       1996       1997
                                               -------    -------    -------    -------    -------
ACCESS
  Revenues...................................  $ 6,042    $ 8,704    $ 6,929    $ 3,203    $ 5,443
  Cost of revenues...........................    3,689      5,394      5,433      2,278      4,006
  Selling, general and administrative
     expenses................................    2,121      3,045      2,634      1,246      1,395
  Operating income (loss)....................      232        265     (1,138)      (322)        42
  Income (loss) before income taxes..........      197        311     (1,051)      (276)        59

                               BALANCE SHEET DATA


                                                           AT FISCAL YEAR END
                                                              DECEMBER 31,
                                                           -------------------     AT SEPTEMBER 30,
                  Dollars in thousands                      1995        1996             1997
                                                           -------     -------     ----------------
UDMS
  Cash and cash equivalents..............................  $   124     $    --         $     --
  Working capital (deficit)..............................     (129)       (621)          (1,228)
  Total assets...........................................    1,664       1,786            3,433
  Long-term debt, including capital lease obligations,
     less current portion................................      300          --               --
  Shareholder's equity (deficit).........................     (774)        674              193
DTI
  Cash and cash equivalents..............................  $    22     $   111         $     11
  Working capital (deficit)..............................      119        (107)             (87)
  Total assets...........................................    1,346       2,990            3,260
  Long-term debt, including capital lease obligations,
     less current portion................................      185         390              344
  Shareholder's equity...................................      123          28               41
TECHNICAL SOFTWARE
  Cash and cash equivalents..............................  $   304     $   301         $    186
  Working capital........................................      316          84              389
  Total assets...........................................    1,837       1,511            1,413
  Long-term debt, including capital lease obligations,
     less current portion................................       --          --               97
  Shareholder's equity...................................      686         441              610
MID-WEST CAD
  Cash and cash equivalents..............................  $   128     $    48         $    153
  Working capital........................................      178          99              158
  Total assets...........................................      899         659              760
  Long-term debt, including capital lease obligations,
     less current portion................................       11          16                7
  Shareholders' equity...................................      270         269              299
CADD MICROSYSTEMS
  Cash and cash equivalents..............................  $    42     $    75         $     84
  Working capital (deficit)..............................     (174)       (130)             (80)
  Total assets...........................................    1,068         738              771
  Long-term debt, including capital lease obligations,
     less current portion................................       42         201              139
  Shareholders' (deficit)................................      (83)       (128)             (59)
COMPUTERS FOR DESIGN
  Cash and cash equivalents..............................  $     4     $     1         $      2
  Working capital (deficit)..............................     (160)       (154)            (142)
  Total assets...........................................      382         335              353
  Long-term debt, including capital lease obligations,
     less current portion................................       --          --               --
  Shareholders' (deficit)................................      (90)        (69)             (68)

                                                                           AT FISCAL YEAR END
                                                                              SEPTEMBER 30,
                                                                      -----------------------------
Dollars in thousands                                                      1996             1997
                                                                      -------------     -----------
APPLIED
  Cash and cash equivalents.......................................       $    83          $    --
  Working capital (deficit).......................................          (204)            (796)
  Total assets....................................................         1,705            1,902
  Long-term debt, including capital lease obligations, less
     current portion..............................................           159               52
  Shareholders' (deficit).........................................          (188)            (704)
SYNERGIS-PA
  Cash and cash equivalents.......................................       $   282          $   207
  Working capital.................................................           486              344
  Total assets....................................................         1,394            1,730
  Long-term debt, including capital lease obligations, less
     current portion..............................................           104               81
  Shareholders' equity............................................           561              623
DEVTRON RUSSELL
  Cash and cash equivalents.......................................       $    --          $     3
  Working capital.................................................           120              188
  Total assets....................................................           536              579
  Long-term debt, including capital lease obligations, less
     current portion..............................................            72               64
  Shareholder's equity............................................           109              218



                                                             AT FISCAL YEAR END
                                                                  APRIL 30,
                                                             -------------------     AT OCTOBER 31,
                   Dollars in thousands                       1996        1997            1997
                                                             -------     -------     --------------
ACCESS
  Cash and cash equivalents................................  $ 2,072     $ 1,405        $  1,896
  Working capital..........................................    2,925       2,664           2,549
  Total assets.............................................    6,242       5,018           5,392
  Redeemable preferred stock...............................    1,500       1,500           1,500
  Shareholders' equity.....................................    2,586       1,535           1,573

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussions should be read in conjunction with the Selected Financial Data of the Founding Companies and the Financial Statements and related notes appearing elsewhere in this Prospectus.

UDMS

     Founded in 1990, UDMS was acquired by MedPlus in December 1995. UDMS provides document management, workflow and application software and related consulting services to customers in a variety of industries. The Company's proprietary software, Step2000, is marketed nationwide.

  Results of Operations


     The following table sets forth certain financial data and such data as a percentage of revenues for the periods indicated.



                                       YEAR ENDED DECEMBER 31,
                         ----------------------------------------------------
Dollars in thousands                            1995                1996
                             1994         ---------------                          NINE MONTHS ENDED SEPTEMBER 30,
                                                                                  ---------------------------------
                         -----------                           -------------          1996               1997
                                                                                  ------------      --------------
Revenues...............  $487   100.0%    $   629    100.0%    $1,100   100.0%    $727    100.0%    $  833    100.0%
Cost of software and
  services.............    --      --           6      1.0        350    31.8      205     28.2        316     37.9
Selling, general and
  administrative
  expenses.............   455    93.4       2,113    335.9        860    78.2      543     74.7      1,024    122.9
                         ----             -------              ------             ----               -----
         Total
           operating
           expenses....   455    93.4       2,119    336.9      1,210   110.0      748    102.9      1,340    160.9
Operating income
  (loss)...............    32     6.5      (1,490)  (236.9)      (110)  (10.0)     (21)    (2.9)      (507)   (60.9)
Interest expense,
  net..................    45     9.2          61      9.7         31     2.8       23      3.2         36      4.3
Other expense (income),
  net..................    --      --         (40)    (6.4)        --      --       --       --         --       --
                         ----             -------              ------             ----               -----
Loss before income
  taxes................  $(13)   (2.7)%   $(1,511)  (240.2)%    $(141)  (12.8)%   $(44)    (6.1)%   $ (543)   (65.2)%
                         ====             =======              ======             ====               =====



  Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996



     Revenues. Revenues increased to $0.8 million in the nine months ended September 30, 1997 from $0.7 million in the nine months ended September 30, 1996, an increase of $0.1 million, or 14.6%. The increase in revenue was primarily from increases in software license sales and service contract revenues due to the continued market acceptance and increased installation base of the Step2000 product.



     Cost of software and services. Cost of software and services increased to $0.3 million in the nine months ended September 30, 1997 from $0.2 million in the nine months ended September 30, 1996, an increase of $0.1 million, or 54.1%. As a percentage of revenues, cost of software and services increased to 37.9% in the nine months ended September 30, 1997 from 28.2% in the nine months ended September 30, 1996. The percentage increase was primarily the result of underutilization of consultants, and competitive pricing pressures related to the Step2000 product and consulting services.



     Selling, general and administrative expenses. Selling, general and administrative expenses increased to $1.0 million in the nine months ended September 30, 1997 from $0.5 million in the nine months ended September 30, 1996, an increase of $0.5 million, or 88.2%. This increase primarily resulted from: (1) modification of the sales force compensation structure from a commission-based plan to a salary-based plan, (2) hiring of additional sales and general and administrative personnel, (3) other investments in the marketing of UDMS' software product and consulting services, and (4) the hiring of a new senior management team in August 1997 to manage the Offering and the Acquisition. As a percentage of revenues, selling, general and administrative expenses increased to 122.7% in the nine months ended September 30, 1997 from 74.7% in the nine months ended September 30, 1996.

  Comparison of 1996, 1995, and 1994 Results of Operations


     Revenues. Revenues increased to $1.1 million in 1996 from $0.6 million in 1995 and $0.5 in 1994. The increase in revenues over the three year period was primarily due to growth in customer consulting services including three substantial customers, as well as continued market acceptance of Step2000. For the period December 14, 1995 to December 31, 1995, IBM and Document Imaging Solutions, an Ohio based document management software reseller and integrator, accounted for approximately 67% and 13% of total revenues, respectively. For the year ended December 31, 1996, IBM and the Rockwell Space Systems Division of Rockwell International accounted for approximately 42% and 14% of total revenues, respectively.



     Cost of software and services and selling, general and administrative expenses. As a result of UDMS' method of accounting and reporting related to operating expenses during 1995 and 1994, separate classification of cost of software and services and selling, general and administrative expense was not feasible during these years. On a combined basis, these expenses decreased to $1.2 million in 1996 from $2.1 million in 1995 and increased from $0.5 million in 1994. The substantial increase in 1995 relates to a charge of $1.5 million related to the write-off of acquired in-process technology at the date of the acquisition of UDMS by MedPlus. Excluding this charge, these expenses increased over the three year period resulting primarily from increased consulting and general and administrative expenses. As a percentage of revenues, these expenses, excluding the charge related to the write-off of acquired in-process technology, increased as a percent of revenue during the three-year period due to increases in UDMS' cost of software and services and infrastructure-related expenses associated with UDMS' growth.


  Liquidity and Capital Resources


     Since December 1995, UDMS' principal source of liquidity has been through MedPlus. The following table sets forth selected information from UDMS' statements of cash flows for the periods indicated:



                                                                           NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                             -------------------------     -----------------
    Dollars in thousands                     1994      1995      1996      1996        1997
                                             -----     -----     -----     -----       -----
    Net cash provided by (used in)
      operating activities.................  $(299)     $319      $(49)    $ (14)       $440
    Net cash used in investing
      activities...........................    (60)      (44)     (214)     (171)      (1,707)
    Net cash provided by (used in)
      financing activities.................    367       (48)      139        85       1,267



     From January 1, 1994 through September 30, 1997, UDMS generated $0.4 million in net cash from operating activities. During this period, net losses were adjusted to exclude the effects of non-cash charges related to the write-off of acquired in-process technology in 1995. Net cash provided by operating activities during fiscal year 1995 was also the result of timing of collections of trade accounts receivable as well as the timing of payments of accrued expenses during the year. Net cash provided by operating activities for the nine months ended September 30, 1997 was primarily the result of sources of working capital in the form of growth in trade accounts payable and the payable to MedPlus.



     Cash used in investing activities was attributable to amounts expended for property and equipment to support UDMS' growth and costs related to the Acquisitions and proposed Offering. The nine month period ended September 30, 1997 includes $1.4 million in costs related to the Acquisitions and the proposed Offering. Cash used for investing activities during the periods also included charges related to the capitalization of Step2000 software development costs.


     Since December 1995, UDMS' financing has been provided by MedPlus. UDMS has also arranged for funding of its operations through various other borrowing arrangements. International Business Machines, Inc. ("IBM") advanced UDMS $0.2 million in funds under an IBM Assistance Agreement dated July 12, 1992 ("Assistance Agreement") which was recorded as a liability. Under the terms of this Assistance Agreement, the advances are to be repaid through revenue participation whereby IBM receives 25% of all quarterly gross revenue exceeding $0.1 million for product sales, standard licenses and maintenance fees on certain hardware platforms as defined in the Assistance Agreement. The outstanding obligation of $0.2 million has been included in accrued expenses and other liabilities as of September 30, 1997.



     During the year ended December 31, 1994, UDMS issued convertible debentures totaling $0.4 to MedPlus and an individual investor. The debentures, with an interest rate of 10% per annum payable at maturity, were unsecured obligations which were scheduled to mature on December 31, 1995. The debentures were convertible into shares of common stock of UDMS at a stated price per share, and could be converted in their entirety or in portions from time to time until maturity. In connection with the UDMS acquisition by MedPlus in December 1995, $0.1 million of convertible debentures, which were held by the individual investor, and interest accrued thereon were repaid. The remaining $0.3 million debenture held by MedPlus was extended indefinitely by MedPlus and continues to accrue interest at 10% per annum ($0.1 accrued at September 30, 1997). The Company expects to repay this debenture within twelve months of the Offering.



     MedPlus provides UDMS with various services including finance, human resources, insurance administration, legal, marketing and office administration as well as office space. MedPlus has also from time to time advanced funds to UDMS for use in its operations. UDMS has paid to MedPlus or accrued a liability for these costs based on the separate identification of such costs. To the extent that the direct costs of services provided by MedPlus could not be separately identified, a reasonable portion of the total cost of MedPlus is allocated to UDMS using such objective factors and methodologies as are available to UDMS and MedPlus. The cost of the services provided by MedPlus described above, office space, operating advances and amounts due to MedPlus under a tax-sharing agreement amounted to $0.9 million at September 30, 1997.



     Effective May 28, 1997, UDMS entered into a Reimbursement Agreement with MedPlus under which MedPlus agreed to continue to provide operational and administrative assistance to UDMS and to provide the funds necessary to conduct the Acquisitions, the Offering and related transactions. The Reimbursement Agreement provides for interest to accrue monthly at a rate equal to the prime rate plus 1% (9.5% at September 30, 1997). UDMS has agreed to reimburse MedPlus for the amounts funded under the Reimbursement Agreement plus accrued interest within thirty days following the Offering or in the event the Offering is not completed, if UDMS receives other third party financing. As of September 30, 1997, UDMS had $0.2 million in amounts due to MedPlus under the reimbursement agreement.



     Effective September 9, 1997, UDMS and MedPlus entered into a line of credit agreement with a bank for working capital and to fund the costs associated with the Acquisitions and the Offering. The line of credit agreement allows for borrowings of up to $1.5 million subject to a combined limit with MedPlus under its separate $10.0 million revolving line of credit agreement. Borrowings under the line of credit agreement bear interest at the bank's prime rate (8.5% at September 30, 1997) and mature upon the earlier of March 31, 1998 or the completion of the Offering. The line of credit agreement contains various restrictive and financial covenants and is secured by all the tangible and intangible assets of UDMS.



     The line of credit requires UDMS to pay a $15,000 monthly commitment fee through December 31, 1997 which then decreases to $10,000 a month until UDMS receives a specified minimum capitalization or maturity. The line of credit also contains various restrictive and financial covenants and is secured by all tangible and intangible assets of UDMS and MedPlus. Prior to entering into the line of credit, UDMS and MedPlus entered into an agreement under which the MedPlus agreed to act as co-borrower under the line of credit, and UDMS agreed to repay the outstanding borrowings under the line of credit as soon as possible following its IPO. The maximum amount available at September 30, 1997 under the line of credit was $1.5 million. The amount outstanding under the line of credit at September 30, 1997, was $0.6 million. As of September 30, 1997, UDMS and MedPlus were in default of a covenant of the line of credit. On November 14, 1997, the bank waived this event of default and amended the covenant through March 31, 1998. The bank also required UDMS and MedPlus to agree to additional monitoring procedures by the bank.



     UDMS' financial statements for the period from January 1, 1997 to September 30, 1997 have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities in the normal course of business. UDMS expects to incur additional costs in connection with the Acquisitions and the Offering. There can be no assurance that the Offering and the Acquisitions will be completed. UDMS' working capital, available borrowing capacity on its line of credit, and cash flows from operations will not be sufficient to continue future operations if the Offering does not occur. In the event the Offering is not completed, management's plans include a private financing of its operations and the Acquisitions until such time as an Offering or other equity financing can be completed. There can be no assurance, however, that the interim private financing will be completed, or if completed that the definitive acquisition agreements can be renegotiated to provide for consummation of the Acquisitions on terms available under the private financing. UDMS is dependent upon the Offering or the private financing to fund the Acquisitions and future operations.


DTI

     Founded in 1984, DTI's primary focus is the sale of Autodesk design automation software and related services primarily to the manufacturing industry and educational institutions. DTI also provides other services including system installation, software and hardware support, software development and customization, network installation, support and training. DTI primarily serves the New England region.

  Results of Operations

     The following table sets forth certain financial data and such data as a percentage of revenues for the periods indicated.


                                        YEAR ENDED DECEMBER 31,                     NINE MONTHS ENDED SEPTEMBER 30,
                          ----------------------------------------------------     ---------------------------------
  Dollars in thousands         1994               1995               1996               1996               1997
                          --------------     --------------     --------------     --------------     --------------
Revenues................  $2,224   100.0%    $2,982   100.0%    $5,751   100.0%    $3,686   100.0%    $7,736   100.0%
Cost of revenues........   1,305    58.7      1,552    52.0      3,142    54.6      1,980    53.7      4,771    61.7
Selling, general and
  administrative
  expenses..............     944    42.4      1,192    40.0      2,726    47.4      1,699    46.1      2,855    36.9
                          ------             ------             ------             ------             ------
         Total operating
           expenses.....   2,249   101.1      2,744    92.0      5,868   102.0      3,679    99.8      7,626    98.6
Operating income
  (loss)................     (25)   (1.1)       238     8.0       (117)   (2.0)         7     0.2        110     1.4
Interest expense, net...      26     1.2         30     1.0         67     1.2         42     1.1         99     1.3
Other expense (income),
  net...................      --      --         (9)   (0.3)       (65)   (1.1)       (18)   (0.5)       (20)   (0.3)
                          ------             ------             ------             ------             ------
Income (loss) before
  income taxes..........  $  (51)   (2.3)%   $  217     7.3%    $ (119)   (2.1)%   $  (17)   (0.5)%   $   31     0.4%
                          ======             ======             ======             ======             ======



  Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996



     Revenues. Revenues increased to $7.7 million in the nine months ended September 30, 1997 from $3.7 million in the nine months ended September 30, 1996, an increase of $4.0 million, or 109.9%. The increase in revenues primarily resulted from the sales generated from the expanded sales force and customer base obtained from the acquisition of ComputerSmith, Inc. (ComputerSmith).



     Cost of revenues. Cost of revenues, consisting of hardware, software and support related expenses, increased to $4.8 million in the nine months ended September 30, 1997 from $2.0 million in the nine months ended September 30, 1996, an increase of $2.8 million, or 141.0%, resulting from the acquisition of ComputerSmith. As a percentage of revenues, cost of revenues increased to 61.7% in the nine months ended September 30, 1997 from 53.7% in the nine months ended September 30, 1996. The percentage increase resulted because the ComputerSmith acquisition changed the product mix, incorporating lower margin hardware sales, and sales to the AEC market which traditionally carries a lower margin due to the maturity of the market and the current products.



     Selling, general and administrative expenses. Selling, general and administrative expenses increased to $2.9 million in the nine months ended September 30, 1997 from $1.7 million in the nine months ended September 30, 1996, an increase of $1.2 million, or 68.0%. This increase primarily resulted from the additional personnel associated with the ComputerSmith acquisition. As a percentage of revenues, selling, general and administrative expenses decreased to 36.9% in the nine months ended September 30, 1997 from 46.1% in the nine months ended September 30, 1996, primarily the result of increased revenues during this period.

  Comparison of 1996, 1995, and 1994 Results of Operations

     Revenues. Revenues increased to $5.8 million in 1996 from $3.0 million in 1995 and $2.2 million in 1994. The increase in revenues over the three year period was a result of the acquisition of ComputerSmith and increases related to industry growth.


     Cost of revenues. Cost of revenues increased to $3.1 million in 1996 from $1.6 million in 1995 and $1.3 million in 1994, reflecting the ComputerSmith acquisition and DTI's year-to-year growth in revenues. As a percentage of revenues, cost of revenues increased to 54.6% in 1996 from 52.0% in 1995, primarily due to an increase in the cost of products as well as overall lower product sales prices due to competitive industry pricing pressures. As a percentage of revenues, cost of hardware and software decreased to 52.0% in 1995 from 58.7% in 1994, primarily as a result of more favorable vendor discounts.


     Selling, general and administrative expenses. Selling, general and administrative expenses increased to $2.7 million in 1996 from $1.2 million in 1995 and $0.9 million in 1994, reflecting the acquisition of ComputerSmith and cost of additional administrative and infrastructure expenses associated with DTI's growth. As a percentage of revenues, selling, general and administrative expenses increased to 47.4% in 1996 from 40.0% in 1995 primarily the result of increased administrative and infrastructure expenses associated with the acquisition of ComputerSmith. As a percentage of revenues, selling, general and administrative expenses decreased to 40.0% in 1995 from 42.4% in 1994, as a result of increased revenues in 1995.

  Liquidity and Capital Resources

     DTI's principal source of liquidity has been borrowings under credit facilities and capital leases. The following table sets forth selected information from DTI's statements of cash flows for the periods indicated:


                                                                                NINE MONTHS
                                                                                   ENDED
                                                        YEAR ENDED DECEMBER      SEPTEMBER
                                                                31,                 30,
                                                       ---------------------    ------------
                  Dollars in thousands                 1994    1995    1996     1996    1997
                                                       ----    ----    -----    ----    ----
    Net cash provided by (used in) operating
      activities.....................................   $96    $109     $269    $210    $(70)
    Net cash used in investing activities............    (6)    (64)     (69)    (23)    (71)
    Net cash provided by (used in) financing
      activities.....................................   (53)    (78)    (111)    (77)     41



     From January 1, 1994 through September 30, 1997, DTI generated $0.4 million in net cash from operating activities, which was generated primarily from net income and losses adjusted for non-cash charges.


     Cash used in investing activities was attributable to purchases of property and equipment partially reduced by cash acquired in the ComputerSmith acquisition.


     Financing activities primarily have included borrowings under various long term debt arrangements, capital leases and DTI's line of credit. In 1994, 1995, 1996 and the nine months ended September 30, 1997, the proceeds from the issuance of long-term debt and borrowings under the line of credit were offset by the combination of repayments of previously issued long-term debt and principal payments on capital lease obligations. In the nine months ended September 30, 1997 borrowings under the line of credit exceeded the repayments.



     In August 1996, DTI entered into a $0.2 million revolving line of credit agreement and a $0.3 million term loan with a bank. In July 1997, the bank increased the line of credit borrowing limit to $0.3 million. Interest accrues at the prime rate plus 2.25% (10.5% at September 30, 1997), with the note maturing in August 2003.



     Prior to the line of credit agreement noted above, DTI entered into various long-term debt arrangements in the form of notes payable to a bank requiring monthly principal payments and maturing at different periods from September 1996 through August 2003. Interest on the notes payable accrue at prime plus 2.25% (10.75% at September 30, 1997).

     In January 1997, DTI converted certain accounts payable to a significant supplier to a note payable in the amount of $0.4 million. The note bears interest at 6.5% and is payable in eighteen monthly installments commencing on June 30, 1997.



     As of September 30, 1997, an aggregate total of $0.9 million was outstanding under the revolving line of credit and long-term debt agreements. The line of credit and notes payable to banks are secured by substantially all of the company's assets and the personal guarantee of DTI's sole stockholder.


TECHNICAL SOFTWARE


     Founded in 1982, Technical Software's primary focus is the sale of software and hardware solutions for CAD, solid modeling, mapping, document management, networking and scanning. Services offered by Technical Software include installation, customization, systems integration, productivity audits, training and telephone support. Technical Software primarily serves Ohio.


  Results of Operations

     The following table sets forth certain financial data and such data as a percentage of revenues for the periods indicated.


                                         YEAR ENDED DECEMBER 31,                   NINE MONTHS ENDED SEPTEMBER 30,
                           ---------------------------------------------------    ----------------------------------
Dollars in thousands            1994              1995              1996               1996               1997
                           --------------    --------------    ---------------    ---------------    ---------------
Revenues.................  $6,752   100.0%   $7,368   100.0%   $5,689    100.0%   $4,442    100.0%   $4,722    100.0%
Cost of software and
  hardware...............   3,009    44.6     3,160    42.9     2,161     38.0     1,592     35.8     2,169     45.9
Selling, general and
  administrative
  expenses...............   3,702    54.8     3,963    53.8     3,594     63.2     2,740     61.7     2,395     50.7
                           ------            ------            ------             ------             ------
    Total operating
      expenses...........   6,711    99.4     7,123    96.7     5,755    101.2     4,332     97.5     4,563     96.6
Operating income(loss)...      41     0.6       245     3.3       (66)    (1.2)      110      4.5       158      3.3
Interest expense
  (income), net..........       4     0.1        (4)   (0.1)       12      0.2         7      0.1         1       --
Other expense (income),
  net....................     (52)   (0.8)       12    (0.2)      (43)    (0.8)      (14)    (0.3)      (12)    (0.3)
                           ------            ------            ------             ------             ------
Income (loss) before
  income taxes...........     $89     1.3%     $237     3.2%     $(35)    (0.6)%    $117      2.6%     $169      3.6%
                           ======            ======            ======             ======             ======



  Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996



     Revenues. Revenues increased to $4.7 million in the nine months ended September 30, 1997 from $4.4 million in the nine months ended September 30, 1996, an increase of $0.3 million, or 6.3%. The increase in revenues resulted primarily from sales of AutoCAD Release 14 which was released in mid-1997.



     Cost of software and hardware. Cost of software and hardware increased to $2.2 million in the nine months ended September 30, 1997 from $1.6 million in the nine months ended September 30, 1996, an increase of $0.6 million, or 36.2%. As a percentage of revenues, cost of software and hardware increased to 45.9% in the nine months ended September 30, 1997 from 35.8% in the nine months ended September 30, 1996. The percentage increase was primarily attributed to higher product costs resulting from industry pricing pressures.



     Selling, general and administrative expenses. Selling, general and administrative expenses decreased to $2.4 million in the nine months ended September 30, 1997 from $2.7 million in the nine months ended September 30, 1996, a decrease of $0.3 million, or 12.6%. This decrease primarily resulted from reductions in administrative personnel. As a percentage of revenues, selling, general and administrative expenses decreased to 50.7% for the nine months ended September 30, 1997 from 61.7% for the nine months ended September 30, 1996, due to the reductions.

  Comparison of 1996, 1995, and 1994 Results of Operations

     Revenues. Revenues decreased to $5.7 million in 1996 from $7.4 million in 1995 and $6.8 million in 1994. Revenue reached a high point in 1995 due to Release 13 of Autodesk's AutoCad product in late fiscal year 1994 which provided a full year of strong sales volume in 1995. The decrease in revenues from 1995 to 1996 was primarily due to Technical Software's discontinuance of one day traveling seminars and many of its lower margin products.


     Cost of software and hardware. Cost of software and hardware decreased to $2.2 million in 1996 from $3.2 million in 1995 and $3.0 million in 1994, reflective of the trend in revenues noted above. As a percentage of revenues, cost of software and hardware decreased to 38.0% in 1996 from 42.9% in 1995, primarily due to Technical Software's discontinuance of lower margin products. Cost of software and hardware decreased to 42.9% in 1995 from 44.6% in 1994, primarily due to Autodesk's Release 13 in 1995, facilitating higher sales prices and more favorable vendor discounts.



     Selling, general and administrative expenses. Selling, general and administrative expenses decreased to $3.6 million in 1996 from $4.0 million in 1995 and $3.7 million in 1994, reflecting the trend in revenues noted above. As a percentage of revenues, selling, general and administrative expenses increased to 63.2% in 1996 from 53.8% in 1995, primarily the result of increased expenses as compared to decreased revenues. As a percentage of revenues, selling, general and administrative expenses decreased to 53.8% in 1995 from 54.8% in 1994, primarily the result of increased revenues.


  Liquidity and Capital Resources

     Technical Software's principal source of liquidity has been available borrowings under credit facilities. The following table sets forth selected information from Technical Software's statements of cash flows for the periods indicated:


                                                                              NINE MONTHS
                                                                                 ENDED
                                               YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                              -------------------------     ----------------
             Dollars in thousands             1994      1995      1996      1996        1997
                                              -----     -----     -----     -----       ----
    Net cash provided by (used in)
      operating activities................      $82      $126      $325      $151       $(37)
    Net cash provided by (used in)
      investing activities................       38      (228)      (44)     (172)       (19)
    Net cash provided by (used in)
      financing activities................     (154)      108      (285)       25        (59)



     From January 1, 1994 through September 30, 1997, Technical Software generated $0.5 million in net cash from operating activities primarily from net income adjusted for non-cash charges related to depreciation and amortization.



     Cash used in investing activities was attributable to purchases of property and equipment and investment securities, net of the proceeds from the sale of investment securities.



     Financing activities have included distributions paid to Technical Software's sole shareholder and borrowing activity related to Technical Software's lines of credit and notes payable to a bank. Net borrowings exceeded repayments of the lines of credit in 1995 to fund: (i) additional working capital required by the revenue growth of that fiscal year; (ii) purchases of property and equipment; and (iii) distributions to Technical Software's sole shareholder.



     During 1995 and 1996, Technical Software had two revolving lines of credit with banks that enabled it to borrow up to $0.9 million at interest rates ranging from 1.5% above the banks' short term investment rate to 0.5% above prime, subject to certain restrictions and borrowing levels as defined in the agreements. These lines of credit matured in 1997 and Technical Software secured a new $0.3 million line of credit with interest at 0.5% plus prime (9.0% at September 30, 1997), which is not guaranteed by Technical Software's sole shareholder. There were no borrowings on the line of credit at September 30, 1997.

     Technical Software also borrowed an additional $0.2 million in 1997 under various long-term debt agreements with interest rates ranging from 9.0% to 1% above prime (9.5% at September 30, 1997) to repay the previous lines of credit and to purchase equipment under various long-term debt arrangements. As of September 30, 1997, a total of $0.2 million was outstanding under these agreements. The long-term debt agreements are payable in monthly installments with maturity dates ranging from January 21, 1999 through February 15, 2000.


MID-WEST CAD

     Founded in 1985, Mid-West CAD's primary focus is to provide software, services and hardware to AEC firms. MidWest CAD services offered include training, systems installation, technical support and consulting. Mid-West CAD primarily serves Kansas and Missouri.

  Results of Operations

     The following table sets forth certain financial data and such data as a percentage of revenues for the periods indicated.


                                         YEAR ENDED DECEMBER 31,                     NINE MONTHS ENDED SEPTEMBER 30,
                          -----------------------------------------------------     ---------------------------------
  Dollars in thousands         1994               1995               1996                1996               1997
                          --------------     --------------     ---------------     --------------     --------------
Revenues................  $2,607   100.0%    $3,384   100.0%    $3,365    100.0%    $2,368   100.0%    $2,477   100.0%
Cost of revenues........   1,975    75.7      2,336    69.0      2,397     71.2      1,686    71.2      1,794    72.4
Selling, general and
  administrative
  expenses..............     654    25.1        945    28.0        964     28.7        694    29.3        640    25.8
                          ------             ------             ------              ------             ------
         Total operating
           expenses.....   2,629   100.8      3,281    97.0      3,361     99.9      2,380   100.5      2,434    98.3
Operating income
  (loss)................     (22)   (0.8)       103     3.0          4      0.1        (12)   (0.5)        43     1.7
Interest expense, net...      --      --         --      --          4      0.1          4     0.2         --      --
Other expense (income),
  net...................      --      --         (2)   (0.1)        (2)      --         (3)   (0.1)        --      --
                          ------             ------             ------              ------             ------
Income (loss) before
  income taxes..........    $(22)   (0.8)%     $105     3.1%        $2       --       $(13)   (0.5)%      $43     1.7%
                          ======             ======             ======              ======             ======



  Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996



     Revenues. Revenues increased to $2.5 million in the nine months ended September 30, 1997 from $2.4 million in the nine months ended September 30, 1996, an increase of $0.1 million or 4.6%. The increase in revenues resulted primarily from an increase in AutoCAD sales to major accounts and the higher demand for GIS Map products.



     Cost of revenues. Cost of revenues, which primarily consists of hardware, software and support related expenses, increased to $1.8 million in the nine months ended September 30, 1997 from $1.7 million in the nine months ended September 30, 1996, an increase of $0.1 million, or 6.4%. As a percentage of revenues, cost of revenues increased slightly to 72.4% in the nine months ended September 30, 1997 from 71.2% in the nine months ended September 30, 1996. The percentage increase was primarily due to an increase in costs for Autodesk products.



     Selling, general and administrative expenses. Selling, general and administrative expenses decreased to $0.6 million in the nine months ended September 30, 1997, from $0.7 million in the nine months ended September 30, 1996, a decrease of $0.1 million, or 7.8%. As a percentage of revenues, selling, general and administrative expenses decreased to 25.8% in the nine months ended September 30, 1997 from 29.3% in the nine months ended September 30, 1996, primarily the result of lower outside labor costs and sales commission expenses.

  Comparison of 1996, 1995, and 1994 Results of Operations

     Revenues. Revenues remained constant at $3.4 million in 1996 and in 1995 and increased from $2.6 million in 1994. The fluctuations in revenues over the three year period were primarily due to Mid-West CAD's addition of new customers as a result of a new sales representative.

     Cost of revenues. Cost of revenues increased to $2.4 million in 1996 from $2.3 million in 1995 and $2.0 million in 1994, reflective of the trend in revenues noted above. As a percentage of revenues, cost of revenues increased to 71.2% in 1996 from 69.0% in 1995. As a percentage of revenues, cost of revenues decreased to 69.0% in 1995 from 75.7% in 1994, primarily due to improved vendor discounts.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased to $1.0 million in 1996 from $0.9 million in 1995 and $0.7 million in 1994, reflecting increased salaries and bonuses and additional infrastructure expenses associated with Mid-West Cad's growth. As a percentage of revenues, selling, general and administrative expenses increased to 28.7% in 1996 from 28.0% in 1995 and 25.1% in 1994.

  Liquidity and Capital Resources

     Mid-West CAD's principal source of liquidity has been cash flows from operating activities and limited long term debt arrangements. The following table sets forth selected information from Mid-West CAD's statements of cash flows for the periods indicated:


                                                                              NINE MONTHS
                                                  YEAR ENDED DECEMBER            ENDED
                                                          31,                SEPTEMBER 30,
                                                 ----------------------     ----------------
               Dollars in thousands              1994     1995     1996     1996        1997
                                                 ----     ----     ----     -----       ----
    Net cash provided by operating
      activities...............................   $15     $167      $55     $  39       $130
    Net cash used in investing
      activities...............................   (44)     (65)    (142)     (129)       (13)
    Net cash provided by (used in) financing
      activities...............................    12        8        8        56        (12)



     From January 1, 1994 through September 30, 1997, Mid-West CAD generated $0.4 million in net cash from operating activities. During this period, cash was generated primarily from net income adjusted for the effects of non-cash charges related to depreciation and amortization. The increase in operating cash provided in 1995 and the nine months ended September 30, 1997 versus other periods was primarily the result of increased net income.


     Cash used in investing activities was attributable to purchases of property and equipment while financing activities have included activity related to the proceeds from issuance of long-term debt, net of the associated principal payments thereunder.


     Mid-West CAD has entered into long-term debt arrangements which include notes payable at interest rates ranging from 7.50% to 7.92%. Each note payable is secured by certain office equipment and is payable in monthly installments with maturity dates between the period of July 1998 and September 1999. As of September 30, 1997, a total of $20,000 was outstanding on these notes.


CADD MICROSYSTEMS

     Founded in 1985, CADD Microsystems' primary focus is the sale of CAD and AEC software and services including the Autodesk and Softdesk product lines. CADD Microsystems has been the top selling Autodesk reseller to the federal government since 1991. CADD Microsystems primarily serves the Washington D.C. area including Virginia and Maryland.

  Results of Operations

     The following table sets forth certain financial data and such data as a percentage of revenues for the periods indicated.


                                        YEAR ENDED DECEMBER 31,                    NINE MONTHS ENDED SEPTEMBER 30,
                         -----------------------------------------------------    ----------------------------------
                                                 1995               1996                                  1997
                              1994          ---------------    ---------------         1996          ---------------
 Dollars in thousands    ---------------                                          ---------------
Revenues..............   $2,879    100.0%   $3,113    100.0%   $3,094    100.0%   $2,322    100.0%   $2,285    100.0%
Cost of revenues......    1,874     65.1     1,690     54.3     1,925     62.2     1,437     61.9     1,412     61.8
Selling, general and
  administrative
  expenses............    1,276     44.3     1,247     40.0     1,176     38.0       910     39.2       788     34.5
                         ------             ------             ------             ------             ------
         Total
           operating
           expenses...    3,150    109.4     2,937     94.3     3,101    100.2     2,347    101.1     2,200     96.3
Operating income
  (loss)..............     (271)    (9.4)      176      5.7        (7)    (0.2)      (25)    (1.1)       85      3.7
Interest expense,
  net.................       17      0.6        31      1.0        38      1.2        24      1.0        29      1.3
Other expense, net....       --       --        --       --        --       --        --       --        --       --
                         ------             ------             ------             ------             ------
Income (loss) before
  income taxes........    $(288)   (10.0)%    $145      4.7%     $(45)    (1.4)%    $(49)    (2.1)%     $56      2.5%
                         ======             ======             ======             ======             ======



  Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996



     Revenues. Revenues remained constant at $2.3 million for the nine months ended September 30, 1997 and the nine months ended September 30, 1996.



     Cost of revenues. Cost of revenues remained constant at $1.4 million for the nine months ended September 30, 1997 and for the nine months ended September 30, 1996. As a percentage of revenues, cost of revenues also remained constant at 62.0% for nine months ended September 30, 1997 and the nine months ended September 30, 1996.



     Selling, general and administrative expenses. Selling, general and administrative expenses decreased to $0.7 million in the nine months ended September 30, 1997 from $0.9 million in the nine months ended September 30, 1996, a decrease of $0.2 million, or 14.8%. This decrease primarily resulted from a decrease in sales and administrative personnel related expenses. As a percentage of revenues, selling, general and administrative expenses decreased to 34.5% in the nine months ended September 30, 1997 from 39.2% in the nine months ended September 30, 1996, primarily the result of further cost reduction efforts during the nine months ended September 30, 1997.


  Comparison of 1996, 1995, and 1994 Results of Operations

     Revenues. Revenues remained constant at $3.1 million in 1996 and 1995 and increased from $2.9 million in 1994. The increase in revenue from 1994 to 1995 was the result of successful joint marketing programs with vendors as well as the demand for Release 13 of Autodesk's AutoCad product. Revenues remained constant between 1996 and 1995 due to CADD Microsystems' continued effort to limit hardware sales and thereby improve profit margins.


     Cost of revenues. Cost of revenues increased to $1.9 million in 1996 from $1.7 million in 1995 after decreasing from $1.9 million in 1994. As a percentage of revenues, revenues increased to 62.2% in 1996 from 54.3% in 1995, primarily due to the result of competitive industry pricing pressures and less favorable vendor discounts. As a percentage of revenues, revenues decreased to 54.3% in 1995 from 65.1% in 1994, primarily due to CADD Microsystems' de-emphasis on selling lower margin hardware and an increase in software sales driven by industry demand.


     Selling, general and administrative expenses. Selling, general and administrative expenses remained constant at $1.2 million in 1996 and in 1995 and decreased from $1.3 million in 1994. As a percentage of revenues, selling, general and administrative expenses decreased to 38.0% in 1996 from 40.0% in 1995 and

44.3% in 1994, primarily the result of reduction in administrative personnel-related and other infrastructure expenses during the three-year period.

  Liquidity and Capital Resources

     CADD Microsystems' principal source of liquidity has been available borrowings under credit facilities, various long-term debt arrangements, and capital leases. The following table sets forth selected information from CADD Microsystems' statements of cash flows for the periods indicated:


                                                                               NINE MONTHS
                                                                                  ENDED
                                                  YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                                  -----------------------     --------------
                Dollars in thousands              1994     1995     1996      1996      1997
                                                  ----     ----     -----     -----     ----
    Net cash provided by (used in) operating
      activities................................  $(53)     $87      $(37)     $(79)     $84
    Net cash used in investing
      activities................................   (70)      (8)      (29)      (14)      (3)
    Net cash provided by (used in) financing
      activities................................   (43)     (45)       99       103      (72)



     From January 1, 1994 through September 30, 1997, CADD Microsystems generated $0.1 million in net cash from operating activities. The increase in operating cash provided in 1995 and the nine months ended September 30, 1997 versus other periods was primarily the result of increased net income during the period.


     Cash used in investing activities was attributable to purchases of property and equipment.


     Financing activities have included long-term debt arrangements, repayments related to capital leases, and a dividend paid to shareholders. The increase in net cash provided by financing activities in 1996 and the nine months ended September 30, 1996 versus other periods was primarily the result of CADD Microsystems' receiving the proceeds of a new credit agreement with a financial institution.



     In August 1996, CADD Microsystems entered into a credit agreement with a financial institution which provides for (i) a five year term loan in the amount of approximately $0.2 million with principal and interest payments due monthly, and (ii) a revolving line of credit due upon demand in an amount of up to $0.1 million. The term loan bears interest at prime plus 2.25% (10.75% at September 30, 1997), adjusted annually, while the borrowings under the line of credit bear interest at prime plus 1.5% (10.0% at September 30, 1997), adjusted daily. The credit agreement is collateralized by substantially all of the assets of CADD Microsystems. The credit agreement contains covenants concerning the maintenance of certain ratios including current ratio, net worth ratio, and debt service coverage ratio. The company obtained a waiver from the financial institution at September 30, 1997 for non-compliance with covenants concerning the maintenance of these ratios.


COMPUTERS FOR DESIGN

     Computers for Design's primary focus is on sales of design automation software and services including software customization, training, and network implementation and the sale of CAD systems to governmental and commercial customers. Computers for Design primarily serves the Rocky Mountain region.

  Results of Operations

     The following table sets forth certain financial data and such data as a percentage of revenues for the periods indicated.


                                                                                  NINE MONTHS ENDED SEPTEMBER 30,
                                         YEAR ENDED DECEMBER 31,
                            --------------------------------------------------    --------------------------------
   Dollars in thousands          1994              1995              1996              1996              1997
                            --------------    --------------    --------------    --------------    --------------
Revenues..................  $1,926   100.0%   $2,058   100.0%   $2,142   100.0%   $1,718   100.0%   $1,462   100.0%
Cost of revenues..........   1,309    68.0     1,379    67.0     1,349    63.0     1,079    62.8       900    61.6
Selling, general and
  administrative
  expenses................     599    31.1       693    33.7       745    34.8       555    32.3       524    35.8
                            ------            ------            ------            ------            ------
         Total operating
           expenses.......   1,908    99.1     2,072   100.7     2,094    97.8     1,634    95.1     1,424    97.4
Operating income (loss)...      18     0.9       (14)   (0.7)       48     2.2        84     4.9        38     2.6
Interest expense, net.....      11     0.5        14     0.6        12     0.5         9     0.5        10     0.6
Other expense (income),
  net.....................     (12)   (0.6)       (4)   (0.2)       (4)   (0.2)       (4)   (0.2)       --     0.3
                            ------            ------            ------            ------            ------
Income (loss) before
  income taxes............     $19     1.0%     $(24)   (1.1)%     $40     1.9%      $79     4.6%      $28     1.6%
                            ======            ======            ======            ======            ======



  Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996



     Revenues. Revenues decreased to $1.5 million in the nine months ended September 30, 1997 from $1.7 million in the nine months ended September 30, 1996, a decrease of $0.2 million, or 14.9%. The decrease in revenues resulted primarily from a combination of limiting high dollar low margin hardware from its product mix and lower sales earlier in the year in anticipation of AutoCAD Release 14 in mid-1997.



     Cost of revenues. Cost of revenues, which primarily consists of costs of hardware, software, and support related expenses, decreased to $0.9 million in the nine months ended September 30, 1997 from $1.1 million in the nine months ended September 30, 1996, a decrease of $0.2 million, or 16.6%, resulting from the decrease in sales. As a percentage of revenues, cost of revenues remained relatively constant at 61.6% in the nine months ended September 30, 1997 and 62.8% in the nine months ended September 30, 1996.



     Selling, general and administrative expenses. Selling, general and administrative expenses remained relatively constant at $0.5 million for the nine months ended September 30, 1997 and $0.6 million for the nine months ended September 30, 1996. As a percentage of revenues, selling, general and administrative expenses increased to 35.8% in the nine months ended September 30, 1997 from 32.3% in the nine months ended September 30, 1996, primarily the result of lower revenues.


  Comparison of 1996, 1995, and 1994 Results of Operations


     Revenues. Revenues were $2.1 million in 1996 and 1995 and $1.9 million in 1994. The increase in revenues from 1994 to 1995 was primarily due to the introduction of high dollar low margin hardware products.


     Cost of revenues. Cost of revenues decreased to $1.3 million in 1996 from $1.4 million in 1995 and remained constant at $1.3 million compared with 1994. As a percentage of revenues, cost of revenues decreased to 63.0% in 1996 from 67.0% in 1995, primarily due to increased sales of high margin support and service projects. As a percentage of revenues, cost of revenues decreased to 67.0% in 1995 from 68.0% in 1994.


     Selling, general and administrative expenses. Selling, general and administrative expenses remained constant at $0.7 million in 1996 and 1995 and increased from $0.6 million in 1994, reflecting an increase in hardware-related sales personnel in 1995. As a percentage of revenues, selling, general and administrative expenses increased to 34.8% in 1996 from 33.7% in 1995 and from 31.1% in 1994, primarily the result of increases in the cost of infrastructure expenses associated with Computers for Design's growth.

  Liquidity and Capital Resources

     Computers for Design's principal source of liquidity has been cash flow from operating activities and borrowings under credit facilities. The following table sets forth selected information from Computers for Design's statements of cash flows for the periods indicated:


                                                                                NINE MONTHS
                                                     YEAR ENDED SEPTEMBER          ENDED
                                                             30,               SEPTEMBER 30,
                                                    ----------------------     -------------
                 Dollars in thousands               1994     1995     1996     1996     1997
                                                    ----     ----     ----     ----     ----
    Net cash provided by operating activities.....   $45      $33       $8      $20      $62
    Net cash provided by (used in) investing
      activities..................................   (16)     (77)      (7)       7        1
    Net cash provided by (used in) financing
      activities..................................   (12)      29       (5)      (4)     (62)



     From October 1, 1993 through September 30, 1997, Computers for Design generated $0.1 million in cash from operating activities. During this period, operating cash was generated primarily from net income adjusted for the effects of non-cash charges related to depreciation and amortization.



     Cash used in investing activities was attributable to the purchase of equipment, payments and advances to related parties and restricted cash on an escrow account.



     Financing activities related to borrowings and repayments associated with the revolving line of credit, repayments of capital lease obligations, borrowings and repayments to shareholders and the purchase and retirement of treasury stock.



     Computers for Design has a revolving line of credit with a bank which provides for maximum borrowings of $0.2 million limited to 70% of eligible receivables, as defined. The line of credit matures on June 1, 1998, has interest payable monthly at 1% over the prime rate (9.25% at September 30, 1997), and is collateralized by accounts receivable, inventory, equipment and a general assignment of all assets. McFall Konkel & Kimball Consulting Engineers, Inc. (MKK), a 40% shareholder of Computers for Design, is the guarantor on the revolving line of credit. MKK can reduce its maximum guarantee on the revolving line of credit by one-third on May 31, 1997, May 31, 1998 and May 31, 1999. Due to certain circumstances, the guarantee on the revolving line of credit was not reduced to $0.1 million until July 1997.



     In July 1997, certain shareholders made loans to Computers for Design which bear interest at 5.9% and are due in 2003. At September 30, 1997, $47,350 was outstanding under these shareholder notes.


APPLIED

     Founded in 1982, Applied's primary focus is the sale of design automation software solutions. Applied also has developed and marketed proprietary software products, including a computerized level/flow analysis model of municipal use. Applied primarily serves the southeastern region.

     The following Results of Operations and Liquidity and Capital Resources reflect the historical consolidated financial statements of Applied as restated to remove Applied's investment in an unconsolidated investee subsidiary and certain capitalized software development costs. See the consolidated financial statements and related notes thereto of Applied included elsewhere in this Prospectus.

  Results of Operations

     The following table sets forth certain financial data and such data as a percentage of revenues for the periods indicated.


                                                                       YEAR ENDED SEPTEMBER 30,
                                                         -----------------------------------------------------
                 Dollars in thousands                         1995                1996               1997
                                                         ---------------     --------------     --------------
Revenues...............................................  $ 8,114   100.0%    $7,797     100%    $7,748   100.0%
Cost of revenues.......................................    6,144    75.7      5,654    72.5      5,987    77.3
Selling, general and administrative expenses...........    1,988    24.5      1,928    24.7      2,226    28.7
                                                         -------             ------             ------
         Total operating expenses......................    8,132   100.2      7,582    97.2      8,213   106.0
Operating income (loss)................................      (18)   (0.2)       215     2.8       (465)   (6.0)
Interest expense, net..................................       62     0.8         52     0.7         41     0.5
Other expense (income), net............................        6     0.1         (4)     --         (4)   (0.1)
                                                         -------             ------             ------
Income (loss) before income taxes......................     $(86)   (1.1)%     $167     2.1%     $(502)   (6.5)%
                                                         =======             ======             ======



  Comparison of 1997, 1996, and 1995 Results of Operations



     Revenues. Revenues decreased to $7.7 million in 1997 from $7.8 million in 1996 and $8.1 million in 1995. The decrease in revenues in 1996 was primarily due to the decline in both unit volume and pricing of computer hardware.



     Cost of revenues. Cost of revenues, which primarily consists of costs of hardware, software and support related expenses, increased to $6.0 million in 1997 from $5.7 million in 1996 and decreased from $6.1 million in 1995. The increase in costs in 1997 reflected less favorable vendor discounts on software as compared to 1996, and the lower costs in 1996 as compared to 1995 were primarily a result of the lower hardware sales. As a percentage of revenues, cost of revenues increased to 77.3% in 1997 from 72.5% in 1996 and 75.7% in 1995. The increase in percentage in 1997 is reflective of the less favorable vendor discounts on software. An improved product mix contributed to the increase 1996 as compared to 1995 as the loss in lower margin hardware revenues were partially offset by higher software margins.



     Selling, general and administrative expenses. Selling, general and administrative expenses increased to $2.2 million in 1997 from $1.9 million in 1996 and $2.0 million in 1995, reflecting increased advertising and merger-related legal expenses in 1997 versus 1996, and lower legal, insurance and employee training expenses in 1996 as compared to 1995. As a percentage of revenues, selling, general and administrative expenses increased to 28.7% in 1997 as compared to 24.7% in 1996 and 24.5% in 1995.


  Liquidity and Capital Resources

     Applied's principal source of liquidity has been available borrowings under credit facilities. The following table sets forth selected information from Applied's statements of cash flows for the periods indicated:


                                                                          YEAR ENDED SEPTEMBER 30,
                                                                         --------------------------
                           Dollars in thousands                          1995       1996      1997
                                                                         -----      ----      -----
     Net cash provided by (used in) operating activities..............   $ 443      $109      $(109)
     Net cash used in investing activities............................     (21)      (75)       (20)
     Net cash provided by (used in) financing activities..............    (347)      (40)        46



     From October 1, 1994 through September 30, 1997, Applied generated $0.4 million in net cash from operating activities. During this period, $0.4 million of cash was used primarily as a result of the effect of net losses adjusted for $0.2 million related to non-cash charges of depreciation and amortization. The remaining cash generated in 1995 and 1996 was primarily from cash collections of trade accounts receivable net of cash outflows related to reductions in accounts payable and accrued expenses. In 1997 cash was provided by reductions of inventory and increases in accounts payable and accrued expenses offset by increases in trade accounts receivable.

     Cash used in investing activities was attributable to purchases of property and equipment net of proceeds generated from the sale of property and equipment.



     Financing activities have included repurchase of common stock and the associated agreed upon annual distribution to a former shareholder, as well as the borrowing activity related to Applied's line of credit and payments on capital lease obligations. Net cash used by financing activities also includes payments made related to the non-Reseller and Integration portion of Applied which is not being acquired by UDMS. Payments not related to the Reseller and Integration Business amounted to $0.6 million over the three year period.



     In January, 1994, Applied issued a note payable of $0.4 million to a former stockholder bearing interest at 10% payable in ten equal semi-annual installments through January 13, 1999. The note is secured by the treasury stock of Applied and must be paid in full in the event of change in control. The outstanding balance at September 30, 1997 was $0.1 million.



     Applied has a line of credit agreement with a financial institution which permits it to borrow up to $0.5 million. Borrowings under the line bear interest at the prime rate plus 1% (9.5% at September 30, 1997), payable monthly. The line is secured by accounts receivable and a personal guarantee of the shareholders and matures January 15, 1998. At September 30, 1997, the line of credit had a balance of $0.5 million. Applied's line of credit agreement contains restrictive covenants which include the maintenance of minimum tangible net worth, as defined, and certain financial ratios. As of September 30, 1997, Applied was not in compliance with certain of these covenants and all obligations due under the agreement have been included as current liabilities.



     Applied has the ability to finance up to $0.5 million of its eligible inventory under a financing agreement. The terms are interest free for the first 30 to 45 days, depending on vendor, and interest is charged thereafter at the rate of prime plus 6%, plus an administrative fee. The specific inventory financed is collateral under the financing agreement and the liability is personally guaranteed by the shareholders. This inventory financing agreement contains restrictive covenants which include the maintenance of minimum tangible net worth, as defined, and certain financial ratios. As of September 30, 1997, Applied was not in compliance with certain of these covenants. Included in accounts payable at September 30, 1997 was $12,122 relating to such inventory purchases.


SYNERGIS-PA

     Founded in 1985, Synergis-PA's primary focus is the sale of design automation software, including Autodesk products and its own proprietary document management software developed for design automation. Synergis-PA also offers systems integration, networking services, custom programming and training. Synergis-PA primarily serves the Mid-Atlantic region.

  Results of Operations

     The following table sets forth certain financial data and such data as a percentage of revenues for the periods indicated.


                                                                        YEAR ENDED SEPTEMBER 30,
                                                          ----------------------------------------------------
Dollars in thousands                                           1995              1996               1997
                                                          --------------    ---------------    ---------------
Revenues...............................................   $3,189   100.0%   $4,899    100.0%   $6,347    100.0%
Cost of hardware and software..........................    2,052    64.3     3,195     65.2     4,410     69.5
Selling, general and administrative expenses...........    1,026    32.2     1,547     31.6     1,836     28.9
                                                          ------            ------             ------
  Total operating expenses.............................    3,078    96.5     4,742     96.8     6,246     98.4
Operating income.......................................      111     3.5       157      3.2       101      1.6
Interest expense, net..................................       21     0.7         8      0.2         2       --
Other expense (income), net............................      (19)   (0.6)       (9)    (0.2)       (7)    (0.1)
                                                          ------            ------             ------
Net income.............................................     $109     3.4%     $158      3.2%     $106      1.7%
                                                          ======            ======             ======

  Comparison of 1997, 1996, and 1995 Results of Operations



     Revenues. Revenues increased to $6.3 million in 1997 from $4.9 million in 1996 and $3.2 million in 1995. The increase in revenues is primarily due to Synergis-PA's initiative to de-emphasize its hardware business and shift its product mix to emphasize software, services and support. The benefits or Synergis-PA's realignment were realized in 1997 and 1996 through increased software, services and support sales.



     Cost of hardware and software. Cost of hardware and software increased to $4.4 million in 1997 from $3.2 million in 1996 and $2.1 million in 1995, reflective of the trend in revenues noted above. As a percentage of revenues, cost of revenues increased slightly in 1997 to 69.5% from 65.2% in 1996 and 64.3% in 1995. The increase is directly related to significant reductions in Autodesk's rebate and marketing development programs, as well as certain AutoCAD selling price reductions implemented by Synergis to rapidly gain market share and eliminate competitors.



     Selling, general and administrative expenses. Selling, general and administrative expenses increased to $1.8 million in 1997 from $1.5 million in 1996 and $1.0 million in 1995, due to the increase in sales and support personnel required to support Synergis-PA's growth. As a percentage of revenues, selling, general and administrative expenses decreased to 28.9% in 1997 from 31.6% in 1996, and 32.2% in 1995.


  Liquidity and Capital Resources

     Synergis-PA's principal source of liquidity has been available borrowings under credit facilities and a note payable to a principal shareholder. The following table sets forth selected information from Synergis-PA's statements of cash flows for the periods indicated:


                                                                    YEAR ENDED SEPTEMBER
                                                                             30,
                                                                   -----------------------
                       Dollars in thousands                        1995     1996     1997
                                                                   ----     ----     -----
    Net cash provided by operating
      activities...............................................    $513     $102     $ 221
    Net cash used in investing
      activities...............................................     (50)     (92)     (228)
    Net cash used in financing
      activities...............................................    (201)     (61)      (68)



     From October 1, 1994 through September 30, 1997, Synergis-PA generated $0.8 million in net cash from operating activities. During this period, cash was generated primarily from net income adjusted for the effects of non-cash charges related to depreciation and amortization. The increase in operating cash provided in 1995 versus other periods was primarily the result of increased cash collections on trade receivables combined with increased accounts payable and accrued expense net of the cash used to fund increased inventory purchases.



     In 1995 and 1996 cash used in investing activities was attributable to purchases of property and equipment. In 1997, net cash used included purchases of property and equipment and $0.2 million in capitalized software development costs for a document management software project, NFM, that had reached technical feasibility. The software became available for general release in July 1997, at which time amortization commenced.



     Financing activities have included repayments related to Synergis-PA's revolving line of credit, borrowings and principal payments under long term debt arrangements, principal payments on capital leases, and dividends paid to shareholders.



     Synergis-PA has available a $0.4 million working capital line of credit bearing interest at prime plus 1/2% (9% at September 30, 1997). In addition to the line of credit agreement noted above, Synergis-PA's has entered into a long term debt arrangement in the form of a 10% unsecured notes payable to a principal shareholder due September 30, 2002. The note to the principal shareholder is repayable immediately and in full in the event of a change in control of the Company. Total obligations due on the note to the principal shareholder at September 30, 1997 was $0.1 million.

DEVTRON RUSSELL

     Founded in 1969, Devtron Russell's primary focus is the sale of Autodesk products and related services. In 1995 Devtron Russell received a top dealer award from Autodesk for being a top dealer for ten consecutive years. Devtron Russell primarily serves Michigan.

  Results of Operations

     The following table sets forth certain financial data and such data as a percentage of revenues for the periods indicated.


                                                                         YEAR ENDED SEPTEMBER 30,
                                                            --------------------------------------------------
                                                                 1995              1996              1997
                   Dollars in thousands                     --------------    --------------    --------------
Revenues..................................................  $1,622   100.0%   $2,782   100.0%   $2,958     100%
Cost of hardware and software.............................   1,136    70.0     2,010    72.3     2,077    70.2
Selling, general and administrative expenses..............     463    28.5       630    22.6       732    24.7
                                                            ------            ------            ------
         Total operating expenses.........................   1,599    98.5     2,640    94.9     2,809    95.0
Operating income .........................................      23     1.5       142     5.1       149     5.0
Interest expense, net.....................................       9     0.6        10     0.4        12     0.4
Other income, net.........................................      (4)   (0.2)       --      --        (2)   (0.1)
                                                            ------            ------            ------
Income before income taxes................................     $18     1.1%     $132     4.7%   $  139     4.7%
                                                            ======            ======            ======



  Comparison of 1997, 1996, 1995 Results of Operations



     Revenues. Revenues increased to $3.0 million in 1997 from $2.8 million in 1996 and $1.6 million in 1995. The increase in revenues over the three year period was primarily due to a good Michigan economy and a healthy general growth in the design automation sector in the Michigan industrial market.



     Cost of hardware and software. Cost of hardware and software increased to $2.1 million in 1997 from $2.0 million in 1996 and $1.1 million in 1995, reflecting the year-to-year revenue growth. As a percentage of revenues, cost of hardware and software decreased slightly to 70.2% in 1997 from 72.3% in 1996 and remained constant with 70.0% in 1995. The small percentage fluctuations relate to normal business fluctuations in product mix and pricing.



     Selling, general and administrative expenses. Selling, general and administrative expenses increased to $0.7 million in 1997 from $0.6 million in 1996 and $0.5 million in 1995. As a percentage of revenues, selling, general and administrative expenses increased to 24.7% in 1997 from 22.6% in 1996, and decreased from 28.5% in 1995, primarily the result of the readjustment of sales efforts resulting from a more mature market for the AutoCAD product line.


  Liquidity and Capital Resources

     Devtron Russell's principal source of liquidity has been cash flows from operating activities, borrowings under credit facilities, and various long-term debt arrangements. The following table sets forth selected information from Devtron Russell's statements of cash flows for the periods indicated:


                                                                     YEAR ENDED SEPTEMBER
                                                                             30,
                                                                    ----------------------
                         Dollars in thousands                       1995     1996     1997
                                                                    ----     ----     ----
    Net cash provided by (used in) operating
      activities..................................................  $(78)     $78      $12
    Net cash used in investing
      activities..................................................   (17)     (27)     (67)
    Net cash provided by (used in) financing
      activities..................................................    76      (51)      59

     From October 1, 1994 through September 30, 1997, Devtron Russell generated limited positive cash flow for the period. During this period, operating cash was generated primarily from net income adjusted for the effects of non-cash charges related to depreciation and amortization and was offset by cash used to fund growth in working capital.


     Cash used in investing activities was attributable to the purchase of property and equipment.


     Financing activities have included borrowings and repayments related to Devtron Russell's line of credit, proceeds from the issuance of long-term debt, net of principal repayments, a loan advance to a shareholder, and bank overdraft activity.



     Devtron Russell has a $75,000 line of credit which bears interest at the prime rate plus 1.5% per annum (10% at September 30, 1997) and is secured by all the assets of Devtron Russell. Borrowings on the line of credit at September 30, 1997 was $65,000. In addition to the line of credit, Devtron Russell has certain long-term debt arrangements with interest rates varying from 8.7% to 11.5%, each secured by specific assets, including a building and vehicles, and payable in monthly installments with maturity dates between May 1998 and November 1999.


ACCESS


     Founded in 1963, ACCESS' primary focus is the service of hardware and software for its installed base of customers and third parties. ACCESS also markets document management software and is the sole North American distributor of the Cimage product line, a leading document management product line. Additionally, ACCESS sells certain peripheral products including plotters, scanners and printers. ACCESS markets its products and services nationwide.


  Results of Operations

     The following table sets forth certain selected financial data and such data as a percentage of revenues for the periods indicated.


                                            YEAR ENDED APRIL 30,                       SIX MONTHS ENDED OCTOBER 31,
                             ---------------------------------------------------    ----------------------------------
   Dollars in thousands           1995              1996              1997               1996                1997
                             --------------    --------------    ---------------    ---------------     --------------
Revenues...................  $6,042   100.0%   $8,704   100.0%    $6,929   100.0%   $3,203    100.0%    $5,443   100.0%
Costs of revenues..........   3,689    61.1     5,394    62.0      5,433    78.4     2,278     71.1      4,006    73.6
Selling, general and
  administrative
  expenses.................   2,121    35.1     3,045    35.0      2,634    38.0     1,246     38.9      1,395    25.6
                             ------            ------             ------            ------              ------
         Total operating
           expenses........   5,810    96.2     8,439    97.0      8,067   116.4     3,524    110.0      5,401    99.2
Operating income (loss)....     232     3.8       265     3.0     (1,138)  (16.4)     (321)   (10.0)        42     0.8
Interest expense, net......      31     0.5         9      --          5     0.1         2      0.1         --      --
Other expense (income),
  net......................       4      --       (55)   (0.6)       (92)   (1.3)      (47)    (1.5)       (18)   (0.3)
                             ------            ------             ------            ------              ------
Income (loss) before income
  taxes....................    $197     3.3%     $311     3.6%   $(1,051)  (15.2)%   $(276)    (8.6)%      $60     1.1%
                             ======            ======             ======            ======              ======



  Six Months Ended October 31, 1997 Compared to Six Months Ended October 31,
1996



     Revenues. Revenues increased to $5.4 million in the six months ended October 31, 1997 from $3.2 million in the six months ended October 31, 1996, an increase of $2.2 million, or 70.0%. The increase in revenues resulted primarily from substantial sales to three customers related to ACCESS' Electronic Document Management Systems (EDMS) software. ACCESS also recorded additional revenues as a result of the April 1997 acquisition of Graphic Systems Technology, Incorporated (GST), a company providing third party maintenance to the prepress industry.



     Cost of revenues. Cost of revenues, which primarily consists of costs of software service expenses, increased to $4.0 million in the six months ended October 31, 1997 from $2.3 million in the six months ended October 31, 1996, an increase of $1.7 million, or 75.9%. As a percentage of revenues, cost of revenues increased to 73.6% in the six months ended October 31, 1997 from 71.1% in the six months ended October 31, 1996. The percentage increase was primarily due to a change in ACCESS' product mix from higher margin mircographic hardware services to lower margin third party services and as a result of the write-off of unamortized capitalized software in 1997. It also included the affect of decreased service margins resulting from ACCESS' expansion of the number of field service representatives related to the acquisition of GST. During the six month period ended October 31, 1997, this additional capacity was under-utilized.



     Selling, general and administrative expenses. Selling, general and administrative expenses increased to $1.4 million in the six months ended October 31, 1997 from $1.2 million in the six months ended October 31, 1996, an increase of $0.2 million, or 12.0%. As a percentage of revenues, selling, general and administrative expenses decreased to 25.6% in the six months ended October 31, 1997 from 38.9% in the six months ended October 31, 1996, primarily the result of decreased expenses as compared to increased revenues.


  Comparison of 1997, 1996, and 1995 Results of Operations


     Revenues. Revenues decreased to $6.9 million in 1997 from $8.7 million in 1996 and increased from $6.0 million in 1995. The fluctuations in ACCESS' revenues over the three year period were primarily due to the results of revenues associated with EDMS software. System sales from EDMS operations were $2.9 million, $3.8 million, and $1.3 million in fiscal years 1997, 1996 and 1995, respectively. The decrease between 1997 and 1996 was the result of a major customer ordering a substantial non-cancelable software license in 1996. ACCESS did not have a similar major EDMS order in fiscal 1997. In addition, revenues decreased in 1997 as compared to 1996 as a result of lower service sales related to hardware and software support to ACCESS' installed base of customers and third-party maintenance contracts. Service sales were $4.0 million, $4.9 million and $4.8 million in 1997, 1996 and 1995, respectively.



     Cost of revenues. Cost of revenues remained constant at $5.4 million in 1997 and 1996 and increased from $3.7 million in 1995, reflective of the trend in revenues noted above. In addition, in 1997 ACCESS accelerated and expensed the remaining unamortized capitalized software balance of $0.7 million in the third quarter of 1997. Accordingly, total amortization and write-off of unamortized capitalized software balances was $0.7 million in 1995 and 1996 as compared to $1.1 million ($0.22 per share) in 1997. As a percentage of revenues, cost of revenues increased to 78.4% in 1997 from 62.0% in 1996 and 61.1% in 1995, primarily due to a change in ACCESS' product mix from higher margin micrographic hardware services to lower margin third party services and as a result of the write-off of unamortized capitalized software in 1997.


     Selling, general and administrative expenses. Selling, general and administrative expenses decreased to $2.6 million in 1997 from $3.0 million in 1996 and increased from $2.1 million in 1995. Lower research and development expenses which were associated with Cimage Enterprise Systems, Ltd., providing the software development services in fiscal year 1997, facilitated the improvement. As a percentage of revenues, selling, general and administrative expenses increased to 38.0% in 1997 from 34.9% in 1996, primarily the result of decreased revenues in 1997. As a percentage of revenues, selling, general and administrative expenses decreased slightly to 34.9% in 1996 from 35.1% in 1995.

  Liquidity and Capital Resources

     ACCESS' principal source of liquidity has been cash flows from operating activities. The following table sets forth selected information from ACCESS' statements of cash flows for the periods indicated:


                                                                                 SIX MONTHS
                                                                                   ENDED
                                                    YEAR ENDED APRIL 30,        OCTOBER 31,
                                                  -------------------------    --------------
                Dollars in thousands               1995      1996     1997     1996     1997
                                                  ------    ------    -----    -----    -----
    Net cash provided by (used in) operating
      activities................................  $1,047    $1,621    $(110)   $(226)   $ 510
    Net cash used in investing
      activities................................     (21)     (308)    (435)     (54)     (18)
    Net cash used in financing activities.......    (147)     (125)    (122)    (118)      --

     From May 1, 1994 through October 31, 1997, ACCESS generated $3.1 million in net cash from operating activities. During this period, operating cash was generated from income adjusted for non-cash charges such as depreciation, amortization of capitalized software, deferred income taxes, and prepaid maintenance contracts. Net cash used by operating activities from May 1, 1996 through April 30, 1997 was adversely effected by the changes in operating assets resulting from cash payments of accrued liabilities, recognition of advances from customers, and an increase in accounts receivable. Net cash provided during the six months ended October 31, 1997 included a significant increase in accrued royalties related to the sale of software in October.



     Cash used in investing activities was primarily attributable to purchases of property and equipment and cash expended for the acquisitions of businesses in both fiscal years 1997 and 1996. ACCESS acquired the assets of GST in April 1997 and acquired CimSoft Incorporated in July 1995.


     Financing activities have included dividends on the company's Class One Preferred Stock, repayments on a bank line of credit, and payments related to capital leases.


     ACCESS' current line of credit of $0.4 million extends through April 7, 1998. Borrowings under the agreement bear interest at 1% over the prime rate. Maximum availability is based upon levels (as set forth in the loan agreement) of eligible accounts receivable. To secure any borrowing, ACCESS has pledged accounts receivable, inventories, fixed assets, and general intangibles. The agreement contains restrictive and other covenants which require ACCESS to maintain certain levels of indebtedness to net worth, current ratio and cash flow from operations. It also restricts new borrowings, capital expenditures, and dividends on ACCESS' capital stock. ACCESS has not had activity relating to the line of credit since 1995.

                                    BUSINESS

     The Company believes it will be the largest independent value added reseller of design automation products and services in the United States. The Company will provide its customers with licensed and proprietary CAD/CAM/CAE and complementary document management solutions. The Company will also offer a wide range of sophisticated customer support and consulting services including systems integration, customization, training, process re-engineering and call center and help desk support.

     As a single source provider, the Company will offer comprehensive professional services, products, support, and training necessary to implement and maintain complete, state-of-the-art design automation systems. The Company also expects to expand its product portfolio by licensing or purchasing additional and complementary products for resale to its customers. The Company intends to provide its customers with the latest technology and services and to become an integral part of the customer's technology team.

INDUSTRY OVERVIEW


     The design automation industry consists of six market segments: mechanical design, AEC, GIS, process and power, facilities management, and multi-media. The U.S. Department of Commerce, International Trade Administration, has estimated that the worldwide market for CAD/CAM/CAE hardware, software and services was $20.5 billion for 1996 and will be approximately $23.5 billion in 1997. Additionally, industry sources estimate that 1997 U.S. revenues for document management software products will be $1.4 billion. These estimates do not include expenditures for other related software products such as applications for viewing, scanning, conversion, and computer output to laser disk. The design automation services industry has experienced solid growth historically. In particular, the mechanical software market has grown during the period 1994 through 1996 at an approximate 16.7% compound annual growth rate, and it is estimated that this compound annual growth rate will continue through 2000. The Company believes the design automation services industry will continue to record solid growth over the next several years due to the strength of CAD/CAM/CAE software sales, the emergence of Windows NT as an implementation platform and the emergence of mid-range platforms, among other reasons. More specifically, the Company believes that the revenues of design automation value-added resellers as a whole have been growing slower than the overall design automation industry, while the larger value added resellers have been growing more rapidly due to customer preferences favoring more integrated full-service solution providers.


     Originally, developers and most manufacturers sold their CAD/CAM/CAE products directly to end users. More recently, design automation and document management tools have become more complex, more developers have placed products into the market, and demand for support and services has increased. Local and regional value added resellers have entered the industry in response to end users who wanted to obtain products and related support and services from a single source. However, value added resellers generally provide CAD/CAM/CAE products within limited geographic markets serving one or a limited number of design automation market segments as the needs of these segments differ and each requires specialized products and services. This has contributed to a high level of fragmentation within the design automation channel. There are over 1,000 design automation value added resellers (including over 700 authorized to resell Autodesk products) in North America. Additionally, there are more than 200 independent document management or client-server system integrators.

     Recently, these local and regional resellers of design automation product and service solutions have faced an increasingly difficult array of challenges. First, these local and regional resellers are not authorized to offer the full range of design automation solutions. This challenge is further complicated by the industry trend towards an increase in the number of and competition among design automation solutions. Second, the demand of customers for integration of disparate technologies and multiple computing platforms, and for customization and integration of available software solutions, has led to a heightened challenge in assembling the qualified personnel with the highly technical skills needed to provide these sophisticated professional services. Third, external economic factors are causing larger organizations to focus on core competencies and outsource various technological services, resulting in a further burden on the local and regional reseller. Fourth, local and regional resellers have limited access to capital and lack the national presence to serve clients who need vendors that can provide a broad range of products and services in all of their market segments and locations. These limitations have made it more difficult for these local and regional resellers to expand their businesses beyond their current geographic area and market segment specialization, as well as to fully serve larger organizations.

     Due to the fragmentation of the marketplace, large corporate users of design automation products with needs in one or more market segments are forced to use many disparate integrators to satisfy their product and support needs. As a result, the quality of support the large corporate user receives and the price it pays may vary dramatically from region to region depending upon the integrator. Additionally, design automation users create and rely on large volumes of documents which they need to manage effectively. The Company believes that larger corporate clients would benefit by the consolidation of design automation and document management hardware, software, support and services into one national entity. Furthermore, the Company believes that its ability to offer integrated document management solutions with security protocols will be of significant value to corporate clients.

     In response to these market conditions, the Company believes that by uniting value added resellers in diverse geographic regions, it will create a single entity with the national presence, capital, experienced executive team, name recognition and products and services required to serve larger organizations while maintaining local focus and management. Additionally, the Company believes that its ability to integrate certain document management solutions with more traditional design automation tools and certain proprietary software will uniquely fulfill the needs of the growing number of large and diverse users of these products.

BUSINESS STRATEGY

     The Company believes it will be the largest independent value added reseller of design automation products and services in the United States. The Company expects to target two primary market segments: (1) corporate, government and educational users of design automation products requiring professional services to meet their enterprise needs, and, to a lesser extent, (2) third-party channels that resell or license the Company's proprietary software products. Key elements of the Company's business strategy are to:

     Offer a Single Source for Complete, Integrated Solutions. The Company intends to be a leading nationwide provider of a full range of design automation products and services. The Company will supply the professional services, products, support, and training necessary to implement and maintain complete, state-of-the-art design automation systems. The Company is committed to providing customers with the finest software and hardware products and services on the market. As an authorized provider of many leading products in the industry, including those manufactured by Autodesk, Bentley, SDRC, and Intergraph, the Company will keep its customers in touch with the latest technology and expects to become an integral part of the customer's technology team. Moreover, the Company will provide products and professional services tailored to its customers' needs by drawing upon the diverse resources of the Founding Companies. The Company will also continue to acquire additional local and regional companies to continue to build its national presence.


     Enhance Higher Margin Professional Services and Sales of Proprietary Software. As a technological leader in the design automation market, the Company will be uniquely equipped with the resources and experience necessary to provide state-of-the-art products and services on an enterprise wide basis to a full range of corporate customers. For the nine months ended September 30, 1997, 56.3% of the Company's revenues on a pro forma basis were from software sales, 25.7% were from professional services, and 18.0% were from hardware sales. While the Company intends to continue to offer a full range of products and services, it expects to broaden its offerings of professional services and proprietary software, which typically generate higher margins. Additionally, the Company expects to form strategic alliances with other developers of proprietary software and offer this proprietary software to its customers. As the only reseller able to offer such developers national distribution, the Company expects to be able to negotiate favorable terms for these rights.


     Focus on Large Clients; Expand Geographically in Major Metropolitan
Areas. The combined resources, technical expertise and geographic diversity of the Founding Companies will enable the Company to focus its marketing efforts on clients requiring national sales and service capabilities. The Company intends to expand into selected major metropolitan areas as national account relationships develop, through both internal development and acquisitions of local and regional resellers. The Company believes this expansion to new major metropolitan areas, as well as its intended expansion in those metropolitan areas it now serves, will complement the Company's dual emphasis on maintaining current local and regional customers as well as building its national customer base. The Company will establish and implement national sales and service policies, procedures and methodologies to maintain consistent product and service offerings across the Company.

     Capitalize Upon and Leverage Specific Technical Expertise and Product Offerings. The Company plans to leverage its diverse products and services to expand its existing client relationships as well as target new sales opportunities. The Company also intends to leverage the expertise of certain of the Founding Companies by creating teams to train both internal groups as well as current and targeted customers. The Company expects that the breadth and quality of products and services it can offer, coupled with the goodwill derived from existing client relationships, will provide it with significant advantages in marketing additional product and service solutions to such customers. Additionally, the corporate coordination of the call center and help desk and development and management of proprietary software will facilitate the ability of each Founding Company to offer its customers the benefits of the best products and practices of the other Founding Companies.

     Achieve Cost Savings Through Centralization of Certain Functions. The Company believes that it will achieve significant economies of scale through centralizing a number of general and administrative functions at the corporate level and by reducing or eliminating redundant functions and facilities at the Founding Companies. Centralization of functions such as marketing, purchasing, accounting and inventory control, together with Company-wide management information systems and centralized development of product and services pricing and methodologies, are expected to yield significant cost structure improvements and efficiencies. The Company also expects to implement and administer Company-wide employee benefits programs and insurance plans which it believes will be more advantageous for employees than those currently in place at the Founding Companies. These programs and plans will be designed to attract and retain a talented work force as the Company continues to grow.

     Operate With Decentralized, Local Management. The Company believes the experienced local management teams with over 125 years of combined experience in design automation and document management that exist at the Founding Companies have a valuable understanding of their respective markets and customers and that it can best capitalize upon these strengths through a decentralized management strategy. Accordingly, the Founding Companies will retain responsibility for the operations and profitability of their locations and will make most of the day-to-day operating decisions within the policy guidelines established by the Company. The performance of each local management team will, however, be measured by clearly defined goals and expectations that will be tied directly to incentive compensation. The Company believes this balance of local operational autonomy with the centralization of certain general and administrative functions will maintain the continued successful management of the branches, facilitate direct contact with the customer at the branch level, and allow minimal staffing at the corporate level.

OPERATIONS

     Upon consummation of the Acquisitions, the Company intends to implement its business strategy by supporting the successful, entrepreneurial culture of the Founding Companies while simultaneously centralizing and maintaining certain marketing, professional service, administrative support and planning activities. The Company believes this approach will augment the branch managers' ability to build local operations. Moreover, this structure will enhance potential cross selling opportunities by allowing the Company to capitalize on the product, service and customer expertise of each branch manager.

     The Company intends to structure its operations into eight regions, which will implement corporate strategy in the branches within their respective regions. The Company expects this structure to maximize the dissemination of best practices and product and service expertise across the Founding Companies. Each of the regions will be responsible for selling design automation and complementary document management software solutions and proprietary software, and for providing professional services including systems integration, consulting services, training, custom deployment, process re-engineering support, and strategic hardware platforms support required for enterprise-wide operations. The Company anticipates that there will be a national product manager in each of the mechanical design, AEC and GIS market segments of design automation responsible for sales of CAD/CAM/CAE solutions to that market segment. Furthermore, the Company expects to have a national document management product manager. The Company believes this approach will allow local management to focus on customer sales and support while providing operations support and strategic vision at the corporate level.

     The Company expects to standardize and integrate the information systems of the Founding Companies. A state-of-the-art distributed client-server based system will be utilized to provide the Company with an integrated marketing, sales and support management system. An initial customer database will be developed by merging existing local office customer databases into the new system. The Company's integrated marketing, sales and support management system will also enable the telemarketing personnel in the call center to leverage fully the Company's national marketing programs and strategy. Marketing and telemarketing, and operations and services, will be coordinated and supported on a national basis by the Senior Vice President of Business Development and Marketing and the Senior Vice President of Operations and Service, respectively, each of whom will report to the Chief Executive Officer.

PRODUCTS AND SERVICES

     Historically, local and regional value added resellers specialized in particular products or product lines. The Company will have the ability to offer a wide range of design automation products and services including software, professional services, proprietary software, hardware and software maintenance, complementary document management solutions and hardware. This will enable the Company to become a single source provider for its customers on a national basis. Although many of the Company's products and services can be sold separately, the Company anticipates an acceleration of the trend the Founding Companies are experiencing in which customers are increasingly demanding an integrated mix of services, software and hardware.

     Software. The Company will offer a wide range of design automation software that provides CAD/CAM/CAE solutions in the design automation market segments. Among the leading design automation families of products are those manufactured by Autodesk. Each of the Founding Companies, except ACCESS and UDMS, is an authorized Autodesk reseller and each, except ACCESS, UDMS and Computers for Design, is an Authorized Systems Center ("ASC") for one or more of Autodesk's mechanical design, AEC, GIS, data management or plant design product groups. To obtain this authorization a reseller must, among other things, maintain a certain number of trained sales representatives and technicians and a minimum sales volume. To be eligible for this authorization, the Founding Company also must already have been designated as an Authorized Premier Support Center in its particular market segment. Designated ASCs are published and promoted by Autodesk through its support referral program. In addition, four of the Founding Companies have been designated as educational authorized resellers, which affords them the exclusive right to market and distribute Autodesk's software to educational institutions within their territories, which currently includes nine states.

     The Company will continue to offer a full suite of design automation products manufactured by Bentley, Intergraph, SDRC and others. These offerings will further distinguish the Company in the marketplace from those resellers that are limited in the number of products they offer. The Company will also institute a program of evaluating potential additional product offerings as well as re-evaluating current product offerings.


     For the nine months ended September 30, 1997, software sales excluding sales of proprietary software represented approximately 47.4% of the Company's total revenues on a pro forma basis.


     Professional Services. The Company intends to deliver effective solutions for all its customers, from those with minimal needs to complex, large scale computing environments for corporations, engineers, manufacturers, utilities, government and educational institutions. The Company will be a multi-faceted solutions integrator, will provide its clients with a wide range of sophisticated customer support and consulting services, and will focus on delivering high levels of customer satisfaction. Professional services will include systems integration, customization, installation, design engineering, training, process re-engineering and call center and help desk support. The Company also expects to provide these services to its clients in technology intensive environments, such as architecture, engineering, 2-D and 3-D modeling, GIS, facilities management, civil engineering, process and power and scanning.

     To complement these traditional service offerings, the Company will offer a host of other expertises. These other offerings will include services such as application, system and network analysis, evaluation and design. For post-installation services, on-site and in-house training, technical support and service will also be offered. For document management applications, the Company will offer business process evaluation, workflow analysis, implementation, planning and execution.

     The Company will maintain a national call center and help desk by combining the existing help desks, dispatch centers and telephone support of the Founding Companies. The Company will build upon these established functions through development of an integrated automated support system. Customers will be given a single number to call and will then be routed through menu selection to the appropriate Founding Company that has the necessary expertise to respond to the customer's needs from application assistance and product support to dispatch of maintenance technicians. The call center and help desk personnel will have both the application and technical skills required to provide quality support to the Company's installed customer base and to facilitate additional sales of products and services. This service will be made available to customers under maintenance and support contracts which include access to the call center and help desk, as well as to non-contracting customers who will be charged on a per call basis.


     For the nine months ended September 30, 1997, professional services represented 25.7% of the Company's total revenues on a pro forma basis.



     Proprietary Software. The Company will also sell and support these document management software products including Step2000, developed by UDMS, and Network File Manager(3.0) ("NFM(3.0)"), developed by Synergis, as well as Cimage, a document management software product currently distributed solely by ACCESS in North America.


     Cimage is a premier enterprise-wide document management, distribution and retrieval system with security and access control, revision handling, storage management, document structuring, document check-in and check-out, and audit trail. This allows customers to reduce time for product introduction, improve effectiveness, comply with statutory regulations and better manage product and project life cycles.

     Step2000 is a point and click object oriented document management and workflow application builder which enables the automation of business processes without programming. Step2000 is an open, distributed, client-server based system which is highly scalable and effective for all sizes of installations, from small work groups to multi-site, multidepartmental organizations.


     NFM(3.0) is a document management solution allowing CAD work groups to manage, track, view and secure engineering drawings and related documents. NFM(3.0) is network independent, runs on most personal computers and provides a streamlined, intuitive interface which gives the user both high functionality and ease of use.


     The Company believes these document management products will enable the Company to offer customized document management solutions to clients of any size. Furthermore, these offerings are capable of stand-alone use as well as fully integrated use with a client's design automation systems.


     For the nine months ended September 30, 1997, sales of proprietary software represented 8.9% of the Company's revenue on a pro forma basis.



     Hardware. The Company will continue to provide its customers with PCs, work stations, and servers primarily through sales of Sun Microsystems, Hewlett-Packard and multiple Intel-based products. The Company also expects to continue to sell certain peripheral products such as scanners, plotters and printers as part of an integrated customer solution. Although the Company intends to expand sales of high end hardware throughout the Company, it expects that hardware sales will usually be supplied with sales of software and services, although customer acceptance of hardware generally is not conditioned upon customer acceptance of software, services or other hardware.

     For the nine months ended September 30, 1997, sales of hardware represented 18.0% of the Company's revenue on a pro forma basis.


SALES AND MARKETING

     The Company's sales and marketing staff initially will consist of approximately 70 persons including management personnel with sales responsibilities and experience. The sales staff has significant experience in the sale of information technology products and services and a high level of technical proficiency. The Company believes an emphasis on expanding and developing its direct sales force will lead to better account penetration and management, long term customer relationships and opportunities for additional sales to its existing clients. It is expected that the Company's senior engineers will often participate with the sales staff in pre-sale activities as well as implementation of the customized solution. It is the Company's belief that such participation will facilitate customized technology solutions for the customer as well as more targeted sales presentations focusing on the customer's return on investment.

     In addition to supporting a direct sales force, the Company intends to provide technical support and telemarketing services through a centralized call center staffed with trained personnel on a 7-day a week 24-hour a day basis. The Company believes that providing technical support services and focusing on customer service will enhance its client relationships as well as generate incremental sales.

     The Company's marketing organization will develop the overall marketing strategy including strategic product plans, public relations, sales material, sales presentations, catalogue sales, and lead generation and fulfillment. They also will be responsible for the Company's Internet strategy and will assist in the cross-utilization throughout the Company of successful strategies developed by one or more of the Founding Companies.

     The Company expects to generate sales leads directly from manufacturers and product and service suppliers, to be a team participant with other large systems integrators on major projects for larger customers, and to develop alternate channels to resell or license the Company's proprietary products and tools.

CUSTOMERS

     The Company's clients represent a diverse range of businesses in terms of both size and industry concentration. During 1996, the Founding Companies provided products and/or services to over 12,000 customers nationwide. Additionally, due to their reputations for delivering quality products and services in their local markets, the Founding Companies have established client relationships with over 34,000 customers during the history of their respective organizations. Such clients represent primarily medium to larger sized businesses and include Fortune 1000 corporations and professional firms as well as government and educational institutions. The following is a partial representative list of the Company's clients:

Allen Bradley
Allergan
Amoco Pipeline
Arco
Ashland Chemical
AT&T
Center for Design Control
Charles Schwab
Chrysler Technology Ctr.
Coca-Cola
Delta Airlines
Detroit Diesel
Digital Equipment Corp.
Dupont Merck
Ford Motor Company
Fujitsu
General Electric
Georgia Power
GTE
Hallmark Cards
Harvard University
IBM
Kimberly Clark
Komatsu
Los Alamos Labs
M & M Mars
Marathon Oil
M.I.T. Lincoln Labs
Mobil Oil
Northwest Airlines
Panasonic
Polaroid Corporation
Pratt & Whitney
Raytheon
Siemens
Sony
Sprint
Sun Microsystems
The Gillette Company
United Technologies
University of Georgia
University of North Carolina
Unocal
United Parcel Service
W.R. Grace Co.

     To date, the Founding Companies have worked with such clients in a limited capacity and have at times been constrained from delivering a complete multi-location design automation solution which includes hardware and software as well as related integration and consulting services. The Company believes that, following the consummation of the Acquisitions and this Offering, it will be well positioned to respond to the full design automation needs of both its current clients and prospective clients on a national basis. The Company intends to combine strong, local management with an understanding of the dynamics of the local market, and a national corporate infrastructure to deliver the most comprehensive product and service offering to its clients.

SUPPLIERS

     The Company expects to continue to purchase design automation software as well as hardware and other related products directly from the approximately 55 manufacturers whose products the Founding Companies currently resell. In general, a reseller must be authorized by a manufacturer to sell that manufacturer's products. Each Founding Company has entered into separate authorization agreements with certain of these manufacturers. Typically, these authorizations provide that the Founding Company has been appointed, on a non-exclusive basis, as an authorized dealer of specified products of the manufacturer. Most of the authorization agreements, including those with Autodesk, Bentley and Hewlett-Packard, provide that the manufacturer may terminate the agreement with or without cause upon 30 to 90 days notice or immediately upon the occurrence of certain events. The Founding Companies' current arrangements with these major hardware manufacturers generally provide protection against declines in the list price. Additionally, manufacturers of hardware, software and related products permit resellers to pass through to customers all warranties applicable to the manufacturers' products.

     The two primary manufacturers of design automation software which the Company resells are Autodesk, the leader in design automation software for the workstation, and Bentley. Autodesk recently acquired Softdesk, a leading developer of software enhancements for the AEC market. Each of the Founding Companies, except for ACCESS and UDMS, is an authorized Autodesk reseller and, except for ACCESS, UDMS and Computers for Design, each of the Founding Companies has qualified as an Autodesk Authorized Systems Center ("ASC") for one or more of Autodesk's product groups. Four of the Founding Companies are authorized Bentley resellers.

     The Autodesk ASC authorization is the highest level of recognition afforded by Autodesk to a reseller and requires, among other things, that a reseller maintain minimum volume requirements as well as a certain number of trained sales representatives and technicians. Additionally, to achieve this authorization, the Founding Company must already have been designated by Autodesk as an Authorized Premier Support Center in the particular market segment. These designated ASCs are published and promoted by Autodesk through its support referral program.

     The Company and Autodesk have entered into a letter agreement pursuant to which Autodesk has consented to the assumption by the Company of all agreements between each of the Founding Companies and Autodesk upon the consummation of the Acquisitions. The Company anticipates entering into similar agreements with both Cimage and Bentley. The Company also expects to enter into negotiations with each of these suppliers upon the consummation of the Acquisitions and the Offering concerning the ongoing relationship between the two companies.

     The Company will also continue to resell certain hardware and peripheral products, primarily those manufactured by Sun Microsystems, Hewlett-Packard and Tri-Star. Sun Microsystems manufactures one of the leading UNIX-based client-server platforms in design automation. Hewlett-Packard is the leading manufacturer of printers and plotters for design automation and is expected to continue to be one of the Company's primary suppliers of these peripheral products. The Company also expects to continue to resell Tri-Star workstations which are designed for the Intel-based high-end design automation user.

     Autodesk, Bentley and Sun Microsystems recognize leading resellers through various awards and award programs. Most of the Founding Companies have been recognized by one or more of these suppliers as leading resellers through awards for meeting certain volume levels as well as excellence in customer support and service.

INFORMATION SYSTEMS

     Each of the Founding Companies currently has information technology systems in place which the Company intends to maintain as it implements its two part information system strategy upon consummation of the Acquisitions.

     The first part of the strategy relates to the procedures governing the combined entity immediately following the Acquisitions. Because two of the Founding Companies, representing approximately 35% of the Company's revenue, already use the same accounting and finance system, the Company will immediately combine the accounting systems of those companies. Over the next three quarters, the Company will consolidate the accounting systems of the Founding Companies for reporting and control purposes. This will insure that the Company will have accurate and complete accounting information and maintain essential accounting controls. Furthermore, the Company will immediately centralize the cash management function.

     As part of the second stage of its strategy, the Company is reviewing the existing sales information, marketing, communications services and other systems at each of the Founding Companies. The expectation is to implement an overall technology strategy which is cost effective, complements the Company's sales and marketing strategies and is capable of supporting future growth. This overall strategy will be characterized by an umbrella architecture, including uniform platforms and operating systems. The Company intends to implement this longer term strategy over the next six to twelve months, balancing the need for enterprise wide consistent systems with the need to minimize and manage the level of disruption of day-to-day operations.

ACQUISITION PROGRAM

     The Company believes that, after the closing of the Offering, there will remain significant opportunities to benefit from the ongoing industry consolidation through additional acquisitions of other independent design automation and document management businesses. As part of its strategic plan, the Company expects to implement an active acquisition program designed to enter additional markets, gain market share, and acquire additional products and capabilities within existing markets, although the Company is not at this time a party to any agreements to make any particular acquisitions. See "Risk
Factors -- Risks Generally Associated with Acquisitions."

     Geographic Expansion Acquisitions. The Company generally expects to pursue acquisitions based on a two tiered primary and supplementary acquisition strategy, determined by the Company's existing presence in a particular geographic market. A primary acquisition will be one which will create a significant presence for the Company in the geographic market in which the acquisition candidate is located. A supplementary acquisition will be one in which the candidate is located in a market where the Company already has a significant presence.

     The Company intends to make primary acquisitions in targeted areas by acquiring established local companies with strong market positions. In analyzing potential primary acquisition candidates, the Company will look for experienced and high quality management, a strong customer base and a history of profitability. It is expected that potential primary acquisition candidates will be similar in product and service offerings, as well as market position, to the Founding Companies and will be located in major metropolitan areas. These acquisitions will enable the Company to benefit from the operating leverage of its existing businesses by acquiring additional market share and revenue in new markets.

     The second part of the Company's geographic expansion acquisition strategy, supplemental acquisitions, will involve the acquisition of design automation and document management companies that will either increase the Company's product and service offerings in a particular geographic region or increase its share of the market for those products and services it already offers in that region. In making such acquisitions, the Company will evaluate the needs of the market and focus on local companies which can bring the desired additional sales and services capabilities. In general, these acquisitions are expected to be smaller than a primary acquisition.

     Proprietary Software Acquisitions. To increase its proprietary product offerings, margins and profitability, the Company expects to acquire, on a limited basis, existing proprietary software through the acquisition of complementary software companies or the acquisition or licensing of complementary software products.

     The Company believes it will be well received by other design automation and document management product and services companies because of its strategy of retaining the owners and management of acquired companies, its intent to improve acquired companies' profitability by keeping day-to-day operational decision making at the local level while achieving economies of scale through centralization of general and administrative functions, its expected ability to provide them with access to the additional capital and its ability to offer owners of potential acquisition candidates a combination of cash for their businesses as well as equity stakes in the Company.

COMPETITION

     The design automation and document management reseller industry is highly competitive, fragmented and served by numerous firms, many of which serve only their respective local markets. Although the Company believes that only Rand provides a similar mix of the Company's services, competition will also come from participants in a variety of market segments, including systems consulting and integration firms, professional service divisions of computer equipment companies and software development and marketing companies.

     The Company expects its competitors will vary depending on the geographic region. As there is no other company in both the design automation and document management channel with national coverage with the exception of Rand, the majority of the Company's competition is expected to come primarily from smaller regional and local companies with a strong presence in their respective local markets. The Company believes that its ability to compete effectively will greatly depend on attracting and retaining the highest level of sales, service and systems integration personnel. See "Risk Factors -- Competition."

PROPERTY AND FACILITIES


     The Company has principal offices in various locations around the United States, all but one of which are located on property leased by the Company. The lease terms range from two years to ten years, with most lease terms being either three or five years. Six of the Company's offices are leased on a month-to-month basis. The Company considers all of its offices, which are described in the following table, to be well-suited to its present and currently anticipated future requirements. However, the Company does not believe that any of the leases is material to the operation of the Company.



                                                                                 AGGREGATE ANNUAL
               LOCATION                LEASED/OWNED       FOUNDING COMPANY        LEASE PAYMENT
    -------------------------------    ------------     ---------------------    ----------------
    Irvine, CA.....................       Leased        ACCESS                       $ 44,957
    Englewood, CO..................       Leased        Computers for Design           53,543
    Glastonbury, CT................       Leased        DTI                            36,970*
    Atlanta, GA....................       Leased        Applied                        76,701
    Hebron, KY.....................       Leased        ACCESS                         58,656*
    Boston, MA.....................       Leased        DTI                            15,979

    Gladwin, MI....................        Owned        Devtron Russell                 8,954
    Grand Rapids, MI...............       Leased        Devtron Russell                 5,820
    Traverse City, MI..............       Leased        Devtron Russell                 3,000
    Lee's Summit, MO...............       Leased        Mid-West CAD                   54,180
    Bedford, NH....................       Leased        DTI                            80,160
    Albuquerque, NM................       Leased        Computers for Design            5,100
    Albany, NY.....................       Leased        DTI                            10,800
    Peekskill, NY..................       Leased        DTI                             8,230
    Greensboro, NC.................       Leased        Applied                         6,483
    Beachwood, OH..................       Leased        Technical Software            149,978
    Cincinnati, OH.................       Leased        ACCESS                        166,780
                                          Leased        UDMS                           34,000
    Quakertown, PA.................       Leased        Synergis-PA                    85,809

                                                                                 AGGREGATE ANNUAL
               LOCATION                LEASED/OWNED       FOUNDING COMPANY        LEASE PAYMENT
    -------------------------------    ------------     ---------------------    ----------------
    York, PA.......................       Leased        Synergis-PA                     8,714
    Alexandria, VA.................       Leased        CADD Microsystems              98,094


---------------

* Estimated based on partial years only.


LICENSES AND PROPRIETARY RIGHTS

     To a significant degree, the Company's products consist of third party software and hardware integrated with some proprietary software of the Company. The Company does not hold any patents and holds only one copyright with respect to its products. To the extent possible, the Company attempts to protect its use of third party software and hardware with contractual exclusivity and nondisclosure provisions. To protect its proprietary product components, the Company relies upon the law of trade secrets, nondisclosure agreements with employees and others and restrictions incorporated into agreements with customers. The Company has federal trademark protection covering the names of a number of the Founding Companies and software packages and has copyright protection covering a systems integration proposal and network file management software. In general, unauthorized use of any of these names or systems constitutes a violation of the Company's trademarks, trade names or copyrights. See "Risk Factors -- Protection of Intellectual Property."

     The trademarks, trade names and copyrights owned by the Company are summarized below:

                MARK, NAME, PROCESS OR LOGO                FOUNDING COMPANY        TYPE(1)
    ----------------------------------------------------  ------------------     -----------
    "ACCESS"............................................        ACCESS            trademark
    "Applied Software"..................................       Applied            trademark
    "ACADemic"..........................................       Applied            trademark
    "ACADALOG"(2).......................................       Applied            trademark
    "CDMS"..............................................       Applied            trademark
    "CDView"............................................       Applied            trademark
    9-block logo........................................       Applied            trademark
    "ComputerSmith".....................................         DTI             trade name
    "Synergis"..........................................     Synergis-PA          trademark
    "Synergis Network File Manager".....................     Synergis-PA          trademark
    Network file manager software.......................     Synergis-PA          copyright
    "The Supply Shop"...................................  Technical Software      trademark
    "Software Helpline".................................  Technical Software     trade name
    Step2000(2).........................................         UDMS             trademark

---------------
(1) All registered trademarks are registered with the Federal Patent and Trademark Office. "Software Helpline" is a trade name registered with the State of Ohio. "ComputerSmith" is a trade name registered with the State of New Hampshire.

(2) An application covering this mark is pending with the Federal Patent and Trademark Office.

PERSONNEL


     As of December 1, 1997, the Company employed approximately 325 persons on a combined pro forma basis, approximately 305 of whom were employed on a full-time basis (30 hours a week or more), including approximately 45 management personnel. Additionally, the Company considers approximately 90 of its employees to be highly skilled technical personnel. The Company's continued success will depend on its ability to attract and retain qualified management personnel and highly trained technical personnel. None of the Company's employees is covered by a collective bargaining agreement. The Company considers its employee relations to be good.


LITIGATION

     There are no material legal proceedings pending or, to the best of management's knowledge, threatened against the Company or any of the Founding Companies.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information as of October 1, 1997 concerning each of the Company's directors and executive officers, including persons who will become directors or executive officers following consummation of this Offering:


    NAME                                    AGE                    POSITION
    --------------------------------------  ---     --------------------------------------
    Terry L. Theye........................  53      Chairman of the Board, Chief Executive
                                                      Officer and President
    Thomas R. McLean......................  45      Senior Vice President of Business
                                                      Development and Marketing
    Scott D. Watkins......................  48      Senior Vice President of Operations
                                                    and Services
    Daniel B. Dolan(1)....................  51      Divisional President and Director
    Bonnie L. Johnson.....................  48      Vice President, Secretary and General
                                                      Counsel
    Jeffrey A. Pakrosnis..................  34      Vice President and Chief Financial
                                                    Officer
    Michael D. Theye......................  30      Vice President of Corporate
                                                    Integration
    William G. Kagler(1)(3)...............  65      Director
    James B. Koons(1)(2)(3)...............  44      Director
    Norma Skoog(1)(2)(3)..................  47      Director
    Dennis J. Sullivan, Jr.(1)(2).........  65      Director


---------------
(1) Will become a director upon the closing of the Offering.

(2) Will become a member of the Audit Committee effective upon the closing of the Offering.

(3) Will become a member of the Compensation Committee effective upon the closing of the Offering.

     Terry L. Theye has served as the Chief Executive Officer and President of the Company since August 1997 and Chairman of the Board since October 1997. He also serves as Chairman of Growth Management Advisors, Inc., a Cincinnati-based consulting firm, which he founded in 1996. Prior to his positions with these companies, Mr. Terry Theye was the Chairman and Chief Executive Officer of The Future Now, Inc., a Cincinnati-based national computer sales and consulting company which he founded in 1978. The Future Now, Inc. was publicly traded from 1991 until its sale in August 1995. Mr. Theye is the father of Michael D. Theye.

     Thomas R. McLean joined the Company as its Senior Vice President of Business Development and Marketing in August 1997. From July to August 1997 he was a consultant to UDMS through his position with Growth Management Advisors, Inc. Prior to that he was Vice President -- Sales and Marketing of LanVision, Inc., a Cincinnati-based provider of health information systems, beginning in March 1996. From 1975 to March 1996, Mr. McLean served in various management positions with Cincom Systems, Inc., a Cincinnati based software development company, where he was Vice President -- Marketing, Product and Corporate Planning beginning in 1989.

     Scott D. Watkins will be the Senior Vice President of Operations and Services of the Company. Mr. Watkins is the President, Chief Executive Officer and Chief Operating Officer of ACCESS Corporation, one of the Founding Companies. He has held these positions since 1989.


     Daniel B. Dolan will be the Divisional President and a director of the Company. Mr. Dolan has been President of DTI Technologies, Inc., one of the Founding Companies, since he founded it in 1984.


     Bonnie L. Johnson joined the Company as its Vice President, Secretary and General Counsel in October 1997. From 1995 to September 1997 she was Vice President, General Counsel and Corporate Secretary of DAP Products, Inc., an Ohio-based manufacturer of caulks, sealants and adhesives which is a wholly owned subsidiary of Wassal PLC, a British holding company. Prior to that Ms. Johnson served as Associate General Counsel for The United States Shoe Corporation, a Cincinnati based manufacturer of footwear, a position she held from 1993 to 1995. From 1990 to 1992 she was Managing Attorney for Lenscrafters, Inc., a subsidiary of The United States Shoe Corporation.

     Jeffrey A. Pakrosnis joined the Company as its Vice President and Chief Financial Officer in August 1997. From May to August 1997 he was a consultant to UDMS through his position with Growth Management Advisors, Inc. From 1986 to May 1997 he was with the certified public accounting firm KPMG Peat Marwick LLP, serving as senior manager in that firm's Information, Communications and Entertainment practice from 1992 to 1997. Mr. Pakrosnis is a certified public accountant.

     Michael D. Theye joined the Company as its Vice President of Corporate Integration in August 1997. From June to August 1997 he was a consultant to UDMS through his position with Growth Management Advisors, Inc. Prior to that Mr. Michael Theye was General Manager of Queen City Vending, Inc., a Cincinnati-based provider of food vending services, from 1995 to June 1997. From 1991 to 1995, Mr. Michael Theye served in various management positions with The Future Now, Inc., including two years as Director of Operations. Mr. Michael Theye is the son of Terry L. Theye.


     William G. Kagler is the former President and Chief Executive Officer of Skyline Chili, Inc., a Cincinnati based restaurant and frozen food firm, a position he held from 1989 until 1992. From 1992 until 1995 he was Chairman of the Executive Committee of the Board of Directors of Skyline Chili, Inc. Mr. Kagler is also a director of The Ryland Group, Inc., Fifth Third Bancorp and Union Central Life Insurance Co.



     James B. Koons is the President of Confluence Enterprises, Inc., an Oregon based real estate development company of which he is the sole principal. He has held this position since 1989.


     Norma Skoog founded Growth Management Advisors, Inc. in 1996 and serves as its President. From 1992 to 1995, she was Vice President, Secretary and General Counsel of The Future Now, Inc. Prior to that Ms. Skoog served as Vice President and Secretary of The Kroger Co., a Cincinnati-based national supermarket company, a position she held from 1989 to 1992.


     Dennis J. Sullivan, Jr., is an Executive Counselor at Dan Pinger Public Relations, Inc., a position he has held since 1993. Prior to that he was Executive Vice President and Chief Financial Officer of Cincinnati Bell, Inc., former President of Cincinnati Bell Telephone and served on the board of Cincinnati Bell, Inc. and Cincinnati Bell Telephone Company for ten years. Mr. Sullivan is also a director of Fifth Third Bancorp and ACCESS Corporation.


EMPLOYMENT AGREEMENTS; EXECUTIVE COMPENSATION


     Messrs. Terry Theye, McLean, Watkins, Dolan, Pakrosnis, and Michael Theye and Ms. Johnson have each entered into an employment agreement with the Company, effective as of the date of the Offering. The provisions of each of the agreements are substantially similar. The salary and incentive compensation of each position do, however, vary. Annual salaries for Messrs. Terry Theye, McLean, Watkins, Dolan, Pakrosnis, and Michael Theye and Ms. Johnson are $120,000, $120,000, $170,000, $150,000, $90,000 and $90,000, and $150,000,
respectively. Annual incentive compensation may also be paid to each of the officers in amounts of up to $120,000, $120,000, $60,000, $100,000, $30,000 and
$30,000, and $20,000, respectively. The terms of the incentive compensation will be based on achievement of profitability objectives for the Company, except that the bonus for Mr. Dolan will be based on achievement of profitability objectives for the divisional operations of the Company. Additionally, $30,000 of Mr. McLean's incentive compensation through July 6, 1998 is guaranteed. Furthermore, Mr. McLean has been granted a warrant (the "McLean Warrant") to purchase 4,226 shares of the Company's Common Stock at $2.37 per share. The warrant is first exercisable on the closing date of the Offering and expires on the fifth anniversary of the closing.


     Mr. Dolan's and Ms. Johnson's agreements are each for a three year term, Messrs. Watkins and Pakrosnis' agreements are each for a two year term and each of the other agreements is for a one year term. Each of the agreements provides for severance pay in the event the agreement is terminated by the Company without cause or by the officer with cause, as defined in the agreement. The amount of the severance pay is one year of salary except that Messrs. Dolan and Pakrosnis and Ms. Johnson will receive severance pay in such an instance for the greater of the remaining term of the employment agreement or one year. The agreements may also be terminated by the Company with cause, as defined in the agreement, or by the officer without cause. In such cases, no severance will be paid to the officer. Each of the agreements also includes an agreement by the officer not to compete with the Company for one year after termination of the agreement, except that Messrs. Dolan and Pakrosnis' and Ms. Johnson's agreements provide, in general, that the non-compete extends for the greater of the remaining term of the employment agreement or one year in the event the officer is entitled to severance pay and for one year if the officer is not entitled to severance pay. Mr. Terry Theye's agreement also provides that he may continue to hold the position of Chairman of Growth Management Advisors, Inc., although his intention is to devote such time and effort as is necessary to assume and discharge those responsibilities commensurate with his position as Chairman, C.E.O. and President of the Company.


     Additionally, Mr. Watkins had entered into an Executive Retention Agreement with ACCESS which among other things, provided for certain benefits for Mr. Watkins upon a change of control which resulted in the termination of his employment or a decrease in his compensation or responsibilities. Mr. Watkins' employment agreement with the Company specifically recognizes that the acquisition of ACCESS is such a change of control and the Company has assumed these obligations insofar as the acquisition of ACCESS and as to any subsequent change of control for the two year term of the employment agreement. The benefits that would be payable to Mr. Watkins upon such an occurrence would, in general, include payment of his compensation and continuation of his benefits for two years.

DIRECTORS' COMPENSATION

     Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company receives an annual retainer of $12,000. All such non-employee directors also receive a fee of $750 for each board meeting attended and $300 for each committee meeting attended, except that chairs of committees receive $600 for each committee meeting attended. Directors of the Company are reimbursed for expenses incurred in attending meetings of the Board of Directors or committees and for other expenses incurred in their capacity as directors of the Company. Each non-employee director receives an option to purchase 5,000 shares of Common Stock upon election to the Board of Directors and thereafter will receive an annual grant of an option to purchase 3,000 shares of Common Stock. One half of each such option vests six months after the date of grant and the remaining half vests on the first anniversary date of the date of grant.

STOCK OPTIONS

     In August 1997, the Board of Directors and the shareholder of the UDMS adopted the Company's 1997 Long-Term Incentive Plan. The purpose of the Plan is to provide directors, officers and employees with additional incentives by increasing their ownership interests in the Company. Awards under the Plan may include both non-qualified stock options and restricted stock ("Stock Awards").

     The Compensation Committee of the Board of Directors administers the Plan. This committee has discretion to determine the terms of a Stock Award, including the number of shares subject to option, the post-termination exercise period, the number of shares of restricted stock, the term and the vesting schedule of a Stock Award. However, pursuant to the terms of the Plan and without any action on the part of the Compensation Committee, directors who are not otherwise employed by the Company automatically receive annual option grants in an amount and subject to such terms as are specified in the Plan. See "Management -- Directors' Compensation."

     The maximum number of shares of Common Stock of the Company that may be issued under the Plan is 720,000. The Plan will remain in effect until terminated by the Board of Directors. The Plan may be amended by the Board of Directors without the consent of the shareholders of the Company, except that any amendment, although effective when made, will be subject to shareholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock of the Company may then be listed or quoted.


     In August 1997, the Company granted options to purchase a total of 141,000 shares of Common Stock at an exercise price of $9.60 per share, which was determined to be the fair market value of the Common Stock as of the date of grant. Each such option is a non-qualified option and these options were granted to certain of the officers of the Company. One half of each such option vests six months after the date of grant or on the first business day following the date of the Offering, whichever is later, and the remaining half vests on the first anniversary date thereof. These options are exercisable for a period of ten years from the date of grant.


     Effective on the date of the Offering, the Company intends to grant options to its executive officers who were not granted options in August 1997, all at an exercise price equal to the initial public offering price per share. One half of these options will vest six months after the date of grant and the remaining half will vest one year thereafter.


     Options to purchase 141,000 shares of Common Stock were outstanding prior to the date of this Prospectus, including grants to executive officers as follows: Mr. Terry Theye, 72,000 shares; Mr. McLean, 28,000 shares; Mr. Pakrosnis, 18,000 shares; and Mr. Michael Theye, 18,000 shares. The exercise price for all options previously granted is $9.60. Options to be granted on the date of this Prospectus, at the initial public offering price, to executive officers and directors, are as follows: Mr. Watkins, 28,000 shares; Mr. Dolan, 28,000 shares; Ms. Johnson, 5,400 shares; Mr. Kagler, 5,000 shares; Mr. Koons, 5,000 shares; Mr. Sullivan, 5,000 shares; and Ms. Skoog, 5,000 shares. Additional options to be granted on the date of this Prospectus, at the initial public offering price, to other employees of the Company, equal 224,600 shares in the aggregate.

                              CERTAIN TRANSACTIONS

THE ACQUISITIONS

     Each of the Founding Companies has entered into a separate definitive agreement to be acquired by the Company simultaneously with the closing of the Offering. Of the nine Acquisitions, eight are structured as statutory mergers pursuant to which the Founding Company will be merged into the Company and the shareholders of the Founding Company will receive consideration in the form of a combination of cash and Common Stock of the Company valued at the Offering price. The remaining Acquisition, involving ACCESS, is structured as a purchase of assets and assumption of liabilities with the consideration payable to the seller consisting solely of cash. Except in the case of Synergis-PA, all Common Stock issued in the Acquisitions will be issued on a "tax free" basis under
Section 368(c) of the Internal Revenue Code of 1986.

     All of the acquisition agreements contain customary representations and warranties, conditions to closing and other terms and conditions. All of the transactions are conditioned upon the closing of the Offering, and the Company's obligation to close with each Founding Company is conditioned both upon the closing of the Offering and the closing of all of the Acquisitions or, if less than all, such number of Acquisitions as to be sufficient for purposes of the Offering in the judgment of the Company and the Underwriters. In addition, the Company's obligation to consummate the Acquisitions is in each case subject to the Company's completion and reasonable satisfaction with the results of due diligence reviews of the Founding Companies.

     The representations and warranties in the acquisition agreements are in each case subject to a one year survival period, and specified former shareholders of the Founding Companies (except ACCESS, a publicly held corporation) will be subject to certain indemnification obligations in the event of breaches of the representations and warranties. The indemnification obligations of those shareholders of the Founding Companies subject to indemnification obligations are, in general, limited to 50% of the consideration paid by the Company.

     To the extent the former shareholders of the Founding Companies receive shares of the Company's Common Stock as a result of the Acquisitions, their shares will be subject both to certain limitations on resale and to a Registration Rights Agreement. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."

     The following table summarizes certain features of each of the
Acquisitions:


                                                                                  COMMON STOCK COMPONENT OF
                                                                                      CONSIDERATION(2)
                                                                                -----------------------------
                                                                                 VALUATION
                                     TOTAL ACQUISITION      CASH COMPONENT       AT $12.00
         FOUNDING COMPANY            CONSIDERATION(1)      OF CONSIDERATION      PER SHARE      NO. OF SHARES
-----------------------------------  -----------------     ----------------     -----------     -------------
ACCESS.............................     $ 3,000,000          $  3,000,000       $        --              --
Applied............................       4,550,000             2,275,000         2,275,000         189,583
CADD Microsystems..................         750,000               225,000           525,000          43,750
Computers for Design...............         630,000               302,400           327,600          27,300
DTI................................       7,000,000             3,500,000         3,500,000         291,667
Synergis-PA........................       5,000,000             4,000,000         1,000,000          83,333
Technical Software.................       1,217,000               608,500           608,500          50,708
Mid-West CAD.......................       2,300,000             1,150,000         1,150,000          95,833
Devtron Russell....................       1,400,000               420,000           980,000          81,667
                                        -----------           -----------       -----------       ---------
          Total....................     $25,847,000          $ 15,480,900       $10,366,100         863,841
                                        ===========           ===========       ===========       =========


---------------

(1) Table does not include "earn-outs" or other contingent consideration payable after the Acquisitions close which are based on future performance. The consideration paid to the Founding Companies was determined by arm's length negotiation between UDMS and each Founding Company, taking into account factors such as the historical financial and operating results, management experience, levels and type of indebtedness and future prospects of each Founding Company. Because pricing was determined by negotiation between unrelated parties, the Company did not believe obtaining appraisals of the Founding Companies was necessary or beneficial.


(2) In each case the number of shares is based on the total dollar portion of the consideration payable in stock divided by the Offering price. The numbers of shares in this table are based upon the mid-point of the estimated price range of the Offering, or $12.00 per share. The actual numbers of shares will not be determinable until final pricing of the Offering occurs.

     In addition, several of the Acquisitions contain contingent future consideration features, as follows:

     ACCESS. ACCESS is eligible to receive additional consideration based on the performance of its hardware services business for the 12 month period ending April 30, 1998. Its performance will be measured based on the gross profit of that business. The following describes the additional consideration based on varying levels of gross profit of the hardware services business:

        GROSS PROFIT                                          ADDITIONAL CASH CONSIDERATION
        ----------------------------------------------------  -----------------------------
        Greater than $2,000,000.............................           $ 1,000,000
        $1,950,000 to $1,999,000............................               800,000
        $1,900,000 to $1,949,999............................               600,000
        $1,850,000 to $1,899,999............................               400,000
        $1,800,000 to $1,849,999............................               200,000
        Less than $1,800,000................................                    --

     DTI. The sole shareholder of DTI, Daniel Dolan, is eligible to receive additional shares of Common Stock based on a formula which depends on such factors as: (i) DTI's actual revenue for its fiscal year ending December 31, 1997; (ii) DTI's initial total consideration of $7.0 million, which includes shares of Common Stock at $12.00 per share; (iii) the initial public offering price; (iv) the pro forma combined actual revenues of the Company for the year ended December 31, 1997; and (v) the number of shares of the Company outstanding immediately after the closing of the Offering. The formula essentially provides that the higher the ratio of the initial public offering price as compared to the quotient of the Company's consolidated pro forma revenues for the year ending December 31, 1997 divided by the number of shares outstanding as of the closing of the Offering and/or the lower the ratio of DTI's initial total consideration as compared to DTI's actual revenue for its fiscal year ending December 31, 1997, the higher the additional consideration to be received by Daniel Dolan.

     Technical Software. The sole shareholder of Technical Software, Greg Malkin, is eligible to receive additional shares of Common Stock based on Technical Software's results for each of the years ending December 31, 1997 and December 31, 1998. Mr. Malkin will receive additional shares having a value equal to five times Technical Software's earnings before income taxes less the initial consideration paid in connection with the merger of Technical Software into the Company.


     Synergis-PA. The shareholders of Synergis-PA are eligible to receive additional consideration in cash based on revenues generated by sales of its NFM(3) document management software and its Tool Belt and Tool Bar Builder software. Additional consideration based on revenues generated by sales of NFM(3) shall be paid as follows:


                                                              ADDITIONAL CASH CONSIDERATION
                              REVENUES                         AS A PERCENTAGE OF REVENUES
        ----------------------------------------------------  -----------------------------
        $1 to $3,200,000....................................               33.3%
        $3,200,001 to $8,200,000............................               20.0
        Over $8,200,000.....................................               10.0

     Additional consideration based on revenues generated by sales of Tool Belt and Tool Bar Building shall be paid as follows:



                                                              ADDITIONAL CASH CONSIDERATION
                              REVENUES                         AS A PERCENTAGE OF REVENUES
        ----------------------------------------------------  -----------------------------
        $1 to $1,000,000....................................               33.3%
        $1,000,001 to $3,000,000............................                 20
        Over $3,000,000.....................................                 10


     CADD Microsystems. The shareholders of CADD Microsystems are eligible to receive additional consideration to the extent that the operating income of CADD Microsystems as of March 31, 1998 for the preceding one-year period multiplied by a factor of five exceeds $750,000. The potential additional consideration will be payable 30% in cash and 70% in the form of Common Stock valued at the Offering price. In the event that the actual operating income multiplied by a factor of five is less than $750,000, the shareholders of CADD Microsystems will be required to refund the entire amount of the deficit in either cash or surrender of Common Stock.

     In the case of all Founding Companies, certain of the individuals currently managing the Founding Companies will, as a condition to the Acquisitions, enter into employment agreements with the Company, having terms ranging from one to three years. Each employment agreement contains a non-competition provision prohibiting the employee from competing during the term of the employment agreement and at least one year thereafter. Additionally, each employment agreement provides for severance pay unless the employee is terminated for cause or the employee terminates the agreement without cause.

OTHER TRANSACTIONS

     Growth Management Advisors, Inc. ("GMA"), a Cincinnati-based consulting firm, has acted as an advisor to UDMS and the Company in connection with the Offering and the Acquisitions. Two consulting agreements, each dated February 19, 1997, cover the services of the principals of GMA, Mr. Terry Theye and Ms. Skoog. Mr. Terry Theye's agreement expired on August 1, 1997, at which time he became an employee of the Company. Ms. Skoog's agreement expires at the closing of the Offering. See "Management -- Employment Agreements; Executive Compensation."


     For services rendered by Mr. Terry Theye pursuant to his consulting agreement prior to August 1997, he received $10,000 a month (which aggregated $53,571 as of August 1, 1997) plus reimbursement of out-of-pocket expenses and was granted a warrant to purchase 42,258 shares of Common Stock from the Company at $3.27 per share (the "Theye Warrant"). The warrant is first exercisable on the day prior to the closing date of the Offering and expires on the fifth anniversary of the closing. Additionally, Mr. Terry Theye and MedPlus entered into an agreement pursuant to which MedPlus will pay Mr. Terry Theye $500,000 if the Offering is completed on or before March 31, 1998. The Company will not be required to reimburse MedPlus for such payment.



     For services rendered by Ms. Skoog pursuant to her consulting agreement with UDMS, she received $5,000 a month for the months of February through June, November and December 1997 and $10,000 a month, for the months of July through October 1997 (which aggregated $66,785 as of November 30, 1997). Ms. Skoog also is entitled to be reimbursed for expenses and was granted a warrant (the "Skoog Warrant") to purchase 35,590 shares of the Company's Common Stock from the Company at a price per share equal to the initial public offering price. The warrant is first exercisable on the closing date of the Offering and expires on the fifth anniversary of the closing. In the event the over-allotment option is exercised by the Underwriters, the Company will issue an additional warrant to Ms. Skoog to purchase a number of shares of Common Stock equal to 1% of the number of shares purchased under the over-allotment option. Such warrant will otherwise have the same terms and conditions as the Skoog Warrant. Additionally, Ms. Skoog and the Company entered into an agreement pursuant to which Ms. Skoog will be paid $60,000 by the Company if the Offering is completed on or before March 31, 1998.

     Additionally, GMA and UDMS entered into consulting agreements covering the services of certain GMA employees, Messrs. McLean, Pakrosnis and Michael Theye, dated July 7, May 26 and June 1, 1997, respectively. Under these agreements, GMA received consulting fees with respect to services rendered by Messrs. McLean, Pakrosnis and Michael Theye in the amounts of $12,500, $7,500 and $7,500 a month, respectively, and was reimbursed for out-of-pocket expenses. The total amount of such payments to GMA as of August 1, was $44,532. These agreements covered services in connection with the Offering and the Acquisitions and expired on August 1, 1997. See "Management -- Employment Agreements; Executive Compensation."


     Immediately after the 8,451.59-for-1 stock split to be effected immediately prior to the Offering, but prior to the Offering itself, MedPlus will contribute to the capital of the Company 62,321 shares of its Common Stock. This contribution offsets the dilution associated with options and warrants outstanding as of the date of this Prospectus to purchase shares of Common Stock of the Company. MedPlus will not receive any consideration in connection with this contribution.



     Madison Financial Group Ltd. ("Madison") has acted as an advisor to MedPlus and the Company in connection with the Acquisitions and the Offering. In exchange for Madison's services, MedPlus originally granted Madison a warrant (the "Madison Warrant") to purchase up to 126,773.85 shares of the Company's Common Stock from MedPlus for $3.67 per share. Subsequently, MedPlus, the Company and Madison modified this arrangement to provide for the payment by MedPlus to Madison of a sum equal to the net value of the Madison Warrant, and the number of shares subject to the Madison Warrant was reduced to 5,422. The President of MedPlus, Richard A. Mahoney, is a principal of Madison.



     On November 12, 1997, the Company assumed all rights and obligations related to the letter of intent entered into on August 26, 1997 by and between Synergis--PA and Configured Systems, Inc. ("Configured"), a provider of Auto-CAD based integrated systems solutions and a hardware reseller. This non-binding letter of intent provides that the Company has the right to acquire all of the outstanding shares of Configured for approximately $450,000. In addition, prior to assuming all rights and obligations related to the letter of intent the Company agreed to pay the majority shareholder of Synergis--PA $50,000 in expense reimbursement associated with the Configured acquisition costs within 30 days after the consummation of the Offering. Furthermore, simultaneously with the closing of the acquisition of Configured, the Company will remit to the majority shareholder of Synergis--PA $100,000 plus shares of the Company's common stock in an amount equal to $50,000 divided by the Offering price per share.


     In June 1994, prior to its acquisition of UDMS, MedPlus purchased from UDMS a debenture in the principal amount of $299,500 with interest at 10% per annum, which became due December 31, 1995 but has never been repaid and remains outstanding in its entirety. As of June 30, 1997, a total of $89,645 had accrued as interest expense under the debenture, none of which has been paid. All outstanding principal and interest under the debenture is expected to be repaid out of proceeds of the Offering. MedPlus has informed the Company that it will not convert the debenture. See "Use of Proceeds."


     UDMS was acquired and became a wholly-owned subsidiary of MedPlus in December 1995, for a purchase price of $1,700,000 which consisted of cash of $831,000 and 99,274 shares of MedPlus common stock valued at $869,000, plus contingent consideration of $278,000 in cash, all of which has been paid by MedPlus. MedPlus has financially supported UDMS since that time. As a wholly-owned subsidiary of MedPlus, UDMS incurred various operational intercompany payment obligations to its parent corporation which are reflected in UDMS's financial statements. As of September 30, 1997, the total amount of such inter-company payables was $1.2 million. All such inter-company payables are expected to be repaid out of the proceeds of the Offering. See "Use of Proceeds."


     MedPlus also has advanced substantial funds to or for the benefit of the Company in connection with the Acquisitions and the Offering to cover legal, accounting and other transactional costs, as well as personnel and consulting costs related to the Offering, such as the payments to GMA and Mr. Terry Theye and Ms. Skoog described above. MedPlus and UDMS are parties to a Reimbursement Agreement dated May 28, 1997 pursuant to which UDMS was obligated to reimburse all such amounts to MedPlus upon completion of the Offering. In October 1997 the Reimbursement Agreement was amended to provide that MedPlus would itself bear a proportion of the costs of this Offering equal to the number of shares to be sold by MedPlus in the Offering as a percentage of the total shares sold in the Offering, exclusive of the Underwriters' over-allotment option and not to exceed $432,692. All expenses of the Offering in excess of $1,500,000 will be borne by the Company. As of September 30, 1997 the total amount payable under the Reimbursement Agreement, after giving effect to the amendment obligating MedPlus to bear a proportion of the Offering and Acquisition expenses, was approximately $0.3 million.



     Shortly after UDMS was acquired by MedPlus in December 1995, UDMS purchased all of the outstanding shares of another entity, HWB, Inc. ("HWB"), which had been owned by the same individuals who had previously owned UDMS. HWB was the owner of UDMS' principal software product, Step2000. The consideration payable by UDMS for the HWB shares consisted entirely of certain contingent payment obligations based on UDMS' financial performance over a three year period ending December 31, 1998. In August 1997, in order to facilitate the Offering, the HWB stock purchase agreement was amended by agreement of the parties thereto and MedPlus. Among other terms, UDMS agreed to make a $390,000 cash payment to the former HWB shareholders on or before January 1, 1998, and MedPlus agreed to make a $390,000 capital contribution to UDMS in order to fund such payment. UDMS is not and will not be obligated to reimburse MedPlus any portion of such amount. Additionally, the amended agreement provides for (i) an extension of the period during which additional consideration contingent on UDMS's future revenue could be earned from the year ending December 31, 1998 to the year ended December 31, 2000, (ii) a reduction of the maximum future contingent consideration payable from $3,000,000 to $2,610,000 and (iii) UDMS Common Stock to be issued as part of the contingent consideration rather than MedPlus common stock. Further, on December 10, 1997 the parties agreed to a further amendment to the stock purchase agreement to indicate that the $390,000 cash payment to the former HWB shareholder and the capital contribution shall be made at the closing of the offering.


     As a subsidiary of MedPlus, UDMS provided its Step2000 software to MedPlus which incorporated the product into certain of its healthcare-related products. MedPlus expects to continue using Step2000 in its healthcare products after the Offering. Accordingly, on August 28, 1997, UDMS and MedPlus entered into a Reseller's Software License Agreement pursuant to which MedPlus may use and resell Step2000 on a non-exclusive basis for healthcare related applications. The agreement has a perpetual term and requires MedPlus to pay license fees in accordance with UDMS' standard fee schedule. Other terms of the agreement are similar to UDMS' standard reseller agreement.

     Two of the Founding Companies will exclude certain assets from the effect of the merger into the Company. Applied is distributing its ownership interest in Rastarex International, a.s. and its Workflow Engine Code Base to its shareholders. Similarly, Devtron Russell is distributing its Devbar software to its shareholders.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth information with respect to beneficial ownership of the Company's Common Stock as of October 8, 1997, and after giving effect to the Acquisitions and the Offering, by (i) all persons known to the Company to be the beneficial owner of 5% or more thereof, (ii) each director and nominee for director, (iii) each executive officer and (iv) all executive officers, directors and director nominees as a group. The table also includes shares subject to options outstanding as of the date of the Offering, whether or not fully exercisable.


                                       PRIOR TO OFFERING                                   AFTER OFFERING
                                   --------------------------                         ------------------------
                                      SHARES                                             SHARES
                                   BENEFICIALLY                     SHARES TO         BENEFICIALLY
              NAME                   OWNED(1)         PERCENT        BE SOLD            OWNED(1)       PERCENT
---------------------------------  ------------       -------       ---------         ------------     -------
Daniel B. Dolan(2)(3)............            --                           --             319,667          9.1%
Bonnie L. Johnson................            --                           --               5,400(7)       0.2
William G. Kagler................            --                           --               5,000(7)       0.1
James B. Koons...................            --                           --               5,000(7)       0.1
MedPlus, Inc.(4)(5)..............       782,838(4)     100.0%        750,000              32,838          0.9
Thomas R. McLean.................        32,226(6)                        --              32,226(6)       0.9
Jeffrey A. Pakrosnis.............        18,000(7)                        --              18,000(7)       0.5
Norma Skoog......................            --                           --              40,590(8)       1.1
Dennis J. Sullivan, Jr...........            --                           --               5,000(7)       0.1
Michael D. Theye.................        18,000(7)                        --              18,000(7)       0.5
Terry L. Theye...................       114,258(9)                        --             114,258(9)       3.2
Scott D. Watkins.................            --                           --              28,000(7)       0.8
All directors, nominees and
  executive officers as a group
  (11 persons)...................       182,484(10)                                      591,141         15.6


---------------
 (1) The persons named have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in other footnotes to this table.

 (2) Consists of 291,667 shares to be received by Mr. Dolan as a result of the Acquisitions and 28,000 shares he has the right to acquire under an option granted to him under the Company's 1997 Long-Term Incentive Plan.

 (3) Mr. Dolan's address is 10 Commerce Park North, Bedford, New Hampshire 03102


 (4) Includes 5,422 shares which Madison has the right to acquire from MedPlus under the Madison Warrant and reflects a contribution to the capital of the Company of 62,321 shares of the Company's Common Stock.


 (5) MedPlus' address is 8805 Governor's Hill Drive, Cincinnati, Ohio 45249.


 (6) Consists of 4,226 shares Mr. McLean has the right to purchase from the Company under the McLean Warrant and 28,000 shares he has the right to acquire under an option granted to him under the Company's 1997 Long-Term Incentive Plan.


 (7) Consists entirely of shares which may be acquired pursuant to options outstanding under the Company's 1997 Long-Term Incentive Plan.

 (8) Consists of 35,590 shares Ms. Skoog has the right to purchase from the Company under the Skoog Warrant and 5,000 shares she has the right to acquire under an option granted to her under the Company's 1997 Long-Term Incentive Plan. Does not include the shares, if any, which Ms. Skoog will have the right to purchase under an additional warrant which will be issued to Ms. Skoog if the over-allotment option is exercised.


 (9) Consists of 42,258 shares Mr. Terry Theye has the right to acquire from the Company under the Theye Warrant and 72,000 shares he has the right to acquire under an option granted to him under the Company's 1997 Long-Term Incentive Plan.


(10) Consists solely of shares which may be acquired upon the exercise of various warrants and options.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     The Amended and Restated Articles of Incorporation of the Company provide for one class of 10,000,000 shares of Common Stock without par value. The holders of shares of Common Stock have one vote per share. None of the shares has preemptive or cumulative voting rights, is subject to mandatory redemption, or is liable for assessments or further calls. None of the shares has any conversion rights.

     The holders of shares of Common Stock are entitled to dividends if, when and as declared by the Board of Directors from funds legally available therefor and, upon liquidation, to share pro rata in any distribution to shareholders. The Company does not anticipate declaring or paying any cash dividends for the foreseeable future.

PREFERRED STOCK

     The Amended and Restated Articles of Incorporation authorize 100,000 shares of preferred stock, none of which is issued or outstanding. Following consummation of the Offering, all of the authorized shares of preferred stock will be available for issue from time to time in series having such designations, preferences and rights, qualifications, and limitations as the Board of Directors may determine without any approval of shareholders. Preferred stock could be given rights, including voting and/or conversion rights, which would adversely affect the voting power and equity of holders of Common Stock and could have preference over Common Stock with respect to dividend and liquidation rights. Issuance of preferred stock could have the effect of acting as an anti-takeover device to prevent a change of control of the Company.

INDEMNIFICATION AND PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

     The Company's Code of Regulations provides that each person who is made a party to or is otherwise involved in any action, suit or proceeding by reason of the fact that he is or was a director or officer of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by Ohio law against all expenses, liabilities and losses, including attorneys' fees.

REGISTRATION RIGHTS


     In connection with the Acquisitions, the Company will issue approximately 863,841 shares of its Common Stock to the shareholders of certain of the Founding Companies in private placement transactions exempt from registration under the Securities Act. Such shares will constitute "restricted shares" within the meaning of the Securities Act. The Company and such shareholders will enter into a registration rights agreement pursuant to which such shareholders will have the right to demand, at the Company's expense, registration of 50% of such shares under the Securities Act commencing one year after the closing of the Offering and 100% of such shares commencing two years after the closing of the Offering for purposes of permitting their resale into the market. See "Shares Eligible for Future Sale."


CERTAIN STATUTORY PROVISIONS AFFECTING BUSINESS COMBINATIONS

     Section 1701.831 of the Ohio Revised Code generally provides that certain "control share acquisitions" of shares of an "issuing public corporation" may be made only with the prior authorization of the shareholders of the corporation, unless the articles or code of regulations of the corporation otherwise provide. In addition, Chapter 1704 of the Ohio Revised Code may be viewed as having an anti-takeover effect. This statute, in general, prohibits an "issuing public corporation" (the definition of which would include the Company) from entering into a "Chapter 1704 Transaction" with the beneficial owner (or affiliates of such beneficial owner) of 10% or more of the outstanding shares of the corporation (an "interested shareholder") for at least three years following the date on which the interested shareholder attains such 10% ownership, unless the board of directors of the corporation approves, prior to such person becoming an interested shareholder, either the transaction or the acquisition of shares resulting in a 10% or more ownership position. A "Chapter 1704 Transaction" is broadly defined to include, among other things, a merger or consolidation with, sale of substantial assets to, or the receipt of a loan, guaranty or other financial benefit (which is not proportionately received by all shareholders) by the interested shareholder. Following the expiration of the three-year period, a Chapter 1704 Transaction with the interested shareholder is permitted only if either (i) the transaction is approved by the holders of at least two-thirds of the voting power of the corporation (or such different proportion as is set forth in the corporation's articles of incorporation), including a majority of the outstanding shares excluding those owned by the interested shareholder, or
(ii) the business combination results in the shareholders other than the interested shareholder receiving a prescribed "fair price" for their shares. One significant effect of Chapter 1704 is to cause an interested shareholder to negotiate with the board of directors of a corporation prior to becoming an interested shareholder.

     In addition, Section 1703.43 of the Ohio Revised Code requires a person or entity that makes a proposal to acquire the control of a corporation to repay to that corporation any profits made from trades in the corporation's stock within 18 months after making the control proposal.

TRANSFER AGENT

     The Fifth Third Bank, Cincinnati, Ohio, will serve as transfer agent for the Common Stock.

QUOTATION ON NASDAQ

     The Company has filed an application for quotation of its Common Stock on the Nasdaq National Market upon completion of this Offering under the symbol "SNRG".

                        SHARES ELIGIBLE FOR FUTURE SALE

     The market price of the Common Stock could be adversely affected by the sale of substantial amounts of Common Stock in the public market. Upon consummation of the Offering, 3,499,988 shares of Common Stock will be issued and outstanding. All of the 2,600,000 shares sold in the Offering, except for shares acquired by affiliates of the Company, will be freely tradeable. None of the remaining 899,988 shares was issued in a transaction registered under the Securities Act and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration, including the exemption contained in Rule 144 under the Securities Act.


     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or from any affiliate of the Company, the acquiror or subsequent holder thereof may sell, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock, or the average weekly trading volume of Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or any affiliate of the Company, a person who is not deemed to have been an affiliate of the Company at any time for 90 days preceding a sale would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements. Of the 899,988 shares referred to above, 32,838 would be eligible for resale under Rule 144 ninety days after the date of this Prospectus without regard to the volume limitations, manner of sale provisions or notice requirements and the remaining shares would be eligible for resale under Rule 144 one year after the date of this Prospectus in compliance with the volume limitations, manner of sale provisions and notice requirements.


     The Company, its directors and officers, the controlling shareholders of each of the Founding Companies, the Selling Shareholder and Madison Financial Group Ltd. have agreed not to, directly or indirectly, offer, issue, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities exercisable for or convertible or exchangeable into Common Stock (the "Securities") for a period of 180 days after the date of this Prospectus (the "Lockup Period") without the prior written consent of The Robinson-Humphrey

Company, LLC except, that the Company may issue Common Stock in connection with future acquisitions and in connection with the Founding Company Acquisitions and may offer and sell shares of Common Stock pursuant to earn out arrangements with certain Founding Company shareholders and its 1997 Long-Term Incentive Plan (the "Plan"). Essentially all of the 899,988 shares referred to in the previous paragraph are subject to the Lockup Period. In addition, the owners of the Founding Companies have agreed, subject to certain limited exceptions for transfers to related parties, not to, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any securities of the Company for a period of one year after the date of this Prospectus. After such period, all of such shares will be eligible for sale in accordance with Rule 144 promulgated under the Securities Act, subject to the volume, holding period and other limitations of Rule 144. See "Underwriting."


     The Company has authorized the issuance of shares of Common Stock in accordance with the terms of the Plan. The maximum number of shares of Common Stock that may be awarded pursuant to the Plan may not exceed 20% of the aggregate number of shares of Common Stock outstanding at the time of determination (which maximum will be 720,000 shares upon consummation of the Offering). Options to purchase 447,000 shares will be outstanding under the Plan after the Offering. Additionally, at the time of consummation of the Offering, the Company will have issued warrants to purchase an aggregate of 82,074 shares of Common Stock. The shares issuable upon exercise of these warrants will not be registered under the Securities Act and, therefore if and when issued upon warrant exercise, may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration. See "Certain Transactions -- Other Transactions."



     The former shareholders of the Founding Companies, who will hold in the aggregate 863,841 shares of Common Stock upon consummation of the Offering, have certain demand registration rights with respect to their shares of Common Stock, commencing one year after the Offering. See "Description of Capital Stock -- Registration Rights."


     Prior to the Offering, there has been no established trading market for Common Stock, and no predictions can be made as to the effect that sales of Common Stock under Rule 144, pursuant to a registration statement or otherwise, or the availability of shares of Common Stock for sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could depress the prevailing market price. Such sales may also make it more difficult for the Company to issue or sell equity securities or equity-related securities in the future at a time and price that it deems appropriate. See "Risk
Factors -- Shares Eligible for Future Sale."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, the Underwriters named below (the "Underwriters") have, severally and not jointly, agreed, through The Robinson-Humphrey Company, LLC and, the Representatives of the Underwriters (the "Representatives"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the aggregate number of shares of Common Stock set forth opposite their respective names:

                            NAME OF UNDERWRITERS                           NUMBER OF SHARES
    ---------------------------------------------------------------------  ----------------
    The Robinson-Humphrey Company, LLC ..................................
    McDonald & Company Securities, Inc. .................................

                                                                               ---------
    Total................................................................      2,600,000
                                                                               =========

     The Underwriters are committed to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below), if any are purchased.

     The Underwriters have advised the Company that they propose to offer all or part of the Common Stock offered hereby directly to the public initially at the price to the public set forth on the cover page of this Prospectus, that they may offer shares to certain dealers at a price which represents a concession of
not more than $          per share, and that they may allow, and such dealers
may reallow, a concession of not more than $          per share to certain other
dealers. After the commencement of this Offering, the price to the public and the concessions may be changed.

     The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 390,000 shares of Common Stock at the initial public offering price. The Underwriters may exercise this option only to cover over-allotments, if any. To the extent the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase the same percentage thereof as the percentage of the initial 2,600,000 shares to be purchased by that Underwriter.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

     MedPlus, the Company and its officers and directors, the controlling shareholders of each of the Founding Companies, and Madison Financial Group Ltd. have agreed not to, directly or indirectly, offer, issue, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities exercisable for or convertible into or exchangeable into Common Stock (the "Securities"), for a period of 180 days after the date of this Prospectus without the prior written consent of The Robinson-Humphrey Company, LLC except for the grant and exercise of employee stock options under the Plan and except that the Company may issue shares of Common Stock in connection with the Acquisitions. In addition, the owners of the Founding Companies have agreed not to, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any Securities for a period of one year after the date of this Prospectus; after such period, all of such shares will be eligible for sale in accordance with Rule 144 subject to the volume, holding period and other limitations of Rule 144.

     Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price has been determined by negotiations between the Company and the Representatives. Among the factors considered in such negotiations were the Company's pro forma results of operations and financial condition, prospects for the Company and for the industry in which the Company operates, the Company's capital structure and the general condition of the securities market. The estimated offering price set forth on the cover of this Prospectus is subject to change as a result of market conditions and other factors. See "Risk Factors -- No Prior Public Market; Possible Volatility of Stock Price."

     The Representatives have informed the Company that the Underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered hereby and that the Underwriters do not intend to confirm sales of shares to any accounts over which they exercise discretionary authority.

     The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales of Common Stock in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the Common Stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the shares of Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Common Stock being offered hereby will be passed upon for the Company by Dinsmore & Shohl LLP, 1900 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202. Certain legal matters will be passed upon for the Underwriters by Taft, Stettinius & Hollister, 1800 Star Bank Center, 425 Walnut Street, Cincinnati, OH 45202-3957.

                                    EXPERTS


     The financial statements included in this Prospectus related to UDMS as of December 31, 1995 and 1996 and September 30, 1997, and for the period from December 14, 1995 through December 31, 1995, the year ended December 31, 1996 and the nine months ended September 30, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere in this Prospectus, and upon the authority of said firm as experts in accounting and auditing.



     The financial statements included in this Prospectus related to UDMS as of December 31, 1993 and 1994 and December 13, 1995 and for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 through December 13, 1995, have been included herein and in the registration statement in reliance upon the report of Clark, Schaefer, Hackett & Co., independent certified public accountants, appearing elsewhere in this Prospectus, and upon the authority of said firm as experts in accounting and auditing.



     The financial statements included in this Prospectus related to Applied as of September 30, 1996 and 1997, and for each of the years in the three-year period ended September 30, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere in this Prospectus, and upon the authority of said firm as experts in accounting and auditing.


     The financial statements of ACCESS as of April 30, 1996 and 1997, and for each of the years in the three-year period ended April 30, 1997, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements included in this Prospectus related to DTI as of December 31, 1995 and 1996 and September 30, 1997, and for each of the years in the three-year period ended December 31, 1996 and for the nine months ended September 30, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere in this Prospectus, and upon the authority of said firm as experts in accounting and auditing.



     The financial statements included in this Prospectus related to Technical Software as of December 31, 1995 and 1996 and September 30, 1997, and for each of the years in the three-year period ended December 31, 1996 and the nine months ended September 30, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere in this Prospectus, and upon the authority of said firm as experts in accounting and auditing.



     The financial statements included in this Prospectus related to Synergis-PA as of September 30, 1996 and 1997, and for each of the years in the three-year period ended September 30, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere in this Prospectus, and upon the authority of said firm as experts in accounting and auditing.



     The financial statements included in this Prospectus related to Mid-West CAD as of December 31, 1995 and 1996 and September 30, 1997, and for each of the years in the three-year period ended December 31, 1996 and the nine months ended September 30, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere in this Prospectus, and upon the authority of said firm as experts in accounting and auditing.



     The financial statements included in this Prospectus related to CADD Microsystems as of December 31, 1995 and 1996 and September 30, 1997, and for each of the years in the three-year period ended December 31, 1996 and the nine months ended September 30, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere in this Prospectus, and upon the authority of said firm as experts in accounting and auditing.



     The financial statements included in this Prospectus related to Devtron Russell as of September 30, 1996 and 1997, and for each of the years in the three-year period ended September 30, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere in this Prospectus, and upon the authority of said firm as experts in accounting and auditing.



     The financial statements included in this Prospectus related to Computers for Design as of December 31, 1995 and 1996 and September 30, 1997, and for each of the years in the three-year period ended December 31, 1996 and the nine months ended September 30, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere in this Prospectus, and upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, schedules and exhibits thereto the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is included as part of the Registration Statement, does not contain all the information contained in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The Registration Statement may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, IL 60661, and 7 World Trade Center, Suite 1300, New York, NY 10048 or on the Internet at http://www.sec.gov. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


     The Company intends to furnish to its shareholders annual reports containing audited consolidated financial statements audited by KPMG Peat Marwick LLP, independent certified public accountants, and make available quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS


PRO FORMA COMBINED FINANCIAL STATEMENTS
     Basis of Presentation...........................................................  F-4
     Unaudited Pro Forma Combined Balance Sheet as of September 30, 1997.............  F-5
     Unaudited Pro Forma Combined Statement of Operations for the Year Ended December
      31, 1996.......................................................................  F-6
     Unaudited Pro Forma Combined Statement of Operations for the Nine Months Ended
      September 30, 1996.............................................................  F-7
     Unaudited Pro Forma Combined Statement of Operations for the Nine Months Ended
      September 30, 1997.............................................................  F-8
     Notes to Pro Forma Combined Financial Statements................................  F-9
HISTORICAL FINANCIAL STATEMENTS:
  UDMS
     Independent Auditors' Report....................................................  F-15
     Balance Sheets as of December 31, 1995 and 1996, and September 30, 1997.........  F-16
     Statements of Operations for the Period from December 14, 1995 to December 31,
      1995, Year Ended December 31, 1996, and Nine Months Ended September 30, 1996
      (unaudited) and 1997...........................................................  F-17
     Statements of Stockholder's Equity for the Period from December 14, 1995 to
      December 31, 1995, Year Ended December 31, 1996, and Nine Months Ended
      September 30, 1997.............................................................  F-18
     Statements of Cash Flows for the Period from December 14, 1995 to December 31,
      1995, Year Ended December 31, 1996, and Nine Months Ended September 30, 1996
      (unaudited) and 1997...........................................................  F-19
     Notes to Financial Statements...................................................  F-20
  UDMS
     Independent Auditors' Report....................................................  F-33
     Balance Sheets as of December 31, 1993 and 1994 and December 13, 1995...........  F-34
     Statements of Operations for the Years Ended December 31, 1993 and 1994 and for
      the Period from January 1, 1995 to December 13, 1995...........................  F-35
     Statements of Stockholders' Deficit for the Years ended December 31, 1993 and
      1994 and for the Period from January 1, 1995 to December 13, 1995..............  F-36
     Statements of Cash Flows for the Years Ended December 31, 1993 and 1994 and for
      the Period from January 1, 1995 to December 13, 1995...........................  F-37
     Notes to Financial Statements...................................................  F-38
  APPLIED
     Independent Auditors' Report....................................................  F-43
     Consolidated Balance Sheets (Restated) as of September 30, 1996 and 1997........  F-44
     Consolidated Statements of Operations (Restated) for the Years Ended September
      30, 1995, 1996 and 1997........................................................  F-45
     Consolidated Statements of Stockholders' Equity (Deficit) (Restated) for the
      Years ended September 30, 1995, 1996 and 1997..................................  F-46
     Consolidated Statements of Cash Flows (Restated) for the Years Ended September
      30, 1995, 1996 and 1997........................................................  F-47
     Notes to Consolidated Financial Statements (Restated)...........................  F-48
  ACCESS
     Independent Auditors' Report....................................................  F-53
     Balance Sheets as of April 30, 1996 and 1997, and October 31, 1997
      (unaudited)....................................................................  F-54
     Statements of Operations for the Years Ended April 30, 1995, 1996 and 1997, and
      Six Months Ended October 31, 1996 (unaudited) and 1997 (unaudited).............  F-55

     Statements of Capital Stock and Other Stockholders' Equity for the Years ended
      April 30, 1995, 1996 and 1997, and Six Months Ended October 31, 1997
      (unaudited)....................................................................  F-56
     Statements of Cash Flows for the Years Ended April 30, 1995, 1996 and 1997, and
      Six Months Ended October 31, 1996 (unaudited) and 1997 (unaudited).............  F-57
     Notes to Financial Statements...................................................  F-58
  DTI
     Independent Auditors' Report....................................................  F-65
     Balance Sheets as of December 31, 1995 and 1996, and September 30, 1997.........  F-66
     Statements of Operations for the Years Ended December 31, 1994, 1995 and 1996,
      and Nine Months Ended September 30, 1996 (unaudited) and 1997..................  F-67
     Statements of Stockholder's Equity for the Years ended December 31, 1994, 1995 and 1996, and Nine Months Ended September 30, 1997.............................  F-68
     Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and 1996,
      and Nine Months Ended September 30, 1996 (unaudited) and 1997..................  F-69
     Notes to Financial Statements...................................................  F-70
  TECHNICAL SOFTWARE
     Independent Auditors' Report....................................................  F-77
     Balance Sheets as of December 31, 1995 and 1996, and September 30, 1997.........  F-78
     Statements of Earnings and Retained Earnings for the Years Ended December 31,
      1994, 1995 and 1996, and Nine Months Ended September 30, 1996 (unaudited) and
      1997...........................................................................  F-79
     Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and 1996,
      and Nine Months Ended September 30, 1996 (unaudited) and 1997..................  F-80
     Notes to Financial Statements...................................................  F-81
  SYNERGIS-PA
     Independent Auditors' Report....................................................  F-85
     Balance Sheets as of September 30, 1996 and 1997................................  F-86
     Statements of Operations for the Years Ended September 30, 1995, 1996 and
      1997...........................................................................  F-87
     Statements of Shareholders' Equity for the Years ended September 30, 1995, 1996 and 1997.......................................................................  F-88
     Statements of Cash Flows for the Years Ended September 30, 1995, 1996 and
      1997...........................................................................  F-89
     Notes to Financial Statements...................................................  F-90
  MID-WEST CAD
     Independent Auditors' Report....................................................  F-95
     Balance Sheets as of December 31, 1995 and 1996, and September 30, 1997.........  F-96
     Statements of Operations for the Years Ended December 31, 1994, 1995 and 1996,
      and Nine Months Ended September 30, 1996 (unaudited) and 1997..................  F-97
     Statements of Stockholders' Equity for the Years ended December 31, 1994, 1995 and 1996, and Nine Months Ended September 30, 1997.............................  F-98
     Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and 1996,
      and Nine Months Ended September 30, 1996 (unaudited) and 1997..................  F-99
     Notes to Financial Statements...................................................  F-100
  CADD MICROSYSTEMS
     Independent Auditors' Report....................................................  F-104
     Balance Sheets as of December 31, 1995 and 1996, and September 30, 1997.........  F-105
     Statements of Operations for the Years Ended December 31, 1994, 1995 and 1996,
      and Nine Months Ended September 30, 1996 (unaudited) and 1997..................  F-106
     Statements of Stockholders' Equity (Deficit) for the Years ended December 31,
      1994, 1995 and 1996, and Nine Months Ended September 30, 1997..................  F-107
     Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and 1996,
      and Nine Months Ended September 30, 1996 (unaudited) and 1997..................  F-108
     Notes to Financial Statements...................................................  F-109

  DEVTRON, RUSSELL
     Independent Auditors' Report....................................................  F-113
     Balance Sheets as of September 30, 1996 and 1997................................  F-114
     Statements of Operations for the Years Ended September 30, 1995, 1996 and
      1997...........................................................................  F-115
     Statements of Stockholders' Equity for the Years ended September 30, 1995, 1996 and 1997.......................................................................  F-116
     Statements of Cash Flows for the Years Ended September 30, 1995, 1996 and
      1997...........................................................................  F-117
     Notes to Financial Statements...................................................  F-118
  COMPUTERS FOR DESIGN
     Independent Auditors' Report....................................................  F-122
     Balance Sheets as of December 31, 1995 and 1996, and September 30, 1997.........  F-123
     Statements of Operations for the Years Ended December 31, 1994, 1995 and 1996,
      and Nine Months Ended September 30, 1996 (unaudited) and 1997..................  F-124
     Statements of Stockholders' Deficit for the Years ended December 31, 1994, 1995 and 1996, and Nine Months Ended September 30, 1997.............................  F-125
     Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and 1996,
      and Nine Months Ended September 30, 1996 (unaudited) and 1997..................  F-126
     Notes to Financial Statements...................................................  F-127

                          SYNERGIS TECHNOLOGIES, INC.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION
                                  (UNAUDITED)

     The following unaudited pro forma combined financial statements give effect to the acquisitions by UDMS, a Founding Company, of (i) DTI, (ii) ACCESS, (iii) Applied, (iv) Technical Software, (v) Devtron Russell, (vi) Synergis-PA, (vii) Mid-West CAD, (viii) CADD Microsystems, and (ix) Computers For Design. The Acquisitions will occur simultaneously with the closing of the Offering and will be accounted for using the purchase method. The unaudited pro forma combined financial statements also give effect to the issuance of Common Stock by UDMS to shareholders of the Founding Companies upon the effectiveness of the Offering. These statements are based on the historical financial statements of UDMS and the Founding Companies included elsewhere in this Prospectus and the estimates and assumptions set forth below and in the notes to the unaudited pro forma combined financial statements.


     The unaudited pro forma combined balance sheet gives effect to the Acquisitions and the Offering as if they had occurred on September 30, 1997. The unaudited pro forma combined statements of operations give effect to these transactions as if they occurred on January 1, 1996.


     The pro forma adjustments are based upon preliminary estimates, currently available information and certain assumptions that management deems appropriate. In management's opinion, the preliminary estimates regarding allocation of the purchase price of the Founding Companies are not expected to materially differ from the final allocation. The purchase price allocation will be finalized after the closing of the Acquisitions. The unaudited pro forma combined financial data presented herein are not necessarily indicative of the results that UDMS and the other Founding Companies, as a combined entity, would have obtained had such events occurred at the beginning of the period, as assumed, or of the future results of the Company. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                          SYNERGIS TECHNOLOGIES, INC.

                        PRO FORMA COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1997

                                  (UNAUDITED)

                                                                               FOUNDING COMPANIES -- HISTORICAL
                                                                     -----------------------------------------------------
                                                                                                        TECHNICAL  DEVTRON
                        Dollars in thousands                          UDMS     DTI    ACCESS   APPLIED  SOFTWARE   RUSSELL
-------------------------------------------------------------------- -------  ------  -------  -------  ---------  -------
ASSETS
Current Assets:
 Cash and cash equivalents.......................................... $    --  $   11  $1,062   $   --    $   186    $   3
 Receivables, net of allowances.....................................     484   1,767   3,089    1,561        730      249
 Inventories, net of allowances.....................................      --     289     147       56        180      213
 Deferred income taxes..............................................      --     155      48       --         --       --
 Deferred acquisition and offering costs............................   1,500      --      --       --         --       --
 Other current assets...............................................      28      74      96      140         --       20
                                                                     -------  ------  ------   ------    -------    -----
       Total Current Assets.........................................   2,012   2,296   4,442    1,757      1,096      485
Fixed assets, net...................................................     120     326     210      137        303       94
Capitalized software development, net...............................     409      --      --       --         --       --
Goodwill and other identifiable intangible assets...................     887     606     243       --         --       --
Deferred income taxes...............................................      --      --     549       --         --       --
Other assets........................................................       5      32      --        8         14       --
                                                                     -------  ------  ------   ------    -------    -----
Total Assets........................................................ $ 3,433  $3,260  $5,444   $1,902    $ 1,413    $ 579
                                                                     =======  ======  ======   ======    =======    =====
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
 Lines of credit.................................................... $   630  $  240  $   --   $  500    $    --    $  65
 Long-term debt, current portion....................................      --     393      --       92         90       18
 Capital leases, current portion....................................      --      45      --       16         --       --
 Trade accounts payable.............................................     709   1,309     175    1,478        382      182
 Taxes payable......................................................      --      --      28       --         --       --
 Due to affiliate...................................................   1,232      --      --       --         --       --
 Accrued expenses...................................................     172     300   1,290      240        125       21
 Deferred revenue...................................................     197      96     300      227        109       11
 Debenture payable to affiliate.....................................     300      --      --       --         --       --
 Other current liabilities..........................................      --      --      --       --         --       --
                                                                     -------  ------  ------   ------    -------    -----
       Total Current Liabilities....................................   3,240   2,383   1,793    2,553        706      297
Long-term debt......................................................      --     822      --       50         97       64
Capital leases......................................................      --      14      --        3         --       --
Deferred revenue....................................................      --      --     492       --         --       --
Other long-term liabilities.........................................      --      --      --       --         --       --
                                                                     -------  ------  ------   ------    -------    -----
       Total Liabilities............................................   3,240   3,219   2,285    2,606        803      361
                                                                     -------  ------  ------   ------    -------    -----
Manditorily redeemable preferred stock..............................      --      --   1,500       --         --       --
                                                                     -------  ------  ------   ------    -------    -----
Shareholders' Equity (Deficit):
 Common stock.......................................................      --      14     488       37          1        2
 Additional paid-in capital.........................................   2,224      26  10,658       25         --       --
 Retained earnings (accumulated deficit)............................  (2,003)      8  (9,472)    (359)       609      216
 Treasury stock, at cost............................................      --      (7)    (15)    (407)        --       --
 Note receivable-stock issuance.....................................      --      --      --       --         --       --
 Unearned compensation..............................................     (28)     --      --       --         --       --
                                                                     -------  ------  ------   ------    -------    -----
       Total Shareholders' Equity (Deficit).........................     193      41   1,659     (704)       610      218
                                                                     -------  ------  ------   ------    -------    -----
Total Liabilities and Stockholder's Equity.......................... $ 3,433  $3,260  $5,444   $1,902    $ 1,413    $ 579
                                                                     =======  ======  ======   ======    =======    =====


                                                                                   MID-WEST      CADD      COMPUTERS
                        Dollars in thousands                          SYNERGIS-PA    CAD     MICROSYSTEMS  FOR DESIGN  COMBINED
--------------------------------------------------------------------  -----------  --------  ------------  ----------  --------
ASSETS
Current Assets:
 Cash and cash equivalents..........................................    $   207       153       $   84        $  2     $ 1,708
 Receivables, net of allowances.....................................      1,031       269          407         267       9,854
 Inventories, net of allowances.....................................        105       144          110           4       1,248
 Deferred income taxes..............................................         --        --           --          --         203
 Deferred acquisition and offering costs............................         --        --           --          --       1,500
 Other current assets...............................................         27        15           10           7         417
                                                                        -------      ----       ------        ----     -------
       Total Current Assets.........................................      1,370       581          611         280      14,930
Fixed assets, net...................................................        180       167          158          42       1,737
Capitalized software development, net...............................        171        --           --          --         580
Goodwill and other identifiable intangible assets...................         --        --           --          --       1,736
Deferred income taxes...............................................         --        --           --          --         549
Other assets........................................................          9        12            2          31         113
                                                                        -------      ----       ------        ----     -------
Total Assets........................................................    $ 1,730      $760       $  771        $353     $19,645
                                                                        =======      ====       ======        ====     =======
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
 Lines of credit....................................................    $    --      $ --       $   40        $ 80     $ 1,555
 Long-term debt, current portion....................................         18        12           40          58         721
 Capital leases, current portion....................................         --        --           43           8         112
 Trade accounts payable.............................................        870       239          422         231       5,997
 Taxes payable......................................................         --        --           --           4          32
 Due to affiliate...................................................         --        --           --          --       1,232
 Accrued expenses...................................................         --        75           64          37       2,324
 Deferred revenue...................................................         61        98           82          --       1,181
 Debenture payable to affiliate.....................................         --        --           --          --         300
 Other current liabilities..........................................         77        --           --           4          81
                                                                        -------      ----       ------        ----     -------
       Total Current Liabilities....................................      1,026       424          691         422      13,535
Long-term debt......................................................         81         7          120          --       1,241
Capital leases......................................................         --        --           19          --          36
Deferred revenue....................................................         --        --           --          --         492
Other long-term liabilities.........................................         --        30           --          --          30
                                                                        -------      ----       ------        ----     -------
       Total Liabilities............................................      1,107       461          830         422      15,334
                                                                        -------      ----       ------        ----     -------
Manditorily redeemable preferred stock..............................         --        --           --          --       1,500
                                                                        -------      ----       ------        ----     -------
Shareholders' Equity (Deficit):
 Common stock.......................................................          1        10           --          --         553
 Additional paid-in capital.........................................         39        34           27          --      13,033
 Retained earnings (accumulated deficit)............................        583       255          (86)        (58)    (10,307)
 Treasury stock, at cost............................................         --        --           --          --        (429)
 Note receivable-stock issuance.....................................         --        --           --         (11)        (11)
 Unearned compensation..............................................         --        --           --          --         (28)
                                                                        -------      ----       ------        ----     -------
       Total Shareholders' Equity (Deficit).........................        623       299          (59)        (69)      2,811
                                                                        -------      ----       ------        ----     -------
Total Liabilities and Stockholder's Equity..........................    $ 1,730      $760       $  771        $353     $19,645
                                                                        =======      ====       ======        ====     =======

                                                                       PRO FORMA
                                                                      ACQUISITIONS                 PRO
                                                                      AND OFFERING                FORMA
                        Dollars in thousands                          ADJUSTMENTS                SYNERGIS
--------------------------------------------------------------------  ------------               --------
ASSETS
Current Assets:
 Cash and cash equivalents..........................................    $ (1,629)(a)(b)(d)(e)    $    79
 Receivables, net of allowances.....................................          --                   9,854
 Inventories, net of allowances.....................................          --                   1,248
 Deferred income taxes..............................................         287(b)                  490
 Deferred acquisition and offering costs............................      (1,500)(a)(b)               --
 Other current assets...............................................          --                     417
                                                                        --------                 -------
       Total Current Assets.........................................      (2,842)                 12,088
Fixed assets, net...................................................          --                   1,737
Capitalized software development, net...............................          --                     580
Goodwill and other identifiable intangible assets...................      22,743(b)               24,479
Deferred income taxes...............................................        (549)(b)                  --
Other assets........................................................          --                     113
                                                                        --------                 -------
Total Assets........................................................    $ 19,352                 $38,997
                                                                        ========                 =======
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
 Lines of credit....................................................    $ (1,555)(d)             $    --
 Long-term debt, current portion....................................         380(d)(f)             1,101
 Capital leases, current portion....................................          --                     112
 Trade accounts payable.............................................          --                   5,997
 Taxes payable......................................................          --                      32
 Due to affiliate...................................................      (1,232)(d)                  --
 Accrued expenses...................................................          --                   2,324
 Deferred revenue...................................................          --                   1,181
 Debenture payable to affiliate.....................................        (300)(d)                  --
 Other current liabilities..........................................          --                      81
                                                                        --------                 -------
       Total Current Liabilities....................................      (2,707)                 10,828
Long-term debt......................................................      (1,195)(d)                  46
Capital leases......................................................          --                      36
Deferred revenue....................................................          --                     492
Other long-term liabilities.........................................          --                      30
                                                                        --------                 -------
       Total Liabilities............................................      (3,902)                 11,432
                                                                        --------                 -------
Manditorily redeemable preferred stock..............................      (1,500)(e)                  --
                                                                        --------                 -------
Shareholders' Equity (Deficit):
 Common stock.......................................................        (553)(c)                  --
 Additional paid-in capital.........................................      16,563(a)(b)(c)         29,596
 Retained earnings (accumulated deficit)............................       8,304(b)(c)(f)         (2,003)
 Treasury stock, at cost............................................         429(c)                   --
 Note receivable-stock issuance.....................................          11(c)                   --
 Unearned compensation..............................................          --                     (28)
                                                                        --------                 -------
       Total Shareholders' Equity (Deficit).........................      24,754                  27,565
                                                                        --------                 -------
Total Liabilities and Stockholder's Equity..........................    $ 19,352                 $38,997
                                                                        ========                 =======


       See accompanying notes to pro forma combined financial statements.

                          SYNERGIS TECHNOLOGIES, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                                                         FOUNDING COMPANIES -- HISTORICAL
                                                 ---------------------------------------------------------------------------------
                                                                                      TECHNICAL   DEVTRON                 MID-WEST
Dollars in Thousands                              UDMS     DTI     ACCESS   APPLIED   SOFTWARE    RUSSELL   SYNERGIS-PA     CAD
-----------------------------------------------  ------   ------   ------   -------   ---------   -------   -----------   --------
Revenues:
  Hardware.....................................  $  --    $1,161   $ 123    $3,306     $   559    $1,589      $   978      $1,215
  Software.....................................    398     3,885   2,819     3,217       3,563     1,286        3,439       1,283
  Services, consulting and other...............    702       705   5,067     1,289       1,566       229          902         868
                                                 -----    ------   -----    ------     -------    ------      -------      ------
        Total revenues.........................  1,100     5,751   8,009     7,812       5,688     3,104        5,319       3,366
Costs and expenses:
  Hardware.....................................     --       730      90     2,656         351     1,279          705       1,006
  Software.....................................     57     2,316   2,818     2,126       1,811       981        2,342         879
  Services, consulting and other...............    293       755   3,033       875         783        50          465         514
  Selling and marketing........................    260       903   1,528     1,054       1,043       208          627         711
  General and administrative...................    600     1,164   1,470       905       1,767       412          973         252
                                                 -----    ------   -----    ------     -------    ------      -------      ------
        Total costs and expenses...............  1,210     5,868   8,939     7,616       5,755     2,930        5,112       3,362
                                                 -----    ------   -----    ------     -------    ------      -------      ------
Operating income (loss)........................   (110)     (117)   (930)      196         (67)      174          207           4
Other income (expense), net:
  Interest.....................................    (31)      (67)    124       (49)        (11)      (10)          (8)         (4)
  Other........................................     --        65     (42)        4          43        --            9           2
                                                 -----    ------   -----    ------     -------    ------      -------      ------
Income (loss) before income taxes..............   (141)     (119)   (848)      151         (35)      164          208           2
Income tax expenses (benefit)..................     --       (24)     94        --          --        20           --           4
                                                 -----    ------   -----    ------     -------    ------      -------      ------
Net income (loss)..............................  $(141)   $  (95)  $(942)   $  151     $   (35)   $  144      $   208      $   (2)
                                                 =====    ======   =====    ======     =======    ======      =======      ======
Pro forma net loss per share...................
Pro forma weighted average shares
  outstanding(l)...............................

                                                                                         PRO FORMA
                                                                                        ACQUISITIONS
                                                     CADD       COMPUTERS               AND OFFERING             PRO FORMA
Dollars in Thousands                             MICROSYSTEMS   FOR DESIGN   COMBINED   ADJUSTMENTS              SYNERGIS
-----------------------------------------------  ------------   ----------   --------   ------------             ---------
Revenues:
  Hardware.....................................     $  298        $  630     $ 9,859      $    982(k)             $10,841
  Software.....................................      1,663         1,071      22,624         2,055(k)              24,679
  Services, consulting and other...............      1,133           441      12,902           367(k)              13,269
                                                    ------        ------     -------      --------                 ------
        Total revenues.........................      3,094         2,142      45,385         3,404                 48,789
Costs and expenses:
  Hardware.....................................        268           541       7,626           816(k)               8,442
  Software.....................................      1,005           710      15,045         1,332(k)              16,377
  Services, consulting and other...............        652            98       7,518           322(k)               7,840
  Selling and marketing........................        632           248       7,214           408(k)               7,622
  General and administrative...................        544           497       8,584           984(g)(h)(k)         9,568
                                                    ------        ------     -------      --------                 ------
        Total costs and expenses...............      3,101         2,094      45,987         3,862                 49,849
                                                    ------        ------     -------      --------                 ------
Operating income (loss)........................         (7)           48        (602)         (458)                (1,060)
Other income (expense), net:
  Interest.....................................        (38)          (12)       (106)          164(i)(k)               58
  Other........................................         --             4          85            --                     85
                                                    ------        ------     -------      --------                 ------
Income (loss) before income taxes..............        (45)           40        (623)         (294)                  (917)
Income tax expenses (benefit)..................         --             6         100          (453) (g)(h)(i)(j)     (353)
                                                    ------        ------     -------      --------                 ------
Net income (loss)..............................     $  (45)       $   34     $  (723)     $    159                $  (564)
                                                    ======        ======     =======      ========                 ======
Pro forma net loss per share...................                                                                   $ (0.16)
                                                                                                                  =======
Pro forma weighted average shares
  outstanding(l)...............................                                                                  3,559,000
                                                                                                                 =========


       See accompanying notes to pro forma combined financial statements.

                          SYNERGIS TECHNOLOGIES, INC.



                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS


                      NINE MONTHS ENDED SEPTEMBER 30, 1996


                                  (UNAUDITED)


                                                                          FOUNDING COMPANIES -- HISTORICAL
                                                   -------------------------------------------------------------------------------
                                                                                      TECHNICAL   DEVTRON                 MID-WEST
Dollars in Thousands                               UDMS    DTI     ACCESS   APPLIED   SOFTWARE    RUSSELL   SYNERGIS-PA     CAD
-------------------------------------------------  ----   ------   ------   -------   ---------   -------   -----------   --------
Revenues:
  Hardware.......................................  $--    $  760   $  39    $2,600     $   365    $1,103      $   751      $  855
  Software.......................................  286     2,544   2,450     2,728       2,829       988        2,578         879
  Services, consulting and other.................  441       382   4,034       971       1,247       162          562         635
                                                   ----   ------   -----    ------     -------    ------      -------      ------
        Total revenues...........................  727     3,686   6,523     6,299       4,441     2,253        3,891       2,369
Costs and expenses:
  Hardware.......................................   --       462      29     2,078         256       890          516         716
  Software.......................................   43     1,466   1,785     1,780       1,337       791        1,743         587
  Service, consulting and other..................  162       477   2,347       666         624        36          327         384
  Selling and marketing..........................  136       618   1,175       834         776       156          479         507
  General and administrative.....................  407       656   1,201       638       1,339       311          713         187
                                                   ----   ------   -----    ------     -------    ------      -------      ------
        Total costs and expenses.................  748     3,679   6,537     5,996       4,332     2,184        3,778       2,381
                                                   ----   ------   -----    ------     -------    ------      -------      ------
Operating income (loss)..........................  (21)        7     (14)      303         109        69          113         (12)
Other income (expense), net:
  Interest.......................................  (23)      (42)    107       (37)         (6)       (8)          (5)         (4)
  Other..........................................   --        18     (47)        4          14        --            9           2
                                                   ----   ------   -----    ------     -------    ------      -------      ------
Income (loss) before income taxes................  (44)      (17)     46       270         117        61          117         (14)
Income tax expense (benefit).....................   --        --      94        --          --        12           --          (3)
                                                   ----   ------   -----    ------     -------    ------      -------      ------
Net income (loss)................................  $(44)  $  (17)  $ (48)   $  270     $   117    $   49      $   117      $  (11)
                                                   ====   ======   =====    ======     =======    ======      =======      ======

                                                                                           PRO FORMA
                                                                                          ACQUISITIONS
                                                       CADD       COMPUTERS               AND OFFERING           PRO FORMA
Dollars in Thousands                               MICROSYSTEMS   FOR DESIGN   COMBINED   ADJUSTMENTS            SYNERGIS
-------------------------------------------------  ------------   ----------   --------   ------------           ---------
Revenues:
  Hardware.......................................     $  211        $  600     $ 7,284       $  982(k)            $ 8,266
  Software.......................................      1,237           771      17,290        2,055(k)             19,345
  Services, consulting and other.................        874           347       9,655          367(k)             10,022
                                                      ------        ------     -------       ------               -------
        Total revenues...........................      2,322         1,718      34,229        3,404                37,633
Costs and expenses:
  Hardware.......................................        200           498       5,645          816(k)              6,461
  Software.......................................        749           513      10,794        1,332(k)             12,126
  Service, consulting and other..................        488            68       5,579          322(k)              5,901
  Selling and marketing..........................        503           181       5,365          408(k)              5,773
  General and administrative.....................        407           374       6,233          873(g)(h)(k)        7,106
                                                      ------        ------     -------       ------               -------
        Total costs and expenses.................      2,347         1,634      33,616        3,751                37,367
                                                      ------        ------     -------       ------               -------
Operating income (loss)..........................        (25)           84         613         (347)                  266
Other income (expense), net:
  Interest.......................................        (24)           (9)        (51)         108(i)(k)              57
  Other..........................................         --             4           4           --                     4
                                                      ------        ------     -------       ------               -------
Income (loss) before income taxes................        (49)           79         566         (239)                  327
Income tax expense (benefit).....................         --            14         117           23(g)(h)(i)(j)       140
                                                      ------        ------     -------       ------               -------
Net income (loss)................................     $  (49)       $   65     $   449       $ (262)              $   187
                                                      ======        ======     =======       ======               =======


       See accompanying notes to pro forma combined financial statements.

                          SYNERGIS TECHNOLOGIES, INC.



                       PRO FORMA STATEMENT OF OPERATIONS


                      NINE MONTHS ENDED SEPTEMBER 30, 1997


                                  (UNAUDITED)


                                                                           FOUNDING COMPANIES -- HISTORICAL
                                                   --------------------------------------------------------------------------------
                                                                                       TECHNICAL   DEVTRON                 MID-WEST
              Dollars in Thousands                 UDMS     DTI     ACCESS   APPLIED   SOFTWARE    RUSSELL   SYNERGIS-PA     CAD
-------------------------------------------------  -----   ------   ------   -------   ---------   -------   -----------   --------
Revenues:
  Hardware.......................................  $ --    $1,287   $ 157    $2,533     $   337    $1,204      $ 1,003      $  513
  Software.......................................   365     5,424   3,174     2,719       3,316       737        3,339       1,324
  Services, consulting and other.................   468     1,025   4,232       983       1,069       166          577         640
                                                   -----   ------   -----    ------     -------    ------      -------      ------
        Total revenues...........................   833     7,736   7,563     6,235       4,722     2,167        4,919       2,477
Costs and expenses:
  Hardware.......................................    --       880     120     2,164         218       961          748         419
  Software.......................................    66     3,777   1,629     1,980       1,951       537        2,240         968
  Services, consulting and other.................   250       802   3,478       710         608        46          496         407
  Selling and marketing..........................   343       889   1,181       858         700       175          707         450
  General and administrative.....................   681     1,278     840       881       1,086       344          721         190
                                                   -----   ------   -----    ------     -------    ------      -------      ------
        Total costs and expenses.................  1,340    7,626   7,248     6,593       4,563     2,063        4,912       2,434
                                                   -----   ------   -----    ------     -------    ------      -------      ------
Operating income (loss)..........................  (507)      110     315      (358)        159        44            7          43
Other income (expense), net:
  Interest.......................................   (36)      (99)     46       (29)         (1)       (9)           1          --
  Other..........................................    --        20      (6)        4          11         2            7          --
                                                   -----   ------   -----    ------     -------    ------      -------      ------
Income (loss) before income taxes................  (543)       31     355      (383)        169        37           15          43
Income tax expense (benefit).....................    --       (18)     64        --          --         7           --          13
                                                   -----   ------   -----    ------     -------    ------      -------      ------
Net income (loss)................................  $(543)  $   49   $ 291    $ (383)    $   169    $   30      $    15      $   30
                                                   =====   ======   =====    ======     =======    ======      =======      ======
Pro forma net loss per share.....................
Pro forma weighted average shares
  outstanding(l).................................

                                                                                           PRO FORMA
                                                                                          ACQUISITIONS
                                                       CADD       COMPUTERS               AND OFFERING           PRO FORMA
              Dollars in Thousands                 MICROSYSTEMS   FOR DESIGN   COMBINED   ADJUSTMENTS            SYNERGIS
-------------------------------------------------  ------------   ----------   --------   ------------           ---------
Revenues:
  Hardware.......................................     $  130        $  114     $ 7,278       $   --               $ 7,278
  Software.......................................      1,312           991      22,701           --                22,701
  Services, consulting and other.................        843           357      10,360           --                10,360
                                                      ------        ------     -------       ------               -------
        Total revenues...........................      2,285         1,462      40,339           --                40,339
Costs and expenses:
  Hardware.......................................         97           103       5,710           --                 5,710
  Software.......................................        965           743      14,856           --                14,856
  Services, consulting and other.................        350            54       7,201           --                 7,201
  Selling and marketing..........................        350           169       5,822           --                 5,822
  General and administrative.....................        438           355       6,814          335(g)(h)           7,149
                                                      ------        ------     -------       ------               -------
        Total costs and expenses.................      2,200         1,424      40,403          335                40,738
                                                      ------        ------     -------       ------               -------
Operating income (loss)..........................         85            38         (64)        (335)                 (399)
Other income (expense), net:
  Interest.......................................        (29)           (9)       (165)         161(i)                 (4)
  Other..........................................         --            (1)         37           --                    37
                                                      ------        ------     -------       ------               -------
Income (loss) before income taxes................         56            28        (192)        (174)                 (366)
Income tax expense (benefit).....................         --             5          71         (208)(g)(h)(i)(j)     (137)
                                                      ------        ------     -------       ------               -------
Net income (loss)................................     $   56        $   23     $  (263)      $   34               $  (229)
                                                      ======        ======     =======       ======               =======
Pro forma net loss per share.....................                                                                 $ (0.06)
                                                                                                                  =======
Pro forma weighted average shares
  outstanding(l).................................                                                                3,559,000
                                                                                                                 =========



       See accompanying notes to pro forma combined financial statements.

                          SYNERGIS TECHNOLOGIES, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  UDMS AND FOUNDING COMPANIES BACKGROUND

     UDMS has been a wholly-owned subsidiary of MedPlus since its acquisition by MedPlus in December 1995. UDMS intends to change its name to Synergis Technologies, Inc. immediately prior to the effectiveness of the Registration Statement of which this Prospectus is a part. The Company was formed to be the largest independent value added reseller of design automation and document management products and services in the United States. Simultaneously with, and as a condition to, the closing of the offering made by this Prospectus, UDMS will acquire, in separate transactions in exchange for cash and shares of its Common Stock, nine design automation and document management businesses. Each of the Founding Companies and UDMS have had individual, independent operating histories since their respective formations. See "Risk Factors," "Certain Transactions" and page F-4 for additional information.

2.  HISTORICAL FINANCIAL STATEMENTS


     The historical financial statements represent the financial position and results of operations for the Founding Companies and were derived from the respective financial statements where indicated. All Founding Companies have December 31 year ends, except for Applied, Synergis-PA, Devtron Russell and ACCESS. Applied, Synergis-PA and Devtron Russell have September 30 year ends while ACCESS has an April 30 year end. However, for purposes of the Pro Forma Combined Financial Statements, the balance sheet and statements of operations information for ACCESS, Applied, Synergis-PA and Devtron Russell are as of September 30, 1997 and for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997. At September 30, 1997, UDMS' balance sheet included $1.5 million of deferred acquisition and initial public offering costs which consists of $0.4 million and $1.1 million of deferred acquisition costs and deferred public offering costs, respectively. See the UDMS historical financial statements contained elsewhere herein.


3.  ACQUISITION OF OPERATING BUSINESSES


     Simultaneously with the closing of the Offering, UDMS will acquire by merger all of the Founding Companies other than ACCESS and will acquire the net assets of ACCESS. The Acquisitions will be accounted for using the purchase method of accounting with UDMS treated as the accounting acquiror. The total estimated purchase price is $24.3 million, which consists of: (i) $15.5 million of cash to be paid to the shareholders of the Founding Companies upon consummation of the Offering; (ii) the $8.3 million estimated fair value of 863,841 shares of Common Stock to be issued to the shareholders of the Founding Companies; and (iii) estimated acquisition costs of $0.5 million. The estimated purchase price for the Acquisitions is subject to certain earn-out arrangements. See "Certain Relationships and Related Party Transactions."



     The 863,841 shares of the Company's Common Stock to be issued to the shareholders of the Founding Companies were valued at a 20% discount for the initial offering price, or $9.60 per share. This discount was based upon the fact that substantially all of the holders of these shares will not have the right to demand registration of these shares by the Company until one year after the consummation of the Offering and, in such case, may only demand that the Company register up to 50% of the registrable common shares. Beginning two years after the consummation of the Offering, the holders of these shares may demand that the Company register 100% of these registrable common shares. In addition, each holder agrees in connection with any registration of any of the Company's securities that, upon the request of the Company or the underwriters managing any underwritten offering of the Company's securities, he, she or it will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than the securities included in the registration) without the prior written consent of the Company or such underwriters for such a period of time not to exceed 180 days from the effective date of such registration.

     The estimated total purchase price of $24.3 million of the Acquisitions has been allocated to the assets acquired and liabilities assumed. Based upon management's preliminary analysis, it is anticipated that the historical carrying value of the Founding Companies' assets and liabilities will approximate fair value. While the Founding Companies have no long-term client contracts and client relationships can be cancelled by the clients upon relatively short notice, and while most of the Company's employees are not subject to employment agreements or otherwise prohibited from seeking employment elsewhere in industry, management has allocated approximately $1.3 million of the purchase price to identifiable intangible assets of the Founding Companies based on the length of time the Founding Companies have been in business and in light of the significant number of customers that the Founding Companies possess. In addition, approximately $3.0 million of in-process research and development related to Synergis-PA's NFM(3.1) and NFM (4.0) will be charged to expense upon the consummation of the Acquisitions and has been excluded from the pro forma combined statements of operations. The remaining excess purchase price of approximately $19.2 million represents goodwill.


     In addition to the purchase price discussed above, the ACCESS, CADD Microsystems, DTI, and Technical Software acquisitions have certain earn-out provisions based upon 1997 and/or 1998 profitability and revenue goals. The earn-out provisions will be recorded in accordance with Emerging Issues Task Force Bulletin No. 95-8, "Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Company." If these earn-out provisions are achieved there will be additional purchase price allocated to goodwill. The pro forma combined financial statements include no adjustments relating to the earn-out provisions.

     In addition, certain of the employment agreements related to certain officers and key employees of the Company contain incentive compensation arrangements based upon the attainment of financial or other objectives. Such incentive compensation payments could be significant.

4.  PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS


     (a) Represents the sale of 1,850,000 shares of Common Stock at an assumed initial public offering price of $12.00 per share, net of expenses and underwriting discount, for estimated net proceeds of $19.1 million, after giving effect to the payment by MedPlus of $1.1 million in offering-related expenses, which is included in the amount Due to Affiliate and Deferred Acquisition and Offering Costs as of September 30, 1997.



     (b) Represents a pro forma adjustment to reflect the Acquisitions, including: (i) the use of $15.5 million of the estimated net proceeds of the Offering to pay the cash portion of the purchase price of the Founding Companies payable at closing; (ii) the issuance of 863,841 shares of Common Stock to the shareholders of the Founding Companies; and (iii) estimated Acquisition costs of $0.5 million, after giving effect to prepaid Acquisition costs of $0.4 million, which is included in the amount Due to Affiliates and Deferred Acquisition and Offering Costs as of September 30, 1997.


     (c) Represents the elimination of common stock, additional paid-in capital, retained earnings and treasury stock of the Founding Companies (exclusive of UDMS) as a result of the Acquisitions.


     (d) Represents the use of a portion of the estimated net proceeds of the Offering to reduce approximately $4.7 million in interest-bearing debt originally incurred by the Founding Companies and outstanding at September 30, 1997.


     (e) Represents a pro forma adjustment to reflect the payment of $1.5 million by ACCESS to the holder of its preferred stock in connection with the sale of assets and assumption of liabilities of ACCESS by the Company and the liquidation and dissolution of ACCESS.


     (f) Represents: (i) the issuance of AAA Notes to the shareholder of Technical Software related to approximately $0.6 million in Technical Software's accumulated adjustment account as of September 30, 1997, and
         (ii) the issuance of AAA Notes to the shareholders of Synergis-PA of approximately $0.2 million related to the taxes payable by the shareholders of amounts included in their accumulated adjustment account as of September 30, 1997.

     A summary of the unaudited pro forma combined balance sheet adjustments
(a), (b), (c), (d), (e) and (f) is as follows:


                                                                      DEBIT (CREDIT)
                                           --------------------------------------------------------------------
                                                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS
                                           --------------------------------------------------------------------
         BALANCE SHEET ACCOUNTS              (a)        (b)        (c)       (d)       (e)      (f)     TOTAL
-----------------------------------------  --------   --------   -------   -------   -------   -----   --------
                                                                      (IN THOUSANDS)
Cash.....................................  $ 20,179   $(15,581)  $    --   $(4,727)  $(1,500)  $  --   $ (1,629)
Deferred income taxes -- current.........        --        287        --        --        --      --        287
Deferred acquisition and offering
  costs..................................    (1,100)      (400)       --        --        --      --     (1,500)
Goodwill and other identifiable
  intangible assets......................        --     22,743        --        --        --      --     22,743
Deferred income taxes -- noncurrent......        --       (549)       --        --        --      --       (549)
Lines of credit..........................        --         --        --     1,555        --      --      1,555
Current long-term debt...................        --         --        --       445        --    (825)      (380)
Due to affiliate.........................        --         --        --     1,232        --      --      1,232
Debenture payable to affiliate...........        --         --        --       300        --      --        300
Long-term debt...........................        --         --        --     1,195        --      --      1,195
Preferred stock..........................        --         --        --        --     1,500      --      1,500
Common stock.............................        --         --       553        --        --      --        553
Additional paid-in capital...............   (19,079)    (8,293)   10,809        --        --      --    (16,563)
Retained earnings........................        --       (825)   (8,304)       --        --     825     (8,304)
Note receivable -- stock issuance........        --         --       (11)       --        --      --        (11)
Treasury stock, at cost..................        --         --      (429)       --        --      --       (429)
                                            -------    -------    ------    ------      ----   ------      ----
                                           $     --   $ (1,932)  $ 1,932   $    --   $    --   $  --   $     --
                                            =======    =======    ======    ======      ====   ======      ====


5.  PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS


     (g) Includes additional amortization expense related to identifiable intangible assets and goodwill recorded in connection with the Acquisitions as if the Acquisitions all occurred as of January 1, 1996. The goodwill is being amortized on a straight-line basis over an estimated life of 25 years. The identifiable intangible assets are being amortized on a straight-line basis over an estimated life of 10 years. The amortization periods were determined by the Company with consideration given to the reputation of each Founding Company, the length of each Founding Company's operating history and the potential market in which the Founding Company operates. Excludes a non-recurring charge for acquired in-process research and development of approximately $3.0 million related to Synergis-PA's NFM(3.1) and NFM (4.0) products.



     (h) Includes a pro forma reduction in compensation to the owners of the Founding Companies to which they have agreed prospectively in the amounts of approximately $0.4 million for the year ended December 31, 1996 and $0.3 million in each of the nine months periods ended September 30, 1996 and 1997. Excludes compensation of $0.7 million annually based upon employment agreements with the Company's executive management and other costs associated with being a public Company. See "Management--Employment Agreements; Executive Compensation."



     (i) Includes a pro forma adjustment to reflect the elimination of historical interest expense in connection with the payment of interest-bearing debt of the Founding Companies from the net estimated proceeds of the Offering (see adjustment (d)) as described under "Use of Proceeds," as if the Acquisitions and Offering had occurred as of January 1, 1996.



     (j) Includes a pro forma adjustment to reflect the provision for income taxes on the pro forma combined results at effective tax rates of 38.5%, 42.8% and 37.4% for the year ended December 31, 1996, and the nine months ended September 30, 1996 and 1997, respectively, before considering the non-deductibility of approximately $0.5 million of annual goodwill amortization.


     (k) Includes an adjustment to revenues, cost of revenues, selling, general and administrative expenses, and interest expense related to DTI's acquisition of ComputerSmith on July 1, 1996, the effect of which is to reflect DTI's results of operations as if such acquisitions occurred on January 1, 1996.

         The historical results of DTI for all periods presented subsequent to July 1, 1996 include the results of operations related to Computersmith.

     (l) The weighted average shares outstanding used to calculate pro forma net income per share is based upon the estimated average number of shares of Common Stock and common stock equivalents outstanding during the period calculated as follows:


        Shares issued in the formation of UDMS (adjusted for
          8,451.59-for-1 stock split and the contribution to capital of
          62,321 shares by the Selling Shareholder).......................    782,838
        Shares issued to the shareholders of the Founding Companies.......    863,841
        Shares issued in the Offering.....................................  1,850,000
        SAB No. 83 adjustment.............................................     62,321
                                                                            ---------
                                                                            3,559,000
                                                                            =========


     Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, warrants and options for Common Stock issued during twelve months immediately preceding the Offering date (using the treasury stock method and an assumed initial public offering price per share of $12.00) have been included in the calculation of Common Stock as if they were outstanding for the entire period presented.


     The Company has entered into employment agreements with certain of its officers which provide for total minimum annual compensation, including guaranteed incentive compensation amounts, of $0.7 million. This amount has been excluded from pro forma adjustment 5(h).


     In addition, UDMS is in the process of hiring other corporate staff. Also, certain corporate expenses will be incurred in 1997 and thereafter related to operating as a public company, and in managing the Founding Companies, which to this date have operated as autonomous businesses. These additional expenses (which will be significant) have not been reflected in the accompanying pro forma statements of income. The effect of these additional expenses and related benefits is not currently estimable as the Acquisitions have not been consummated and the expected synergies of combining the Founding Companies are not specifically quantifiable at this time. See "Management -- Employment Agreements; Executive Compensation."


     A summary of the unaudited pro forma Combined Statements of Operations adjustments (g), (h), (i), (j), (k) and (l) for the year ended December 31, 1996 and nine months ended September 30, 1996 and 1997 is as follows:



                                                                      DEBIT (CREDIT)
                                             -----------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1996                      PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS
-------------------------------------------  -----------------------------------------------------------------
STATEMENT OF OPERATIONS ACCOUNTS              (G)        (H)        (I)        (J)         (K)         TOTAL
-------------------------------------------  ------     ------     ------     ------     --------     --------
                                                                      (IN THOUSANDS)
Hardware revenues..........................  $   --     $   --     $   --     $   --     $   (982)    $   (982)
Software revenues..........................      --         --         --                  (2,055)      (2,055)
Services, consulting and other revenues....      --         --         --         --         (367)        (367)
Hardware costs.............................      --         --         --         --          816          816
Software costs.............................      --         --         --         --        1,332        1,332
Services, consulting and other costs.......      --         --         --         --          322          322
Selling and marketing......................      --         --         --         --          408          408
General and administrative.................     870       (424)        --         --          538          984
Interest expense, net......................      --         --       (184)        --           20         (164)
Other expense, net.........................      --         --         --         --           --           --
Income tax expense (benefit)...............    (160)       170         74       (537)          --         (453)
                                             ------     ------     ------     ------      -------       ------
                                             $  710     $ (254)    $ (110)    $ (537)    $     32     $   (159)
                                             ======     ======     ======     ======      =======       ======

                                                                       DEBIT (CREDIT)
                                              ----------------------------------------------------------------
NINE MONTHS ENDED SEPTEMBER 30, 1996               PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS
-------------------------------------------   ----------------------------------------------------------------
STATEMENT OF OPERATIONS ACCOUNTS               (g)       (h)        (i)        (j)          (k)         TOTAL
-------------------------------------------   -----     ------     ------     ------      -------      -------
                                                                       (IN THOUSANDS)
Hardware revenues..........................   $  --     $   --     $   --     $   --      $  (982)     $  (982)
Software revenues..........................      --         --         --         --       (2,055)      (2,055)
Services, consulting and other revenues....      --         --         --         --         (367)        (367)
Hardware costs.............................      --         --         --         --          816          816
Software costs.............................      --         --         --         --        1,332        1,332
Services, consulting and other costs.......      --         --         --         --          322          322
Selling and marketing......................      --         --         --         --          408          408
General and administrative.................     653       (318)        --         --          538          873
Interest expense, net......................      --         --       (128)        --           20         (108)
Other expense, net.........................      --         --         --         --           --           --
Income tax expense (benefit)...............    (120)       127         51        (35)          --           23
                                              -----     ------     ------     ------      -------      -------
                                              $ 533     $ (191)    $  (77)    $  (35)     $    32      $   262
                                              =====     ======     ======     ======      =======      =======



                                                                       DEBIT (CREDIT)
                                               ---------------------------------------------------------------
NINE MONTHS ENDED SEPTEMBER 30, 1997               PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS
-------------------------------------------    ---------------------------------------------------------------
STATEMENT OF OPERATIONS ACCOUNTS               (g)       (h)        (i)        (j)          (k)         TOTAL
-------------------------------------------    ----     ------     ------     ------      -------      -------
                                                                       (IN THOUSANDS)
Hardware revenues..........................    $ --     $   --     $   --     $   --      $    --      $    --
Software revenues..........................      --         --         --         --           --           --
Services, consulting and other revenues....      --         --         --         --           --           --
Hardware costs.............................      --         --         --         --           --           --
Software costs.............................      --         --         --         --           --           --
Services, consulting and other costs.......      --         --         --         --           --           --
Selling and marketing......................      --         --         --         --           --           --
General and administrative.................     653       (318)        --         --           --          335
Interest expense, net......................      --         --       (161)        --           --         (161)
Other expense, net.........................      --         --         --         --           --           --
Income tax expense (benefit)...............    (119)       127         64       (280)          --         (208)
                                               ----     ------     ------     ------      -------      -------
                                               $534     $ (191)    $  (97)    $ (280)     $    --      $   (34)
                                               ====     ======     ======     ======      =======      =======


6.  PRO FORMA COMBINED STATEMENTS OF OPERATIONS SIGNIFICANT ACCOUNTING POLICIES

     The following significant accounting policies have been reflected in the Company's pro forma combined statements of operations:

  Revenue and Cost Recognition

     The Company recognizes revenues on the sale of third party hardware and software products when the product is shipped or upon customer acceptance in instances where the software and computer hardware is to be installed at the customer location. Revenues from proprietary software license sales are recognized when the product is shipped. Revenues from consulting, training or other services are recognized as the related services are performed. Revenues from prepaid customer support agreements are generally recognized ratably over the life of the support agreement or, to a lesser extent, based upon contractual hour utilization by the customer under the support agreement. Generally, the Company does not bundle hardware and software sales whereby customer acceptance of either the hardware of software components is conditioned upon the acceptance of the total product solution. While the Company does not experience a significant amount of returned hardware or software products from its customers that would result in a material unfavorable financial impact, it does record an appropriate accrual for such product returns at the end of each financial period.

     The Company's cost of revenues primarily includes the cost of hardware and software products as well as compensation-related costs associated with consulting and other services. The costs associated with hardware and software sales are recorded at the time the sale is recorded. The costs associated with consulting, training and other services are recorded as the services are performed. The costs associated with customer support services are recorded as incurred. The Company does not generally enter into long-term fixed-price contracts. In addition, the Company does not provide product warranties beyond the warranties provided by the manufacturers or computer software developers.

  Concentration of Credit Risk

     No customer represented more than 5% of the Company's pro forma revenues in any period presented.

  Inventories

     Inventories, which consist of purchased software and computer hardware, are generally stated at the lower of cost or market and cost is determined by the first-in, first-out (FIFO) method.

  Capitalized Software Development Costs


     With respect to the Company's proprietary products, it accounts for software development costs in accordance with the provisions of Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. Costs incurred in designing and developing computer software products are expensed as research and development until technological feasibility has been established. Technological feasibility is established upon completion of a detail program design or, in its absence, completion of a working model. Upon the achievement of technological feasibility, software development costs are capitalized and subsequently reported at the lower of unamortized cost or net realizable value. Annual amortization expense is the greater of the amount computed, using the ratio of the current year's revenues to the total of current and anticipated future revenues, or the straight-line method over the remaining economic life of the software, which does not exceed five years and three years for the UDMS and Synergis -- PA proprietary software products, respectively.



     The pro forma results of operations include an acceleration of the amortization of the remaining unamortized software development costs relative to ACCESS' AS/400 EDMS software product. As a result of changes in technical requirements and increased competition, current and projected revenue from this product as it was marketed currently was not sufficient to recover the remaining unamortized capitalized costs, including maintenance and support, without further substantial marketing and research and development expenditures. At this time, ACCESS determined that it would not invest in additional marketing and research and development efforts. The pro forma results of operations includes amortization and write-offs of $1.3 million related to this product in the year ended December 31, 1996.


  Property and Equipment

     Property and equipment are stated at cost. Depreciation on office equipment and furniture and fixtures is calculated on the straight-line method over the estimated useful lives of the assets, which range from 3-10 years. Leasehold improvements are amortized on the straight-line method over the shorter of the lease term or estimated useful life of the asset.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Universal Document Management Systems, Inc.:


     We have audited the accompanying balance sheets of Universal Document Management Systems, Inc. (a wholly-owned subsidiary of MedPlus, Inc.) as of December 31, 1995 and 1996 and September 30, 1997, and the related statements of operations, stockholder's equity, and cash flows for the period December 14, 1995 to December 31, 1995, the year ended December 31, 1996 and the nine months ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Universal Document Management Systems, Inc. as of December 31, 1995 and 1996 and September 30, 1997, and the results of its operations and its cash flows for the period December 14, 1995 to December 31, 1995, the year ended December 31, 1996 and the nine months ended September 30, 1997, in conformity with generally accepted accounting principles.



     The accompanying financial statements have been prepared assuming that Universal Document Management Systems, Inc. will continue as a going concern. As discussed in Note 3 to the financial statements, Universal Document Management Systems, Inc. has suffered losses from operations that raise substantial doubt about its ability to continue as a going concern. The Company's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                          /s/ KPMG Peat Marwick LLP


November 22, 1997


Cincinnati, Ohio

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.
                  (A WHOLLY-OWNED SUBSIDIARY OF MEDPLUS, INC.)

                                 BALANCE SHEETS

               (DOLLARS IN THOUSANDS, EXCEPT SHARE-RELATED DATA)


                                                                DECEMBER 31,
                                                             -------------------     SEPTEMBER 30,
                                                              1995        1996           1997
                                                             -------     -------     -------------
ASSETS
Current assets:
  Cash.....................................................  $   124     $    --        $    --
  Trade accounts receivable, net of allowance for doubtful
     accounts..............................................      296         453            484
  Prepaid expenses and other current assets................       11          17             28
  Deferred acquisition and initial public offering costs...       --          --          1,500
          Total current assets.............................      431         470          2,012
Excess of cost over fair value of net assets acquired, net
  of accumulated amortization..............................    1,036         968            887
Capitalized software development costs, net of accumulated
  amortization.............................................      159         262            409
Property and equipment, net of accumulated depreciation....       33          79            120
Other assets...............................................        5           7              5
                                                             -------     -------        -------
                                                             $ 1,664     $ 1,786        $ 3,433
                                                             =======     =======        =======
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Line of credit...........................................  $    --     $    --        $   630
  Accounts payable.........................................       51          62            709
  Payable to MedPlus, Inc..................................       99         400          1,232
  Accrued expenses and other liabilities...................      281         216            172
  Deferred revenue.........................................      129         113            197
  Convertible debenture payable to MedPlus, Inc............       --         300            300
                                                             -------     -------        -------
          Total current liabilities........................      560       1,091          3,240
Deferred revenue...........................................       30          21             --
Convertible debenture payable to MedPlus, Inc..............      300          --             --
                                                             -------     -------        -------
          Total liabilities................................      890       1,112          3,240
                                                             -------     -------        -------
Stockholder's equity:
  Common stock, no par value, authorized 850 shares; 100
     issued and outstanding at September 30, 1997 and
     December 31, 1996, 1 issued and outstanding at
     December 31, 1995.....................................       --          --             --
  Additional paid-in capital...............................    2,093       2,134          2,224
  Unearned stock warrants..................................       --          --            (28)
  Accumulated deficit......................................   (1,319)     (1,460)        (2,003)
                                                             -------     -------        -------
          Total stockholder's equity.......................      774         674            193
                                                             -------     -------        -------

Commitments and contingencies..............................
                                                             -------     -------        -------
                                                             $ 1,664     $ 1,786        $ 3,433
                                                             =======     =======        =======


                See accompanying notes to financial statements.

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.
                  (A WHOLLY-OWNED SUBSIDIARY OF MEDPLUS, INC.)

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)


                                             PERIOD FROM                           NINE MONTHS ENDED
                                            DECEMBER 14 TO      YEAR ENDED           SEPTEMBER 30,
                                             DECEMBER 31,      DECEMBER 31,     -----------------------
                                                 1995              1996            1996          1997
                                            --------------     ------------     -----------     -------
                                                                                      (UNAUDITED)
Revenues:
  Software license sales..................     $    154           $  398           $ 286        $   365
  Service and consulting revenues.........           28              702             441            468
                                                -------            -----             ---           ----
          Total revenues..................          182            1,100             727            833
                                                -------            -----             ---           ----
Costs and expenses:
  Cost of software license sales..........            2               57              43             66
  Cost of service and consulting
     revenues.............................            4              293             162            250
  Selling and marketing...................            3              260             136            343
  Research and development................            4              114              85            137
  General and administrative..............            9              486             322            544
  Acquired in process technology..........        1,466               --              --             --
                                                -------            -----             ---           ----
          Total costs and expenses........        1,488            1,210             748          1,340
                                                -------            -----             ---           ----
          Operating income (loss).........       (1,306)            (110)            (21)          (507)
                                                -------            -----             ---           ----
Other income (expense)....................           40              (31)            (23)           (36)
                                                -------            -----             ---           ----
          Loss before income taxes........       (1,266)            (141)            (44)          (543)
Income taxes..............................           53               --              --             --
                                                -------            -----             ---           ----
          Net loss........................     $ (1,319)          $ (141)          $ (44)       $  (543)
                                                =======            =====             ===           ====


                See accompanying notes to financial statements.

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.
                  (A WHOLLY-OWNED SUBSIDIARY OF MEDPLUS, INC.)

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                   (IN THOUSANDS, EXCEPT SHARE-RELATED DATA)


                                         COMMON STOCK     ADDITIONAL   UNEARNED                     TOTAL
                                       ----------------    PAID-IN      STOCK     ACCUMULATED   STOCKHOLDER'S
                                       SHARES   AMOUNT     CAPITAL     WARRANTS     DEFICIT        EQUITY
                                       ------   -------   ----------   --------   -----------   -------------
Balances at December 14, 1995........     --    $    --     $   --       $ --       $    --        $    --
Capital contribution.................      1         --      2,093         --            --          2,093
Net loss.............................     --         --         --         --        (1,319)        (1,319)
                                         ---    -------     ------       ----       -------        -------
Balances at December 31, 1995........      1         --      2,093         --        (1,319)           774
Capital contribution.................     --         --         41         --            --             41
Stock dividend.......................     99         --         --         --            --             --
Net loss.............................     --         --         --         --          (141)          (141)
                                         ---    -------     ------       ----       -------        -------
Balances at December 31, 1996........    100         --      2,134         --        (1,460)           674
Stock warrants issued to third party
  service providers and employee.....     --         --         90        (90)           --             --
Amortization of unearned stock
  warrants...........................     --         --         --         62            --             62
Net loss.............................     --         --         --         --          (543)          (543)
                                         ---    -------     ------       ----       -------        -------
Balances at September 30, 1997.......    100    $    --     $2,224       $(28)      $(2,003)       $   193
                                         ===    =======     ======       ====       =======        =======


                See accompanying notes to financial statements.

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.
                  (A WHOLLY-OWNED SUBSIDIARY OF MEDPLUS, INC.)

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                             PERIOD FROM                           NINE MONTHS ENDED
                                            DECEMBER 14 TO      YEAR ENDED           SEPTEMBER 30,
                                             DECEMBER 31,      DECEMBER 31,     -----------------------
                                                 1995              1996            1996          1997
                                            --------------     ------------     -----------     -------
                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).......................     $ (1,319)          $ (141)          $ (44)       $  (543)
  Adjustments to reconcile net income
     (loss) to net cash provided by (used
     in) operating activities:
       Acquired in process technology.....        1,466               --              --             --
       Amortization of excess of cost over
          fair value of net assets
          acquired........................            6              109              81             81
       Amortization of capitalized
          software development costs......            2               54              41             64
       Amortization of unearned stock
          warrant.........................           --               --              --              2
       Depreciation.......................           --               11              10             17
       Provision for loss on doubtful
          accounts........................           --               39              --             17
       Changes in operating assets and
          liabilities:
          Trade accounts receivable.......         (167)            (196)           (154)           (48)
          Prepaid expenses and other
            assets........................           (7)              (8)            (12)           (10)
          Accounts payable, accrued
            expenses and other
            liabilities...................          (62)             (55)            (57)           604
          Payable to MedPlus, Inc.........           53              162             109            195
          Deferred revenue................           45              (24)             12             61
                                               --------           ------           -----        -------
            Net cash provided by (used in)
               operating activities.......           17              (49)            (14)           440
                                               --------           ------           -----        -------
Cash flows from investing activities:
  Capitalization of software development
     costs................................           (5)            (157)           (129)          (211)
  Purchases of property and equipment.....           --              (57)            (42)           (57)
  Cash acquired in Universal merger.......          112               --              --             --
  Acquisition and initial public offering
     costs................................           --               --              --         (1,439)
                                               --------           ------           -----        -------
            Net cash provided by (used in)
               investing activities.......          107             (214)           (171)        (1,707)
                                               --------           ------           -----        -------
Cash flows from financing
  activities -- Advances from MedPlus,
  Inc.....................................           --              139              85            637
Borrowings on line of credit..............           --               --              --            630
                                               --------           ------           -----        -------
            Net cash provided by financing
               activities.................           --              139              85          1,267
                                               --------           ------           -----        -------
Net increase (decrease) in cash and cash
  equivalents.............................          124             (124)           (100)            --
Cash, beginning of period.................           --              124             124             --
                                               --------           ------           -----        -------
Cash, end of period.......................     $    124           $   --           $  24        $    --
                                               ========           ======           =====        =======
Cash paid during the period for
  interest................................     $     --           $   23           $  22        $    11
                                               ========           ======           =====        =======


                 See accompanying notes to financial statements

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.
                  (A WHOLLY-OWNED SUBSIDIARY OF MEDPLUS, INC.)


                         NOTES TO FINANCIAL STATEMENTS


             (ALL DOLLARS IN THOUSANDS, EXCEPT SHARE-RELATED DATA)

1.  DESCRIPTION OF BUSINESS


     Universal Document Management Systems, Inc. (the "Company") provides workflow, document management, and application software and related consulting services to customers in a variety of industries. The Company is a wholly-owned subsidiary of MedPlus, Inc. ("MedPlus") and maintains all of its operations, including its headquarters, in Cincinnati, Ohio.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) BASIS OF PRESENTATION

     The Company, formerly known as MedPlus Acquisition Corp., was incorporated in December 1995 and is the successor to Universal Document Management Systems, Inc. ("Universal") and HWB, Inc. ("HWB") which began business in 1990. Universal was a developer of document and work flow management software and HWB was the owner and licensor of the principal software product of Universal. On December 14, 1995, Universal merged into the Company with the Company as the surviving corporation, in a transaction accounted for by the purchase method for business combinations. On the same date, in a separate transaction, the Company acquired all of the outstanding shares of HWB. Subsequent to the acquisition, HWB was liquidated and the Company changed its name. The accompanying financial statements reflect the results of operations of the Company from December 14, 1995. Prior to that date, the Company had no operations.

     (b) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (c) CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     The Company accounts for software development costs in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. Costs incurred in designing and developing computer software products are expensed as research and development until technological feasibility has been established. Technological feasibility is established upon completion of a detail program design or, in its absence, completion of a working model. Upon the achievement of technological feasibility, software development costs are capitalized and subsequently reported at the lower of unamortized cost or net realizable value.

     Annual amortization expense is the greater of the amount computed, using the ratio of the current year's revenues to the total of current and anticipated future revenues, or the straight-line method over the remaining economic life of the software, which does not exceed five years.

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.
                  (A WHOLLY-OWNED SUBSIDIARY OF MEDPLUS, INC.)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

     (d) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. The estimated useful lives are as follows:

Office equipment......................................    5-7 years
Furniture and fixtures................................      5 years
Leasehold improvements................................    5-7 years

     (e) EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED

     The excess of the cost over fair value of net assets acquired from business acquisitions is being amortized on the straight-line method over the expected periods to be benefited, which is ten years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the intangible balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations. The amount of the intangible impairment, if any, is measured based on the present value of projected future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of the intangible asset will be impacted if projected future operating cash flows are not achieved.

     (f) INCOME TAXES

     The provisions for income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     (g) REVENUE RECOGNITION

     Revenues from software license sales are recognized when the product is shipped. Revenues from consulting are recognized as the related services are performed. Revenues from prepaid customer support agreements or other service agreements are recognized ratably over the lives of the agreements.

     (h) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosures of the estimated fair value of financial instruments are made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

     Cash, trade accounts receivable and accounts payable -- The carrying amounts of these items are a reasonable estimate of their fair value due to the short-term maturity of these instruments.


     Accrued expenses and other liabilities -- The IBM Assistance Agreement, the primary component of accrued expenses and other liabilities, has a carrying amount of $174 and a fair value of $147 as of December 31, 1996 and a carrying amount of $159 and a fair value of $142 as of September 30, 1997.



     Convertible debenture -- The fair value of the convertible debenture is not determinable. The convertible debenture is held by MedPlus, accrues interest at 10% per annum and does not have a definitive maturity date. As discussed in note 10, the Company expects to repay this debenture to MedPlus within twelve months of the

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.
                  (A WHOLLY-OWNED SUBSIDIARY OF MEDPLUS, INC.)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

IPO date. However, given the lack of a definitive maturity date, it is not practical to estimate the fair value of the convertible debenture.


     (i) STOCK OPTION PLAN



     The Company accounts for its stock option plan in accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. APB Opinion No. 25 requires companies to record compensation expense on the date of grant only if the current market price or fair value of the underlying stock exceeded the exercise price. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.



     (j) SUPPLEMENTAL CASH FLOW INFORMATION


     The following are non-cash transactions and, accordingly, are not presented in the Statements of Cash Flows:


          In December 1995 and April 1996, MedPlus issued 99,274 and 14,249 shares of MedPlus common stock, valued at $869 and $161, respectively, and cash of $831 and $117, respectively, to the shareholders of Universal in connection with the merger of Universal. These distributions, along with professional fees related to the merger of $115 and $41, comprised MedPlus' capital contribution to the Company (note 5).



          In December 1995, $40 was forgiven on the IBM Assistance Agreement which is included in accrued expenses and other liabilities (note 9).



          In 1997, the Company granted to a member of management a warrant to acquire a number of common shares of the Company up to an amount equivalent to .5% of the common shares of the Company outstanding prior to an initial public offering. The excess of the fair market value per share of the Company's common stock on the date of grant over the exercise price per share of this warrant of $30 has been recorded as an unearned stock warrant (note 13c).



          In 1997, the Company granted to a principal of a consulting firm a warrant to acquire a number of common shares of the Company up to an amount equivalent to 5% of the common shares of the Company on the date of grant. The fair market value of this warrant at the date of grant was approximately $60 (note 14a).


     The Company did not make any cash payments for income taxes in any of the periods presented in accordance with the Company's tax-sharing arrangement with MedPlus.


     (k)  INTERIM FINANCIAL INFORMATION



     The financial statements for the nine months ended September 30, 1996 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim periods have been included. The results for the interim periods are not necessarily indicative of the results to be achieved for the full fiscal year.

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.
                  (A WHOLLY-OWNED SUBSIDIARY OF MEDPLUS, INC.)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED


3.  LIQUIDITY AND GOING CONCERN MATTERS



     The Company's financial statements for the period from January 1, 1997 to September 30, 1997 have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company expects to incur additional expenditures in connection with its initial public offering and acquisitions of certain companies described in note 4. There can be no assurance that the initial public offering and acquisitions described in note 4 will be completed. The Company's working capital, available borrowing capacity on its line of credit, and cash flows from operations will not be sufficient to continue future operations if the initial public offering does not occur. In the event the initial public offering is not completed, management's plans include a private financing of its operations and acquisitions until such time as an initial public offering or other equity financing can be completed. There can be no assurance, however, that the interim private financing will be completed, or if completed that the definitive acquisition agreements can be renegotiated to provide for consummation of the acquisitions on terms available under the private financing. The Company is dependent upon the initial public offering described in note 4 or the private financing to fund the pending acquisitions and future operations.



4.  ACQUISITIONS AND INITIAL PUBLIC OFFERING


     (a) SUMMARY OF TRANSACTIONS

     In September and October 1997, the Company entered into definitive acquisition agreements to acquire substantially all of the net assets of the following companies, collectively referred to as the Founding Companies:

     ACCESS Corporation                              DTI Technologies, Inc.
     Applied Software Technology, Inc.               Mid-West CAD, Inc.
     CADD Microsystems, Inc.                         Synergis Technologies, Inc.
     Computers for Design, Inc.                      Technical Software, Inc.
     Devtron, Russell Inc.

     The acquisitions of the Founding Companies ("Acquisitions") will occur as separate transactions simultaneously with the closing of the Company's initial public offering ("IPO") and will be accounted for using the purchase method for business combinations.


     As of September 30, 1997, the Company has capitalized approximately $1,500 of direct, incremental costs related to the Acquisitions for accountants', attorneys' and consultants' fees (i.e., "transaction costs") that will become part of the purchase price of the Founding Companies upon consummation of the Acquisitions or charged against the proceeds of the IPO. In the event that any or all of the Acquisitions are not consummated, then a portion or all of these costs will be charged to expense in the period that decision is made.



     (b) LETTER OF INTENT



     On November 12, 1997, the Company assumed all rights and obligations related to the letter of intent entered into on August 26, 1997 by and between Synergis Technologies, Inc. ("Synergis") and Configured Systems, Inc. ("Configured"), a provider of Auto-CAD based integrated systems solutions and a hardware reseller, whereby the Company has the right to acquire all of the outstanding shares of Configured for approximately $450. In addition, prior to assuming all rights and obligations related to the letter of intent, the Company agreed to pay the majority shareholder of Synergis $50 in expense reimbursement associated with the Configured acquisition costs within 30 days after the consummation of the IPO. Furthermore, simultaneously with the closing of the acquisition of Configured, the Company will remit to the majority shareholder of Synergis $100 plus shares of the Company's common stock in an amount equal to $50 divided by the IPO price per share.

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.
                  (A WHOLLY-OWNED SUBSIDIARY OF MEDPLUS, INC.)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED


5.  UNIVERSAL AND HWB ACQUISITIONS


     Total consideration for the acquisition of Universal was $1,700 which consisted of cash of $831 and 99,274 shares of MedPlus common stock valued at $869. The Universal acquisition agreement also provided for additional consideration contingent upon future revenue performance of the Company for the period from December 14, 1995 to December 31, 1995. The contingent consideration earned during this period was $278 which was accounted for as an additional cost of acquiring Universal.

     The consideration for the acquisition of HWB consists of consideration contingent upon the future revenue performance of the Company for the period from December 14, 1995 to December 31, 1998, which, if earned, would be accounted for as an additional cost of acquiring HWB. No contingent consideration related to the acquisition of HWB was earned in 1995 or 1996. Maximum future potential payments under the HWB acquisition agreement for the remaining two year period ending December 31, 1998 total $3,000.

     On August 14, 1997, the Company and the former stockholders of HWB amended the HWB Stock Purchase Agreement dated December 29, 1995. The amended agreement, which becomes effective only if the IPO occurs, provides for the following:


         (i) a $390 payment on the IPO date to the former stockholders;



         (ii) extension of the period during which additional consideration contingent on the future revenue performance of the Company could be earned for the eleven month period ending December 31, 1998 to the year ending December 31, 2000;


        (iii) reduction of the maximum future potential payments for contingent consideration from $3,000 to $2,610;

         (iv) allows the Company's common stock to be issued as part of the contingent consideration payments rather than MedPlus common stock; and

         (v) defines the audited net revenues used to measure the contingent consideration payable.


     The $390 payment due on the IPO date will be funded by a capital contribution from MedPlus either in the form of cash or a short-term note receivable.


     The consideration for the acquisitions of Universal and HWB was paid for by MedPlus on behalf of the Company.

     The purchase price for the acquired companies has been allocated to the identifiable tangible and intangible assets acquired based on their estimated fair values as determined by an independent third party. Acquired in-process technology related to Universal and HWB has been expensed at the date of acquisition. The excess of cost over fair value of net assets acquired is being amortized on the straight-line method over ten years. To determine the fair market value of the acquired in-process technology, the Company utilized the income approach which focuses on the income-producing capability of the assets acquired and best represents the present value of the future economic benefits expected to be derived from these assets. Technological feasibility for the acquired in-process technology had not been reached based on design and development activities in place, requiring further refinement and testing. The development activities required to complete the acquired in-process technology include validation, quality assurance programs and beta test. The acquired technology represents unique and emerging technology, the application of which is limited to the Company's workflow and document management software strategy. Accordingly, the acquired technology has no alternative future use. The total amount of acquired in-process technology that was charged to the results of operations at the date of acquisition was $1,466.

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.
                  (A WHOLLY-OWNED SUBSIDIARY OF MEDPLUS, INC.)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

     The following unaudited pro forma data presents the results of operations as if the acquisitions of Universal and HWB had occurred at the beginning of 1995. This summary is provided for information purposes only. It does not necessarily reflect the actual results that would have occurred had the acquisitions been made as of that date or of results that may occur in the future.

          Revenues........................................................  $   630
          Net loss........................................................   (1,700)


     Amortization of excess of cost over fair value of net assets acquired amounted to $6 for the period December 14, 1995 to December 31, 1995 and $109 for the year ended December 31, 1996, and $81 for the nine months ended September 30, 1997. Accumulated amortization of excess of cost over fair value of net assets acquired was $6 and $115 at December 31, 1995 and 1996, respectively, and $196 at September 30, 1997.



6.  ALLOWANCE FOR TRADE ACCOUNTS RECEIVABLE



     The activity in the allowance for doubtful accounts for trade accounts receivable for the period December 14, 1995 to December 31, 1995 and the year ended December 31, 1996, and the nine months ended September 30, 1997 was as follows:



                                                                 1995    1996    1997
                                                                 ----    ----    ----
          Balance at beginning of period.......................   $7     $  7    $ 15
          Charged to expense...................................    0       39      17
          Charged to other accounts............................    0        0       0
          Deductions/write-offs................................    0      (31)    (17)
                                                                  --
                                                                         ----    ----
          Balance at end of period.............................   $7     $ 15    $ 15
                                                                  ==     ====    ====



7.  CAPITALIZED SOFTWARE DEVELOPMENT COSTS



     Amortization of capitalized software development costs amounted to $2 for the period December 14, 1995 to December 31, 1995, $54 for the year ended December 31, 1996 and $64 for the nine months ended September 30, 1997. Accumulated amortization of capitalized software development costs was $2 and $56 at December 31, 1995 and 1996, respectively, and $120 at September 30, 1997.



8.  PROPERTY AND EQUIPMENT



     Net property and equipment is comprised of the following at December 31, 1995 and 1996 and September 30, 1997:



                                                                  1995    1996    1997
                                                                  ----    ----    ----
          Office equipment......................................  $33     $65     $112
          Furniture and fixtures................................   --      20       30
          Leasehold improvements................................   --       5        5
                                                                  ---     ---     ----
          Less: Accumulated depreciation........................   --     (11)     (27)
                                                                  ---     ---     ----
                                                                  $33     $79     $120
                                                                  ===     ===     ====



9.  IBM ASSISTANCE AGREEMENT


     IBM Corporation ("IBM") advanced Universal $200 in funds under the terms of an IBM Assistance Agreement dated July 12, 1992 ("Assistance Agreement"). Under the Assistance Agreement, Universal

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.
                  (A WHOLLY-OWNED SUBSIDIARY OF MEDPLUS, INC.)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

invoiced IBM established amounts as specified milestones were achieved. The $200 received under the agreement was recorded as a liability. The agreed upon pay back amount totaled $240. This additional $40 had been accrued as interest expense through December 13, 1995.

     Under the original terms of the Assistance Agreement, $240 was to be repaid through revenue participation whereby IBM received: (a) 100% of worldwide gross revenue received with respect to product for sale or standard licenses, including maintenance fees, of quarterly revenue between $112 and $150 or annual revenue of $450 to $600, whichever was greater; (b) thereafter 25% of all worldwide gross revenue received until IBM had recovered $240. For periods thereafter ten percent of all IBM generated worldwide gross revenue received would be paid to IBM as a royalty.

     The Company and IBM amended the Assistance Agreement in December 1995. In connection with the amendment, $40 of the pay back amount was forgiven and recorded by the Company as other income during the period December 14, 1995 to December 31, 1995. Under the terms of the amended Assistance Agreement, $200 is to be repaid through revenue participation whereby IBM receives 25% of all quarterly gross revenue exceeding $100 for product sales, standard licenses and maintenance fees on certain hardware platforms as defined in the Assistance Agreement.


     At December 31, 1995 and 1996 and September 30, 1997, the Company's liability to IBM of $188, $174 and $159, respectively, was included with accrued expenses and other liabilities.



10.  CONVERTIBLE DEBENTURE


     During the year ended December 31, 1994, Universal issued convertible debentures totaling $400 to MedPlus and an individual investor. The debentures, with an interest rate of 10% per annum payable at maturity, were unsecured obligations of the Company which were scheduled to mature on December 31, 1995. The debentures were convertible into shares of common stock of Universal at a stated price per share, and could be converted in entirety or in portion from time to time until maturity.


     In connection with the Company's acquisition of Universal on December 14, 1995, $100 of convertible debentures, which were held by the individual investor, and interest accrued thereon were repaid. The remaining $300 debenture held by MedPlus was extended indefinitely by MedPlus and continues to accrue interest at 10% per annum. The Company expects to repay this debenture within twelve months of the IPO date. Interest expense of $29 and $22 has been included in the Statement of Operations for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.



11.  INCOME TAXES


     The provision for income taxes of the Company for Federal and state income taxes has been calculated as if the Company were a stand-alone corporation filing separate tax returns.

     The Company has entered into a tax-sharing agreement with MedPlus to provide for: i) the allocation of payments of taxes for periods during which the Company and MedPlus are included in the same consolidated group for Federal income tax purposes; ii) the allocation of responsibility for the filing of tax returns; iii) the conduct of tax audits and the handling of tax controversies; and iv) various related matters. For periods during which the Company is included in aforementioned returns, the Company will be required to pay to MedPlus its allocable portion of the consolidated Federal income tax and state tax liability and will also be required to pay MedPlus for its allocable share of any tax benefit attributable to the use of MedPlus' losses.

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.
                  (A WHOLLY-OWNED SUBSIDIARY OF MEDPLUS, INC.)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED


     Income tax expense attributable to income from operations for the period December 14, 1995 to December 31, 1995 and the year ended December 31, 1996, and the nine months ended September 30, 1997 was as follows:



                                                                 1995     1996     1997
                                                                 ----     ----     ----
          Federal:
            Current............................................  $53      $--      $--
            Deferred...........................................   --       --       --
                                                                 ---      ---      ---
                                                                  53       --       --
                                                                 ---      ---      ---
          State and Local:
            Current............................................   --       --       --
            Deferred...........................................   --       --       --
                                                                 ---      ---      ---
                                                                  --       --       --
                                                                 ---      ---      ---
                                                                 $53      $--      $--
                                                                 ===      ===      ===



     Income tax benefit differs from the amounts computed by applying the Federal statutory rate to loss before income taxes for the period December 14, 1995 to December 31, 1995 and the year ended December 31, 1996, and the nine months ended September 30, 1997 as a result of the following:



                                                            1995      1996     1997
                                                            -----     ----     -----
          Computed "expected" tax benefit.................  $(430)    $(45)    $(184)
          Acquired in-process technology..................    498       --        --
          Change in valuation allowance...................    (18)       5       161
          Meals and entertainment.........................     --        3         4
          Amortization of excess of cost over fair value
            of
            net assets acquired...........................      2       34        28
          Other...........................................      1        3        (9)
                                                            -----     ----     -----
                                                            $  53     $ --     $  --
                                                            =====     ====     =====



     The significant components of deferred income tax expense (benefit) attributable to income from operations for the period December 14, 1995 to December 31, 1995 and the year ended December 31, 1996, and the nine months ended September 30, 1997 was as follows:



                                                              1995     1996     1997
                                                              ----     ----     -----
          Deferred tax expense (benefit) (exclusive of the
            change in valuation allowance)..................  $ 18     $(6)     $(161)
          Increase in the beginning-of-the-period balance of
            the valuation allowance for deferred taxes......   (18)      6        161
                                                              ----     ---      -----
                                                              $ --     $--      $  --
                                                              ====     ===      =====

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.
                  (A WHOLLY-OWNED SUBSIDIARY OF MEDPLUS, INC.)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED


     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 1995 and 1996 and the nine months ended September 30, 1997 are as follows:



                                                               1995     1996   1997
                                                               ----     ----   -----
          Deferred tax assets:
            Accrued expenses.................................  $  3     $  5   $   5
            Net operating loss carryforward..................    20      116     355
            Deferred revenue in excess of one year...........    --       19      11
            Other............................................    55       35      22
                                                               ----     ----   -----
               Total gross deferred tax assets...............    78      175     393
            Less: valuation allowance........................   (78)     (83)   (244)
                                                               ----     ----   -----
               Net deferred tax assets.......................    --       92     149
                                                               ----     ----   -----
          Deferred tax liabilities:
            Capitalized software development costs...........    --      (88)   (141)
            Property and equipment...........................    --       (4)     (8)
                                                               ----     ----   -----
               Total gross deferred tax liabilities..........    --      (92)   (149)
                                                               ----     ----   -----
          Net deferred income taxes..........................  $ --     $ --   $  --
                                                               ====     ====   =====


     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.


     At September 30, 1997, the Company has net operating loss carryforwards for Federal income tax purposes of approximately $986 which are available to offset future Federal taxable income, if any, through 2012.



12.  BANK AGREEMENTS



     On September 9, 1997, the Company and MedPlus entered into a line of credit agreement ("Universal Line of Credit") with a bank to fund the costs associated with the Company's Acquisitions and IPO discussed in Note 4 and for working capital. The Universal Line of Credit allows for maximum borrowings of up to $1,500 subject to a combined borrowing limit with MedPlus's separate $10,000 revolving line of credit agreement ("MedPlus Line of Credit") based on defined net worth and collateral formulas. Borrowings under the Universal Line of Credit bear interest at the bank's prime rate (8.50% at September 30, 1997) and mature upon the earlier of March 31, 1998 or the completion of the Company's IPO.



     The Universal Line of Credit requires the Company to pay a $15 monthly commitment fee through December 31, 1997 which then decreases to $10 a month until the Company receives a specified minimum capitalization or maturity. The Universal Line of Credit also contains various restrictive and financial covenants and is secured by all tangible and intangible assets of the Company and MedPlus. Prior to entering into the Universal Line of Credit, the Company and MedPlus entered into an agreement under which MedPlus agreed to act as co-borrower under the Universal Line of Credit, and the Company agreed to repay the outstanding borrowings under the Universal Line of Credit as soon as possible following its IPO.



     The maximum amount available at September 30, 1997 under the Universal Line of Credit was $1,500. The amount outstanding under the Universal Line of Credit at September 30, 1997 was $630.



     As of September 30, 1997, the Company and MedPlus were in default of a covenant of the Universal Line of Credit. On November 14, 1997, the bank waived this event of default and amended the covenant

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.
                  (A WHOLLY-OWNED SUBSIDIARY OF MEDPLUS, INC.)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED


through March 31, 1998. The bank also required the Company and MedPlus to agree to additional monitoring procedures by the bank.



13.  STOCKHOLDER'S EQUITY, STOCK OPTIONS AND STOCK WARRANT



     (a) STOCK DIVIDEND AND STOCK SPLIT


     Effective August 30, 1996, the Company's Board of Directors authorized a stock dividend of 99 shares which were issued to MedPlus.


     In conjunction with the Acquisitions, the Company intends to effect a 8,451.59-for-1 stock split to be effective immediately prior to the Acquisitions and IPO.



     (b) STOCK OPTIONS



     In connection with the IPO, the Company adopted the 1997 Long-Term Incentive Plan ("Plan"). The Plan provides for the grant of stock-based incentives to directors, officers and employees in the form of non-qualified stock options or restricted stock. The maximum number of shares that may be issued under the Plan is 720,000 shares.



     Under the terms of the Plan, options may not be granted at less than fair market value on the date of grant. Options granted under the Plan are exercisable in installments; however, no options are exercisable later than 10 years from the date of grant.



     In August 1997, the Company granted to the Chief Executive Officer, Chief Financial Officer and other members of management options to purchase 141,000 shares of common stock at $9.60 per share. Of the options granted, one half will vest six months after the date of grant or on the first business day following the IPO, whichever is later and the remaining half will vest on the anniversary date thereof.



     In addition, upon the effective date of the IPO, the Company expects to grant to other employees of the Company options to purchase 286,000 shares of common stock at the IPO price. Of the options granted, one half will vest six months after the date of grant and the remaining half will vest one year thereafter.



     The per share fair value of the stock options granted in August 1997 was $3.17 on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions: expected dividend yield 0%, risk-free interest rate of 6.25%, expected volatility of 38%, and an expected life of 3 years.



     The Company applies APB Opinion No. 25 in accounting for the Plan; accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's actual net loss of $543 for the nine months ended September 30, 1997 would have been increased to a pro forma net loss of $590.



     At September 30, 1997, there were 141,000 options outstanding at an exercise price of $9.60 per share and a remaining contractual life of 9.8 years. No options were exercisable at September 30, 1997.



     (c) STOCK WARRANT



     The Company granted a warrant to the Senior Vice President of Business Development and Marketing to purchase a number of common shares of the Company's common stock up to an amount equivalent to .5% of the common shares of the Company's common stock outstanding prior to the IPO (4,226 shares post-stock split) at an exercise price of $2.37 per share post-stock split, assuming a per share IPO price of $12.00. As the exercise price per share of the warrant is less than the common stock per share fair value of $9.60, the Company has recorded the excess of the fair value over the exercise price of approximately $30 as an unearned

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.
                  (A WHOLLY-OWNED SUBSIDIARY OF MEDPLUS, INC.)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED


stock warrant. This amount is being recorded as compensation expense over the Senior Vice President's term of employment which began in August 1997.



14.  COMMITMENTS


     (a) CONSULTING AGREEMENTS AND STOCK WARRANTS


     The Company has entered into agreements with two consulting firms, Growth Management Advisors, Inc. ("GMA") and Madison Financial Group, Ltd. ("Madison") to assist it in the identification and recruitment of certain software resellers and integrators that the Company may acquire or combine with, and to assist the Company in an IPO of the combined companies. The acquisition of or combination with these resellers and integrators would be concurrent with and contingent upon a successful IPO. The consulting agreement, effective September 1, 1996, with Madison provides for a consulting fee of $50 plus out of pocket expenses. The consulting agreements with GMA, effective during various dates during 1997, provide for monthly fees based on the GMA personnel involved plus reasonable business expenses.



     The consulting agreements also grant a principal of GMA a warrant to acquire a number of common shares of the Company up to an amount equivalent to 5% of the common shares of the Company outstanding prior to an IPO of the Company stock. The GMA warrants expire five years from the date of the IPO. The warrants will cease to be effective if the IPO is not completed. The fair value of the GMA warrant of $60 has been capitalized as acquisition costs based on the services being provided. The warrant was recorded at its fair value on its date of grant.


     Another consulting agreement grants an additional principal of GMA a warrant to acquire a number of common shares of the Company up to an amount equivalent to 1% of the common shares of the Company outstanding after the IPO. This warrant expires three years from the date of the IPO and has an exercise price equivalent to the IPO price.

     (b) EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with three employees that generally provide annual salary and discretionary or performance bonuses. These contracts were effective December 14, 1995 and expire December 31, 1998. In 1996, MedPlus granted stock options to one of these employees and to two other employees of the Company.


     In connection with the IPO, the Company has entered into employment agreements with certain members of its executive management group that commence on the effective date of the IPO. The provisions of each of the agreements are substantially similar. The salary and incentive compensation for each position do, however, vary. Aggregate maximums of annual salaries and incentive compensation of the executive management group approximate $570 and $320, respectively. One of the agreements is for a three year term; one is for a two year term and the remaining agreements are for a period of one year. Each of the agreements provides for severance pay in the event the agreement is terminated by the Company without cause or by the executive with cause, as defined in the agreement.



15.  RELATED PARTY TRANSACTIONS


     (a) REIMBURSEMENT AGREEMENT WITH MEDPLUS

     In connection with the Company's efforts to acquire a number of CAD resellers and/or other companies whose business may complement that of the Company and conduct an IPO of the Company's common stock concurrently with the Acquisitions, the Company entered into a Reimbursement Agreement with MedPlus effective May 28, 1997 ("Reimbursement Agreement") under which MedPlus agreed to continue to provide

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.
                  (A WHOLLY-OWNED SUBSIDIARY OF MEDPLUS, INC.)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED


operational and administrative assistance ("Services") to the Company and to provide the funds necessary ("Funding") to conduct the Acquisitions, IPO and related transactions. The Reimbursement Agreement provides for interest to accrue monthly at a rate equal to the prime rate plus 1% (9.50% at September 30, 1997) on the Funding and the value of the Services. The Company agreed to reimburse MedPlus for the amounts funded under the Reimbursement Agreement within thirty days following an IPO of the Company's common stock or in the event the IPO is not conducted, the Company's receipt of third party financing. As of September 30, 1997, the Company had $248 in amounts due to MedPlus under the Reimbursement Agreement.



     In connection with the closing of the IPO, however, MedPlus has agreed to fund its proportionate share of the IPO costs based upon the number of shares to be sold by the Company and MedPlus with up to a maximum of $433 to be payable by MedPlus.


     (b) OTHER TRANSACTIONS WITH MEDPLUS


     MedPlus provides the Company with various services including finance, human resources, insurance administration, legal, marketing and office administration as well as office space. The Company has paid to MedPlus or recorded a liability for the cost of these services and office space to MedPlus based either on the separate identification of such costs, or, to the extent that the direct costs of services provided by MedPlus could not be separately identified, on the Company's allocable portion of the total cost to MedPlus for such services using such objective factors and methodologies as are available to the Company and MedPlus. The cost of such services and office space for the year ended December 31, 1996 and nine months ended September 30, 1997 were $133 and $138, respectively. No costs were allocated to the Company for the period December 14, 1995 to December 31, 1995.


     As noted above, MedPlus provides office space to the Company. As part of this arrangement, MedPlus has required the Company to enter into a noncancelable operating lease for a portion of the total space occupied by MedPlus and the Company. This lease is with a third party lessor and is guaranteed by MedPlus. The Company's commitments to the lessor under this agreement are as follows:
1997 -- $16; 1998 -- $64; 1999 -- $65; 2000 -- $66; and 2001 and
thereafter -- $100.


     MedPlus, however, currently makes the payments under the lease on behalf of the Company and only allocates rent to the Company based on the portion of the facilities used by the Company. Rent expense of $34 and $42 for the year ended December 31, 1996 and nine months ended September 30, 1997, respectively, are included in the allocations discussed in the first paragraph above. The Company incurred no rent expense for the period December 14, 1995 to December 31, 1995.



     In addition to providing the services and office space noted above, MedPlus has also from time to time advanced funds to the Company for use in its operations. At December 31, 1995 and 1996 and September 30, 1997, the Company had a liability due to MedPlus for the following:



                                                                      1995   1996    1997
                                                                      ----   ----   ------
     Operating advances.............................................  $ --   $139   $  562
     Services and office space......................................    --    133      272
     Amounts due under Reimbursement Agreement......................    --     --      248
     Accrued interest on the convertible debenture..................    46     75       97
     Tax sharing agreement..........................................    53     53       53
                                                                      ----   ----   ------
                                                                      $ 99   $400   $1,232
                                                                      ====   ====   ======



     The average quarterly balance of the payable to MedPlus during the period of December 14, 1995 to December 31, 1995 and for the year ended December 31, 1996 was $73 and $246, respectively. The average

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.
                  (A WHOLLY-OWNED SUBSIDIARY OF MEDPLUS, INC.)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED


quarterly balance of the payable to MedPlus excluding amounts due under the reimbursement agreement for the nine months ended September 30, 1997 was $651. MedPlus does not charge the Company interest on these outstanding balances.



     For the period December 14, 1995 and December 31, 1995, the Company provided consulting services to MedPlus valued at $11. During the course of the year ended December 31, 1996 and nine months ended September 30, 1997, the Company provided consulting services to MedPlus valued at $35 and $13, respectively. Such services were billed to MedPlus at the Company's standard consulting rates. At December 31, 1995 and 1996 and September 30, 1997, the Company had a receivable due from MedPlus for the consulting services noted above of $26 and $6, and $3, respectively, which is included in trade accounts receivable.


     The two key employees of the Company, including the chief operating officer, were the majority stockholders of Universal and HWB. The chief operating officer is also a stockholder and director of MedPlus.


     MedPlus is also a party to the consulting agreement with Madison described in note 14(a). Under this agreement, MedPlus has granted Madison a warrant to purchase 15% of the Company's stock owned by MedPlus as of the date of the agreement.



16.  RETIREMENT SAVINGS AND INVESTMENT PLAN



     MedPlus has a Retirement Savings and Investment Plan (401(k) Plan) in which the Company's employees may participate by contributing specified percentages of qualified compensation subject to Internal Revenue Service limitations. MedPlus may make discretionary contributions up to a maximum of 100% of each participant's contribution. There were no expenses recorded related to this Plan in 1995, 1996, or 1997.



17.  SIGNIFICANT CUSTOMERS



     For the period December 14, 1995 to December 31, 1995, IBM and Document Imaging Solutions ("DIS"), an Ohio based document management software reseller and integrator, accounted for approximately 67% and 13% of total revenues. These two customers accounted for 67% of trade accounts receivable at December 31, 1995. For the year ended December 31, 1996, IBM and the Rockwell Space Systems Division of Rockwell International accounted for approximately 42% and 14% of total revenues, respectively. These two customers accounted for 35% of trade accounts receivable while DIS and Optical Technology Group ("OTG"), a Maryland based document management software reseller and integrator, accounted for 34% of trade accounts receivable at December 31, 1996. OTG, IBM, and DIS accounted for approximately 32%, 19%, and 15% of total revenues, respectively, for the nine months ended September 30, 1997. These customers accounted for 57% of trade accounts receivable at September 30, 1997.

                          INDEPENDENT AUDITORS' REPORT

Stockholders
Universal Document Management Systems, Inc.:

     We have audited the accompanying balance sheets of Universal Document Management Systems, Inc. as of December 13, 1995 and December 31, 1994 and 1993 and the related statements of operations, stockholders' deficit and cash flows for the period and years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 11, our report dated December 29, 1993 on the balance sheet at November 30, 1993 and report dated February 18, 1995 on the balance sheet at December 31, 1994 and related statements of operations, stockholders' deficit, and cash flows for the year then ended, have been restated to reflect the reclassification of advances under an agreement with IBM Corporation as a liability and accrual of related interest.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Universal Document Management Systems, Inc. as of December 13, 1995 and December 31, 1994 and 1993 and the results of its operations and cash flows for the period and years then ended in conformity with generally accepted accounting principles.

     On December 14, 1995, an agreement of merger was signed whereby all the outstanding common stock of the Company was acquired by MedPlus, Inc.

                                          /s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio
February 15, 1996

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1993 AND 1994
                             AND DECEMBER 13, 1995

                                     ASSETS

                                                            1993          1994          1995
                                                          ---------     ---------     ---------
Current assets:
  Cash..................................................  $      --     $   8,317     $ 111,989
  Accounts receivable:
     Trade, net of allowances for doubtful accounts and
       sales returns....................................         --       326,274       104,185
     Unbilled...........................................         --            --        24,307
  Prepaid expenses......................................      3,155         5,200         3,563
  Deferred income taxes.................................         --            --        51,600
                                                          ---------     ---------     ---------
                                                              3,155       339,791       295,644
                                                          ---------     ---------     ---------
Property and equipment:
  Computer equipment and fixtures.......................     89,021       105,933       125,021
  Less accumulated depreciation.........................     51,490        71,327        91,915
                                                          ---------     ---------     ---------
                                                             37,531        34,606        33,106
                                                          ---------     ---------     ---------
Other assets:
  Debt issue costs, net.................................         --        25,217            --
  Computer software construction costs, net of
     amortization.......................................         --        43,024       156,544
  Deposits..............................................      4,553         4,721         4,972
  Deferred income taxes.................................         --            --         6,800
                                                          ---------     ---------     ---------
                                                              4,553        72,962       168,316
                                                          ---------     ---------     ---------
                                                          $  45,239     $ 447,359     $ 497,066
                                                          =========     =========     =========
                             LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Cash overdraft........................................  $  21,196     $      --     $      --
  Accounts payable......................................         --         1,950            --
  Customer deposits.....................................     21,520            --        50,000
  Notes payable.........................................     10,000            --            --
  Convertible debentures................................         --       400,000       400,000
  Accrued expenses:
     Interest...........................................     11,005        48,859       106,363
     Payroll and payroll taxes..........................     10,487            --        61,489
     Other expenses.....................................         --            99        53,485
  Current portion of obligation under capital lease.....      2,884         3,741         4,748
  Current portion of unearned maintenance contract
     fees...............................................         --            --        33,329
  Accounts payable -- stockholder.......................     11,718        52,850        20,421
                                                          ---------     ---------     ---------
                                                             88,810       507,499       729,835
                                                          ---------     ---------     ---------
Other liabilities:
  IBM Corporation assistance agreement..................    200,000       200,000       188,200
  Unearned maintenance contract fees, net of current
     portion............................................         --            --        30,391
  Obligation under capital lease, net of current
     portion............................................     14,150        10,820         6,423
                                                          ---------     ---------     ---------
                                                            214,150       210,820       225,014
                                                          ---------     ---------     ---------
Stockholders' deficit:
  Common stock, no par value, 4,500 shares authorized,
     3,200, 500 and 500 shares issued and outstanding...      2,100         2,100         2,100
  Accumulated deficit...................................   (259,821)     (273,060)     (459,883)
                                                          ---------     ---------     ---------
                                                           (257,721)     (270,960)     (457,783)
                                                          ---------     ---------     ---------
                                                          $  45,239     $ 447,359     $ 497,066
                                                          =========     =========     =========

                See accompanying notes to financial statements.

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1993 AND 1994
                       AND PERIOD ENDED DECEMBER 13, 1995

                                                             1993          1994         1995
                                                           ---------     --------     ---------
Revenue:
  Software licenses......................................  $  57,123     $248,895     $ 187,739
  Training and consulting................................     28,552      221,014       220,883
  Maintenance contracts..................................        280        1,613        23,336
  Custom programming and other fees......................         --       15,666        19,020
  Sales returns and allowances...........................         --           --        (3,500)
                                                           ---------     ---------    ---------
                                                              85,955      487,188       447,478
                                                           ---------     ---------    ---------
Selling, general and administrative expenses:
  Leased labor costs.....................................    226,719      284,035       328,336
  Commissions............................................         --           --         5,380
  Promotion and marketing................................      3,047       55,210        61,486
  Travel and entertainment...............................     14,027       25,840        40,457
  Convention booth rental................................        320        4,835         7,961
  Telephone..............................................      5,182       10,497        11,878
  Equipment rental.......................................         --          760         1,373
  Software licensing costs...............................        820        3,403           557
  Repairs and maintenance................................      1,785        5,440         4,674
  Office expenses........................................      3,930        3,443         6,284
  Shipping and postage...................................      1,318        2,247         1,480
  Professional fees......................................      4,453       23,535        61,417
  Contributions..........................................         --          300            --
  Taxes..................................................        585        1,157         1,063
  Depreciation and amortization..........................     15,663       34,620        63,948
  Bad debt expense.......................................         --           --        35,322
                                                           ---------     ---------    ---------
                                                             277,849      455,322       631,616
                                                           ---------     ---------    ---------
     Income (loss) from operations.......................   (191,894)      31,866      (184,138)
                                                           ---------     ---------    ---------
Other income (expense):
  Interest expense.......................................    (16,493)     (46,587)      (62,707)
  Interest income........................................      1,368        1,482         1,622
                                                           ---------     ---------    ---------
                                                             (15,125)     (45,105)      (61,085)
                                                           ---------     ---------    ---------
     Loss before provision for income taxes..............   (207,019)     (13,239)     (245,223)
Income tax benefit.......................................         --           --       (58,400)
                                                           ---------     ---------    ---------
     Net loss............................................  $(207,019)    $(13,239)    $(186,823)
                                                           =========     =========    =========

                See accompanying notes to financial statements.

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                     YEARS ENDED DECEMBER 31, 1993 AND 1994
                       AND PERIOD ENDED DECEMBER 13, 1995

                                                             COMMON STOCK
                                                              OUTSTANDING
                                                   ---------------------------------         TOTAL
                                                              STATED     ACCUMULATED     STOCKHOLDERS'
                                                   SHARES     VALUE        DEFICIT          DEFICIT
                                                   ------     ------     -----------     -------------
Balance
  December 31, 1992..............................    500      $2,100      $ (52,802)       $ (50,702)
  Net loss for year ended December 31, 1993......     --          --       (207,019)        (207,019)
                                                   -----      ------       --------         --------
Balance
  December 31, 1993..............................    500       2,100       (259,821)        (257,721)
  Net loss for year ended December 31, 1994......     --          --        (13,239)         (13,239)
                                                   -----      ------       --------         --------
Balance
  December 31, 1994..............................    500       2,100       (273,060)        (270,960)
  Effect of six for one common stock split.......  2,500          --             --               --
  Issuance of 200 shares of common stock.........    200          --             --               --
  Net loss for period ended December 13, 1995....     --          --       (186,823)        (186,823)
                                                   -----      ------       --------         --------
Balance
  December 13, 1995..............................  3,200      $2,100      $(459,883)       $(457,783)
                                                   =====      ======       ========         ========

                See accompanying notes to financial statements.

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1993 AND 1994
                       AND PERIOD ENDED DECEMBER 13, 1995

                                                            1993          1994          1995
                                                          ---------     ---------     ---------
Cash flows from operating activities:
  Net loss..............................................  $(207,019)    $ (13,239)    $(186,823)
  Adjustments to reconcile net loss to cash provided
     (used) by operating activities:
       Depreciation and amortization....................     15,663        34,620        63,948
       Deferred income taxes............................         --            --       (58,400)
       Effects of change in operating assets and
          liabilities:
          Accounts receivable -- trade..................         --      (326,274)      222,089
          Accounts receivable -- unbilled...............         --            --       (24,307)
          Prepaid expenses..............................     (3,155)       (2,045)        1,637
          Deposits......................................     (4,405)         (168)         (251)
          Accounts payable..............................         --         1,950        (1,950)
          Customer deposits.............................     (9,880)      (21,520)       50,000
          Accrued expenses..............................     19,359        27,466       172,379
          Unearned maintenance contract fees............         --            --        63,720
                                                          ---------     ---------     ---------
            Net cash provided (used) by operating
               activities...............................   (189,437)     (299,210)      302,042
                                                          ---------     ---------     ---------
Cash flows from investing activities:
  Computer software construction costs..................         --       (43,024)     (131,663)
  Purchases of equipment................................    (17,279)      (16,912)      (19,088)
                                                          ---------     ---------     ---------
            Net cash used by investing activities.......    (17,279)      (59,936)     (150,751)
                                                          ---------     ---------     ---------
Cash flows from financing activities:
  Proceeds from issuance of convertible debentures......         --       400,000            --
  Debt issue costs......................................         --       (40,000)           --
  Proceeds from IBM assistance agreement................     76,000            --            --
  Payment of IBM assistance agreement...................         --            --       (11,800)
  Net change in stockholder accounts payable............     31,114        41,132       (32,429)
  Net change in short term note payable.................     10,000       (10,000)           --
  Net change in cash overdraft..........................     21,196       (21,196)           --
  Payment of capitalized lease obligation...............         --        (2,473)       (3,390)
                                                          ---------     ---------     ---------
            Net cash provided (used) by financing
               activities...............................    138,310       367,463       (47,619)
                                                          ---------     ---------     ---------
Increase (decrease) in cash.............................    (68,406)        8,317       103,672
Cash -- beginning of year...............................     68,406            --         8,317
                                                          ---------     ---------     ---------
Cash -- end of year.....................................  $      --     $   8,317     $ 111,989
                                                          =========     =========     =========
Supplemental disclosures:
  Income taxes paid during the year.....................  $      --     $      --     $      --
                                                          =========     =========     =========
  Interest paid during the year.........................  $   5,488     $   8,733     $   5,203
                                                          =========     =========     =========

In 1993 a capital lease obligation of $19,756 was incurred when the Company entered into a lease agreement for a new computer.

                See accompanying notes to financial statements.

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following accounting principles and practices of the Company are set forth to facilitate the understanding of data presented in the financial statements.

  Organization

     The Company designs, develops and markets computer software, selling its product worldwide to global and regional companies in diversified business lines. Consulting, training, custom programming, and maintenance contracts are also offered in conjunction with software sales. A significant portion of revenues are derived from sales of software licenses and reseller agreements.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentrations of credit risk

     The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes it is not exposed to any significant credit risk on cash.

     Credit is granted to customers based upon management's evaluation and does not require collateral. The Company maintains allowances for potential credit losses which management estimates to be adequate in the circumstances.

  Allowance for Sales Returns

     A reserve has been established for consulting fee adjustments. The reserve may be reduced against future consulting engagements. Management does not anticipate customer return of software products in the near term.

  Property, equipment and depreciation

     Property and equipment is recorded at cost. Depreciation is computed using accelerated methods over the estimated useful lives of the assets.

  Computer software construction costs

     Costs related to the construction of computer software are capitalized and amortized using straight-line methods over the useful lives of such software, which are estimated to be no more than three years. Amortization of costs begins upon marketing of completed software.

  Revenue recognition

     The use of software programs are licensed through the Company's direct sales force and by specific arrangements with certain vendors and distributors. Revenue generated from licenses is recognized when the following criteria have been met: (a) an order for the unconditional license of software has been received, (b) the Company has delivered the product and performed substantially all services for which it was committed, (c) the customer is obligated to pay and (d) collectability is probable.

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.

     Consulting, training and customer programming fees are billed upon completion. Historically, consulting, training and programming engagements are of a short duration with remote risk of loss. Unbilled receivables represent completed engagements or projects not yet delivered to the customer as of the balance sheet date. Customer deposits represent advance payments received for consulting, training, and custom programming engagements which have not yet begun.

     Maintenance contract fees are recorded as unearned revenue and are included in income over the life of the respective contracts.

  Leased labor

     The Company has no employees and leases all its labor from an employee leasing company. Accordingly, all payroll taxes are borne by the leasing company. All leased labor work from their own residences with no occupancy cost to the Company.

  Income taxes

     The Company changed its tax status from an "S" corporation to a "C" corporation effective January 1, 1994. After this date, the financial statements provide for the income tax effect of earnings reported. The tax provision includes taxes currently due and taxes deferred due to generally accepted accounting principles being used for financial reporting and cash basis accounting methods being used for income tax reporting and due to a net operating loss carryforward. Prior to the change in tax status, earnings and losses were included in the personal tax returns of the stockholders under the sub chapter "S" provisions and the Company did not record an income tax provision.

2.  ACCOUNTS RECEIVABLE, TRADE

     Accounts receivable, trade are reported net of the following allowances at December 31, 1993, 1994 and December 13, 1995.

                                                         1993       1994         1995
                                                         ----     --------     --------
        Accounts receivable, trade.....................  $ --     $326,274     $111,200
        Allowance for doubtful accounts................    --           --       (3,515)
        Allowance for sales returns....................    --           --       (3,500)
                                                         ----     --------     --------
                                                         $ --     $326,274     $104,185
                                                         ====     ========     ========

3.  COMPUTER SOFTWARE CONSTRUCTION COSTS

     Computer software construction costs are reported net of accumulated amortization at December 31, 1993, 1994 and December 13, 1995 as follows:

                                                          1993      1994         1995
                                                          ----     -------     --------
        Computer software construction costs............  $ --     $43,024     $174,687
        Accumulated amortization........................    --          --      (18,143)
                                                          ----     -------     --------
                                                          $ --     $43,024     $156,544
                                                          ====     =======     ========

     Amortization expense of $18,143 has been included in the statement of operations for the period ended December 13, 1995. Amortization was computed on an estimated three year life from the release date of the related software. Management believes it is more likely than not the software related to these capitalized costs will be marketable for the entire three year period. The net value of the capitalized costs could be reduced in the near term if the estimated life of the related software is reduced.

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.

4.  DEBT ISSUE COSTS

     Financing costs incurred during 1994 of $40,000 are amortized through December 31, 1995, the maturity date of the related debt. Amortization expense of $14,783 and $25,217 has been included in the statement of operations for the year ended December 31, 1994 and the period ended December 13, 1995, respectively.

5.  CAPITAL LEASES

     The Company is the lessee of computer equipment under a capital lease agreement expiring in 1997 with a cost of $19,756. Depreciation expense on this equipment was $3,951, $6,322 and $3,793 for the years ended December 31, 1993 and 1994, and for the period ended December 13, 1995, respectively. Net book value of this equipment was $5,690, $9,483 and $15,805 at December 31, 1993, 1994 and December 13, 1995.

     The following is a schedule by periods of future minimum lease payments under the capital lease together with the present value of the minimum lease payments as of December 13, 1995.

        Period Ending December 31,
          1996.............................................................  $ 7,735
          1997.............................................................    6,808
                                                                             -------
        Total future minimum lease payments................................   14,543
        Less amount representing interest..................................    3,372
                                                                             -------
        Present value of future minimum lease payments.....................   11,171
        Less current portion...............................................    4,748
                                                                             -------
          Long-term portion................................................  $ 6,423
                                                                             =======

6.  NOTES PAYABLE

     On December 29, 1993, the Company obtained an unsecured demand note for $10,000 for short term working capital. The note was paid off in early 1994 with no interest charge to the Company.

7.  CONVERTIBLE DEBENTURES

     During the year ended December 31, 1994 the Company issued convertible debentures totaling $400,000. The debentures are unsecured obligations of the Company maturing on December 31, 1995, and bear interest at 10% per annum, payable at maturity. The debentures are convertible into shares of common stock of the Company at a stated price per share, and may be converted in entirety or in portion from time to time until maturity.

     On December 31, 1995 $100,500 of these debentures were repaid, including interest at 10%. The remaining $299,500 of debentures to MedPlus, Inc. were extended indefinitely by the holder. (Note 13)

     Interest expense related with these obligations of $24,394 and $42,397 has been included in the statements of operations for the year ended December 31, 1994 and the period ended December 13, 1995, respectively.

8.  RELATED PARTY ACCOUNTS PAYABLE

     A stockholder advanced the Company funds throughout the periods to be used as working capital. Interest of $749, $1,207 and $2,049 was paid on these advances during the years ended December 31, 1993 and 1994 and the period ended December 13, 1995. Interest was computed at a rate which approximates the prime rate during the periods.

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.

9.  IBM CORPORATION ASSISTANCE AGREEMENT

     IBM Corporation (IBM) has provided the Company funds under terms of an assistance agreement. Under this agreement the Company invoiced IBM established amounts as specified milestones were achieved.

     The $200,000 received under the agreement has been recorded as a liability, with an agreed upon pay back amount of $240,000. Imputed interest of $40,000 under the agreement has been accrued through December 13, 1995. Imputed interest expense included in the statement of operations for the years ended December 31, 1993 and 1994 and the period ended December 13, 1995 is as follows:

                                                         1993        1994        1995
                                                        -------     -------     -------
        Interest expense..............................  $11,005     $13,460     $15,535
                                                        =======     =======     =======

     These funds are to be repaid through revenue participation whereby IBM receives: (a) 100% of worldwide gross revenue received with respect to product for sale or standard licenses, including maintenance fees, of quarterly revenue between $112,500 and $150,000 or annual revenue of $450,000 to $600,000, whichever is greater; (b) thereafter 25% of all worldwide gross revenue received until IBM has recovered $240,000. For periods thereafter ten percent of all IBM generated worldwide gross revenue received will be paid to IBM as a royalty.

\ 10.  INCOME TAXES

     The income tax benefit consists entirely of deferred taxes as follows for the year ended December 31, 1994 and the period ended December 13, 1995:

                                                                   1994         1995
                                                                 --------     --------
        Deferred taxes, current in nature:
          Assets...............................................  $ 69,000     $ 81,300
          Liabilities..........................................   (69,000)     (29,700)
                                                                 --------     --------
                  Net deferred tax asset.......................  $     --     $ 51,600
                                                                 ========     ========
        Deferred taxes, long term in nature:
          Assets...............................................  $     --     $  6,800
          Liabilities..........................................        --           --
                                                                 --------     --------
                  Net deferred tax asset.......................  $     --     $  6,800
                                                                 ========     ========

     The Company has recorded a current deferred tax asset of $12,800 reflecting the benefit of $56,847 in loss carryforwards, which expire in 2009. Realization depends on generating sufficient taxable income before expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. All net deferred tax assets are based on an anticipated average tax rate for future taxable income.

11.  RESTATEMENT OF PRIOR YEAR FINANCIAL STATEMENTS

     The report dated December 29, 1993 on the balance sheet at November 30, 1993 and report dated February 18, 1995 on the balance sheet at December 31, 1994 and related statements of operations, accumulated deficit, and cash flows for the year then ended have been restated to reflect funds received from IBM Corporation as a liability rather than revenue.

                  UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.

     The effect of this restatement has the following effects:

                                                                           LIABILITY FOR
                                                                      -----------------------
                                                                         IBM
                                                    STOCKHOLDERS'     ASSISTANCE     ACCRUED
                                                       DEFICIT        AGREEMENT      INTEREST
                                                    -------------     ----------     --------
        Balance -- November 30, 1993 as originally
          stated..................................    $ (32,279)       $      --     $     --
        Restatement...............................     (209,920)         200,000        9,920
                                                      ---------        ---------     --------
        Balance -- November 30, 1993 as
          restated................................    $(242,199)       $ 200,000     $  9,920
                                                      =========        =========     ========

                                                                             LIABILITY FOR
                                                                        -----------------------
                                           NET                             IBM
                                          INCOME      STOCKHOLDERS'     ASSISTANCE     ACCRUED
                                          (LOSS)         DEFICIT        AGREEMENT      INTEREST
                                         --------     -------------     ----------     --------
        Balance -- December 31, 1994 as
          originally stated............  $    221       $ (48,595)       $      --     $ 24,394
        Restatement....................   (13,460)       (224,465)         200,000       24,465
                                         --------       ---------        ---------     --------
        Balance -- December 31, 1994 as
          restated.....................  $(13,239)      $(273,060)       $ 200,000     $ 48,859
                                         ========       =========        =========     ========

12.  SALES TO MAJOR CUSTOMERS

     During the years ended December 31, 1993 and 1994 and the period ended December 13, 1995 sales to the two largest customers comprised a significant percentage of total sales. These sales and percentages are as follows:

                                                       1993         1994         1995
                                                      -------     --------     --------
        Major customer sales........................  $23,300     $252,000     $267,600
        % of total sales............................       27%          52%          60%

     Of the above sales the following amounts were included in accounts receivable trade at December 31, 1994 and 1993 and December 13, 1995:

                                                       1993         1994         1995
                                                      -------     --------     --------
        Major customer accounts receivable..........  $    --     $230,800     $110,500
        % of total accounts receivable..............       --           71%          76%

13.  TRANSFER OF OWNERSHIP

     On December 14, 1995 an agreement of merger was signed whereby all outstanding common stock of the Company was acquired by Med Plus, Inc. Pursuant to the transfer agreement employment contracts with key members of the Company have been executed.

14.  ISSUANCE OF ADDITIONAL SHARES

     In September 1993, the Company entered into a consulting agreement with an investment banker. The agreement provided for the performance of consulting services in exchange for 5% ownership of the Company's stock. The consulting agreement was terminated in 1994 and in December 1995, the Company issued 200 shares of common stock to the investment banker. These shares were substantially acquired by MedPlus, Inc.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Applied Software Technology, Inc.:


     We have audited the accompanying consolidated balance sheets of Applied Software Technology, Inc. and subsidiary (the "Company"), as restated, to remove certain assets and results of operations as discussed in Note 1 as of September 30, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     As discussed in Note 1, the Company has signed a letter of intent to be acquired by an unaffiliated third party. Pursuant to the letter of intent, certain assets of the Company will not be sold. Accordingly, these financial statements are not intended to be a complete presentation of the financial position, results of operations, stockholders' equity (deficit), and cash flows of the Company but are instead a presentation of the assets to be sold and liabilities to be assumed, and the related results of operations and cash flows.



     As discussed in Note 8, the accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company experienced a net loss in fiscal 1997, has a net capital deficiency, and is in violation of certain debt covenants that raise substantial doubt about its ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from this uncertainty.



     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the restated financial position of Applied Software Technology, Inc. and subsidiary at September 30, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1997, in conformity with generally accepted accounting principles.


                                          /s/ KPMG Peat Marwick LLP


November 14, 1997

Atlanta, Georgia

                APPLIED SOFTWARE TECHNOLOGY, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                            (RESTATED -- SEE NOTE 1)


                                                                           SEPTEMBER 30,
                                                                     -------------------------
                                                                        1996           1997
                                                                     ----------     ----------
                                            ASSETS
Current assets:
  Cash and cash equivalents........................................  $   83,338             --
  Accounts receivable (note 3):
     Trade, less allowance for doubtful accounts of $55,000 and
      $65,000 in 1996 and 1997, respectively.......................   1,063,360      1,543,330
     Other.........................................................      29,094         17,961
  Inventories (note 3).............................................     254,117         55,877
  Prepaid expenses.................................................      99,666        139,949
                                                                     ----------     ----------
          Total current assets.....................................   1,529,575      1,757,117
                                                                     ----------     ----------
Property and equipment (note 2)....................................     501,226        486,728
  Less accumulated depreciation and amortization...................    (326,179)      (350,274)
                                                                     ----------     ----------
          Net property and equipment...............................     175,047        136,454
                                                                     ----------     ----------
Other assets.......................................................         150          8,359
                                                                     ----------     ----------
                                                                     $1,704,772     $1,901,930
                                                                     ==========     ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Line of credit (note 3(a)).......................................  $  344,974     $  500,000
  Current portion of capital leases (note 7).......................      13,590         15,808
  Current installments of note payable to former stockholder (note
     4)............................................................      83,517         92,078
  Accounts payable (note 3(b)).....................................     938,362      1,478,038
  Accrued expenses and other liabilities...........................     210,646        240,486
  Deferred income..................................................     142,630        226,799
                                                                     ----------     ----------
          Total current liabilities................................   1,733,719      2,553,209
Noncurrent liabilities:
  Capital leases, less current portion (note 7)....................      17,684          2,873
  Note payable to former stockholder, less current installments
     (note 4)......................................................     141,599         49,521
                                                                     ----------     ----------
          Total liabilities........................................   1,893,002      2,605,603
                                                                     ----------     ----------
Stockholders' deficit -- (notes 3, 4, 5, and 8):
  Common stock, $.10 par value, 1,000,000 shares authorized;
     371,200 shares issued and 232,000 shares outstanding..........      37,120         37,120
  Additional paid-in capital.......................................      25,217         25,217
  Retained earnings................................................     156,698       (358,745)
                                                                     ----------     ----------
                                                                        219,035       (296,408)
  Less 139,200 shares of treasury stock, at cost...................    (407,265)      (407,265)
                                                                     ----------     ----------
          Total stockholders' deficit..............................    (188,230)      (703,673)
Commitments and contingencies (notes 3, 4, 5, 6, and 8)............
                                                                     ----------     ----------
                                                                     $1,704,772     $1,901,930
                                                                     ==========     ==========


          See accompanying notes to consolidated financial statements.

                APPLIED SOFTWARE TECHNOLOGY, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            (RESTATED -- SEE NOTE 1)


                                                               YEARS ENDED SEPTEMBER 30,
                                                       -----------------------------------------
                                                          1995            1996           1997
                                                       -----------     ----------     ----------
Revenues:
  Hardware...........................................  $ 4,166,559     $3,076,918     $3,238,602
  Software...........................................    2,818,800      3,463,043      3,207,618
  Other..............................................    1,128,512      1,257,342      1,302,128
                                                        ----------     ----------     ----------
          Total revenues.............................    8,113,871      7,797,303      7,748,348
                                                        ----------     ----------     ----------
Cost of revenues:
  Hardware...........................................    3,247,875      2,546,990      2,741,678
  Software...........................................    1,970,603      2,210,549      2,326,287
  Other..............................................      924,904        897,351        919,551
                                                        ----------     ----------     ----------
          Total cost of revenues.....................    6,143,382      5,654,890      5,987,516
                                                        ----------     ----------     ----------
          Gross profit...............................    1,970,489      2,142,413      1,760,832
Selling, general, and administrative expenses........    1,968,168      1,927,732      2,225,865
Research and development expenses....................       20,113             --             --
                                                        ----------     ----------     ----------
          Operating income (loss)....................      (17,792)       214,681       (465,033)
Other income (expense):
  Interest expense...................................      (62,089)       (51,538)       (40,946)
  Other income (expense).............................       (6,557)         3,906          3,898
                                                        ----------     ----------     ----------
          Net income (loss)..........................  $   (86,438)    $  167,049       (502,081)
                                                        ==========     ==========     ==========


          See accompanying notes to consolidated financial statements.

                APPLIED SOFTWARE TECHNOLOGY, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                            (RESTATED -- SEE NOTE 1)

               YEARS ENDED SEPTEMBER 30, 1995, AND 1996, AND 1997



                                                                                                 TOTAL
                                      COMMON STOCK      ADDITIONAL                           STOCKHOLDERS'
                                   ------------------    PAID-IN     RETAINED    TREASURY       EQUITY
                                    SHARES    AMOUNT     CAPITAL     EARNINGS      STOCK       (DEFICIT)
                                   --------   -------   ----------   ---------   ---------   -------------
Balance at September 30, 1994....   371,200    37,120      25,217      648,110    (403,265)      307,182
Net loss.........................        --        --          --      (86,438)         --       (86,438)
Distributions in the form of net
  payments related to the
  Excluded Assets................        --        --          --     (478,694)         --      (478,694)
                                    -------   -------      ------     --------    --------      --------
Balance at September 30, 1995....   371,200    37,120      25,217       82,978    (403,265)     (257,950)
Net income.......................        --        --          --      167,049          --       167,049
Distributions in the form of net
  payments related to the
  Excluded Assets................        --        --          --      (93,329)         --       (93,329)
Additional payment related to
  purchase of treasury stock.....        --        --          --           --      (4,000)       (4,000)
                                    -------   -------      ------     --------    --------      --------
Balance at September 30, 1996....   371,200    37,120      25,217      156,698    (407,265)     (188,230)
Net loss.........................        --        --          --     (502,081)         --      (502,081)
Distributions in the form of net
  payments related to the
  Excluded Assets (unaudited)....        --        --          --      (13,362)         --       (13,362)
                                    -------   -------      ------     --------    --------      --------
Balance at September 30, 1997....   371,200   $37,120    $ 25,217    $(358,745)  $(407,265)     (703,673)
                                    =======   =======      ======     ========    ========      ========


          See accompanying notes to consolidated financial statements.

                APPLIED SOFTWARE TECHNOLOGY, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (RESTATED -- SEE NOTE 1)


                                                                 YEARS ENDED SEPTEMBER 30,
                                                            -----------------------------------
                                                              1995         1996         1997
                                                            ---------    ---------    ---------
Cash flows from operating activities:
  Net income (loss).......................................  $ (86,438)   $ 167,049    $(502,081)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
       Depreciation and amortization......................     91,583       69,649       62,142
       Loss (gain) on sale of property and equipment......      4,200           --       (3,873)
       (Increase) decrease in:
          Trade accounts receivable.......................    848,854      332,140     (479,970)
          Other accounts receivable.......................     33,843       (3,792)      11,133
          Inventories.....................................     22,541     (107,698)     198,240
          Prepaid expenses................................    (28,460)     (32,701)     (40,283)
          Other assets....................................     31,667       24,323       (8,209)
       Increase (decrease) in:
          Accounts payable................................   (384,337)    (273,528)     539,676
          Accrued expenses and other liabilities..........    (43,000)     (21,927)      29,840
          Deferred income.................................    (47,479)     (44,737)      84,169
                                                            ---------    ---------    ---------
            Net cash provided by (used in) operating
               activities.................................    442,974      108,778     (109,216)
                                                            ---------    ---------    ---------
Cash flows from investing activities:
  Proceeds from sale of property and equipment............         --           --       13,962
  Purchases of property and equipment.....................    (20,797)     (75,040)     (33,638)
                                                            ---------    ---------    ---------
  Net cash (used in) provided by investing activities.....    (20,797)     (75,040)     (19,676)
Cash flows from financing activities:
  Principal payments on notes payable to former
     stockholder..........................................    (68,710)     (75,753)     (83,517)
  Net borrowings on line of credit........................    200,000      144,974      155,026
  Repurchase of common stock..............................         --       (4,000)          --
  Payments on capital leases..............................         --      (11,911)     (12,593)
  Distributions in the form of net payments related to the
     Excluded Assets......................................   (478,694)     (93,329)     (13,362)
                                                            ---------    ---------    ---------
            Net cash (used in) provided by financing
               activities.................................   (347,404)     (40,019)      45,554
                                                            ---------    ---------    ---------
            Net (decrease) increase in cash and cash
               equivalents................................     74,773       (6,281)     (83,338)
Cash and cash equivalents at beginning of period..........     14,846       89,619       83,338
                                                            ---------    ---------    ---------
Cash and cash equivalents at end of period................  $  89,619    $  83,338           --
                                                            =========    =========    =========
Cash paid during the period for interest..................  $  55,487    $  52,200    $  43,048
                                                            =========    =========    =========
Supplemental noncash transactions:
  Capital lease obligations incurred for purchase of
     equipment............................................  $      --    $  43,185    $      --
                                                            =========    =========    =========


          See accompanying notes to consolidated financial statements.

                APPLIED SOFTWARE TECHNOLOGY, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (RESTATED -- SEE NOTE 1)

                          SEPTEMBER 30, 1996 AND 1997


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Basis of Presentation


     During the fiscal year ended September 30, 1997, Applied Software Technology, Inc. and subsidiary (the "Company") has signed a letter of intent with Universal Document Management Systems, Inc. ("UDMS") (the "Buyer") under which, on the contractually designated closing date, the Buyer will acquire (providing certain conditions have been fulfilled and the merger agreement is not terminated) all assets and liabilities of the Company, except the Company's investment in an unconsolidated investee subsidiary and certain capitalized software development costs (the "Excluded Assets").


     The accompanying consolidated financial statements represent the historical consolidated financial statements of the Company and subsidiary as restated to remove the Excluded Assets and related results of operations for all periods presented.


     These restated financial statements present the historical financial position and results of operations for the Company and subsidiary, net of Excluded Assets of $657,691, $730,507, and $878,540 at September 30, 1995, 1996,
and 1997, respectively, and related net expenses (revenues) of $(726), $20,513, and $(134,671) for the years ended September 30, 1995, 1996, and 1997, respectively. The allocation of revenues and expenses to the Excluded Assets was based on management's identification of the specific revenue and expense accounts which relate to the Excluded Assets. In the opinion of management, the allocations of revenues and expenses to the Excluded Assets are reasonable, and all revenues and expenses related to the Excluded Assets have been properly excluded from the accompanying consolidated financial statements.


     In the presentation of cash flows and stockholders' equity (deficit), any payments made which were related to the Excluded Assets have been classified as "Distributions in the form of net payments related to the Excluded Assets."

     These consolidated financial statements are not intended to be a complete presentation of the financial position, results of operations, stockholders' equity (deficit), and cash flows of the Company, but are instead a presentation of the assets to be sold and liabilities to be assumed, and the related results of operations and cash flows.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (b) Description of Business

     The Company is primarily involved in the selling of design automation systems, document management systems, and commercial systems integration to the manufacturing, corporate engineering, education, design, and consulting markets. The Company was incorporated under the laws of the State of Georgia during September 1982. The Company owns a 98% interest in ACADemic LC, a Georgia limited liability company organized on September 1, 1995 by the Company and its stockholders. ACADemic LC is in the business of selling design automation systems to education markets.

                APPLIED SOFTWARE TECHNOLOGY, INC. AND SUBSIDIARY

  (c) Principles of Consolidation

     The consolidated financial statements include the accounts (exclusive of the Excluded Assets) of the Company and ACADemic LC. All significant intercompany balances and transactions have been eliminated in consolidation.

  (d) Revenue Recognition

     Revenues from software and computer hardware sales are recognized when the product is shipped. Revenues from consulting, installation, training, and support are recognized as the related services are performed.

     Deferred income represents advance payments to the Company by customers for products and services which have not yet been delivered.

  (e) Inventories

     Inventories consist of computer hardware, component parts, and software products and are stated at the lower of first-in, first-out (FIFO) cost or market (net realizable value).

  (f) Property and Equipment

     Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

                Computer equipment..................................   5 years
                Furniture...........................................   5 years

  (g) Income Taxes

     For Federal and state income tax purposes, the stockholders of the Company have elected that the income of the Company be taxed under the S Corporation provisions of the Internal Revenue Code. As a result of this election, the Company has not provided for Federal or state income tax expense as income is passed through to, and the related income tax liabilities become the individual responsibility of, the stockholders of the Company.

  (h) Research and Development Expenses and Software Development Costs

     Research and development costs related to software development that has not reached technological feasibility are expensed as incurred. Capitalization of software development costs begins when technological feasibility of the product or enhancement has been established. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues, estimated economic life, and changes in software and hardware technologies.


     Capitalized software development costs are amortized using the straight-line method on a product-by-product basis over a period of five years beginning when the product is available for general release to customers. Amortization of capitalized software development costs was approximately $42,000, $3,000, and $0 for the years ended September 30, 1995, 1996, and 1997, respectively.



     The Company performs a net realizability evaluation of its software products and recognized a $19,700 write-off of software in 1995 as a result of the evaluation. This expense is included in the amortization of capitalized software development costs for the year ended September 30, 1995. No write-offs due to impairment of net realizable value were required in 1996 or 1997.

                APPLIED SOFTWARE TECHNOLOGY, INC. AND SUBSIDIARY

  (i) Cash Equivalents

     The Company considers cash equivalents to include all highly liquid investments purchased with an original maturity of three months or less.

  (j) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of


     The Company adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS No. 121"), on October 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of SFAS No. 121 did not have a material impact on the Company's financial position or results of operations.



(2)  PROPERTY AND EQUIPMENT



     Property and equipment as of September 30, 1996 and 1997 are summarized as follows:



                                                                   1996         1997
                                                                 --------     --------
        Computers and related equipment........................  $323,774     $357,415
        Furniture and fixtures.................................   114,215      114,215
        Vehicles...............................................    56,945        8,806
        Leasehold improvements.................................     6,292        6,292
                                                                 --------     --------
                                                                  501,226      486,728
        Less accumulated depreciation and amortization.........   326,179      350,274
                                                                 --------     --------
             Net property and equipment........................  $175,047     $136,454
                                                                 ========     ========


(3)  LINE OF CREDIT AND OTHER SHORT-TERM FINANCING

  (a) Line of Credit


     The Company has available a line of credit agreement with a financial institution which permits it to borrow up to $500,000. Borrowings under the line bear interest at the prime rate plus 1%, payable monthly. The line is secured by accounts receivable and a personal guarantee of the stockholders and at maturity on January 15, 1997, was renewed until January 15, 1998. At September 30, 1997, the line of credit had a balance of $500,000.



     The Company's line of credit agreement contains restrictive covenants which include the maintenance of minimum tangible net worth, as defined, and certain financial ratios. As of September 30, 1997, the Company was not in compliance with certain of these covenants, and all obligations due under the agreement have been reported as current liabilities.


  (b) Short-Term Financing


     The Company has the ability to finance up to $500,000 of its eligible inventory under a financing agreement. As of September 30, 1997, the terms are interest-free for the first 30 to 45 days, depending on vendor, and interest is charged thereafter at the rate of prime plus 6%, plus an administrative fee. The specific inventory financed is collateral under the financing agreement, and the liability is personally guaranteed by the

                APPLIED SOFTWARE TECHNOLOGY, INC. AND SUBSIDIARY stockholders. Included in accounts payable at September 30, 1996 and 1997 are liabilities of $108,945 and $12,122, respectively, relating to such inventory purchases.



     The Company's inventory financing agreement contains restrictive covenants which include the maintenance of minimum tangible net worth, as defined, and certain financial ratios. As of September 30, 1997, the Company was not in compliance with certain of these covenants.


(4)  NOTE PAYABLE TO FORMER STOCKHOLDER

     In January 1994, the Company repurchased as treasury stock 139,200 common shares for $403,265, representing all of the shares held by a former stockholder. In connection with the repurchase, the Company also entered into a two-year noncompete agreement with the former stockholder for $50,000. To fulfill the agreements, the Company paid $51,765 in cash and issued a note payable of $401,500. Under the terms of the note, the entire amount of unpaid principal and interest payments due through the maturity date of the note must be paid in full in the event of a change in control, as defined.

     The note payable to former stockholder is summarized as follows at September 30:


                                                                   1996         1997
                                                                 --------     --------
        Subordinated note payable to former stockholder bearing
          interest at 10%, payable in ten equal semi-annual
          installments of $51,996 on July 13 and January 13
          each year through January 13, 1999, secured by
          treasury stock of the Company........................  $225,116     $141,599
        Less current installments..............................    83,517       92,078
                                                                 --------     --------
          Note payable to former stockholder, less current
             installments......................................  $141,599     $ 49,521
                                                                 ========     ========



     Required principal repayments over the next two fiscal years are as follows:



        September 30,
          1998............................................................    92,078
          1999............................................................    49,521
                                                                            --------
                                                                            $141,599
                                                                            ========


(5)  STOCKHOLDERS' EQUITY -- STOCKHOLDERS' AGREEMENT

     The Company has a stockholders' agreement to which all the stockholders are a party. This agreement requires a stockholder to offer to sell their stock to the Company upon retirement, resignation, disability, and certain other triggering events. The purchase price of the common stock shall be equal to the total par value of all capital stock issued and outstanding, plus additional paid-in capital and retained earnings as determined on the most recent year-end financial statements.

(6)  EMPLOYEE BENEFIT PLAN


     The Company adopted a 401(k) savings and retirement plan effective January 1, 1992. The plan covers all employees who are 21 years of age or older and are scheduled to complete 1,000 hours of service during any consecutive 12-month period. The plan permits eligible employees to make voluntary pretax contributions of up to 15% of compensation and allows for employer matching and profit sharing contributions. Employer contributions are discretionary and are set each year by the Board of Directors. During the years ended September 30, 1995, 1996, and 1997, the Company made no such contributions.

                APPLIED SOFTWARE TECHNOLOGY, INC. AND SUBSIDIARY

(7)  LEASES


     The Company is obligated under one capital equipment lease that expires November 1, 1998.



     The Company has entered into noncancelable operating leases covering certain of its office facilities and vehicles which expire through the years 2000. Rent expense for the years ended September 30, 1995, 1996, and 1997 was approximately 80,000, $73,000, and $73,000, respectively.



     Future net minimum obligations under capital and operating leases are as follows at September 30, 1997:



                                                                  CAPITAL     OPERATING
                                                                  LEASES       LEASES
                                                                  -------     ---------
        Year ending September 30:
          1998................................................... $16,740      $15,489
          1999...................................................   3,605       15,489
          2000...................................................      --        5,471
                                                                  -------      -------
               Total minimum lease payments......................  20,345      $36,449
                                                                               =======
             Less amount representing interest...................   1,664
                                                                  -------
               Present value of net minimum capital lease
                  payments.......................................  18,681
             Less current installments of obligations under
               capital leases....................................  15,808
                                                                  -------
               Obligations under capital leases, excluding
                  current installments........................... $ 2,873
                                                                  =======



(8)  GOING CONCERN



     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company experienced a net loss in fiscal 1997, has a net capital deficiency, and is in violation of certain debt covenants that raise substantial doubt about its ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from this uncertainty.

                          INDEPENDENT AUDITORS' REPORT

Stockholders and Board of Directors:

     We have audited the accompanying balance sheets of ACCESS Corporation as of April 30, 1997 and 1996, and the related statements of operations, of capital stock and other stockholders' equity and of cash flows for each of the three years in the period ended April 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ACCESS Corporation as of April 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended April 30, 1997, in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP
Cincinnati, Ohio
May 29, 1997

                               ACCESS CORPORATION

                                 BALANCE SHEETS


                                                                     APRIL 30,              SIX MONTHS ENDED
                                                            ---------------------------       OCTOBER 31,
                                                               1996            1997               1997
                                                            -----------     -----------     ----------------
                                                                                              (UNAUDITED)
                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............................  $ 2,071,772     $ 1,404,708       $  1,896,383
  Accounts receivable, less allowance for doubtful
    accounts of $189,685 in 1996 and $12,000 in 1997 (Note
    2)....................................................    1,890,673       2,151,829          2,183,888
  Inventories (Note 2):
    Raw materials and purchased parts.....................       64,553          96,673             96,031
    Work-in-process.......................................      102,900          56,401             43,856
    Finished goods........................................       21,057          13,551                 --
                                                            -----------     -----------       ------------
    Total inventories.....................................      188,510         166,625            139,887
    Prepaid expenses......................................      106,283         135,362             88,533
    Deferred income tax, net of valuation allowance of
      $300,000 (Note 6)...................................      112,000         112,000             90,709
                                                            -----------     -----------       ------------
TOTAL CURRENT ASSETS......................................    4,369,238       3,970,524          4,399,400
EQUIPMENT AND LEASEHOLD IMPROVEMENTS (NOTE 2):
  Computer hardware and software..........................    1,449,310       1,533,592          1,335,051
  Machinery and equipment.................................      503,337         503,337            250,883
  Office and service equipment............................      364,492         380,248            360,461
  Leasehold improvements..................................       13,405          13,405             12,030
  Tools, dies and fixtures................................      115,013          97,832              8,946
                                                            -----------     -----------       ------------
    Total.................................................    2,445,557       2,528,414          1,967,371
  Less accumulated depreciation...........................    2,187,785       2,289,920          1,760,786
                                                            -----------     -----------       ------------
    Net...................................................      257,772         238,494            206,585
COMPUTER SOFTWARE COSTS, NET OF ACCUMULATED AMORTIZATION
  OF $2,299,595 IN 1996 AND $3,368,518 IN 1997............    1,068,923              --                 --
GOODWILL (NOTE 10)........................................           --         259,691            237,004
DEFERRED INCOME TAX BENEFIT, NET OF VALUATION ALLOWANCE OF
  $2,134,000 IN 1996 AND $2,649,018 IN 1997 (NOTE 6)......      545,700         548,882            548,882
                                                            -----------     -----------       ------------
         Total............................................  $ 6,241,633     $ 5,017,591       $  5,391,871
                                                            ===========     ===========       ============

             LIABILITIES AND CAPITAL STOCK AND OTHER STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable........................................  $   285,703     $   291,339       $    277,480
  Accrued salaries, wages and commissions.................      367,282         216,232            171,724
  Accrued royalty.........................................      291,192         519,916          1,043,325
  Accrued taxes...........................................       22,400           4,198             22,472
  Accrued warranty expense................................           --          11,018             38,096
  Other accrued liabilities...............................       49,385          69,206             15,130
  Advances from customers.................................      408,460         195,145            282,193
  Capital leases..........................................       19,599              --                 --
                                                            -----------     -----------       ------------
         Total current liabilities........................    1,444,021       1,307,054          1,850,420
PREPAID MAINTENANCE CONTRACTS.............................      609,078         675,245            468,308
MANDATORILY REDEEMABLE CLASS ONE PREFERRED STOCK (NOTE
  3)......................................................    1,500,000       1,500,000          1,500,000
  Preferred Dividends -- Accrued..........................      102,510              --                 --
CAPITAL STOCK AND OTHER STOCKHOLDERS' EQUITY (NOTES 2, 4):
  Capital Stock:
    Common Stock, no par value, authorized 8,000,000
      shares; issued and outstanding 4,881,829 in 1996 and
      1997................................................      488,183         488,183            488,183
    Additional paid-in capital............................   10,657,652      10,657,652         10,657,652
    Deficit from April 1, 1985............................   (8,544,428)     (9,595,160)        (9,557,309)
    16,270 Common Stock shares in treasury, at cost.......      (15,383)        (15,383)           (15,383)
                                                            -----------     -----------       ------------
         Total capital stock and other stockholders'
           equity.........................................    2,586,024       1,535,292          1,573,143
                                                            -----------     -----------       ------------
         Total............................................  $ 6,241,633     $ 5,017,591       $  5,391,871
                                                            ===========     ===========       ============


                       See notes to financial statements.

                               ACCESS CORPORATION

                            STATEMENTS OF OPERATIONS


                                                                                 SIX MONTHS ENDED
                                              YEAR ENDED APRIL 30,                  OCTOBER 31,
                                      -------------------------------------   -----------------------
                                         1995         1996         1997          1996         1997
                                      ----------   ----------   -----------   ----------   ----------
                                                                                    (UNAUDITED)
REVENUE:
  System Sales......................  $1,274,996   $3,800,795   $ 2,894,566   $1,161,418   $2,803,349
  Service...........................   4,766,786    4,903,657     4,034,787    2,041,541    2,639,430
                                      -----------  ----------    ----------   ----------   ----------
          Total.....................   6,041,782    8,704,452     6,929,353    3,202,959    5,442,779
COST:
  System sales, exclusive of
     amortization shown separately
     below..........................     729,965    2,052,266     1,633,974      648,426    1,638,240
  Service...........................   2,285,363    2,668,424     2,730,175    1,293,079    2,367,849
                                      -----------  ----------    ----------   ----------   ----------
          Total.....................   3,015,328    4,720,690     4,364,149    1,941,505    4,006,089
GROSS PROFIT BEFORE AMORTIZATION....   3,026,454    3,983,762     2,565,204    1,261,454    1,436,690
AMORTIZATION OF COMPUTER SOFTWARE
  COST (NOTE 1).....................     673,704      673,704     1,068,922      336,852           --
                                      -----------  ----------    ----------   ----------   ----------
GROSS PROFIT........................   2,352,750    3,310,058     1,496,282      924,602    1,436,690
OPERATING EXPENSES:
  Selling, general and
     administrative.................   1,528,460    2,433,376     2,368,804    1,101,607    1,395,006
  Engineering, research and
     development....................     592,504      611,295       265,129      144,624           --
                                      -----------  ----------    ----------   ----------   ----------
OPERATING INCOME (LOSS).............     231,786      265,387    (1,137,651)    (321,629)      41,684
OTHER INCOME (EXPENSE)..............      (3,805)      54,612        91,844       47,325       17,776
INTEREST EXPENSE....................     (31,911)      (9,378)       (4,925)      (2,176)        (318)
                                      -----------  ----------    ----------   ----------   ----------
EARNINGS (LOSS) BEFORE INCOME
  TAXES.............................     196,070      310,621    (1,050,732)    (276,480)      59,142
INCOME TAXES (NOTE 6)...............      66,700      105,600            --           --       21,291
                                      -----------  ----------    ----------   ----------   ----------
NET EARNINGS (LOSS).................     129,370      205,021    (1,050,732)    (276,480)      37,851
PREFERRED DIVIDEND..................      64,685      102,510            --           --           --
                                      -----------  ----------    ----------   ----------   ----------
INCOME (LOSS) APPLICABLE TO COMMON
  SHARES............................  $   64,685   $  102,511   $(1,050,732)  $ (276,480)  $   37,851
                                      ===========  ==========    ==========   ==========   ==========
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING................   4,865,559    4,865,559     4,865,559    4,865,559    4,865,559
PER COMMON SHARE AND COMMON SHARE
  EQUIVALENT (NOTE 4):
  Net earnings (loss)...............  $     0.01   $     0.02   $     (0.22)  $    (0.06)  $     0.01
                                      ===========  ==========    ==========   ==========   ==========


                       See notes to financial statements.

                               ACCESS CORPORATION

           STATEMENTS OF CAPITAL STOCK AND OTHER STOCKHOLDERS' EQUITY

 FOR THE YEARS ENDED APRIL 30, 1995, 1996 AND 1997 AND SIX MONTHS ENDED OCTOBER
                                    31, 1997



                                  TREASURY                COMMON                CLASS A COMMON         ADDITIONAL      RETAINED
                             ------------------    ---------------------    -----------------------      PAID-IN       EARNINGS
                             SHARES     AMOUNT       SHARES      AMOUNT       SHARES       AMOUNT        CAPITAL       (DEFICIT)
                             -------   --------    ----------   --------    ----------    ---------    -----------    -----------
BALANCE, April 30, 1994...    16,270   $(15,383)    3,453,257   $345,326     1,428,572    $ 142,857    $10,824,847    $(8,878,819)
Class One Preferred Stock
  dividends...............                                                                                 (64,685)
Net earnings..............                                                                                                129,370
                              ------   --------     ---------   --------     ---------     --------    -----------    -----------
BALANCE, April 30, 1995...    16,270    (15,383)    3,453,257    345,326     1,428,572      142,857     10,760,162     (8,749,449)
Class One Preferred Stock
  dividends...............                                                                                (102,510)
Conversion of Class A
  Common Stock to Common
  Stock...................                          1,428,572    142,857    (1,428,572)    (142,857)
Net earnings..............                                                                                                205,021
                              ------   --------     ---------   --------     ---------     --------    -----------    -----------
BALANCE, April 30, 1996...    16,270    (15,383)    4,881,829    488,183            --           --     10,657,652     (8,544,428)
Net loss..................                                                                                             (1,050,732)
                              ------   --------     ---------   --------     ---------     --------    -----------    -----------
BALANCE, April 30, 1997...    16,270   $(15,383)    4,881,829   $488,183            --    $      --    $10,657,652    $(9,595,160)
                              ------   --------     ---------   --------     ---------     --------    -----------    -----------
Net income (unaudited)....                                                                                                 37,851
                              ------   --------     ---------   --------     ---------     --------    -----------    -----------
BALANCE, October 31, 1997
  (unaudited).............    16,270   $(15,383)    4,881,829   $488,183            --    $      --    $10,657,652    $(9,557,309)
                              ======   ========     =========   ========     =========     ========    ===========    ===========


                       See notes to financial statements.

                               ACCESS CORPORATION

                            STATEMENTS OF CASH FLOWS


                                                                                                   SIX MONTHS ENDED OCTOBER
                                                                YEAR ENDED APRIL 30,                         31,
                                                      ----------------------------------------     ------------------------
                                                         1995           1996          1997            1996          1997
                                                      -----------    ----------    -----------     ----------    ----------
                                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss)...............................  $   129,370    $  205,021    $(1,050,732)    $ (276,480)   $   37,851
  Adjustments to reconcile net earnings (loss) to
    net cash provided by (used in) operating
    activities:
    Amortization....................................      673,704       673,704      1,068,922        336,852         6,177
    Depreciation....................................      139,819       143,027        131,755         62,788        59,098
    Deferred income taxes...........................       66,700       105,600         (3,182)            --        21,292
    Loss (gain) on disposal of fixed assets.........        7,028         1,111         (1,357)        (2,355)        7,630
    Prepaid maintenance contracts...................      100,606       294,324         66,167       (133,114)     (206,937)
    Change in assets and liabilities:
      Accounts receivable...........................     (124,211)      162,968       (120,675)       (29,298)      (32,061)
      Inventories...................................      103,163       224,355         74,548        112,477        26,738
      Prepaid expenses..............................       37,672       (37,293)       (16,520)       (13,386)       46,830
      Accounts payable..............................      (62,481)       86,215          5,656       (191,474)      (13,859)
      Accrued liabilities...........................      (54,023)      244,716       (279,702)      (121,971)      (53,231)
      Accrued royalties.............................           --       (33,299)       228,724        205,657       523,409
      Advances from customers.......................       30,151      (448,994)      (213,314)      (175,614)       87,048
                                                      -----------    ----------     ----------     ----------    ----------
          Net cash provided by (used in) operating
            activities..............................    1,047,498     1,621,455       (109,710)      (225,918)      509,985
                                                      -----------    ----------     ----------     ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of business, net of cash received.....           --      (148,629)      (324,128)            --            --
  Capital additions.................................      (22,779)     (166,010)      (124,515)       (54,333)      (34,820)
  Proceeds from disposal of fixed assets............        2,156         6,267         13,397             --            --
  Goodwill..........................................           --            --             --             --        16,510
                                                      -----------    ----------     ----------     ----------    ----------
          Net cash used in investing activities.....      (20,623)     (308,372)      (435,246)       (54,333)      (18,310)
                                                      -----------    ----------     ----------     ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments on bank line of credit.................      (71,807)           --             --             --            --
  Dividends on Class One Preferred Stock............           --       (64,685)      (102,510)      (102,509)           --
  Payments on capital leases........................      (75,081)      (60,112)       (19,599)       (15,398)           --
                                                      -----------    ----------     ----------     ----------    ----------
          Net cash used in financing activities.....     (146,888)     (124,797)      (122,109)      (117,907)           --
                                                      -----------    ----------     ----------     ----------    ----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....      879,987     1,188,286       (667,065)      (398,158)     (491,675)
CASH AND CASH EQUIVALENTS, Beginning of year........        3,500       883,487      2,071,773      2,071,772     1,404,708
                                                      -----------    ----------     ----------     ----------    ----------
CASH AND CASH EQUIVALENTS, End of year..............  $   883,487    $2,071,773    $ 1,404,708     $1,673,614    $1,896,383
                                                      ===========    ==========     ==========     ==========    ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest............................  $    31,900    $    9,400    $     3,400     $    2,200    $      300
  Dividends declared but unpaid on Class One
    Preferred Stock totaled $64,685 (1995) and
    $102,510 (1996).................................


                       See notes to financial statements.

                               ACCESS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
               FOR THE YEARS ENDED APRIL 30, 1995, 1996 AND 1997

NOTE 1:  A SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of Business

     The Company services hardware and software for its installed base of customers and third parties. It also markets software for the electronic storage, control and processing of technical documentation.

 Revenue Recognition

     Revenues from the sale of new systems are recognized upon shipment. If there are services performed, revenue is recognized at the time of customer acceptance.

     Revenue from prepaid maintenance agreements is recognized ratably over the life of the maintenance contracts.

 Inventories

     Inventories comprised of material, labor, and related overhead expenses are stated at the lower of cost (first-in, first-out method) or market.

 Equipment and Leasehold Improvements

     Equipment and leasehold improvements are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Computer software purchased for internal use is depreciated over two years or its useful life, whichever is less.

 Computer Software Development Costs

     Computer software development costs are recorded in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Costs incurred up to the point of establishing technological feasibility are expensed currently. Costs incurred after establishment of technological feasibility were capitalized. Amortization of these capitalized costs began in March 1993 when the products were released to customers and were amortized over a period not to exceed five years. Amortization expense was $673,704 and $673,704 for fiscal years 1995 and 1996, respectively.


     While the Company continues to maintain and support its AS/400 EDMS software product, it does not believe that future revenues of this product reduced by the estimated future costs, including maintenance and support, are sufficient to absorb the amortization of the software costs previously capitalized. Therefore, the Company accelerated the amortization of the remaining unamortized cost. In fiscal year 1997 the Company wrote off $1,068,922 ($0.22 per share), which was the total that remained unamortized.


 Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

                               ACCESS CORPORATION

 Statement of Cash Flows

     Cash and cash equivalents consist of cash on hand, cash on deposit, and short-term investments with original maturities less than ninety days.

 Product Warranties

     Under its product warranty policy, the Company has agreed to replace certain parts or provide remedial service during the designated warranty period. Costs associated with these programs are determined on the basis of estimated net future costs.

 Stock-Based Compensation

     The Company adopted Statement of Financial Accounting Standards No.
123 -- Accounting for Stock-Based Compensation in 1997. The standard defines a fair-value based method of accounting for stock-based compensation but permits compensation expense to continue to be measured using the intrinsic value-based method previously used. The Company continues to measure compensation expense using the intrinsic value-based method.

 Goodwill

     In April 1997, the Company established Goodwill with the purchase of the assets of Graphic Systems Technology, Inc. The Company will amortize this cost over a ten year period.

NOTE 2:  BANK LINE OF CREDIT

     The Company's current line of credit agreement ($400,000 as of April 30, 1997) extends through April 7, 1998. Borrowings under the agreement bear interest at one percent over the prime rate, 8 1/2% at April 30, 1997. Maximum availability is based upon the levels (as set forth in the loan agreement) of eligible accounts receivable. To secure any borrowing, the Company has pledged accounts receivable, inventories, fixed assets, and general intangibles. The agreement contains restrictive and other covenants which require the Company to maintain certain levels of indebtedness to net worth, current ratio and cash flow from operations. It also restricts new borrowings, capital expenditures, and dividends on its capital stock.

                                                               1995       1996     1997
                                                             --------     ----     ----
        Maximum borrowings during the year...............    $127,354     $-0-     $-0-
        Average outstanding balance during the year......    $ 27,956     $-0-     $-0-
        Weighted average interest rate (determined on a
          monthly basis).................................         9.1%

NOTE 3:  MANDATORILY REDEEMABLE PREFERRED STOCK AND NOTES PAYABLE

     On October 28, 1991, the Company entered into a Note Purchase Agreement with Oce N.V. ("Oce"), which provided for borrowing by the Company of up to $1.5 million to fund a major software development project. On August 26, 1992, $1,000,000 of then outstanding notes were redeemed in exchange for 10,000 shares of mandatorily redeemable Class One Preferred Stock. In April 1993, the Company issued to Oce an additional 5,000 shares of mandatorily redeemable Class One Preferred Stock for $500,000.

     The Class One Preferred Stock is divided into three series: 10,000 shares of 7% Class One Preferred Stock ($1,000,000); 2,500 shares of 9% Class One Preferred Stock ($250,000), and 2,500 shares of variable rate Class One Preferred Stock ($250,000). The variable rate Class One Preferred Stock was issued at the rate of 9%. Dividends on the Class One Preferred Stock for any fiscal year are cumulative only to the extent of 50% of the Company's net after-tax earnings, as defined, for such year.

                               ACCESS CORPORATION

     Annually, beginning in 1995, the Company is required to redeem the Class One Preferred Stock at $100 per share plus accumulated dividends in an amount equal to a specified portion of after-tax earnings, as defined. Unless dividends on the Class One Preferred Stock are current, the Company may not declare a dividend on its common shares or redeem or purchase any of its common shares. Under the Note Purchase Agreement, Oce agreed to limitations on the voting and transfer of the Company's stock (including the transfer of such stock to a voting trust, the trustees of which are four of the Company's directors) and Oce was released from its obligation under certain circumstances to make a tender offer for the Company's common stock. As of April 30, 1997, the Company had authorized and issued a total of 15,000 shares of Class One Preferred Stock. The Company was not required to and has not redeemed any Class One Preferred Stock in fiscal year 1997 or previously.

NOTE 4:  CAPITAL STOCK

     In 1992 the Company entered into a Voting Trust Agreement with Oce. The Voting Trust Agreement required Oce to place the certificates for 1,904,763 shares of the Company's Common Stock, less 100 shares, into a voting trust. The trustees of the trust are four directors of the Company. Pursuant to the Voting Trust Agreement, the shares will be voted for matters related to the election of directors in the discretion of the voting trustees (except that such shares will be voted for up to two director nominees designated by Oce) and on all other matters by Oce pursuant to a proxy to be granted to it by the voting trustees.

     The Voting Trust Agreement is irrevocable for a period of ten years and may be renewed, at the option of Oce, for additional periods of not more than ten years each. The Voting Trust Agreement will automatically terminate:

     - with respect to any such shares sold to a party unrelated to Oce

     - upon the closing of any underwritten public offering of Common Stock which results in not less than $10,000,000 in aggregate sales price of Common Stock having been sold.

     - upon the acquisition by any person of beneficial ownership of as many or more shares of Common Stock as are owned by Oce.

     Further, the Voting Trust Agreement may be terminated by notice by Oce to the voting trustees at anytime after October 3, 1995.

     If the Voting Trust Agreement is terminated by notice or is not renewed on its tenth anniversary, Oce is required to make a tender offer for any and all of the shares of Common Stock at a price per share not less than that defined in the Note Purchase Agreement (Note 3) and calculated using the Company's audited financial statements. If the calculated price per share is less than zero, Oce is not required to make a tender offer.

     If the Voting Trust Agreement is terminated by notice to the voting trustees, the tender offer is required not later than six months after the end of the fiscal year in which the first anniversary of the notice affected the termination. If the agreement is not renewed, the tender offer is required not later than six months after the end of that fiscal year end.

Common Shares

     Holders of Common Stock, including the voting trustees, have one vote per share. Actions by a majority of voting trustees constitute the act of the voting trust. In fiscal year 1996, the Company's Class A Common Stock was converted to Common Stock.

                               ACCESS CORPORATION

  Earnings Per Share

     The earnings (loss) per share computations are based on the weighted average number of common shares outstanding during the year adjusted for the effect of common share equivalents where dilutive. Fully diluted earnings (loss) per share are not presented as the effect of the dilution is less than 3% or is anti-dilutive for the years 1995 -- 1997. The Company is required to implement SFAS 128 Earnings Per Share, which was issued February 1997, effective the third quarter of fiscal 1998. The effect of implementing SFAS 128 is not expected to be material.

  Stock Option Plans

     During the year ended April 30, 1994, the Company adopted the 1993 incentive stock option plan covering 500,000 shares of its Common Stock. The Company also amended the 1983, 1985 and 1991 plans to add provisions providing that all outstanding stock options will become exercisable upon the occurrence of a change of control or similar event.

     Options may be granted under the 1991 and 1993 plans to officers and key employees of the Company. Additionally, directors of the Company and other persons in business relationships with the Company, such as independent contractors and consultants, may be granted non-qualified options under the 1991 plan. No further options may be granted under the 1983 and 1985 plans. Incentive stock options may be granted only to Company employees.

     The option price under the plans may not be less than the fair market value of the Common Stock at the date of grant, as determined by the Board of Directors, which administers the plans. All options granted under the 1985 plan and any incentive stock options granted under the 1983, 1991 and 1993 plans may not be exercised prior to one year from date of grant and expire ten years from the date of grant.

     Changes in stock options were as follows:

                                                                                 WEIGHTED
                                                             NUMBER OF SHARES    AVERAGE
                                                            ------------------   EXERCISE
                                                            RESERVED   GRANTED    PRICE
                                                            --------   -------   --------
        Balance, April 30, 1995...........................   785,300   362,400    $  .72
          Issued..........................................             350,000       .15
          Canceled........................................    (2,400)   (2,400)    (5.25)
                                                             -------   -------    ------
        Balance, April 30, 1996 & 1997....................   779,900   710,000    $  .42

     Options Outstanding and Exercisable at April 30, 1997:

                               OPTIONS OUTSTANDING
----------------------------------------------------------------------------------    OPTIONS EXERCISABLE
                                                            WEIGHTED                 ----------------------
                                                             AVERAGE      WEIGHTED                 WEIGHTED
                                             NUMBER OF      REMAINING     AVERAGE      NUMBER      AVERAGE
                 RANGE OF                     OPTIONS      CONTRACTUAL    EXERCISE   OF OPTIONS    EXERCISE
              EXERCISE PRICE                OUTSTANDING   LIFE (MONTHS)    PRICE     EXERCISABLE    PRICE
------------------------------------------  -----------   -------------   --------   -----------   --------
$.15 - $.50...............................   575,000            70         $  .28      341,666      $  .38
$.51 - $1.00..............................   135,000            36         $ 1.00      135,000      $ 1.00
                                             -------            --
                                                                           ------      -------      ------
                                             710,000                                   476,666

     Had compensation cost for the Company's stock options been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS 123, the Company's net income (loss) and earnings per share for 1997 and 1996 would have been the pro forma amounts indicated below.

                               ACCESS CORPORATION

                                                                1996          1997
                                                              --------     -----------
        Pro Forma Net Income and Net Income Per Share
        Net income (loss)
          As reported.......................................  $102,511     $(1,050,732)
          Pro forma.........................................  $ 87,491     $(1,050,732)
                                                              --------     -----------
        Net income (loss) per share
          As reported.......................................  $    .02     $      (.22)
          Pro forma.........................................  $    .02     $      (.22)
                                                              --------     -----------

     The fair value of the options was calculated utilizing the Black-Scholes option-pricing model and the following key assumptions:

                                                                         1996     1997
                                                                         ----     ----
        Assumptions:
          Risk-free interest rate......................................  6.4 %    6.4 %
          Dividend growth..............................................    0 %      0 %
          Volatility...................................................    0 %      0 %
          Expected Life (months).......................................   70       70

NOTE 5:  ENGINEERING, RESEARCH AND DEVELOPMENT

     Engineering, research and development costs for the years ended April 30, 1995, 1996 and 1997 are as follows:

                                                       1995          1996         1997
                                                    ----------     --------     --------
        Charged to specific customer orders.......  $  495,887     $380,741     $312,068
        Charged directly to engineering, research
          and development.........................     592,504      611,295      265,129
                                                    ----------     --------     --------
        Total cost of engineering, research and
          development efforts.....................  $1,088,391     $922,036     $577,197
                                                    ==========     ========     ========

NOTE 6:  INCOME TAXES

     The provision for income taxes (benefit) includes the following:

                                                     1995         1996          1997
                                                   --------     ---------     ---------
        Federal:
          Deferred...............................  $ 66,700     $ 105,600     $(415,682)
          Currently payable (Refundable).........    66,700       164,000         3,182
        Tax benefit of net operating loss
          carryforward...........................   (66,700)     (164,000)
        Valuation Allowance......................                               412,500
                                                   --------     ---------     ---------
                  Total..........................  $ 66,700     $ 105,600     $       0
                                                   ========     =========     =========

     Deferred income taxes reflect the net income tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

                               ACCESS CORPORATION
purposes, and (b) net operating loss carryforwards. The income tax effects of significant items comprising the Company's net deferred income tax asset as of April 30, 1996 and 1997 are as follows:

                                                               1996            1997
                                                            -----------     -----------
        Net operating loss carryforwards
          Federal.........................................  $ 2,826,600     $ 3,173,700
          State...........................................       75,800         217,400
        Temporary differences:
          Customer Deposits...............................       67,500             -0-
          Inventory capitalization........................       96,400          96,400
          Other...........................................      131,100         122,400
                                                            -----------     -----------
        Total.............................................  $ 3,197,400     $ 3,609,900
          Less Valuation Allowance........................   (2,539,700)     (2,949,000)
                                                            -----------     -----------
        Net deferred income tax asset.....................  $   657,700     $   660,900
                                                            ===========     ===========

     The amounts and expiration dates for the Company's net operating loss carryforwards for income tax return purposes are summarized as follows:

                              YEAR ENDING APRIL 30                  FEDERAL
                -------------------------------------------------  ----------
                2002.............................................  $1,301,400
                2004.............................................   2,762,000
                2005.............................................   3,027,000
                2008.............................................     459,000
                2009.............................................     803,000
                2012.............................................     982,000
                                                                   ----------
                          Total..................................  $9,334,400
                                                                   ==========

NOTE 7:  REVENUES TO MAJOR CUSTOMERS

     On a continuing basis, no single customer accounts for a significant percentage of the Company's net sales. However, net revenues to customers in selected industries as a percent of total revenues are as follows:

                                                                 1995     1996     1997
                                                                 ----     ----     ----
        Federal Government.....................................  18.4%    10.9%     5.7%
        Aerospace..............................................  18.8%    14.9%    22.0%
        Petroleum..............................................   4.9%     4.5%     9.3%
        Computer...............................................  10.5%    10.5%    10.9%
        Medical................................................   7.2%     8.6%     2.9%
        Manufacturing..........................................  12.4%     1.5%    17.4%
        Utilities..............................................   4.6%    33.4%    12.4%

     Accounts receivable from these customers at April 30, 1996 and April 30, 1997 were $1,100,800 and $1,689,800, respectively.

NOTE 8:  LEASE COMMITMENTS

     The Company leases office facilities and equipment under operating leases. Rent expense was $223,977 (1995), $244,718 (1996) and $351,259 (1997) of which
$60,281 (1995), $64,313 (1996) and $111,485 (1997), were under short-term cancelable leases.

                               ACCESS CORPORATION

     As of April 30, 1997, minimum annual payments under all non-cancelable long-term operating lease agreements are: $211,740 (1998), $178,440 (1999), and $170,950 (2000).

NOTE 9:  CIMSOFT ACQUISITION

     On July 31, 1995, the Company acquired CimSoft Incorporated, which started business in June 1995, for $257,500 in a business combination which was accounted for using the purchase method. The results of operations of the company include CimSoft from the date of acquisition. Pro forma results of operations of CimSoft are not material. CimSoft was a distributor of Cimage software and a Cimage service provider in North America.

NOTE 10:  GRAPHIC SYSTEMS TECHNOLOGY ASSET PURCHASE

     On April 11, 1997, the Company purchased certain assets of Graphic Systems Technology, Inc. from Star Bank for $463,000. The Company simultaneously sold the assets related to the Chameleon product line to Fong Brothers Printing for $138,900, resulting in a cash purchase price of $324,100. The Company also incurred liabilities of approximately $130,000. The purchase price was assigned to the assets purchased and liabilities incurred based on an estimated fair value, which included goodwill of approximately $259,691, which was recorded as part of the transaction. The fair value of assets purchased is based on information currently available and is subject to adjustment as additional information, principally accounts receivable, is finalized. Pro forma results of operations of Graphic Systems Technology, Inc. are not meaningful. Graphic Systems Technology, Inc. was a third party service provider in the prepress industry.

NOTE 11:  SUBSEQUENT EVENT


     On May 9, 1997 the Company executed a letter of intent to join Universal Document Management Systems, Inc. ("UDMS") a Cincinnati-based venture that intends to acquire and operate companies in the design automation, document management and technical services fields throughout the United States. The UDMS venture is contingent upon successful due diligence of nine companies, each of the nine companies, including ACCESS, reaching binding definitive agreements and the successful completion of an initial public offering by UDMS.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
DTI Technologies, Inc.:


     We have audited the accompanying balance sheets of DTI Technologies, Inc. as of December 31, 1995 and 1996 and September 30, 1997, and the related statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1996 and the nine months ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DTI Technologies, Inc. as of December 31, 1995 and 1996 and September 30, 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 and the nine months ended September 30, 1997 in conformity with generally accepted accounting principles.



     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a net working capital deficiency that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                          /s/ KPMG PEAT MARWICK LLP


November 14, 1997

Boston, Massachusetts

                             DTI TECHNOLOGIES, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                 DECEMBER 31,
                                                               -----------------     SEPTEMBER 30,
                                                                1995       1996          1997
                                                               ------     ------     -------------
                                      ASSETS (NOTES 4 AND 5)
Current assets:
  Cash and cash equivalents..................................  $   22     $  111        $    11
  Trade accounts receivable, net of allowance for doubtful
     accounts of $18, $65 and $70, respectively..............     466      1,056          1,639
  Other receivables..........................................       7         17            128
  Inventories................................................     545        552            289
  Prepaid expenses and other current assets..................      32         57             74
  Net deferred income tax assets (note 7)....................      85        149            155
                                                               ------     ------         ------
          Total current assets...............................   1,157      1,942          2,296
Property and equipment, net of accumulated amortization and
  depreciation (note 2)......................................     171        361            326
Excess of cost over fair value of net assets acquired, net of
  accumulated amortization (note 3)..........................      --        658            606
Other assets.................................................      18         29             32
                                                               ------     ------         ------
                                                               $1,346     $2,990        $ 3,260
                                                               ======     ======         ======
                               LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Line of credit (note 4)....................................  $   --     $   --        $   240
  Current installments of obligations under consulting
     agreement (note 3)......................................      --         37             40
  Current installments of obligations under capital leases
     (note 6)................................................      31         48             45
  Current installments of long-term debt (note 5)............      55         75            353
  Accounts payable (note 9)..................................     690      1,497          1,309
  Accrued expenses...........................................     247        270            300
  Deferred revenue...........................................      15        122             96
                                                               ------     ------         ------
          Total current liabilities..........................   1,038      2,049          2,383
Obligations under consulting agreement, excluding current
  installments (note 3)......................................      --        523            492
Obligations under capital leases, excluding current
  installments (note 6)......................................      71         48             14
Long-term debt, excluding current installments (note 5)......     114        342            330
                                                               ------     ------         ------
          Total liabilities..................................   1,223      2,962          3,219
                                                               ------     ------         ------

Commitments and contingencies (note 6, 8, and 10)

Stockholder's equity:
  Common stock, no par value, authorized, issued and
     outstanding 100 shares..................................      14         14             14
  Additional paid-in capital.................................      26         26             26
  Retained earnings (accumulated deficit)....................      90         (5)             8
  Less: Treasury stock, 50 shares, at cost...................      (7)        (7)            (7)
                                                               ------     ------         ------
          Total stockholder's equity.........................     123         28             41
                                                               ------     ------         ------
                                                               $1,346     $2,990        $ 3,260
                                                               ======     ======         ======


                See accompanying notes to financial statements.

                             DTI TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                                 NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                 --------------------------    ---------------------
                                                  1994      1995      1996        1996         1997
                                                 ------    ------    ------    -----------    ------
                                                                               (UNAUDITED)
Revenues:
  Systems sales................................  $2,100    $2,721    $5,046      $ 3,304      $6,711
  Service, consulting, training and other
     revenues..................................     124       261       705          382       1,025
                                                 ------    ------    ------      -------      ------
          Total revenues.......................   2,224     2,982     5,751        3,686       7,736
                                                 ------    ------    ------      -------      ------
Costs and expenses:
  Cost of revenues.............................   1,305     1,552     3,142        1,980       4,771
  Selling and marketing........................     599       795       903          618         889
  General and administrative...................     345       397     1,823        1,081       1,966
                                                 ------    ------    ------      -------      ------
          Total costs and expenses.............   2,249     2,744     5,868        3,679       7,626
                                                 ------    ------    ------      -------      ------
          Operating income (loss)..............     (25)      238      (117)           7         110
                                                 ------    ------    ------      -------      ------
Other income (expense):
  Interest expense, net........................     (26)      (30)      (67)         (42)        (99)
  Other income, net............................      --         9        65           18          20
                                                 ------    ------    ------      -------      ------
                                                    (26)      (21)       (2)         (24)        (79)
                                                 ------    ------    ------      -------      ------
          Income (loss) before income taxes....     (51)      217      (119)         (17)         31
Income tax (expense) benefit (note 7)..........      14       (97)       24           --         (18)
                                                 ------    ------    ------      -------      ------
Net income (loss)..............................  $  (37)   $  120    $  (95)     $   (17)     $   13
                                                 ======    ======    ======      =======      ======


                See accompanying notes to financial statements.

                             DTI TECHNOLOGIES, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                       RETAINED
                                     COMMON STOCK      ADDITIONAL      EARNINGS                      TOTAL
                                   ----------------     PAID-IN      (ACCUMULATED    TREASURY    STOCKHOLDER'S
                                   SHARES    AMOUNT     CAPITAL        DEFICIT)       STOCK         EQUITY
                                   ------    ------    ----------    ------------    --------    -------------
Balances at January 1, 1994......    50       $ 14        $ 26           $  7          $ (7)         $  40
Net loss.........................    --         --          --            (37)           --            (37)
                                     --
                                              ----        ----           ----          ----           ----
Balances at December 31, 1994....    50         14          26            (30)           (7)             3
Net income.......................    --         --          --            120            --            120
                                     --
                                              ----        ----           ----          ----           ----
Balances at December 31, 1995....    50         14          26             90            (7)           123
Net loss.........................    --         --          --            (95)           --            (95)
                                     --
                                              ----        ----           ----          ----           ----
Balances at December 31, 1996....    50         14          26             (5)           (7)            28
Net income.......................    --         --          --             13            --             13
                                     --
                                              ----        ----           ----          ----           ----
Balances at September 30, 1997...    50       $ 14        $ 26           $  8          $ (7)         $  41
                                     ==       ====        ====           ====          ====           ====


                See accompanying notes to financial statements.

                             DTI TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                                    -----------------------    --------------------
                                                    1994     1995     1996        1996        1997
                                                    ----    ------    -----    -----------    -----
                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...............................  $(37)   $  120    $ (95)      $ (17)      $  13
  Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
       Depreciation and amortization..............    33        44      128          96         158
       Provision for loss on doubtful accounts....    --        12       41           4           5
          Changes in operating assets and
            liabilities:
          Trade accounts receivable...............   151      (199)     (60)        (16)       (588)
          Other receivables.......................    (7)       46       (1)        (26)       (111)
          Net deferred income tax assets..........   (30)       --      (64)         --          (6)
          Inventories.............................   (32)     (412)   1,053         997         263
          Prepaid expenses and other assets.......   (14)       (4)      (6)        (74)        (20)
          Accounts payable and accrued expenses...    27       502     (780)       (802)        242
          Deferred revenue........................     5        --       53          48         (26)
                                                    ----    ------    -----       -----       -----
            Net cash provided by (used in)
               operating activities...............    96       109      269         210         (70)
                                                    ----    ------    -----       -----       -----
Cash flows from investing activities:
  Purchases of property and equipment.............    (6)      (64)    (150)       (104)        (71)
  Cash acquired from purchase of Computersmith,
     Inc..........................................    --        --       81          81          --
                                                    ----    ------    -----       -----       -----
            Net cash used in investing
               activities.........................    (6)      (64)     (69)        (23)        (71)
                                                    ----    ------    -----       -----       -----
Cash flows from financing activities:
  Borrowings under line of credit.................    --        --       --          --         240
  Proceeds from issuance of long-term debt........    50        --      305         305          --
  Principal repayments of long-term debt..........   (93)      (52)    (355)       (342)       (134)
  Principal payments on capital lease
     obligations..................................   (10)      (26)     (41)        (29)        (37)
  Principal payments of consulting obligation.....    --        --      (20)        (11)        (28)
                                                    ----    ------    -----       -----       -----
            Net cash provided by (used in)
               financing activities...............   (53)      (78)    (111)        (77)         41
                                                    ----    ------    -----       -----       -----
Net increase (decrease) in cash and cash
  equivalents.....................................    37       (33)      89         110        (100)
Cash and cash equivalents, beginning of period....    18        55       22          22         111
                                                    ----    ------    -----       -----       -----
Cash and cash equivalents, end of period..........  $ 55    $   22    $ 111       $ 132       $  11
                                                    ====    ======    =====       =====       =====

Supplemental disclosure of cash flow information:
  Cash paid during period for interest............  $ 26    $   30    $  71       $  42       $  99
                                                    ====    ======    =====       =====       =====
  Cash paid during period for income taxes........  $ 17    $    9    $ 105       $ 105       $   6
                                                    ====    ======    =====       =====       =====
Noncash financing activities:
  Conversion of accounts payable to promissory
     note.........................................    --        --       --          --         400
                                                    ====    ======    =====       =====       =====
  Capital lease obligation entered into...........  $ 41    $   94    $  35       $  35       $  --
                                                    ====    ======    =====       =====       =====
Cash acquired from purchase of Computersmith, Inc.
  (note 3):
  Property and equipment acquired.................                    $ 100
  Working capital acquired, net of cash...........                        5
  Goodwill........................................                      692
  Note payable assumed............................                     (298)
  Consulting agreement obligation incurred........                     (580)
                                                                      -----
     Cash acquired................................                    $ (81)
                                                                      -----


                See accompanying notes to financial statements.

                             DTI TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

               DECEMBER 31, 1995 AND 1996 AND SEPTEMBER 30, 1997

                         (DOLLAR AMOUNTS IN THOUSANDS)


(1)  DESCRIPTION OF BUSINESS AND ABILITY TO CONTINUE AS A GOING CONCERN


     DTI Technologies, Inc. (the "Company") sells, installs and services CAD-CAM software systems primarily to the manufacturing industry and educational institutions. The Company also provides training services and re-sells computer hardware. The Company's operations are located in Bedford, New Hampshire, with training facilities located in Massachusetts, New York and Connecticut.


     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has a net working capital deficiency that raises substantial doubt about its ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from this uncertainty.



     As disclosed in Note 10 the Company intends to secure working capital through the proposed initial public offering of stock. No assurances will be given that the contemplated offering will be successful.


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

  (b) Revenue Recognition

     Revenues from software system sales are recognized when the product is shipped or upon customer acceptance in instances where the software and computer hardware is to be installed at the customer location. Revenues from consulting, training or other services are recognized as the related services are performed.

     Revenues from prepaid customer support agreements are recognized ratably over the life of the support agreement.

  (c) Cash and Cash Equivalents


     For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.


  (d) Inventories

     Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

  (e) Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements and equipment held under capital leases are

                             DTI TECHNOLOGIES, INC.

amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. The estimated useful lives are as follows:

                Equipment...........................................   3 years
                Furniture and fixtures..............................   7 years
                Automobiles.........................................   7 years
                Leasehold improvements..............................   5 years

  (f) Excess of Cost Over Fair Value of Net Assets Acquired


     The excess of cost over fair value of net assets acquired is being amortized on the straight-line method over ten years. The Company assesses the recoverability of this intangible asset when events indicate that an impairment has occurred. The amount of the impairment, if any, is measured based on projected discounted future cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of the intangible asset will be impacted if estimated future operating cash flows are not achieved.


  (g) Income Taxes

     The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (h) Interim Financial Information


     The financial statements for the nine months ended September 30, 1996 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim period have been included. The results for the interim period are not necessarily indicative of the results to be achieved for the full fiscal year.


(2)  PROPERTY AND EQUIPMENT


     Property and equipment is comprised of the following (in thousands):



                                                         DECEMBER 31,
                                                        ---------------     SEPTEMBER 30,
                                                        1995      1996          1997
                                                        -----     -----     -------------
        Equipment.....................................  $ 329     $ 498         $ 560
        Equipment held under capital leases...........    134       169           169
        Furniture and fixtures........................     51        51            56
        Automobiles...................................     12        12            12
        Leasehold improvements........................      5        85            89
                                                        -----     -----         -----
                                                          531       815           886
        Less: Accumulated depreciation and
          amortization................................   (360)     (454)         (560)
                                                        -----     -----         -----
                                                        $ 171     $ 361         $ 326
                                                        =====     =====         =====



     Accumulated amortization for equipment under capital leases was $36,000 and $79,000 at December 31, 1995 and 1996, respectively and $104,000 at September 30, 1997.

                             DTI TECHNOLOGIES, INC.

(3)  EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED

     Effective July 1, 1996, the Company purchased all of the assets of Computersmith, Inc. and assumed certain liabilities. Under the terms of the purchase agreement, the Company entered into a 10-year consulting agreement with the former owners of Computersmith, Inc. The consulting agreement contains a covenant not to compete and provides for annual payments of $93,000 per year including principal and interest at 10.25% per annum. The consulting agreement was accounted for as consideration for the assets acquired net of the liabilities assumed. In addition, the Company entered into two-year employment agreements with the former owners of Computersmith, Inc. The employment agreements contain covenants not to compete and provide for annual compensation of $46,000 per year to each of the two former owners. There was no other consideration paid.

     The following summarizes the assets acquired and liabilities assumed (in thousands):

        Assets acquired:
          Property and equipment..............................................  $100
          Working capital.....................................................    86
          Excess of cost over fair value of assets............................   692
                                                                                ----
                                                                                $878
                                                                                ====
        Liabilities assumed:
          Note payable........................................................  $298
          Consulting agreement obligation.....................................   580
                                                                                ----
                                                                                $878
                                                                                ====


     Excess of cost over fair value of net assets acquired is comprised of the following (in thousands):



                                                             DECEMBER 31,     SEPTEMBER 30,
                                                                 1996             1997
                                                             ------------     -------------
        Excess of cost over fair value of net assets
          acquired.........................................      $692             $ 692
        Less: Accumulated amortization.....................       (34)              (86)
                                                                 ----              ----
                                                                 $658             $ 606
                                                                 ====              ====


(4)  REVOLVING LINE OF CREDIT


     In August 1996, the Company entered into a $180,000 revolving line of credit agreement with a bank. In July 1997, the bank increased the line of credit borrowing limit to $300,000. As of December 31, 1996 and September 30, 1997, $0 and $240,000, respectively, were outstanding under this agreement. Interest accrues at the prime rate plus 2% (10.5% at September 30, 1997). The line of credit is secured by substantially all of the Company's assets and by the personal guarantee of the Company's sole stockholder.

                             DTI TECHNOLOGIES, INC.

(5)  LONG-TERM DEBT


     Long-term debt consists of the following:



                                                              DECEMBER 31,      SEPTEMBER 30,
                                                              -------------     -------------
                                                              1995     1996         1997
                                                              ----     ----     -------------
                                                                      (IN THOUSANDS)
    Note payable to supplier. Monthly payments of principal
      and interest required through November 1998. Interest
      at 6.5%...............................................  $ --     $ --         $ 322
    Note payable to bank. Monthly payments of principal and
      interest required through August 2003. Interest at
      prime plus 2.25% (10.75% at September 30, 1997). Note
      secured by substantially all of the Company's assets
      and the personal guarantee of the sole stockholder and
      his wife..............................................    --      300           277

    Note payable to bank. Monthly payments of principal and
      interest required through August 1999. Interest at
      prime plus 2.25% (10.75% at September 30, 1997). Note
      secured by substantially all of the Company's assets
      and the personal guarantee of the sole stockholder....    39       30            22

    Note payable to bank. Monthly payments of principal and
      interest required through May 1999. Interest at prime
      plus 2.25% (10.75% at September 30, 1997). Note
      secured by substantially all of the Company's assets
      and the personal guarantee of the sole stockholder....   115       87            62

    Note payable to bank. Monthly payments of principal and
      interest required through September 1996. Interest at
      prime plus 2.25%. Note balance paid off during
      1996..................................................    15       --            --
                                                              ----     ----         -----
                                                               169      417           683
    Less current installments...............................   (55)     (75)         (353)
                                                              ----     ----         -----
                                                              $114     $342         $ 330
                                                              ====     ====         =====



     Long-term debt at September 30, 1997 is scheduled to be repaid as follows:



                Year ended September 30, 1997:
                  1998................................................  $353
                  1999................................................   124
                  2000................................................    43
                  2001................................................    48
                  2002................................................    52
                  Thereafter..........................................    63
                                                                        ----
                                                                        $683
                                                                        ====


(6)  LEASES

     The Company is obligated under various capital equipment leases that expire at various dates during the next four years.

                             DTI TECHNOLOGIES, INC.

     The Company has entered into noncancelable operating leases covering its office facilities and certain equipment which expire through 2002. Rent expense amounted to $4,000, $137,000 and $182,000 for the years ended December 31, 1994, 1995 and 1996, respectively, and $137,000 and $125,000 for the nine months ended September 30, 1996 and 1997, respectively.



     Future net minimum obligations under capital and operating leases are as follows at September 30, 1997:



                                                                    CAPITAL     OPERATING
                                                                    LEASES       LEASES
                                                                    -------     ---------
                                                                       (IN THOUSANDS)
        Year ending September 30:
          1998....................................................   $  46        $ 145
          1999....................................................      18          107
          2000....................................................      --           74
          2001....................................................      --           50
          2002....................................................      --           22
          Thereafter..............................................      --            9
                                                                      ----         ----
                  Total minimum lease payments....................      64        $ 740
                                                                                   ====
          Less amount representing interest.......................       5
                                                                      ----
               Present value of net minimum capital lease
                  payments........................................      59
          Less current installments of obligations under capital
             leases...............................................      45
                                                                      ----
               Obligations under capital leases, excluding current
                  installments....................................   $  14
                                                                      ====


(7)  INCOME TAXES


     Income tax (expense) benefit attributable to income (loss) from operations was as follows:



                                                      YEAR ENDED
                                                     DECEMBER 31,        NINE MONTHS ENDED
                                                ----------------------     SEPTEMBER 30,
                                                1994     1995     1996         1997
                                                ----     ----     ----   -----------------
                                                (IN THOUSANDS)
        Federal:
          Current.............................  $(12)    $(74)    $(31)        $ (18)
          Deferred............................    23       --       49             5
                                                ----     ----     ----          ----
                                                  11      (74)      18           (13)
                                                ----     ----     ----          ----
        State and local:
          Current.............................    (4)     (23)      (9)           (6)
          Deferred............................     7       --       15             1
                                                ----     ----     ----          ----
                                                   3      (23)       6            (5)
                                                ----     ----     ----          ----
                  Total tax (expense)
                    benefit...................  $ 14     $(97)    $ 24         $ (18)
                                                ====     ====     ====          ====

                             DTI TECHNOLOGIES, INC.

     Income tax (expense) benefit differs from the amounts computed by applying the federal statutory rate to pre-tax income (loss) as a result of the following:



                                                YEAR ENDED DECEMBER
                                                        31,               NINE MONTHS ENDED
                                               ----------------------       SEPTEMBER 30,
                                               1994     1995     1996           1997
                                               ----     ----     ----     -----------------
                                                              (IN THOUSANDS)
        Computed "expected" tax (expense)
          benefit............................  $17      $(73)    $ 40           $ (11)
        State and local income tax (expense)
          benefit, net of federal tax
          benefit............................    2       (15)       4              (3)
        Nondeductible expenses...............   (5)       (9)     (20)             (4)
                                               ---      ----     ----           -----
                  Total tax (expense)
                    benefit..................  $14      $(97)    $ 24           $ (18)
                                               ===      ====     ====           =====



     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities are as follows:



                                                          DECEMBER 31,
                                                          -------------     SEPTEMBER 30,
                                                          1995     1996          1997
                                                          ----     ----     --------------
                                                                   (IN THOUSANDS)
        Deferred tax assets:
          Accrued expenses..............................  $ 2      $  4          $ 11
          Allowance for doubtful accounts...............    7        26            28
          Deferred revenue..............................   --        25            21
          Inventories...................................   79        97            96
                                                          ---      ----          ----
                  Total gross deferred tax assets.......   88       152           156
        Deferred tax liability:
          Property and equipment, due to differences in
             depreciation...............................    3         3             1
                                                          ---      ----          ----
                  Total gross deferred tax liability....    3         3             1
                                                          ---      ----          ----
        Net deferred income tax assets..................  $85      $149          $155
                                                          ===      ====          ====



     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company had taxable income of $40,000, $241,000, and $99,000 for the years ended December 31, 1994, 1995 and 1996, respectively, and $75,000 for the nine months ended September, 30, 1997.


(8)  RELATED PARTY TRANSACTIONS


     The Company leases office space from the stockholder of the Company. The lease is for a three-year term expiring in August 1998 and has been classified as an operating lease (see Note 6). Total rent expense under this lease for the years ended December 31, 1994, 1995 and 1996 was $0, $15,000 and $35,000,
respectively, and was $26,000 for each of the nine months ended September 30, 1996 and 1997.


(9)  SIGNIFICANT SUPPLIER


     For the years ended December 31, 1994, 1995 and 1996, one supplier accounted for approximately 70%, 62% and 49% of total purchases, respectively. For the nine months ended September 30, 1996 and 1997, this

                             DTI TECHNOLOGIES, INC.

supplier accounted for 53% and 57% of total purchases, respectively. This supplier accounted for 79%, 64% and 67% of trade accounts payable at December 31, 1995, 1996 and September 30, 1997, respectively.



(10)  MERGER AGREEMENT



     In the second quarter of 1996, the Company entered into a letter of intent with Universal Document Management Systems, Inc. ("UDMS") whereby UDMS will acquire the outstanding common stock of the Company in conjunction with a proposed initial public offering of common stock of UDMS.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Technical Software, Inc.:


     We have audited the accompanying balance sheets of Technical Software, Inc. as of December 31, 1995 and 1996 and September 30, 1997, and the related statements of earnings and retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1996 and for the nine month period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Technical Software, Inc. as of December 31, 1995 and 1996 and September 30, 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 and for the nine month period ended September 30, 1997, in conformity with generally accepted accounting principles.


                                          /s/ KPMG Peat Marwick LLP


November 14, 1997

Columbus, Ohio

                            TECHNICAL SOFTWARE, INC.

                                 BALANCE SHEETS


                                                                DECEMBER 31,
                                                          ------------------------    SEPTEMBER 30,
                                                             1995          1996           1997
                                                          ----------    ----------    -------------
                                              ASSETS
Current assets:
  Cash and cash equivalents.............................  $  304,185    $  300,633     $   185,568
  Trade accounts receivable.............................     715,627       587,054         725,158
  Other receivables.....................................      24,488        19,828           4,615
  Inventories...........................................     421,985       246,285         179,854
                                                          ----------    ----------     -----------
          Total current assets..........................   1,466,285     1,153,800       1,095,195
Property and equipment, net of accumulated
  depreciation..........................................     357,478       344,275         302,893
Other assets............................................      12,760        12,760          14,473
                                                          ----------    ----------     -----------
          Total assets..................................  $1,836,523    $1,510,835     $ 1,412,561
                                                          ==========    ==========     ===========
                               LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current portion of notes payable to banks.............  $       --    $       --     $    89,481
  Revolving lines of credit.............................     320,000       245,000              --
  Accounts payable......................................     557,697       545,345         382,202
  Accrued compensation and related benefits.............     132,845        92,676          69,155
  Other accrued expenses................................      41,990        56,943          55,848
  Deferred revenue on training and support contracts....      97,331       129,745         109,305
                                                          ----------    ----------     -----------
          Total current liabilities.....................   1,149,863     1,069,709         705,991
Notes payable to banks, excluding current portion.......          --            --          96,630
                                                          ----------    ----------     -----------
          Total liabilities.............................   1,149,863     1,069,709         802,621
                                                          ----------    ----------     -----------
Stockholder's equity:
  Common stock; no par value; 750 shares authorized; 100
     shares issued and outstanding at stated value......         500           500             500
  Retained earnings.....................................     686,160       440,626         609,440
                                                          ----------    ----------     -----------
          Total stockholder's equity....................     686,660       441,126         609,940
                                                          ----------    ----------     -----------
Commitments (Note 7 and 9)
          Total liabilities and stockholder's equity....  $1,836,523    $1,510,835     $ 1,412,561
                                                          ==========    ==========     ===========


                See accompanying notes to financial statements.

                            TECHNICAL SOFTWARE, INC.

                  STATEMENTS OF EARNINGS AND RETAINED EARNINGS


                                                                                NINE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,                SEPTEMBER 30,
                                   --------------------------------------    ------------------------
                                      1994          1995          1996          1996          1997
                                   ----------    ----------    ----------    ----------    ----------
                                                                             (UNAUDITED)
Revenues:
  Software and hardware sales..... $4,786,378    $5,426,822    $3,575,230    $2,714,032    $3,188,986
  Support revenues................    543,059       579,438       690,271       560,819       329,329
  Commission revenues.............    361,006       450,603       547,869       481,114       463,668
  Training revenues...............    717,299       480,897       453,187       368,075       438,667
  Installation, consulting and
     other revenues...............    343,856       430,771       421,995       317,813       301,053
                                   ----------    ----------    ----------    ----------    ----------
          Total revenues..........  6,751,598     7,368,531     5,688,552     4,441,853     4,721,703
                                   ----------    ----------    ----------    ----------    ----------
Costs and expenses:
  Software and hardware...........  3,009,258     3,159,819     2,161,294     1,592,746     2,169,006
  Selling and marketing...........  1,694,267     1,624,503     1,043,695       776,619       699,901
  General and administrative......  2,007,588     2,338,845     2,550,405     1,962,777     1,694,524
                                   ----------    ----------    ----------    ----------    ----------
          Total costs and
            expenses..............  6,711,113     7,123,167     5,755,394     4,332,142     4,563,431
                                   ----------    ----------    ----------    ----------    ----------
          Earnings (loss) from
            operations............     40,485       245,364       (66,842)      109,711       158,272
                                   ----------    ----------    ----------    ----------    ----------
Other income (expense):
  Interest income.................     13,874        17,429        16,404        12,702        12,464
  Interest expense................    (17,413)      (13,954)      (28,333)      (19,780)      (13,377)
  Other, net......................     51,709       (11,892)       43,237        13,912        11,455
                                   ----------    ----------    ----------    ----------    ----------
                                       48,170        (8,417)       31,308         6,834        10,542
                                   ----------    ----------    ----------    ----------    ----------
          Net earnings (loss).....     88,655       236,947       (35,534)      116,545       168,814
Distributions paid................   (118,500)      (77,000)     (210,000)     (210,000)           --
Retained earnings:
  Beginning of period.............    556,058       526,213       686,160       686,160       440,626
                                   ----------    ----------    ----------    ----------    ----------
  End of period................... $  526,213    $  686,160    $  440,626    $  592,705    $  609,440
                                   ==========    ==========    ==========    ==========    ==========


                See accompanying notes to financial statements.

                            TECHNICAL SOFTWARE, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                NINE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,                SEPTEMBER 30,
                                     -----------------------------------    --------------------------
                                       1994         1995         1996          1996           1997
                                     ---------    ---------    ---------    -----------    -----------
                                                                            (UNAUDITED)
Cash flows from operating
  activities:
  Net earnings (loss)..............  $  88,655    $ 236,947    $ (35,534)    $  116,545     $  168,814
  Adjustments to reconcile net
     earnings (loss) to net cash
     provided by (used in)
     operating activities:
       Depreciation and
          amortization.............     65,014       78,113       80,837         60,040         60,865
       Loss (gain) on sale of
          property and equipment...         --       19,308       10,498             --           (759)
       Gain on sale of investment
          securities
          available-for-sale.......    (50,287)          --      (34,110)       (12,556)            --
       Change in operating assets
          and liabilities:
          Trade accounts
            receivable.............    (97,990)    (172,321)     128,573        262,569       (138,104)
          Other receivables........    (76,881)      52,393        4,660          5,241         15,213
          Inventories..............   (109,833)     (66,998)     175,700        156,786         66,431
          Other assets.............    (10,179)      11,179           --             --         (1,713)
          Accounts payable.........    174,522     (131,186)     (12,352)      (386,396)      (163,143)
          Accrued compensation and
            related benefits.......     21,566       55,053      (40,169)       (53,827)       (23,521)
          Other accrued expenses...      9,800       14,298       14,953         (3,535)        (1,095)
          Deferred revenue.........     68,074       29,257       32,414          6,134        (20,440)
                                     ---------    ---------    ---------    -----------    -----------
            Net cash provided by
               (used in) operating
               activities..........     82,461      126,043      325,470        151,001        (37,452)
                                     ---------    ---------    ---------    -----------    -----------
Cash flows from investing
  activities:
  Purchases of property and
     equipment.....................   (110,642)    (228,429)     (78,132)       (74,947)       (18,724)
  Proceeds from sale of investment
     securities
     available-for-sale............    149,037           --      233,360        101,806             --
  Purchases of investment
     securities
     available-for-sale............         --           --     (199,250)      (199,250)            --
                                     ---------    ---------    ---------    -----------    -----------
            Net cash provided by
               (used in) investing
               activities..........     38,395     (228,429)     (44,022)      (172,391)       (18,724)
                                     ---------    ---------    ---------    -----------    -----------
Cash flows from financing
  activities:
  Proceeds from notes payable to
     banks.........................         --           --           --             --        226,498
  Repayments on notes payable to
     banks.........................         --           --           --             --        (40,387)
  Net borrowings (repayments) under
     revolving lines of credit.....    (35,000)     185,000      (75,000)       235,000       (245,000)
  Distributions paid...............   (118,500)     (77,000)    (210,000)      (210,000)            --
                                     ---------    ---------    ---------    -----------    -----------
            Net cash provided by
               (used in) financing
               activities..........   (153,500)     108,000     (285,000)        25,000        (58,889)
                                     ---------    ---------    ---------    -----------    -----------
Increase (decrease) in cash and
  cash equivalents.................    (32,644)       5,614       (3,552)         3,610       (115,065)
Cash and cash
  equivalents -- beginning of
  period...........................    331,215      298,571      304,185        304,185        300,633
                                     ---------    ---------    ---------    -----------    -----------
Cash and cash equivalents -- end of
  period...........................  $ 298,571    $ 304,185    $ 300,633     $  307,795     $  185,568
                                     =========    =========    =========      =========      =========
Supplemental disclosures of cash
  flow information:
  Cash paid for interest...........  $  17,413    $  13,954    $  28,333     $   19,780     $   13,377
                                     =========    =========    =========      =========      =========


                See accompanying notes to financial statements.

                            TECHNICAL SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

            DECEMBER 31, 1994, 1995 AND 1996 AND SEPTEMBER 30, 1997


(1)  DESCRIPTION OF BUSINESS

     Technical Software, Inc. (the Company) provides computer-aided engineering software, training, support, and consulting services. The Company serves various customers including manufacturers, architects, consulting engineers and designers. In addition, the Company works with schools to provide teachers with the tools to teach computer-aided design.

     The Company is an S corporation that was incorporated in the state of Ohio in 1983. It is headquartered in Cleveland, Ohio.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Unaudited Interim Financial Information


     The financial statements for the nine months ended September 30, 1996 are unaudited; however, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim periods have been included. The results for the interim periods are not necessarily indicative of results to be achieved for the full fiscal year.


  (b) Cash and Cash Equivalents


     Cash equivalents of approximately $300,000 at December 31, 1995 and 1996 consist of money market funds and a certificate of deposit with an initial term of less than three months. Use of the Company's cash equivalents was restricted under the Company's lines of credit (see Note 4). Cash equivalents of approximately $100,000 at September 30, 1997 consists of money market funds whose use is not restricted. Changes in the net unrealized holding gains and losses are included as a separate component of stockholders equity. For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.


  (c) Inventories

     Inventories, which consist of purchased software and computer hardware, are stated at the lower of cost or market, and cost is determined by the first-in, first-out (FIFO) method.

  (d) Investment Securities


     The Company classifies its investment securities as available-for-sale and records them at fair value. At December 31, 1995 and 1996 and September 30, 1997, the Company held no investment securities. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.


  (e) Property and Equipment

     Property and equipment are stated at cost. Depreciation on office equipment and furniture and fixtures is calculated on the straight-line method over the estimated useful lives of the assets which range from 5 to 15 years. Leasehold improvements are amortized on the straight-line method over the shorter of the lease term or estimated useful life of the asset.

  (f) Income Taxes

     The Company has elected by consent of its stockholder to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal or state income taxes on its taxable income. Instead, the stockholder is liable for federal and state income taxes on the

                            TECHNICAL SOFTWARE, INC.

Company's taxable income. Accordingly, these financial statements do not contain a provision for income taxes.

  (g) Revenue Recognition

     Revenue from software and computer hardware sales is recognized when the product is shipped or upon customer acceptance in instances where the software or computer hardware is to be installed at the customer location. The Company allows its customers to return product for exchange or credit subject to certain limitations.

     Commission revenues are recognized when earned, and revenues from training, installation, consulting and other services are recognized when the related services are performed. Revenues from prepaid customer support agreements are recognized ratably over the life of the support agreement.

  (h) Product Rebates and Marketing Funds

     Primary suppliers of the Company provide various incentives for promoting and marketing their product offerings. The funds received are based on the purchases or sales of the suppliers' products or upon performance of certain advertising and other market development activities. Rebates are recorded as a reduction of the cost of software and hardware when received. Marketing funds are recorded as a reduction of selling and marketing expenses when earned.

  (i) Fair Value of Financial Instruments


     The fair value of the Company's notes payable are estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities by the Company's bankers. The carrying value of the Company's notes payable approximates fair value.



     The carrying value of the Company's other financial instruments approximates fair value due to the short maturity of those instruments.


  (j) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(3)  PROPERTY AND EQUIPMENT


     Net property and equipment is comprised of the following at:



                                                      DECEMBER 31,
                                                 -----------------------     SEPTEMBER 30,
                                                   1995          1996            1997
                                                 ---------     ---------     -------------
        Office equipment.......................  $ 385,773     $ 389,663       $ 408,135
        Furniture and fixtures.................     62,667        62,667          62,667
        Leasehold improvements.................     48,044        58,797          58,797
                                                 ---------     ---------       ---------
                                                   496,484       511,127         529,599
        Less accumulated depreciation and
          amortization.........................   (139,006)     (166,852)       (226,706)
                                                 ---------     ---------       ---------
                                                 $ 357,478     $ 344,275       $ 302,893
                                                 =========     =========       =========

                            TECHNICAL SOFTWARE, INC.

(4)  REVOLVING LINES OF CREDIT


     During 1997, the Company established a line of credit with a bank that enables it to borrow up to $340,000 at 0.5% above prime (8.5% at September 30, 1997). At September 30, 1997, there were no borrowings outstanding on the line and the Company had borrowing availability under the line of $340,000.



     During 1995 and 1996, the Company had two revolving lines of credit with banks that enabled it to borrow up to $850,000 at interest rates ranging from 1.5% above the banks' short-term investment rate to 0.5% above prime, subject to certain restrictions and borrowing levels as defined in the agreements. The weighted-average interest rate charged on both lines of credit at December 31, 1995 and 1996 was 6.6%. The lines of credit, which were secured by the Company's cash equivalents and guaranteed by the Company's president and stockholder, matured in 1997.



(5)  NOTES PAYABLE



     Notes payable at September 30, 1997 consist of the following:



Note payable to bank in monthly installments of $6,699, including fixed interest at 9.22%, through February 15, 2000. ...........................................  $173,757
Note payable to bank in monthly installments of $457, including fixed interest at
  9.0%, through January 31, 1999; secured by certain equipment of the Company. ...     6,858
Note payable to bank in monthly installments of $300, including variable interest at 1.0% above prime, through May 9, 1999; secured by certain equipment of the
  Company. .......................................................................     5,496
                                                                                    --------
                                                                                     186,111
Less current portion..............................................................    89,481
                                                                                    --------
                                                                                    $ 96,630
                                                                                    ========

Notes payable at September 30, 1997 are scheduled to be repaid as follows:

Three months ended December 31, 1997..............................................  $ 18,217
Year ended December 31, 1998......................................................    78,745
Year ended December 31, 1999......................................................    75,766
Year ended December 31, 2000......................................................    13,383
                                                                                    --------
Total.............................................................................  $186,111
                                                                                    ========



(6)  EMPLOYEE RETIREMENT BENEFIT PLAN



     The Company has a 401(k) plan that covers all employees having attained six months of service and being at least 20 1/2 years old, with an annual entry date on January 1. Employees are eligible to make voluntary contributions to the plan of up to 15% of their earnings. The Company matches 10% of the employee contributions. For 1994, 1995 and 1996, the Company's match was $13,733, $11,540 and $16,801, respectively. For the nine month period ended September 30, 1997, the Company's match was $11,059.



     The Plan also has a discretionary flat-dollar contribution which is at the discretion of the Board of Directors. There were no discretionary flat-dollar contributions in 1994, 1995 or 1996 and the nine month period ended September 30, 1997.

                            TECHNICAL SOFTWARE, INC.

(7)  COMMITMENTS



     The Company has entered into noncancelable operating leases covering its office and warehouse facilities and certain equipment. The Company's office and warehouse facilities lease, which is guaranteed by the Company's president and stockholder, has an original term expiring February 28, 2003. During July 1997, the Company exercised a cancellation provision in the lease agreement.


     Minimum future annual rental payments under noncancelable operating leases having original terms in excess of one year are as follows:


                Three months ended December 31, 1997...............  $ 2,297
                Year ended December 31, 1998.......................    7,688
                Year ended December 31, 1999.......................    4,692
                Year ended December 31, 2000.......................    4,692
                Year ended December 31, 2001.......................    4,692
                Year ended December 31, 2002.......................    1,564
                                                                     -------
                                                                     $25,625
                                                                     =======



     Total rental expense under operating leases approximated $171,000, $159,000, $170,000 and $128,000 in 1994, 1995, 1996, and the nine months ended
September 30, 1997, respectively.



(8)  MAJOR SUPPLIERS AND CUSTOMERS



     The Company's business is dependent in large measure upon its relationship with key suppliers since a substantial portion of the Company's revenue is derived from the sales of the products of such key suppliers. Approximately 70%, 59%, 50% and 68% of the Company's software and hardware sales for 1994, 1995, 1996 and the nine month period ended September 30, 1997, respectively, were derived from products supplied by the Company's two largest suppliers. Although the Company does not anticipate any contractual changes with its suppliers, termination of or a material change to the Company's agreements with these suppliers, or an insufficient or interrupted supply of suppliers' products would have a material adverse effect on the Company's business.



     The Company sells its products to a large base of corporate customers throughout the United States. The concentration of credit risk with respect to the Company's unsecured trade receivables is considered to be limited because the Company closely monitors the credit worthiness of its customers. For the years ended December 31, 1994, 1995 and 1996 and the nine month period ended September 30, 1997, one customer accounted for approximately 9%, 13%, 10%, and 4% of total revenues, respectively. This customer accounts for 7%, 17%, and 3% of trade accounts receivable at December 31, 1995 and 1996 and September 30, 1997, respectively.



(9)  PROPOSED BUSINESS COMBINATION


     On May 5, 1997, the Company entered into letter of intent with Universal Document Management Systems, Inc. ("UDMS") whereby UDMS will acquire the outstanding common stock of the Company in conjunction with a proposed initial public offering of common stock of UDMS. The Company has committed to give a bonus to certain employees of the Company having an aggregate value of $100,000 upon consummation of the acquisition. Final terms have yet to be determined.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Synergis Technologies, Inc.:


     We have audited the accompanying balance sheets of Synergis Technologies, Inc. as of September 30, 1996 and 1997, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Synergis Technologies, Inc. as of September 30, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 1997, in conformity with generally accepted accounting principles.


                                          /s/ KPMG Peat Marwick LLP


December 4, 1997


Philadelphia, PA

                          SYNERGIS TECHNOLOGIES, INC.

                                 BALANCE SHEETS


                                                                            SEPTEMBER 30,
                                                                      -------------------------
                                                                         1996           1997
                                                                      ----------     ----------
                                            ASSETS
Current assets:
  Cash and cash equivalents.........................................  $  282,000     $  207,000
  Trade accounts receivable, net of allowances of $20,000 in 1996
     and 1997.......................................................     545,000      1,007,000
  Other receivables.................................................       4,000         24,000
  Inventories.......................................................     360,000        105,000
  Prepaid expenses and other current assets.........................      24,000         27,000
                                                                      ----------     ----------
          Total current assets......................................   1,215,000      1,370,000
Capitalized software development costs, net of accumulated
  amortization......................................................          --        171,000
Property and equipment, net of accumulated depreciation.............     170,000        180,000
Other assets........................................................       9,000          9,000
                                                                      ----------     ----------
          Total assets..............................................  $1,394,000     $1,730,000
                                                                      ==========     ==========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Long-term debt, current installments..............................  $   19,000     $   18,000
  Accounts payable and accrued expenses.............................     513,000        870,000
  Customer deposits.................................................      68,000         77,000
  Deferred revenue..................................................     129,000         61,000
                                                                      ----------     ----------
Total current liabilities...........................................     729,000      1,026,000
Long-term debt, excluding current installments......................     104,000         81,000
                                                                      ----------     ----------
          Total liabilities.........................................     833,000      1,107,000
Commitments and Contingencies (note 7 and 10)

Shareholders' equity:
  Common stock, .01 par value, authorized 200,000 shares; 90,000
     issued and outstanding at September 30, 1996 and 1997..........       1,000          1,000
  Additional paid-in capital........................................      39,000         39,000
  Retained earnings.................................................     521,000        583,000
                                                                      ----------     ----------
          Total shareholders' equity................................     561,000        623,000
                                                                      ----------     ----------
          Total liabilities and shareholders' equity................  $1,394,000     $1,730,000
                                                                      ==========     ==========


                See accompanying notes to financial statements.

                          SYNERGIS TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS


                                                                  YEARS ENDED SEPTEMBER 30,
                                                             ------------------------------------
                                                                1995         1996         1997
                                                             ----------   ----------   ----------
Revenues:
  Systems, hardware and installation.......................  $  697,000   $  857,000   $1,230,000
  Software.................................................   1,593,000    3,229,000    4,200,000
  Service, consulting, and other...........................     899,000      813,000      917,000
                                                             ----------   ----------   ----------
          Total revenues...................................   3,189,000    4,899,000    6,347,000
                                                             ----------   ----------   ----------
Costs and expenses:
  Hardware and software....................................   2,052,000    3,195,000    4,410,000
  Selling and marketing....................................     383,000      581,000      855,000
  Research and development.................................      33,000      237,000      128,000
  General and administrative...............................     610,000      729,000      853,000
                                                             ----------   ----------   ----------
Total costs and expenses...................................   3,078,000    4,742,000    6,246,000
                                                             ----------   ----------   ----------
Operating income...........................................     111,000      157,000      101,000
                                                             ----------   ----------   ----------
Other income (expense):
  Interest expense, net....................................     (21,000)      (8,000)      (2,000)
  Other, net...............................................      19,000        9,000        7,000
                                                             ----------   ----------   ----------
                                                                 (2,000)       1,000        5,000
                                                             ----------   ----------   ----------
Net income.................................................  $  109,000   $  158,000   $  106,000
                                                             ==========   ==========   ==========


                See accompanying notes to financial statements.

                          SYNERGIS TECHNOLOGIES, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY


                                                  COMMON STOCK     ADDITIONAL                  TOTAL
                                                 ---------------    PAID-IN     RETAINED   SHAREHOLDERS'
                                                 SHARES   AMOUNT    CAPITAL     EARNINGS      EQUITY
                                                 ------   ------   ----------   --------   -------------
Balances at September 30, 1994.................  90,000   $1,000    $ 39,000    $334,000     $ 374,000
Dividends......................................      --       --          --     (34,000)      (34,000)
Net income.....................................      --       --          --     109,000       109,000
                                                 ------    -----     -------    --------      --------
Balances at September 30, 1995.................  90,000    1,000      39,000     409,000       449,000
Dividends......................................      --       --          --     (46,000)      (46,000)
Net income.....................................      --       --          --     158,000       158,000
                                                 ------    -----     -------    --------      --------
Balances at September 30, 1996.................  90,000    1,000      39,000     521,000       561,000
Dividends......................................      --       --          --     (44,000)      (44,000)
Net income.....................................      --       --          --     106,000       106,000
                                                 ------    -----     -------    --------      --------
Balances at September 30, 1997.................  90,000   $1,000    $ 39,000    $583,000     $ 623,000
                                                 ======    =====     =======    ========      ========


                See accompanying notes to financial statements.

                          SYNERGIS TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS


                                                                YEARS ENDED SEPTEMBER 30,
                                                          -------------------------------------
                                                            1995          1996          1997
                                                          ---------     ---------     ---------
Cash flows from operating activities:
  Net income............................................  $ 109,000     $ 158,000     $ 106,000
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
     Depreciation and amortization......................    149,000       116,000       114,000
     Loss (gain) on disposition of property and
       equipment........................................      4,000            --        (3,000)
     Changes in operating assets and liabilities:
       Trade accounts receivable........................    273,000      (273,000)     (462,000)
       Other receivables................................     (1,000)       (3,000)      (20,000)
       Inventories......................................   (315,000)       76,000       191,000
       Prepaid expenses and other assets................      8,000       (13,000)       (3,000)
       Accounts payable and accrued
          expenses......................................    189,000        26,000       357,000
       Deferred revenue.................................     12,000        52,000       (68,000)
       Customer deposits................................     85,000       (37,000)        9,000
                                                          ---------     ---------     ---------
          Net cash provided by operating activities.....    513,000       102,000       221,000
                                                          ---------     ---------     ---------
Cash flows from investing activities:
  Capitalized software development costs................         --            --      (181,000)
  Purchases of property and equipment...................    (50,000)      (92,000)      (50,000)
  Proceeds from sale of property and equipment..........         --            --         3,000
                                                          ---------     ---------     ---------
          Net cash used in investing activities.........    (50,000)      (92,000)     (228,000)
                                                          ---------     ---------     ---------
Cash flows from financing activities:
  Repayments under revolving line of credit.............   (105,000)           --            --
  Principal repayments of long-term debt................    (60,000)      (15,000)      (28,000)
  Proceeds from borrowings..............................         --            --         4,000
  Principal payments on capital lease obligations.......     (2,000)           --            --
  Dividends.............................................    (34,000)      (46,000)      (44,000)
                                                          ---------     ---------     ---------
          Net cash used in financing activities.........   (201,000)      (61,000)      (68,000)
                                                          ---------     ---------     ---------
Net increase (decrease) in cash and cash equivalents....    262,000       (51,000)      (75,000)
Cash and cash equivalents, beginning of period..........     71,000       333,000       282,000
                                                          ---------     ---------     ---------
Cash and cash equivalents, end of period................  $ 333,000     $ 282,000     $ 207,000
                                                          =========     =========     =========
Cash paid during the period for interest................  $  21,000     $  12,000     $  11,000
                                                          =========     =========     =========


                See accompanying notes to financial statements.

                          SYNERGIS TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          SEPTEMBER 30, 1996 AND 1997


(1)  DESCRIPTION OF BUSINESS

     Synergis Technologies, Inc. is a provider of AutoCAD-based integrated systems and document management software and solutions primarily through Autodesk software products. The Company also provides maintenance support and customer training for its installed products.

     Synergis is headquartered in Quakertown, PA and has offices and training centers in Blue Bell and York, PA to supplement its selling efforts primarily to customers in the Mid-Atlantic region.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

  Inventories

     Inventories are stated at the lower of cost or market, and cost is determined by the average cost method which approximates first-in, first-out
(FIFO) method. Vendor rebates are recorded as a reduction in the cost of the related software products and are allocated to cost of sales when the related product is sold.

  Capitalized Software Development Costs


     The Company accounts for software development costs in accordance with the provisions of Statement of Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. Costs incurred in designing and developing computer software products are expensed as research and development until technological feasibility has been established. Upon the achievement of technological feasibility, software development costs are capitalized and subsequently reported at the lower of unamortized cost or net realizable value.


     Annual amortization expense is the greater of the amount computed, using the ratio of the current year's revenues to the total of current and anticipated future revenues, or the straight-line method over the remaining economic life of the software, which does not exceed three years.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line or accelerated method over the estimated useful lives of the assets. Leasehold improvements and equipment held under

                          SYNERGIS TECHNOLOGIES, INC.

capital leases are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. The estimated useful lives are as follows:

                Computer equipment..................................  3 years
                Furniture and fixtures..............................  5 years
                Automobiles.........................................  5 years
                Equipment held under capital leases.................  5 years

  Income Taxes

     The Company has elected by consent of its shareholders to be taxed under the provisions of Subchapter S for federal and state income tax purposes. Under those provisions, the Company does not pay corporate income taxes on its taxable income. Instead, the shareholders are liable for individual income taxes on the Company's taxable income. Accordingly, these financial statements do not contain a provision for income taxes.

  Revenue Recognition

     Revenues from software and computer hardware sales are recognized when the product is shipped or upon customer acceptance in instances where the software and computer hardware is to be installed at the customer location. Revenues from consulting, training or other services are recognized as the related services are performed.

     Revenues from prepaid customer support agreements are deferred and recognized based upon contractual hour utilization by the customer under the support agreement. The Company offered hardware maintenance contracts prior to 1995, which were generally for a one-year period with revenue recognized ratably over the life of the agreement.

  Supplemental Cash Flow Information


     Inventory of $64,000 and $17,000 on hand at September 30, 1996 and 1995 was capitalized as computer equipment and peripherals in 1997 and 1996, respectively. In 1996, the Company acquired assets valued at $15,000 under an installment purchase agreement.



  Product Warranties


     The Company does not provide product warranties beyond the warranties provided by the manufacturers. Accordingly, there is no warranty expense or reserve reflected in the accompanying financial statements.

  Advertising and Marketing Costs


     The Company expenses all advertising and marketing costs as incurred. Total expenses incurred net of supplier co-op advertising credits, were $3,000, $38,000, and $239,000 for the years ended September 30, 1995, 1996, and 1997, respectively.


(3)  CAPITALIZED SOFTWARE DEVELOPMENT COSTS


     Amortization of capitalized software development costs amounted to $25,000, $25,000, and $10,000 for the years ended September 30, 1995, 1996, and 1997, respectively. Capitalized costs for a prior product were fully amortized at September 30, 1996. In January 1997, the Company determined that technological feasibility had been reached for a document management software project, NFM(3), and accordingly began capitalizing development costs totaling $181,000 through July 1997. Amortization commenced in July 1997 when the software was available for general release.

                          SYNERGIS TECHNOLOGIES, INC.

(4)  PROPERTY AND EQUIPMENT

     Net property and equipment is comprised of the following:


                                                                    1996        1997
                                                                  --------    --------
        Computer equipment.....................................   $410,000    $475,000
        Furniture and fixtures.................................    149,000     138,000
        Automobiles............................................     29,000      29,000
        Leasehold improvements.................................      2,000      22,000
                                                                  --------    --------
                                                                   590,000     664,000
        Less: accumulated depreciation and amortization........    420,000     484,000
                                                                  --------    --------
                                                                  $170,000    $180,000
                                                                  ========    ========


(5)  LONG-TERM DEBT


     The Company has available a $350,000 working capital line of credit bearing interest at prime plus 1/2% (9% at September 30, 1997), which is renewable annually and expires on March 1, 1998. The terms of the credit facility provide that substantially all Company assets are pledged as collateral to secure the borrowings, and that such borrowings are also personally guaranteed by the primary shareholder and his spouse. No borrowings were outstanding at September 30, 1997.


     Long-term debt is comprised of the following:


                                                                    1996        1997
                                                                  --------    --------
        10% unsecured note payable to principal shareholder, due
          September 30, 2002....................................  $110,000    $ 91,000
        7.95% transportation equipment note payable in monthly
          installments of principal and interest of $465 through
          April 1999............................................    13,000       8,000
                                                                  --------    --------
                                                                   123,000      99,000
        Less current portion....................................    19,000      18,000
                                                                  --------    --------
                                                                  $104,000    $ 81,000
                                                                  ========    ========



     Interest expense on all debt was $21,000, $12,000, and $11,000 for the years ended September 30, 1995, 1996, and 1997, respectively, including $17,000, $12,000, and $10,000 to the Company's principal shareholder. The note to the principal shareholder is repayable immediately and in full in the event of a change of control of the Company.


(6)  INCOME TAXES

  Tax Escrow


     The Company has elected to retain a September 30 year end rather than change to a calendar year end. Pursuant to Internal Revenue Code regulations, the Company is required to make tax escrow payments in amounts necessary to compensate for the deferral of income recognition. Escrow payments totaling $10,000 at September 30, 1997 are classified as deposits and are refundable upon change to a calendar year end or conversion to a C corporation.

                          SYNERGIS TECHNOLOGIES, INC.

(7)  COMMITMENTS



     The Company has entered into noncancelable operating leases covering its office and training facilities and certain equipment. Rent expense amounted to $67,000, $73,000, and $108,000 for the years ended September 30, 1995, 1996, and
1997, respectively. Future minimum payments under the leases at September 30, 1997 are as follows:



                Years ending September 30:
                  1998............................................  $112,000
                  1999............................................   109,000
                  2000............................................   109,000
                  2001............................................    63,000
                  2002 and thereafter.............................    13,000
                                                                    --------
                          Total minimum lease payments............  $406,000
                                                                    ========



     In connection with one leased training facility, a $17,000 irrevocable letter of credit has been issued, with a January 31, 1999 expiration date.



     The Company has employment agreements with certain members of management. These agreements contain provisions for salary continuation payments (aggregating approximately $220,000 at September 30, 1997 if all such employees are terminated without cause.


(8)  SIGNIFICANT CUSTOMERS AND SUPPLIERS


     For the years ended September 30, 1995, 1996, and 1997, no customers accounted for greater than 10% of total revenues.



     In 1995, 1996, and 1997, the Company purchased approximately $1,649,000, $1,616,000, and $1,443,000, respectively, from a principal software supplier, net of rebates of $53,000 in 1995, $412,000 in 1996, and $44,000 in 1997, of
which $0, $181,000, and $0 remains allocated as a reduction of inventory at September 30, 1995, 1996 and 1997, respectively. This vendor accounted for approximately 51% and 82% of accounts payable and accrued expenses at September 30, 1996 and 1997, respectively.



     The Company has certain minimum total volume commitments which are required to be achieved to maintain certain Autodesk dealer authorizations. Furthermore Autodesk may revoke the Company's certification as a value added reseller with or without cause upon 30 to 90 days notice.



     The Company has entered into a licensing agreement with a software developer for the use of licensed software in one of its products. Royalty expense was $3,000, $6,000, and $13,000 for the years ended September 30, 1995, 1996, and 1997, respectively.


(9)  EMPLOYEE BENEFIT PLAN


     The Company has a defined contribution plan for its eligible employees who have completed 12 months of service. Under the plan, the Company matches 20% of the employee's first $4,000 contribution. Company contributions amounted to $9,000, $6,000, and $10,000 for the years ended September 30, 1995, 1996, and
1997, respectively. Any additional contributions to the profit sharing plan are based solely on the discretion of the Board of Directors. There were no discretionary profit sharing contributions for the years ended September 30, 1995, 1996, and 1997.

                          SYNERGIS TECHNOLOGIES, INC.

(10)  CONTINGENCIES


     On May 9, 1997, the Company entered into a letter of intent with Universal Document Management Systems, Inc.("UDMS") whereby UDMS will acquire the outstanding common stock of the Company in conjunction with a proposed initial public offering of common stock of UDMS.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Mid-West CAD, Inc.:


     We have audited the accompanying balance sheets of Mid-West CAD, Inc. as of December 31, 1995 and 1996 and September 30, 1997, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996 and the nine-month period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mid-West CAD, Inc. as of December 31, 1995 and 1996 and September 30, 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 and the nine-month period ended September 30, 1997, in conformity with generally accepted accounting principles.


                                          /s/ KPMG PEAT MARWICK LLP


November 14, 1997

Kansas City, Missouri

                               MID-WEST CAD, INC.

                                 BALANCE SHEETS

                 DECEMBER 31, 1995, 1996 AND SEPTEMBER 30, 1997



                                                               DECEMBER 31,          SEPTEMBER 30,
                                                           ---------------------     -------------
                                                             1995         1996           1997
                                                           --------     --------     -------------
                                              ASSETS
Current assets:
  Cash...................................................  $127,712     $ 47,631       $ 153,268
  Trade accounts receivable..............................   265,131      216,137         231,473
  Other receivables......................................    17,002       25,353          37,566
  Income tax receivable..................................        --        6,748              --
  Inventories............................................   370,309      147,140         144,420
  Prepaid expenses and other.............................     3,987        7,668          14,557
                                                           --------     --------       ---------
          Total current assets...........................   784,141      450,677         581,284
Property and equipment, net of accumulated
  depreciation...........................................   104,301      197,090         166,460
Other assets.............................................    10,528       11,577          12,297
                                                           --------     --------       ---------
                                                           $898,970     $659,344       $ 760,041
                                                           ========     ========       =========
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable, current installments....................  $ 11,950     $ 14,798       $  12,275
  Accounts payable.......................................   371,350      129,346         238,781
  Accrued expenses.......................................   124,326      124,695          74,625
  Accrued income taxes payable...........................    18,571           --             145
  Deferred revenue on support contracts..................    79,576       82,796          98,108
                                                           --------     --------       ---------
          Total current liabilities......................   605,773      351,635         423,934
Deferred income taxes....................................    11,972       22,131          29,640
Notes payable, excluding current installments............    11,489       16,183           7,143
                                                           --------     --------       ---------
          Total liabilities..............................   629,234      389,949         460,717
                                                           --------     --------       ---------
Stockholders' equity:
  Common stock, $1.00 par value; authorized 30,000
     shares, 9,945 issued and outstanding at December 31,
     1995 and 1996 and 10,161 at September 30, 1997......     9,945        9,945          10,161
  Additional paid-in capital.............................    32,202       34,149          33,933
  Retained earnings......................................   227,589      225,301         255,230
                                                           --------     --------       ---------
          Total stockholders' equity.....................   269,736      269,395         299,324
Commitments and contingencies
                                                           --------     --------       ---------
                                                           $898,970     $659,344       $ 760,041
                                                           ========     ========       =========


                See accompanying notes to financial statements.

                               MID-WEST CAD, INC.

                            STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

         AND NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED) AND 1997



                                                                                 NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                       ------------------------------------   -----------------------
                                          1994         1995         1996         1996         1997
                                       ----------   ----------   ----------   ----------   ----------
                                                                              (UNAUDITED)
Revenues:
  Systems sales......................  $1,153,324   $1,380,233   $1,214,688   $  854,456   $  512,758
  Software sales.....................     880,408    1,294,005    1,282,148      878,473    1,324,895
  Support, consulting and other
     revenues........................     573,359      709,763      868,562      635,480      639,706
                                       ----------   ----------   ----------   ----------   ----------
          Total revenues.............   2,607,091    3,384,001    3,365,398    2,368,409    2,477,359
                                       ----------   ----------   ----------   ----------   ----------
Costs and expenses:
  Hardware and software..............   1,617,674    1,893,032    1,883,029    1,301,342    1,386,223
  Other client services..............     356,585      442,929      514,608      384,203      407,903
  Selling and marketing..............     424,166      726,115      711,566      507,496      450,255
  General and administrative.........     230,302      218,557      251,881      186,898      189,698
                                       ----------   ----------   ----------   ----------   ----------
          Total costs and expenses...   2,628,727    3,280,633    3,361,084    2,379,939    2,434,079
                                       ----------   ----------   ----------   ----------   ----------
          Operating income (loss)....     (21,636)     103,368        4,314      (11,530)      43,280
                                       ----------   ----------   ----------   ----------   ----------
Other income (expense), net:
  Interest income....................         797        1,177          876          496        1,048
  Interest expense...................      (1,019)      (1,596)      (5,756)      (4,929)      (1,435)
  Gain on sale of equipment..........         298        2,000        2,472        2,500           --
                                       ----------   ----------   ----------   ----------   ----------
          Total other income
            (expense), net...........          76        1,581       (2,408)      (1,933)        (387)
                                       ----------   ----------   ----------   ----------   ----------
          Income (loss) before income
            taxes....................     (21,560)     104,949        1,906      (13,463)      42,893
Income tax expense (benefit).........      (5,642)      31,613        4,194       (2,423)      12,964
                                       ----------   ----------   ----------   ----------   ----------
          Net income (loss)..........  $  (15,918)  $   73,336   $   (2,288)  $  (11,040)  $   29,929
                                       ==========   ==========   ==========   ==========   ==========


                See accompanying notes to financial statements.

                               MID-WEST CAD, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                    AND NINE MONTHS ENDED SEPTEMBER 30, 1997



                                                  COMMON STOCK     ADDITIONAL                  TOTAL
                                                ----------------    PAID-IN     RETAINED   STOCKHOLDERS'
                                                SHARES   AMOUNT     CAPITAL     EARNINGS      EQUITY
                                                ------   -------   ----------   --------   -------------
Balances at January 1, 1994...................   9,811   $ 9,811    $ 27,973    $170,171     $ 207,955
Net loss......................................      --        --          --     (15,918)      (15,918)
                                                ------   -------    --------    --------     ---------
Balances at December 31, 1994.................   9,811     9,811      27,973     154,253       192,037
Issuances of common stock.....................     134       134       2,282          --         2,416
Compensation expense for employee stock
  award.......................................      --        --       1,947          --         1,947
Net income....................................      --        --          --      73,336        73,336
                                                ------   -------    --------    --------     ---------
Balances at December 31, 1995.................   9,945     9,945      32,202     227,589       269,736
Compensation expense for employee stock
  award.......................................      --        --       1,947          --         1,947
Net loss......................................      --        --          --      (2,288)       (2,288)
                                                ------   -------    --------    --------     ---------
Balances at December 31, 1996.................   9,945     9,945      34,149     225,301       269,395
Issuances of common stock in connection with
  employee stock plan.........................     216       216        (216)         --            --
Net income....................................      --        --          --      29,929        29,929
                                                ------   -------    --------    --------     ---------
Balances at September 30, 1997................  10,161   $10,161    $ 33,933    $255,230     $ 299,324
                                                ======   =======    ========    ========     =========


                See accompanying notes to financial statements.

                               MID-WEST CAD, INC.

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

         AND NINE-MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED) AND 1997



                                                                               NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                          ---------------------------------   --------------------
                                            1994        1995        1996        1996        1997
                                          ---------   ---------   ---------   ---------   --------
                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...................... $ (15,918)  $  73,336   $  (2,288)  $ (11,040)  $ 29,929
  Adjustments to reconcile net income
     (loss) to net cash from operating
     activities:
       Depreciation and amortization.....    48,564      44,615      52,047      36,999     43,758
       Gain on sale of equipment.........      (298)     (2,000)     (2,472)     (2,500)        --
       Deferred income taxes.............       588       5,293      10,159       7,619      7,509
       Compensation expense from issuance
          of common stock and employee
          stock award....................        --       4,363       1,947       1,460         --
       Increase in cash surrender
          value..........................      (993)     (1,022)     (1,049)       (787)      (820)
       Changes in assets and liabilities:
          Trade accounts receivable......    91,251      26,453      48,994    (101,902)   (15,336)
          Other receivables..............    (3,865)     16,138      (8,351)     (8,733)   (12,213)
          Inventories....................    54,262    (228,784)    223,169    (100,145)     2,720
          Prepaid expenses and other.....       612      (1,882)     (3,681)     (6,182)    (6,789)
          Income taxes receivable
            (payable)....................    (9,772)     28,343     (25,319)    (21,276)     6,893
          Accounts payable and accrued
            expenses.....................  (151,278)    208,706    (241,635)    247,953     59,365
          Deferred revenue on support
            contracts....................     1,707      (6,688)      3,220      (2,834)    15,312
                                          ---------   ---------   ---------   ---------   --------
            Net cash from operating
               activities................    14,860     166,871      54,741      38,632    130,328
                                          ---------   ---------   ---------   ---------   --------
Cash flows from investing activities:
  Purchases of property and equipment....   (44,242)    (66,780)   (145,276)   (132,143)   (13,128)
  Proceeds from sales of property and
     equipment...........................        --       2,000       2,912       2,912         --
                                          ---------   ---------   ---------   ---------   --------
            Net cash from investing
               activities................   (44,242)    (64,780)   (142,364)   (129,231)   (13,128)
                                          ---------   ---------   ---------   ---------   --------
Cash flows from financing activities:
  Proceeds from issuance of long-term
     debt................................    20,000      16,632      61,666      61,666         --
  Principal repayments of long-term
     debt................................    (8,371)     (8,193)    (54,124)     (5,863)   (11,563)
                                          ---------   ---------   ---------   ---------   --------
            Net cash from financing
               activities................    11,629       8,439       7,542      55,803    (11,563)
                                          ---------   ---------   ---------   ---------   --------
            Net increase (decrease) in
               cash and cash
               equivalents...............   (17,753)    110,530     (80,081)    (34,796)   105,637
Cash and cash equivalents, beginning of
  period.................................    34,935      17,182     127,712     127,712     47,631
                                          ---------   ---------   ---------   ---------   --------
Cash and cash equivalents, end of
  period................................. $  17,182   $ 127,712   $  47,631   $  92,916   $153,268
                                          =========   =========   =========   =========   ========
Cash paid during the period for
  interest............................... $   1,019   $   1,596   $   5,756   $   4,929   $  1,435
                                          =========   =========   =========   =========   ========
Cash paid (received) for income taxes,
  net of refunds......................... $   3,542   $  (1,121)  $  18,125   $  11,064   $ (1,438)
                                          =========   =========   =========   =========   ========


                See accompanying notes to financial statements.

                               MID-WEST CAD, INC.

                         NOTES TO FINANCIAL STATEMENTS

                      DECEMBER 31, 1994, 1995 AND 1996 AND


                    SEPTEMBER 30, 1996 (UNAUDITED) AND 1997


(1)  DESCRIPTION OF BUSINESS

     Mid-West CAD, Inc. (the Company) principally purchases and sells computer-aided design (CAD) system software as well as related component hardware and parts. The Company is an Autodesk value-added reseller, mainly serving the state of Missouri and certain areas of Kansas and focusing primarily upon mid-size companies in the manufacturing and engineering sector. The Company also provides consulting, training and maintenance support.

(2)  INTERIM FINANCIAL STATEMENT PRESENTATION


     The financial statements for the nine month period ended September 30, 1996 included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.



     In the opinion of management, the accompanying unaudited financial statements include all adjustments (consisting of only normal recurring accruals) necessary to present the results of operations and cash flows for the nine months ended September 30, 1996. The results of interim periods are not necessarily indicative of the operating results for the entire year.


(3)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

  (b) Inventories

     Inventories are stated at the lower of cost or market and cost is determined by the average cost method.

  (c) Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. The estimated useful lives are as follows:

                    Office equipment.......................     5 - 7 years
                    Furniture and fixtures.................         5 years
                    Leasehold improvements.................    5 - 10 years

  (d) Income Taxes


     The provisions for income taxes are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to

                               MID-WEST CAD, INC.

differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.


  (e) Revenue Recognition


     Revenues from software and computer hardware sales are recognized when the product is shipped. Revenues from consulting, training or other services are recognized as the related services are performed.

     Revenues from customer support agreements are recognized ratably over the life of the support agreement.

(4)  PROPERTY AND EQUIPMENT


     Net property and equipment is comprised of the following:



                                                      DECEMBER 31,
                                                  ---------------------     SEPTEMBER 30,
                                                    1995         1996           1997
                                                  --------     --------     -------------
          Office equipment......................  $200,824     $333,902       $ 344,098
          Furniture and fixtures................    47,962       59,181          62,113
          Leasehold improvements................     8,247        8,247           8,247
                                                  --------     --------       ---------
                                                   257,033      401,330         414,458
          Less: Accumulated depreciation and
            amortization........................   152,732      204,240         247,998
                                                  --------     --------       ---------
                                                  $104,301     $197,090       $ 166,460
                                                  ========     ========       =========

                               MID-WEST CAD, INC.

(5)  NOTES PAYABLE


     A summary of notes payable is as follows:



                                                       DECEMBER 31,
                                                    -------------------     SEPTEMBER 30,
                                                     1995        1996           1997
                                                    -------     -------     -------------
          Note payable, secured by certain office
            equipment, payable in monthly
            installments of $556 principal plus
            interest at prime plus 2 1/2% (8.75%
            and 9.50% at December 31, 1996 and
            1995, respectively) through March
            1997..................................  $ 8,889     $ 2,222        $    --
          Note payable, secured by certain office
            equipment, bearing interest at 7.92%,
            payable in monthly installments of
            principal and interest of $521 through
            July 1998.............................   14,550       9,267          5,022
          Note payable, secured by certain office
            equipment, bearing interest at 7.50%,
            payable in monthly installments of
            principal and interest of $674 through
            September 1999........................       --      19,492         14,396
                                                    -------     -------        -------
                    Total notes payable...........   23,439      30,981         19,418
          Less current installments...............   11,950      14,798         12,275
                                                    -------     -------        -------
            Notes payable, excluding current
               installments.......................  $11,489     $16,183        $ 7,143
                                                    =======     =======        =======



     At September 30, 1997, aggregate annual maturities of notes payable are as follows:



                                        YEAR                       AMOUNT
                    --------------------------------------------   -------
                    1998........................................   $12,275
                    1999........................................     7,143
                                                                   -------
                                                                   $19,418
                                                                   =======


(6)  INCOME TAXES


     Income tax expense (benefit) was as follows:



                                                                        NINE-MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                        ---------------------------     -----------------
                                         1994      1995      1996                  1997
                                        -------   -------   -------      1996     -------
                                                                        -------
                                                                        (UNAUDITED)
          Federal:
            Current...................  $(5,730)  $19,823   $(4,543)    $(8,368)  $ 3,955
            Deferred..................      513     4,626     8,856       6,642     6,546
                                        -------   -------   -------     -------   -------
                                         (5,217)   24,449     4,313      (1,726)   10,501
                                        -------   -------   -------     -------   -------
          State and Local:
            Current...................     (500)    6,497    (1,422)     (1,674)    1,500
            Deferred..................       75       667     1,303         977       963
                                        -------   -------   -------     -------   -------
                                           (425)    7,164      (119)       (697)    2,463
                                        -------   -------   -------     -------   -------
                                        $(5,642)  $31,613   $ 4,194     $(2,423)  $12,964
                                        =======   =======   =======     =======   =======

                               MID-WEST CAD, INC.

     Income tax expense (benefit) differs from the amounts computed by applying the federal statutory rate to pretax income as a result of the following:


                                                                        NINE-MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,        SEPTEMBER 30,
                                         --------------------------     -----------------
                                          1994      1995      1996                 1997
                                         -------   -------   ------      1996     -------
                                                                        -------
                                                                        (UNAUDITED)
          Computed "expected" tax
            expense (benefit)..........  $(7,330)  $35,683   $  648     $(4,577)  $14,584
          State and local taxes (net of
            federal income taxes)......     (281)    4,729      393        (460)    1,625
          Surtax exemption.............     (261)  (11,727)     (26)        (20)   (4,682)
          Meals and entertainment......      859     1,073    1,186         890       759
          Officer's life insurance.....    1,141     1,188    1,241         931       549
          Other........................      230       667      752         813       129
                                         -------   -------   -------    -------   -------
                                         $(5,642)  $31,613   $4,194     $(2,423)  $12,964
                                         =======   =======   =======    =======   =======



     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities are as follows:



                                                       DECEMBER 31,
                                                    -------------------     SEPTEMBER 30,
                                                     1995        1996           1997
                                                    -------     -------     -------------
          Deferred tax liabilities -- property and
            equipment.............................  $11,972     $22,131        $29,640
                                                    =======     =======        =======


(7)  COMMITMENTS


     The Company has entered into noncancelable operating leases covering its office facilities and certain equipment. Rent expense amounted to $43,418, $54,178 and $54,178 for the years ended December 31, 1994, 1995 and 1996, respectively, and $40,634 for the nine-months ended September 30, 1996 and 1997. Future minimum payments under the leases are as follows:



                             YEAR ENDING SEPTEMBER 30,
                    --------------------------------------------
                    1998........................................  $ 62,354
                    1999........................................    70,872
                    2000........................................    79,365
                    2001........................................    87,156
                                                                  --------
                    Total minimum lease payments................  $299,747
                                                                  ========


(8)  PENSION PLAN


     Effective January 1, 1996, the Company established a trusteed, defined contribution plan covering substantially all employees under which the Company contributes 25% of employee contributions up to 6% of compensation. The Board of Directors of the Company also approved a discretionary contribution to the plan for the year ended December 31, 1996, to be paid in 1997, in the amount of $21,757. The expense for this plan, including this discretionary contribution, for the year ended December 31, 1996 was $31,810, and $7,255 and $23,549 for the nine months ended September 30, 1996 and 1997, respectively.



(9)  MERGER AGREEMENT


     In May 1997, the Company signed a letter of intent to be acquired by Universal Document Management Systems, Inc. ("UDMS"), with the business combination to be consummated simultaneous with UDMS' initial public offering.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
CADD Microsystems, Inc.:


     We have audited the accompanying balance sheets of CADD Microsystems, Inc. as of September 30, 1997, and December 31, 1995 and 1996, and the related statements of operations, stockholders' equity (deficit), and cash flows for the nine month period ended September 30, 1997 and each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CADD Microsystems, Inc. as of September 30, 1997, December 31, 1995 and 1996, and the results of its operations and its cash flows for the nine month period ended September 30, 1997 and each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                          /s/ KPMG PEAT MARWICK LLP

November 21, 1997

McLean, VA

                            CADD MICROSYSTEMS, INC.

                                 BALANCE SHEETS

                (ALL DOLLARS IN THOUSANDS-EXCEPT PER SHARE DATA)



                                                                 DECEMBER 31,
                                                               ----------------     SEPTEMBER 30,
                                                                1995      1996          1997
                                                               ------     -----     -------------
ASSETS
Current assets:
  Cash.......................................................  $   42     $  75         $  84
  Trade accounts receivable, net of allowance for doubtful
     accounts of $18, $68 and $0 at December 31, 1995 and
     1996 and September 30, 1997, respectively...............     499       287           407
  Inventories................................................     385       165           110
  Prepaid expenses and other current assets..................       9         8            10
                                                               ------     -----         -----
          Total current assets...............................     935       535           611
Property and equipment, net of accumulated depreciation and
  amortization...............................................     133       200           158
Other........................................................      --         3             2
                                                               ------     -----         -----
                                                               $1,068     $ 738         $ 771
                                                               ======     =====         =====

LIABILITIES AND STOCKHOLDERS' (DEFICIT)
Current liabilities:
  Current installments of obligations under capital leases...  $   10     $  43         $  43
  Long-term debt, current installments.......................      50        90            80
  Shareholder and officer notes payable......................      36        --            --
  Accounts payable...........................................     651       412           422
  Accrued expenses...........................................      89        62            64
  Deferred revenue on support contracts......................     273        58            82
                                                               ------     -----         -----
          Total current liabilities..........................   1,109       665           691
Obligations under capital leases, excluding current
  installments...............................................      18        51            19
Long-term debt, excluding current installments...............      24       150           120
                                                               ------     -----         -----
          Total liabilities..................................   1,151       866           830
                                                               ------     -----         -----
Stockholders' (deficit):
  Common stock, $.01 par value, 10,000 shares authorized,
     issued and outstanding at December 31, 1995 and 1996 and
     10,175 shares authorized, issued and outstanding at
     September 30, 1997......................................      --        --            --
  Additional paid-in capital.................................      14        14            27
  Accumulated deficit........................................     (97)     (142)          (86)
                                                               ------     -----         -----
          Total stockholders' (deficit)......................     (83)     (128)          (59)
                                                               ------     -----         -----
Commitments and contingencies................................  $1,068     $ 738         $ 771
                                                               ======     =====         =====


                See accompanying notes to financial statements.

                            CADD MICROSYSTEMS, INC.

                            STATEMENTS OF OPERATIONS
                           (ALL DOLLARS IN THOUSANDS)


                                                                               NINE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,           SEPTEMBER 30,
                                            ----------------------------     ----------------------
                                             1994       1995       1996         1996          1997
                                            ------     ------     ------     -----------     ------
                                                                             (UNAUDITED)
Revenues:
  Systems sales...........................  $  205     $  292     $  298       $   211       $  130
  Software sales..........................   1,972      1,944      1,663         1,237        1,312
  Service, consulting, and commission
     fees.................................     702        877      1,133           874          843
                                            ------     ------     ------        ------       ------
     Total revenues.......................   2,879      3,113      3,094         2,322        2,285
                                            ------     ------     ------        ------       ------
Costs and expenses:
  Hardware, software and service..........   1,874      1,690      1,925         1,437        1,412
  Selling and marketing...................     862        863        632           503          350
  General and administrative..............     414        384        544           407          438
                                            ------     ------     ------        ------       ------
     Total costs and expenses.............   3,150      2,937      3,101         2,347        2,200
                                            ------     ------     ------        ------       ------
Operating income (loss)...................    (271)       176         (7)          (25)          85
Interest expense, net.....................     (17)       (31)       (38)          (24)         (29)
                                            ------     ------     ------        ------       ------
Net income (loss).........................  $ (288)    $  145     $  (45)      $   (49)      $   56
                                            ======     ======     ======        ======       ======


                See accompanying notes to financial statements.

                            CADD MICROSYSTEMS, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                           (ALL DOLLARS IN THOUSANDS)


                                                                                                 TOTAL
                                                    COMMON STOCK     ADDITIONAL   RETAINED   STOCKHOLDERS'
                                                   ---------------    PAID-IN     EARNINGS      EQUITY
                                                   SHARES   AMOUNT    CAPITAL     (DEFICIT)    (DEFICIT)
                                                   ------   ------   ----------   --------   -------------
Balances at January 1, 1994......................  10,000     $--       $ 14       $  139        $ 153
Dividend distribution............................      --     --          --          (93)         (93)
Net loss.........................................      --     --          --         (288)        (288)
                                                   ------   ------   ---- --       ------       ------
Balances at December 31, 1994....................  10,000     --          14         (242)        (228)
Net income.......................................      --     --          --          145          145
                                                   ------   ------   ---- --       ------       ------
Balances at December 31, 1995....................  10,000     --          14          (97)         (83)
Net loss.........................................      --     --          --          (45)         (45)
                                                   ------   ------   ---- --       ------       ------
Balances at December 31, 1996....................  10,000     --          14         (142)        (128)
Issuance of stock to employees...................     175     --          13           --           13
Net Income.......................................      --     --          --           56           56
                                                   ------   ------   ---- --       ------       ------
Balances at September 30, 1997...................  10,175     $--       $ 27       $  (86)       $ (59)
                                                   ======   ======    ======       ======       ======


                See accompanying notes to financial statements.

                            CADD MICROSYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                           (ALL DOLLARS IN THOUSANDS)


                                                                              NINE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,          SEPTEMBER 30,
                                              -------------------------     ---------------------
                                              1994      1995      1996         1996         1997
                                              -----     -----     -----     -----------     -----
                                                                            (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................  $(288)    $ 145     $ (45)       $    (49)    $  56
  Adjustments to reconcile net income (loss)
     to net cash provided by (used in)
     operating activities:
       Depreciation and amortization........     49        52        59              35        45
       Provision for loss on doubtful
          accounts..........................     32         2        13              --        --
       Stock compensation...................     --        --        --              --        13
       Changes in operating assets and
          liabilities:
          Trade accounts receivable.........    267      (273)      199             165      (120)
          Inventories.......................      5      (302)      220              73        55
          Prepaid expenses and other
            assets..........................      6        17        (2)            (49)       (1)
          Accounts payable and accrued
            expenses........................   (124)      217      (266)            (55)       12
          Deferred revenue on support
            contracts.......................     --       229      (215)           (199)       24
                                              -----     -----     -----        --------     -----
            Net cash provided by (used in)
               operating activities.........    (53)       87       (37)            (79)       84
                                              -----     -----     -----        --------     -----
Cash flows from investing
  activities -- Purchases of property and
  equipment.................................    (70)       (8)      (29)            (14)       (3)
                                              -----     -----     -----        --------     -----
Cash flows from financing activities:
  Borrowings (repayments) of shareholder and
     officer notes payable..................     --        14       (36)            (36)       --
  Proceeds from issuance of long-term
     debt...................................     97        --       240             200        --
  Principal payments of long-term debt......    (44)      (52)      (74)            (38)      (40)
  Principal repayments of capital lease
     obligations............................     (3)       (7)      (31)            (23)      (32)
  Distribution of dividend..................    (93)       --        --              --        --
                                              -----     -----     -----        --------     -----
            Net cash provided by (used in)
               financing activities.........    (43)      (45)       99             103       (72)
                                              -----     -----     -----        --------     -----
Net (decrease) increase in cash.............   (166)       34        33              10         9
                                              -----     -----     -----        --------     -----
Cash, beginning of year.....................    174         8        42              42        75
                                              -----     -----     -----        --------     -----
Cash, end of year...........................  $   8     $  42     $  75        $     52     $  84
                                              =====     =====     =====        ========     =====
Supplementary Information:
  Cash paid during the period for
     interest...............................  $  18     $  31     $  38        $     24     $  29
                                              =====     =====     =====        ========     =====
  Non-cash borrowings on capital lease
     obligations............................  $  --     $  33     $  97        $     97     $  --
                                              =====     =====     =====        ========     =====


                See accompanying notes to financial statements.

                            CADD MICROSYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           (ALL DOLLARS IN THOUSANDS)

(1)  DESCRIPTION OF BUSINESS


     CADD Microsystems, Inc. (the "Company") was formed in 1985 and is in the business of providing computer-aided design software and hardware, as well as integration, training, and consulting for selected applications in the design and mapping industry. The Company derived approximately 68%, 56% and $58% of its revenue from the sale of AutoDesk, Inc. software applications and related commissions in 1995, 1996, and the nine month period ended September 30, 1997, respectively. The Company's market area is primarily the Washington DC area including Virginia and Maryland.


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

  (b) Inventories

     Inventories are stated at the lower of cost or market, and cost is determined by the specific identification method.

  (c) Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements and equipment held under capital leases are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. The estimated useful lives are as follows:

                    Office equipment........................     5 years
                    Furniture and fixtures..................   5 - 10 years
                    Software................................     5 years
                    Leasehold improvements..................  Life of Lease
                    Equipment held under capital leases.....  Life of Lease

  (d) Income Taxes

     The Company has elected, by consent of its stockholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay corporate income taxes on its taxable income. Instead, the stockholders are liable for individual income taxes on the Company's taxable income. Accordingly, these financial statements do not contain a provision for income taxes.

  (e) Revenue Recognition


     Revenues from software, commissions and computer hardware sales are recognized when the product is shipped or upon customer acceptance in instances where the software and computer hardware is to be installed at the customer location. Customer training revenues and revenues from time and material type professional consulting contracts are recognized as the services are provided and the work performed. Revenues from long-term fixed price professional consulting contracts are accounted for under the percentage of completion

                            CADD MICROSYSTEMS, INC.

method. When estimates of costs, on long-term fixed price contracts indicate a loss, such a loss is provided for currently.


     Revenues from prepaid customer support agreements are recognized ratably over the life of the support agreement.

  (f) Interim Financial Information


     The financial statements for the nine months ended September 30, 1996 are unaudited; however, in the opinion of management, all adjustments necessary for a fair presentation of the financial statements for the interim period have been included.



(3)  PROPERTY AND EQUIPMENT



     Property and equipment is comprised of the following:



                                                          DECEMBER 31
                                                        ---------------     SEPTEMBER 30,
                                                        1995      1996          1997
                                                        -----     -----     -------------
        Office equipment..............................  $ 256     $ 278         $ 279
        Furniture and fixtures........................     31        33            33
        Software......................................     27        30            32
        Leasehold improvements........................      4         6             6
        Equipment held under capital leases...........     34       130           130
                                                        -----     -----     -------------
                                                          352       477           480
        Less: Accumulated depreciation and
          amortization................................   (219)     (277)         (322)
                                                        -----     -----     -------------
                                                        $ 133     $ 200         $ 158
                                                        =====     =====     ==========



(4)  LONG-TERM DEBT



     Long-term debt consists of the following:



                                                           DECEMBER 31
                                                          -------------     SEPTEMBER 30,
                                                          1995     1996         1997
                                                          ----     ----     -------------
        Credit Agreement:
          Line of credit................................  $ --     $ 50         $  40
          Term loan.....................................    --      190           160
        8% Term note, $98 face, due April 1996..........    10       --            --
        8% Term note, $50 face, due April 1997..........    21       --            --
        11% Term note, $50 face, due September 1997.....    43       --            --
                                                          ----     ----         -----
                                                            74      240           200
        Less: current installments......................   (50)     (90)          (80)
                                                          ----     ----         -----
                                                          $ 24     $150         $ 120
                                                          ====     ====         =====


  Credit Agreement

     In August 1996, the Company entered into a credit agreement with a financial institution which provides for (i) a five year term loan in the amount of approximately $200 with principle and interest payments due monthly, and (ii) a revolving line of credit due upon demand in an amount of up to $125. The credit agreement is collateralized by substantially all of the assets of the Company.

                            CADD MICROSYSTEMS, INC.

     The term loan bears interest of prime plus 2.25%, adjusted annually. Borrowings under the line of credit bear interest of prime plus 1.50%, adjusted daily. At September 30, 1997, the interest rates on the term loan and the line of credit were 10.8% and 10.0%, respectively. At September 30, 1997, approximately $85 of the line of credit was unused and available. The Company obtained a waiver from the financial institution effective September 30, 1997 for non-compliance with covenants concerning the maintenance of certain ratios, as defined by the credit agreement.


  Term Notes

     During 1995, the Company's long-term debt consisted of term notes bearing interest of between 8% and 11% with various maturity dates. The outstanding amounts of these notes were paid in full with the proceeds of the credit agreement.


     At September 30, scheduled maturities of long-term debt for the next five years are as follows:



                    1998.........................................    $ 80
                    1999.........................................      40
                    2000.........................................      40
                    2001.........................................      40
                                                                     ----
                         Total maturities........................    $200
                                                                     ====



(5)  OBLIGATIONS UNDER CAPITAL LEASES



     At September 30, the future minimum lease payments under capital leases are as follows:



                    1998.........................................    $ 48
                    1999.........................................      24
                    2000 and thereafter..........................      --
                                                                     ----
                    Total minimum lease payments.................      72
                    Less: Amounts representing interest and
                      executory costs............................     (10)
                                                                     ----
                    Net present value............................      62
                    Less: current installments...................     (43)
                                                                     ----
                                                                     $ 19
                                                                     ====



(6)  RELATED PARTY TRANSACTIONS


  Shareholder and Officer Notes Payable

     The Company periodically receives short-term loans from certain officers and shareholders. These borrowings are due upon demand and are non-interest bearing. During 1996 and 1995, such borrowings totaled $173 and $70, respectively. At December 31, 1995, outstanding shareholder and officer notes payable totaled approximately $36.

  Related Party Lease


     The Company leases certain office space from a principle shareholder under an agreement which expires in April 2000. Rent expense under the lease totaled $43 in 1996 and 1995, respectively, and $32 as of September 30, 1997.

                            CADD MICROSYSTEMS, INC.

(7)  STOCK COMPENSATION



     During 1997 the Company issued 175 shares of common stock to senior management for prior services. The shares are fully vested and resulted in compensation expense of approximately $13. The value of the shares were estimated based on the estimated fair value of the Company on the date of issuance.



(8)  COMMITMENTS



     The Company has entered into noncancelable operating leases covering its office facilities and certain equipment. Rent expense amounted to $91, $90 and $66 for the years ended December 31, 1995 and 1996, and nine month period ended September 30, 1997, respectively. At September 30, 1997, future minimum payments under the leases are as follows:



                    1997.........................................    $ 21
                    1998.........................................      43
                    1999.........................................      43
                    2000.........................................      14
                    2001 and thereafter..........................      --
                                                                     ----
                    Total minimum lease payments.................    $121
                                                                     ====



     The Company is required by certain debt convenants to maintain an average balance of $30,000 in one of its bank accounts.



(9)  ACQUISITION



     In May 1997, the Company signed a letter of intent to be acquired by a company, with the business combination to be consummated simultaneously with the acquiring company's initial public offering.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Devtron, Russell Inc.:


     We have audited the accompanying balance sheets of Devtron, Russell Inc. as of September 30, 1996 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Devtron, Russell Inc. as of September 30, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 1997, in conformity with generally accepted accounting principles.


                                          /s/ KPMG PEAT MARWICK LLP


November 12, 1997


Detroit, Michigan

                             DEVTRON, RUSSELL INC.

                                 BALANCE SHEETS

                          SEPTEMBER 30, 1996 AND 1997



                                                                           1996         1997
                                                                         --------     --------
                                            ASSETS
Current assets:
  Cash and cash equivalents............................................  $      2        2,734
  Trade accounts receivable, net.......................................   216,481      249,067
  Inventories..........................................................   239,963      212,684
  Prepaid expenses and other current assets............................     3,802        4,596
  Deferred tax asset (note 6)..........................................    14,719           --
  Refundable income taxes..............................................        --       16,298
                                                                         --------     --------
          Total current assets.........................................   474,967      485,379
Property and equipment, net of accumulated depreciation (note 3).......    61,434       93,720
                                                                         --------     --------
                                                                         $536,401     $579,099
                                                                         ========     ========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving line of credit (note 4)....................................        --       65,000
  Long-term debt, current installments (note 5)........................    17,125       17,961
  Accounts payable.....................................................   281,746      182,018
  Accrued expenses.....................................................    24,351       21,292
  Income tax payable (note 6)..........................................    27,540           --
  Deferred revenue on support contracts................................     4,730       10,866
                                                                         --------     --------
          Total current liabilities....................................   355,492      297,137
Long-term debt, excluding current installments.........................    71,522       64,295
                                                                         --------     --------
          Total liabilities............................................   427,014      361,432
                                                                         --------     --------

Stockholders' equity:
  Common stock, no par value, authorized 50,000 shares; 2,000 shares
     issued and outstanding at September 30, 1996 and 1997.............     2,000        2,000
  Retained earnings....................................................   107,387      215,667
                                                                         --------     --------
          Total stockholders' equity...................................   109,387      217,667

Commitments (note 8)...................................................
                                                                         --------     --------
                                                                         $536,401     $579,099
                                                                         ========     ========


                See accompanying notes to financial statements.

                             DEVTRON, RUSSELL INC.

                            STATEMENTS OF OPERATIONS

             FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1996, AND 1997



                                                            1995           1996           1997
                                                         ----------     ----------     ----------
Revenues:
  Systems sales......................................    $  726,630     $1,361,739     $1,688,343
  Software sales.....................................       755,850      1,220,146      1,002,094
  Service, consulting, and other revenues............       139,697        199,647        267,422
                                                         ----------     ----------     ----------
          Total revenues.............................     1,622,177      2,781,532      2,957,859
Costs and expenses:
  Hardware...........................................       646,046      1,097,916      1,349,638
  Software...........................................       489,761        912,183        726,728
  Selling, general and administrative................       462,921        630,154        732,280
                                                         ----------     ----------     ----------
          Total costs and expenses...................     1,598,728      2,640,253      2,808,646
                                                         ----------     ----------     ----------
Operating income.....................................        23,449        141,279        149,213
                                                         ----------     ----------     ----------
Other (income) expense, net:
  Interest...........................................         9,370         10,341         12,012
  Other income.......................................        (3,824)          (102)        (1,500)
                                                         ----------     ----------     ----------
                                                              5,546         10,239         10,512
                                                         ----------     ----------     ----------
          Income before income taxes.................        17,903        131,040        138,701
Income taxes (note 6)................................            --        (20,388)       (30,421)
                                                         ----------     ----------     ----------
          Net income.................................    $   17,903     $  110,652     $  108,280
                                                         ==========     ==========     ==========


                See accompanying notes to financial statements.

                             DEVTRON, RUSSELL INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

             FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1996, AND 1997



                                                      COMMON STOCK                          TOTAL
                                                    -----------------     RETAINED      STOCKHOLDERS'
                                                    SHARES     AMOUNT     EARNINGS         EQUITY
                                                    ------     ------     ---------     -------------
Balances at October 1, 1994.......................  2,000      $2,000     $ (21,168)      $ (19,168)
Net income........................................     --          --        17,903          17,903
                                                    -----      ------     ---------       ---------
Balances at September 30, 1995....................  2,000       2,000        (3,265)         (1,265)
Net income........................................     --          --       110,652         110,652
                                                    -----      ------     ---------       ---------
Balances at September 30, 1996....................  2,000       2,000       107,387         109,387
Net income........................................     --          --       108,280         108,280
                                                    -----      ------     ---------       ---------
Balances at September 30, 1997....................  2,000      $2,000     $ 215,667       $ 217,667
                                                    =====      ======     =========       =========


                See accompanying notes to financial statements.

                             DEVTRON, RUSSELL INC.

                            STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997



                                                                1995        1996        1997
                                                              ---------   ---------   ---------
Cash flows from operating activities:
  Net income................................................. $  17,903   $ 110,652   $ 108,280
  Adjustments to reconcile net income to net cash provided by
     (used in) operating activities:
       Depreciation and amortization.........................    18,900      18,186      35,176
       Gain on sale of property and equipment................     3,400          --          --
       Changes in operating assets and liabilities:
          Trade accounts receivable..........................  (168,783)      1,447     (32,586)
          Inventories........................................   (70,397)   (109,958)     27,279
          Prepaid expenses and other assets..................    (1,394)    (11,269)     13,925
          Refundable income taxes............................        --          --     (16,298)
          Accounts payable and accrued expenses..............   118,991      42,949    (102,787)
          Deferred revenue on support contracts..............       (37)      1,679       6,136
          Income tax payable.................................     3,567      23,973     (27,540)
                                                              ---------   ---------   ---------
            Net cash provided by (used in) operating
               activities....................................   (77,850)     77,659      11,585
                                                              ---------   ---------   ---------
Cash flows from investing activities:
  Purchases of property and equipment........................   (20,265)    (26,772)    (67,461)
  Proceeds from sales of property and equipment..............     3,400          --          --
                                                              ---------   ---------   ---------
            Net cash used in investing activities............   (16,865)    (26,772)    (67,461)
                                                              ---------   ---------   ---------
Cash flows from financing activities:
  Net borrowings (repayment) on line of credit...............     2,000      (2,000)     65,000
  Proceeds from issuance of long-term debt...................    79,528      19,514      16,000
  Principal repayments of long-term debt.....................   (48,513)    (24,919)    (17,092)
  Loan advance to shareholder................................        --          --      (5,300)
  Increase (decrease) in bank overdrafts.....................    43,480     (43,480)         --
                                                              ---------   ---------   ---------
            Net cash provided by (used in) financing
               activities....................................    76,495     (50,885)     58,608
                                                              ---------   ---------   ---------
Net increase (decrease) in cash and cash equivalents.........   (18,220)          2       2,732
Cash, beginning of period....................................    18,220          --           2
                                                              ---------   ---------   ---------
Cash, end of period.......................................... $      --   $       2   $   2,734
                                                              =========   =========   =========
Cash paid during the period for interest..................... $   9,379   $  10,341   $  12,011
                                                              =========   =========   =========
Cash paid during the period for income taxes................. $      --   $   7,567   $  59,540
                                                              =========   =========   =========


                See accompanying notes to financial statements.

                             DEVTRON, RUSSELL INC.

                         NOTES TO FINANCIAL STATEMENTS

                       SEPTEMBER 30, 1995, 1996 AND 1997


(1)  DESCRIPTION OF BUSINESS

     Devtron, Russell Inc. (the "Company") began operations in 1969 as a software/hardware distributor and service provider. The Company's major supplier is Autodesk, from which Devtron purchases its main product, Auto CAD, a CAD/CAM software applicable for use in the engineering field. The Company also sells various other design-related software and hardware products, as well as provides customer support, including training and, more recently, maintenance to a wide customer base (250-mile radius) in the mid-Michigan area. Devtron is headquartered in Gladwin, Michigan, and has satellite offices in Grand Rapids and Traverse City.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

  (b) Inventories

     Inventories are stated at the lower of cost or market, and cost is determined by the first-in, first-out (FIFO) method. Inventory consists primarily of hardware and pre-packaged software.

  (c) Building and Equipment

     Building and equipment are stated at cost. Depreciation is computed over the useful lives of the assets using accelerated methods. The estimated useful lives are as follows:

                Office equipment and fixtures....................   5 - 7 years
                Vehicles.........................................       5 years
                Building improvements............................      39 years
                Building.........................................    31.5 years

  (d) Income Taxes

     The provisions for income taxes are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

  (e) Revenue Recognition

     Revenue from software and computer hardware sales are recognized when the product is shipped, or upon customer acceptance in instances where the software and computer hardware is to be installed at the customer location. Revenues from consulting, training, or other services are recognized as the related services are performed.

     Revenues from prepaid customer support agreements and hardware support are recognized ratably over the life of the support agreement.

                             DEVTRON, RUSSELL INC.

(3)  PROPERTY AND EQUIPMENT

     Net property and equipment is comprised of the following at September 30:


                                                                 1996          1997
                                                               ---------     ---------
        Buildings............................................  $  53,342     $  53,342
        Equipment............................................    157,215       200,374
        Vehicles.............................................     67,837        86,528
        Building improvements................................        177         5,788
                                                               ---------     ---------
                                                                 278,571       346,032
        Less: Accumulated depreciation.......................   (217,137)     (252,312)
                                                               ---------     ---------
                                                               $  61,434     $  93,720
                                                               =========     =========


(4)  REVOLVING LINE OF CREDIT


     The Company has a $75,000 line of credit which bears interest at the prime rate plus 1.5 percent per annum (10 percent at September 30, 1997) and is secured by all assets of the Company. The Company has borrowed $0 and $65,000 as of September 30, 1996 and 1997, respectively.


(5)  LONG-TERM DEBT

     Long-term debt consists of the following at September 30:


                                                                    1996        1997
                                                                   -------     -------
        Note payable -- variable-rate mortgage (10% at September
          30, 1997), due in monthly installments of $746.14,
          including interest, with remaining unpaid balance of
          principal and accrued interest due May 1, 1998, secured
          by a building..........................................  $57,807     $53,393
        8.7% secured note payable in monthly installments of
          $479.47, including interest, maturing on October 13,
          1999, secured by a vehicle.............................   15,581      10,961
        10.75% secured note payable in monthly installments of
          $361.42, including interest, maturing on May 26, 1998,
          secured by a vehicle...................................    9,959       6,224
        11.5% secured note payable in monthly installments of
          $527, including interest, maturing November 1999,
          secured by a vehicle...................................       --      11,678
        Loans from shareholder, interest term 10%, unsecured,
          with no specific repayment term (note 7)...............    5,300          --
                                                                   -------     -------
                  Total long-term debt...........................   88,647      82,256
        Less current installments................................   17,125      17,961
                                                                   -------     -------
                  Long-term debt, excluding current
                    installments.................................  $71,522     $64,295
                                                                   =======     =======



     The aggregate maturities of long-term debt for each of the five years subsequent to September 30, 1997, are as follows: 1998, $67,530; 1999, $13,740;
2000, $986; 2001, $0; thereafter, $0.

                             DEVTRON, RUSSELL INC.

(6)  INCOME TAXES


     Income tax expense (benefit) for the years ended September 30, 1995, 1996 and 1997, consists of the following:



                                                        1995         1996        1997
                                                       -------     --------     -------
        Current......................................  $ 3,567     $ 31,540     $15,702
        Deferred.....................................   (3,567)     (11,152)     14,719
                                                       -------     --------     -------
                                                       $    --     $ 20,388     $30,421
                                                       =======     ========     =======



     Income tax expense differs from the amounts computed by applying the federal statutory rate of 34 percent to income before income taxes for the years ended September 30, 1995, 1996 and 1997, as a result of the following:



                                                       1995         1996         1997
                                                      -------     --------     --------
        Computed expected tax expense...............  $ 6,087     $ 44,554     $ 47,158
        Change in valuation allowance...............   (2,808)      (6,557)          --
        Change in effective rate for deferred tax
          assets....................................       --       (6,750)      (5,300)
        Meals and entertainment.....................      284          476          313
        Impact of lower tax brackets................   (3,563)     (11,335)     (11,750)
                                                      -------     --------     --------
                                                      $    --     $ 20,388     $ 30,421
                                                      =======     ========     ========



     The significant components of deferred income tax benefit attributable to income from operations for the years ended September 30, 1995, 1996 and 1997, were as follows:



                                                        1995         1996        1997
                                                       -------     --------     -------
        Deferred tax expense (benefit), exclusive of
          the effects of other component listed
          below......................................  $  (759)    $ (4,595)    $14,719
        Decrease in the beginning-of-the-year balance
          of the valuation allowance for deferred
          taxes......................................   (2,808)      (6,557)         --
                                                       -------     --------     -------
                                                       $(3,567)    $(11,152)    $14,719
                                                       =======     ========     =======



     The tax effects of temporary differences that give rise to the deferred tax asset at September 30, 1996, were attributable to expenses accrued for books not for tax.


     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. SFAS No. 109 requires that a valuation allowance be recorded against tax assets which are not likely to be realized.

(7)  RELATED PARTY TRANSACTIONS


     In November 1993, the Company borrowed funds from the president/shareholder in the amount of $16,500 at a stated rate of interest of 10 percent with no formal repayment schedule. The principal balance at September 30, 1996 and 1997 is $5,300 and $-0-, respectively.


(8)  COMMITMENTS


     The Company has entered into noncancelable operating leases covering its office facilities and certain equipment. Rent expense amounted to $8,798, $10,564 and $12,728 for the years ended September 30, 1995,

                             DEVTRON, RUSSELL INC.

1996 and 1997, respectively. Future minimum payments under the leases as of September 30, 1997, were as follows:



                1998...............................................  $ 5,139
                1999...............................................    5,139
                2000...............................................    5,139
                2001...............................................    4,568
                2002 and thereafter................................    3,387
                                                                      ------
                          Total minimum lease payments.............  $23,372
                                                                      ======


(9)  SIGNIFICANT CUSTOMER


     For the years ended September 30, 1996 and 1997, one customer, HMS represented more than 10 percent of total revenues. HMS accounted for 18 percent and 22 percent of trade accounts receivable at September 30, 1996 and 1997, respectively. Additionally, a majority of the Company's sales are comprised of products from one major supplier, Autodesk. The Company is licensed to sell these products within a 250 mile radius (in the State of Michigan). Accordingly, sales are concentrated among customers in this region.



(11)  MERGER AGREEMENT



     In the second quarter of 1997, the Company signed a letter of intent to be acquired by a company, with the business combination to be consummated simultaneously with the acquiring company's initial public offering.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Computers for Design, Inc.:


     We have audited the accompanying balance sheets of Computers for Design, Inc. as of December 31, 1995 and 1996 and September 30, 1997 and the related statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1996 and the nine months ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Computers for Design, Inc. as of December 31, 1995 and 1996 and September 30, 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 and the nine months ended September 30, 1997, in conformity with generally accepted accounting principles.


                                          /s/ KPMG PEAT MARWICK LLP


November 14, 1997

Denver, Colorado

                           COMPUTERS FOR DESIGN, INC.

                                 BALANCE SHEETS


                                                              DECEMBER 31,
                                                          ---------------------     SEPTEMBER 30,
                                                            1995         1996           1997
                                                          --------     --------     -------------
                                             ASSETS
Current assets:
  Cash..................................................  $  4,068     $    505       $   2,201
  Trade accounts receivable, net of allowance for
     doubtful accounts of $2,000........................   153,858      158,044         182,214
  Inventories...........................................    89,571       18,076           3,836
  Commissions receivable................................    33,553       62,985          84,426
  Current portion of note receivable -- related party...    28,312           --              --
  Prepaid expenses and other............................     2,746       10,104           7,591
                                                          --------     --------        --------
          Total current assets..........................   312,108      249,714         280,268
                                                          --------     --------        --------
  Note receivable -- related party, net of current
     portion............................................    22,732       22,732          22,732
  Equipment, net of accumulated depreciation............    42,643       51,069          41,835
  Restricted cash.......................................        --        7,512           4,003
  Other assets..........................................     4,391        4,392           4,392
                                                          --------     --------        --------
          Total assets..................................  $381,874     $335,419       $ 353,230
                                                          ========     ========        ========

                              LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Revolving line of credit..............................  $150,000     $150,000       $  80,000
  Obligation under capital leases.......................        --        6,588           8,289
  Accounts payable......................................   283,747      149,807         231,287
  Accrued expenses and other liabilities................    38,254       41,092          36,976
  Notes payable to shareholder..........................        --       12,500          57,440
  Income taxes payable..................................        --        2,856           3,600
  Advance payments from customers.......................        --       38,311              --
  Deferred income taxes.................................        --        3,000           4,210
                                                          --------     --------        --------
          Total current liabilities.....................   472,001      404,154         421,802
Stockholders' deficit:
  Common stock, $.01 par value, 10,000 shares
     authorized, 10,000, 9,375 and 8,125 shares
     outstanding at December 31, 1995 and 1996 and
     September 30, 1997.................................       100           94              81
  Additional paid-in capital............................    16,663        4,169              --
  Note receivable from common stock issuance............   (16,763)     (16,763)        (11,174)
  Accumulated deficit...................................   (90,127)     (56,235)        (57,479)
                                                          --------     --------        --------
          Total stockholders' deficit...................   (90,127)     (68,735)        (68,572)
                                                          --------     --------        --------
Commitments
          Total liabilities and stockholders' deficit...  $381,874     $335,419       $ 353,230
                                                          ========     ========        ========


                See accompanying notes to financial statements.

                           COMPUTERS FOR DESIGN, INC.

                            STATEMENTS OF OPERATIONS


                                                                              NINE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                          ---------------------------------------     ---------------------------------
                             1994          1995           1996           1996               1997
                          ----------     ---------     ----------     -----------     -----------------
                                                                      (UNAUDITED)
Revenue:
  Hardware sales........  $  630,227     $ 683,238     $  630,485     $   600,278        $   114,306
  Software sales........     916,767     1,085,107      1,070,797         770,431            990,126
  Service, consulting,
     and other..........     379,449       289,329        440,501         347,482            357,490
                          ----------     ----------    ----------      ----------         ----------
          Total
            revenue.....   1,926,443     2,057,674      2,141,783       1,718,191          1,461,922
Costs and expenses:
  Hardware sales........     520,108       514,294        540,514         497,960            102,089
  Software sales........     672,077       792,521        709,986         512,725            743,823
  Selling and
     marketing..........     164,872       204,789        248,154         181,383            168,721
  Service, consulting
     and other costs....     117,328        72,169         98,115          68,253             54,305
  General and
     administrative.....     434,226       488,054        497,002         374,166            354,879
                          ----------     ----------    ----------      ----------         ----------
          Total costs
            and
            expenses....   1,908,611     2,071,827      2,093,771       1,634,487          1,423,817
                          ----------     ----------    ----------      ----------         ----------
          Operating
            income
            (loss)......      17,832       (14,153)        48,012          83,704             38,105
                          ----------     ----------    ----------      ----------         ----------
Other income (expense),
  net:
  Interest expense......     (10,649)      (14,374)       (12,331)         (8,733)           (10,160)
  Other, net............      11,943         4,646          4,067           3,554               (228)
                          ----------     ----------    ----------      ----------         ----------
                               1,294        (9,728)        (8,264)         (5,179)           (10,388)
                          ----------     ----------    ----------      ----------         ----------
     Income (loss)
       before income
       taxes............      19,126       (23,881)        39,748          78,525             27,717
Income tax expense:
  Current...............      (3,061)           --         (2,856)        (11,407)            (3,600)
  Deferred..............          --            --         (3,000)         (2,250)            (1,210)
                          ----------     ----------    ----------      ----------         ----------
                              (3,061)           --         (5,856)        (13,657)            (4,810)
                          ----------     ----------    ----------      ----------         ----------
     Net income
       (loss)...........  $   16,065     $ (23,881)    $   33,892     $    64,868        $    22,907
                          ==========     ==========    ==========      ==========         ==========


                See accompanying notes to financial statements.

                           COMPUTERS FOR DESIGN, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND

                      NINE MONTHS ENDED SEPTEMBER 30, 1997



                                    COMMON STOCK     ADDITIONAL   NOTE RECEIVABLE                     TOTAL
                                   ---------------    PAID-IN       FROM COMMON     ACCUMULATED   STOCKHOLDERS'
                                   SHARES   AMOUNT    CAPITAL     STOCK ISSUANCE      DEFICIT        DEFICIT
                                   ------   ------   ----------   ---------------   -----------   -------------
Balances at January 1, 1994......  10,000    $100     $  16,663      $ (16,763)      $ (82,311)     $ (82,311)
Net income.......................      --      --            --             --          16,065         16,065
                                   ------    ----     ---------      ---------       ---------      ---------
Balances at December 31, 1994....  10,000     100        16,663      $ (16,763)        (66,246)       (66,246)
Net loss.........................      --      --            --             --         (23,881)       (23,881)
                                   ------    ----     ---------      ---------       ---------      ---------
Balances at December 31, 1995....  10,000     100        16,663      $ (16,763)        (90,127)       (90,127)
Purchase and retirement of
  treasury stock.................    (625)     (6)      (12,494)            --              --        (12,500)
Net income.......................      --      --            --             --          33,892         33,892
                                   ------    ----     ---------      ---------       ---------      ---------
Balances at December 31, 1996....   9,375      94         4,169      $ (16,763)        (56,235)       (68,735)
Purchase and retirement of
  treasury stock.................  (1,250)    (13)       (4,169)            --         (24,151)       (28,333)
Forgiveness of note receivable...      --      --            --          5,589              --          5,589
Net income.......................      --      --            --             --          22,907         22,907
                                   ------    ----     ---------      ---------       ---------      ---------
Balances at September 30, 1997...   8,125    $ 81     $      --      $ (11,174)      $ (57,479)     $ (68,572)
                                   ======    ====     =========      =========       =========      =========


                See accompanying notes to financial statements.

                           COMPUTERS FOR DESIGN, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                            -------------------------------   ----------------------
                                              1994       1995       1996         1996         1997
                                            --------   --------   ---------   -----------   --------
                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income(loss)........................  $ 16,065   $(23,881)  $  33,892    $  64,868    $ 22,907
  Adjustments to reconcile net income
     (loss) to net cash provided by
     operating activities:
       Depreciation and amortization......    17,982     21,150      25,371       17,503      21,521
       Services charged against note
          receivable from related
          parties.........................        --         --       5,581        5,581          --
       Forgiveness of note receivable.....        --         --          --           --       5,589
       Deferred income tax expense........        --         --       3,000        2,250       1,210
       Loss (gain) on sale of equipment...     2,057       (779)         --           --          --
       Changes in operating assets and
          liabilities:
          Trade accounts receivable.......   (76,496)   143,203      (4,186)      (7,214)    (24,170)
          Inventories.....................     5,037    (82,845)     71,495       32,487      14,240
          Commissions receivable..........   (19,865)   (13,688)    (29,432)     (24,905)    (21,441)
          Prepaid expenses and other......       156       (225)     (7,359)      (1,719)      2,513
          Accounts payable................    87,773     28,260    (133,940)     (85,549)     81,480
          Accrued expenses and other
            liabilities...................    26,740    (11,842)      2,838        5,589      (4,116)
          Income taxes payable............     3,061     (3,061)      2,856       11,462         744
          Advance payments from
            customers.....................   (17,242)   (23,786)     38,311           --     (38,311)
                                            --------   --------   ---------     --------    --------
            Net cash provided by operating
               activities.................    45,268     32,506       8,427       20,353      62,166
                                            --------   --------   ---------     --------    --------
Cash flows from investing activities:
  Advances to related parties.............        --    (51,044)         --           --          --
  Payments on note receivable from related
     parties..............................        --         --      22,731       22,731          --
  Purchase of equipment...................   (16,052)   (30,782)    (22,297)     (16,210)     (2,459)
  Proceeds from sale of equipment.........        --      4,925          --           --          --
  Restricted cash escrow account..........        --         --      (7,512)          --       3,509
                                            --------   --------   ---------     --------    --------
            Net cash provided (used) by
               investing activities.......   (16,052)   (76,901)     (7,078)       6,521       1,050
                                            --------   --------   ---------     --------    --------
Cash flows from financing activities:
  Borrowings under revolving line of
     credit...............................   115,748     34,252     275,000      250,000     110,000
  Repayments under revolving line of
     credit...............................  (126,450)        --    (275,000)    (250,000)   (180,000)
  Borrowings from shareholders............                   --      12,500           --      50,000
  Repayment of note payable to
     shareholder..........................        --         --          --           --      (5,060)
  Repayments of capital lease
     obligations..........................    (1,542)    (5,285)     (4,912)      (3,689)     (8,127)
  Purchase and retirement of treasury
     stock................................        --         --     (12,500)          --     (28,333)
                                            --------   --------   ---------     --------    --------
            Net cash provided (used) by
               financing activities.......   (12,244)    28,967      (4,912)      (3,689)    (61,520)
                                            --------   --------   ---------     --------    --------
Net increase (decrease) in cash...........    16,972    (15,428)     (3,563)      23,185       1,696
Cash, beginning of period.................     2,524     19,496       4,068        4,068         505
                                            --------   --------   ---------     --------    --------
Cash, end of period.......................  $ 19,496   $  4,068   $     505    $  27,253    $  2,201
                                            ========   ========   =========     ========    ========
Supplemental disclosure:
  Cash paid for interest..................  $ 10,001   $ 13,226   $  13,859    $   7,118    $ 11,156
                                            ========   ========   =========     ========    ========
  Cash paid for income taxes..............  $     --   $  3,061   $      --    $      --    $  2,955
                                            ========   ========   =========     ========    ========
  Equipment acquired through capital lease
     obligation...........................  $     --   $     --   $  11,900    $  11,500    $  9,540
                                            ========   ========   =========     ========    ========


                See accompanying notes to financial statements.

                           COMPUTERS FOR DESIGN, INC.

                         NOTES TO FINANCIAL STATEMENTS

            DECEMBER 31, 1994, 1995 AND 1996 AND SEPTEMBER 30, 1997


(1)  DESCRIPTION OF BUSINESS

     Computers for Design, Inc. (the Company) sells computer equipment, and software, and provides technical training and support for computer aided drafting and design systems, principally to the government and commercial industries. The Company's operations are primarily in Colorado, New Mexico and the western portion of the United States.


     In 1995 and 1994, the Company was a majority owned subsidiary of McFall Konkel & Kimball Consulting Engineers, Inc. (MKK). During 1996 and 1997, MKK's ownership interest was reduced to less than 50% (see note 6).



     In May 1997, the Company entered into an agreement with Universal Document Management Systems, Inc. ("UDMS") whereby UDMS will acquire the outstanding common stock of the Company in conjunction with a proposed initial public offering of common stock of UDMS.


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Basis of Presentation


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


  (b) Inventories

     Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

  (c) Equipment

     Equipment is stated at cost. Depreciation is computed using the straight-line method for software and the double declining method for other equipment over the estimated useful lives of the assets which are as follows:

                Office equipment.................................   5 - 7 years
                Furniture and fixtures...........................       5 years
                Software.........................................       3 years
                Equipment held under capital leases..............       5 years

  (d) Income Taxes


     The Company filed separate income tax returns in 1996, 1995 and 1994 and will file a separate return in 1997. Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No.
109), Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.


     The Company utilizes the modified accrual method of accounting for income tax purposes, whereby sales and purchases of inventory to be sold are reported using the accrual method and all other items are reported using the cash method.

                           COMPUTERS FOR DESIGN, INC.

  (e) Revenue Recognition

     Revenue from software and computer hardware sales are recognized when the product is shipped or upon customer acceptance in instances where the software and computer hardware is to be installed at the customer location. Revenue from consulting, training or other services are recognized as the related services are performed.

     Revenue from prepaid customer support agreements are recognized ratably over the term of the agreement.


  (f) Interim Financial Information



     The financial statements for the nine months ended September 30, 1996 are unaudited; however, in the opinion of management, all adjustments necessary for a fair presentation of the financial statements for the interim period have been included.


(3)  EQUIPMENT

     Equipment is comprised of the following:


                                                      DECEMBER 31,
                                                 -----------------------     SEPTEMBER 30,
                                                   1995          1996            1997
                                                 ---------     ---------     -------------
        Office furniture and equipment.........  $  18,827     $  22,187       $  22,360
        Computer equipment.....................     98,483       119,573         113,183
        Software...............................     27,338        33,357          27,712
        Equipment held under capital leases....      8,572        11,900          21,040
                                                 ---------     ---------       ---------
                                                   153,220       187,017         184,295
        Less accumulated depreciation and
          amortization.........................   (110,577)     (135,948)       (142,460)
                                                 ---------     ---------       ---------
                  Net equipment................  $  42,643     $  51,069       $  41,835
                                                 =========     =========       =========



(4)  DEBT



     The Company has a revolving line of credit with a bank which provides for maximum borrowings of $150,000 (limited to 70% of eligible receivables, as defined), is due June 1, 1998, with interest payable monthly at 1% over the prime rate (9 1/4% as of September 30, 1997), and collateralized by accounts receivable, inventory, equipment and a general assignment of all of the Company's assets. MKK is the guarantor on the revolving line of credit. MKK can reduce its maximum guarantee on the revolving line of credit by one-third on May 31, 1997, May 31, 1998 and May 31, 1999. Due to certain circumstances, the revolving line of credit was not reduced to $100,000 until July 1997.



     In July 1997, certain shareholders made loans to the Company totaling $50,000, which bear interest at 5.9% and are due January 2003. At September 30, 1997, $47,350 was outstanding under these shareholder notes.

                           COMPUTERS FOR DESIGN, INC.

(5)  INCOME TAXES


     Income tax expense differs from the amounts computed by applying the Federal graduated statutory tax rates to pre-tax income (loss) as follows:



                                                                            NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                        -----------------------------     ----------------------
                                         1994       1995        1996         1996          1997
                                        ------     -------     ------     -----------     ------
                                                                          (UNAUDITED)
    Computed "expected" tax expense
      (benefit).......................  $2,869     $(3,582)    $5,962       $14,631       $4,157
    Change in valuation allowance for
      deferred tax assets.............      --       3,343         --            --        1,300
    Other, net, including state income
      taxes...........................    (192)         --       (106)         (974)        (647)
                                        ------     -------     ------       -------       ------
              Actual income tax
                expense...............  $3,061     $    --     $5,856       $13,657       $4,810
                                        ======     =======     ======       =======       ======


     The Company's deferred tax liability is comprised of net temporary differences relating to the use of the modified accrual method of accounting for income tax purposes, as described in note 1.

     As of December 31, 1996, the Company has a net operating loss carryforward for income tax purposes of approximately $8,200, which expires in various amounts through 2002. The Company has recorded a valuation allowance equal to the deferred tax asset relating to the net operating loss carryforward. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

(6)  STOCKHOLDERS' AGREEMENT AND TRANSACTIONS WITH RELATED PARTIES

     Common stock issued at inception of the Company in 1988 was recorded at the historical cost basis of assets contributed to the Company of $16,763. At inception, MKK owned 75% of the outstanding common stock. The remaining 25% of the common stock outstanding was owned by an officer of the Company.

     In June 1996, MKK sold 3,750 shares of common stock to various officers of the Company, thereby reducing its ownership from 75% to 40%.


     In addition, in June 1996, the Company and certain employees entered into an agreement to purchase 7,500 shares of common stock from MKK. Under the terms of the agreement, the Company and these employees guaranteed the purchase of 3,750 shares of common stock, and employees were to purchase the remaining 3,750 shares. Actual employee purchases for the year ended December 31, 1996 totaled 3,125 shares. The Company's president loaned the Company $12,500 for the purchase of the remaining 625 shares, and such shares were purchased by the Company in 1996. The note bears interest at the prime rate plus 2% (10 1/4% as of December 31, 1996) and is due on demand. At September 30, 1997, $10,090 was outstanding under this note.



     The agreement also provides that the remaining 3,750 shares shall be purchased by the Company in increments of 1,250 shares over a three year period. Required payments total $85,000, payable in three equal annual installments of $28,333 due May 31, 1997, May 31, 1998 and May 31, 1999. In addition, the
Company shall forgive an unsecured note receivable from MKK totaling $16,763 over the three-year period. During the nine months ended September 30, 1997, 1,250 common shares were purchased for $28,333 and retired, and a portion of the note receivable in the amount of $5,589 was forgiven. The Company also agreed to place $2,350 per month into a "sinking fund escrow account" beginning in June 1996 to provide for the required payments. At December 31, 1996 and September 30, 1997, the escrow account totaled $7,512 and $4,003, respectively. If

                           COMPUTERS FOR DESIGN, INC.

the Company defaults under its line of credit (see note 4), the escrow account must be applied to repay any outstanding balance on the line of credit.

     During 1995, the Company advanced funds to TMA Guild, LLC, (TMA) a company in which the Company's president and 25% shareholder owned a 50% interest. The Company's president sold the interest in TMA in May 1996. The loan is evidenced by an unsecured promissory note dated March 1, 1996, payable through 2000 and bearing interest at 1 1/2% above the prime rate (9 3/4% at December 31, 1996). In May 1996, TMA repaid $22,731 and $5,581 of services rendered by TMA were charged against the balance of the note. The remaining balance of the note receivable of $22,732 was assumed by the Company's president in 1996.

(7)  COMMITMENTS


     The Company has entered into noncancelable operating leases for its office facilities and certain equipment. Rent expense amounted to $48,261, $52,234 and $56,206 for the years ended December 31, 1994, 1995 and 1996, respectively and was approximately $54,391 for the nine months ended September 30, 1997. Future minimum payments under the leases are as follows:



                Year ending December 31:
                  1997............................................  $ 19,442
                  1998............................................    77,766
                  1999............................................    80,751
                  2000............................................    81,739
                  2001............................................    12,774
                                                                    --------
                          Total minimum lease payments............  $272,472
                                                                    ========


(8)  EMPLOYEE BENEFIT PLAN


     In January 1997, the Company adopted a defined contribution 401(k) Profit Sharing Plan (the Plan) under section 401(k) of the Internal Revenue Code which is available to full time employees who meet the Plan's eligibility requirements. Employees may contribute up to the maximum limits allowed by the Internal Revenue Code. The Company may make discretionary employer matching contributions to the Plan.

======================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDER, ANY OF THE UNDERWRITERS, OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, ANY SHARES OF COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.
                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    8
Forward-Looking Statements............   14
The Company...........................   15
Use of Proceeds.......................   18
Dividend Policy.......................   20
Capitalization........................   21
Dilution..............................   22
Selected Pro Forma Combined Financial
  Data................................   23
Management's Discussion and Analysis
  of Pro Forma Financial Condition and
  Pro Forma Results of Operations.....   29
Selected Financial Data of the
  Founding Companies..................   35
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   40
Business..............................   60
Management............................   70
Certain Transactions..................   74
Principal and Selling Shareholder.....   79
Description of Capital Stock..........   80
Shares Eligible for Future Sale.......   81
Underwriting..........................   83
Legal Matters.........................   84
Experts...............................   84
Additional Information................   85
Index to Financial Statements.........  F-1


                            ------------------------

  Until             , 1997 (25 days after the date of this Prospectus), all
dealers effecting transactions in the Company's Common Stock offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

======================================================
======================================================
                                2,600,000 SHARES

                                     [LOGO]

                          SYNERGIS TECHNOLOGIES, INC.

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                             THE ROBINSON-HUMPHREY
                                    COMPANY

                               MCDONALD & COMPANY
                                SECURITIES, INC.
                                           , 1997

======================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13 -- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemized summary of expenses the Company estimates it will incur in connection with the issuance and distribution of the Common Stock being registered, other than underwriting discounts and commissions:

                                     EXPENSE                                     AMOUNT
    -------------------------------------------------------------------------  ----------
    SEC Registration Fee.....................................................  $11,779.00
    NASD Fee.................................................................  $ 4,387.00
    Nasdaq Fee...............................................................
    Printing.................................................................
    Blue Sky Fees and Expenses...............................................
    Legal Fees and Expenses..................................................
    Accounting Fees and Expenses.............................................
    Miscellaneous............................................................
                                                                               ----------
    Total....................................................................  $1,500,000*
                                                                               ==========

---------------
* Estimated

ITEM 14 -- INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Code of Regulations provides that each person who is made a party to, or is otherwise involved in, any action, suit or proceeding, by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another entity, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Ohio General Corporation Law (the "OGCL") against all expenses, liability and loss, including attorneys' fees. The OGCL permits indemnification in non-shareholder derivative actions for expenses, judgments, fines and settlement amounts, if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe this conduct was unlawful. In a shareholder derivative action, the OGCL permits indemnification for expenses only, if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, unless the director or officer has been adjudged to be liable for negligence or misconduct in the performance of his duties. The intent of the Company's Code of Regulations is to make indemnification for directors and officers mandatory rather than permissive. In addition, the Code of Regulations requires the Company to pay a director's or officer's expenses incurred in defending any such proceeding, in advance of the proceeding's final disposition, provided that the director or officer delivers to the Company an undertaking to repay all advanced amounts if it is ultimately determined that he is not entitled to be indemnified under Ohio law. To the extent that an officer or director is successful on the merits in any proceeding, Ohio law mandates indemnification for expenses, including attorneys' fees. The Code of Regulations also provides a procedure whereby a director or officer denied indemnification may bring an action against the Company to recover the amount of his indemnification claim, and the burden of proving that the director or officer did not meet the applicable standard of conduct described in the OGCL is placed on the Company. The Company's Code of Regulations also provides that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the OGCL.

     The Company currently maintains directors and officers liability insurance.

ITEM 15 -- RECENT SALES OF UNREGISTERED SECURITIES


     The following information has been adjusted to reflect the 8,451.59-for-1
split effective             , 1997.

     On August 1, 1997, the Company granted options to certain employees of the Company under its 1997 Long-Term Incentive Plan. These grants were exempt pursuant to (LOGO) 4(2) of the 1933 Act. The aggregate number of shares subject to these options is 141,000, and each employee to whom options were granted can exercise his options at an exercise price of $9.60 per share.



     On February 19, 1997, the Company issued warrants to Terry L. Theye, Chairman of the Board, President and Chief Executive Officer, to purchase up to 42,258 shares at a purchase price of $3.27 per share, and to Norma Skoog, nominee for director, to purchase up to 35,590 shares at a purchase price equal to the per share initial public offering price. Additionally, on July 7, 1997, the Company issued a warrant to Thomas R. McLean, Senior Vice President of Business Development and Marketing, to purchase up to 4,226 shares at a purchase price of $2.37 per share. The issuance of each of these warrants was exempt pursuant to (LOGO) 4(2) of the 1933 Act.



     Simultaneous with the closing of the Offering, the Company will issue 863,841 shares to shareholders of the Founding Companies in connection with the Acquisitions. Each of the shares to be issued in connection with the Acquisitions is valued at an amount equal to the per share initial public offering price. The Company is offering shares in connection with the Acquisitions to less than 35 non-accredited investors in reliance on the exemption from registration provided under Regulation D, Rule 506 of the 1933 Act.


ITEM 16 -- EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following exhibits are hereby filed as part of the Registration Statement.


EXHIBIT
NUMBER                                   DESCRIPTION OF EXHIBIT
-------    ----------------------------------------------------------------------------------
  1.1      Form of Underwriting Agreement**
  3.1      Form of Amended and Restated Articles of Incorporation**
  3.2      Form of Amended and Restated Code of Regulations**
  5.1      Opinion of Dinsmore & Shohl LLP*
 10.1      Asset Purchase Agreement with ACCESS Corporation**
 10.2      Agreement and Plan of Merger and Reorganization with DTI Technologies, Inc.**
 10.3      Agreement and Plan of Merger and Reorganization with Applied Software Technology,
           Inc.**
 10.4      Agreement and Plan of Merger and Reorganization with Technical Software, Inc.**
 10.5      Agreement and Plan of Merger and Reorganization with Synergis Technologies, Inc.**
 10.6      Agreement and Plan of Merger and Reorganization with CADD Microsystems, Inc.**
 10.7      Agreement and Plan of Merger and Reorganization with Mid-West CAD, Inc.**
 10.8      Agreement and Plan of Merger and Reorganization with Devtron, Russell Inc.**
 10.9      Agreement and Plan of Merger and Reorganization with Computers for Design, Inc.**
 10.10     Form of Registration Rights Agreement**
 10.11     Employment Agreement between Company and Terry L. Theye**
 10.12     Employment Agreement between Company and Thomas R. McLean**
 10.13     Employment Agreement between Company and Scott D. Watkins**
 10.14     Employment Agreement between Company and Daniel B. Dolan**
 10.15     Employment Agreement between Company and Bonnie L. Johnson**
 10.16     Employment Agreement between Company and Jeffrey A. Pakrosnis**
 10.17     Employment Agreement between Company and Michael D. Theye**
 10.18     1997 Long-Term Incentive Plan**
 10.19     Common Stock Warrant dated February 19, 1997 issued by UDMS to Terry L. Theye**
 10.20     Common Stock Warrant dated February 19, 1997 issued by UDMS to Norma Skoog**
 10.21     Reimbursement Agreement dated May 28, 1997 between MedPlus and UDMS**
 10.22     Reseller's Software License Agreement dated August 28, 1997 between MedPlus and
           UDMS**
 10.23     $299,500 Convertible Debenture dated June, 1994 issued by UDMS to MedPlus**
 10.24     Amendment to Stock Purchase Agreement, dated August 12, 1997 between MedPlus and the prior shareholders of HWB, Inc.**
 10.25     Letter agreement between Autodesk, Inc. and the Company, dated September 25,
           1997**
 10.26     Agreement between MedPlus and Terry L. Theye, dated July 10, 1997, providing for payment of a $500,000 bonus**

EXHIBIT
NUMBER                                   DESCRIPTION OF EXHIBIT
-------    ----------------------------------------------------------------------------------
 10.27     Agreement between UDMS and Norma Skoog, dated September 1, 1997, providing for payment of a $60,000 bonus**
 10.28     Common Stock Warrent dated July 7, 1997 issued by UDMS to Thomas R. McLean**
 10.29     Amendment to Agreement and Plan of Merger and Reorganization with Synergis
           Technologies, Inc.*
 11.1      Computation of Per Share Earnings**
 23.1      Consent of KPMG Peat Marwick LLP with regard to Universal Document Management
           Systems, Inc.
 23.2      Consent of Clark, Schaefer, Hackett & Co. with regard to Universal Document
           Management Systems, Inc.
 23.3      Consent of KPMG Peat Marwick LLP with regard to DTI Technologies, Inc.
 23.4      Consent of Deloitte & Touche LLP with regard to ACCESS Corporation**
 23.5      Consent of KPMG Peat Marwick LLP with regard to Applied Software Technology, Inc.
 23.6      Consent of KPMG Peat Marwick LLP with regard to Technical Software, Inc.
 23.7      Consent of KPMG Peat Marwick LLP with regard to Synergis Technologies, Inc.
 23.8      Consent of KPMG Peat Marwick LLP with regard to Mid-West CAD, Inc.
 23.9      Consent of KPMG Peat Marwick LLP with regard to CADD Microsystems, Inc.
 23.10     Consent of KPMG Peat Marwick LLP with regard to Devtron, Russell Inc.
 23.11     Consent of KPMG Peat Marwick LLP with regard to Computers for Design, Inc.
 23.12     Consent of Dinsmore & Shohl LLP*
 24.1      Power of Attorney (Contained on signature page)**
 99.2      Consent of Vincent Rinaldi to be named as director**
 99.3      Consent of Norma Skoog to be named as director**
 99.4      Consent of Daniel B. Dolan to be named as director*
 99.5      Consent of William G. Kagler to be named as director*
 99.6      Consent of James B. Koons to be named as director*
 99.7      Consent of Dennis J. Sullivan, Jr. to be named as director*


---------------
 * To be provided by amendment.


** Previously provided.


     (b) Financial Statement Schedules.
               None

ITEM 17 -- UNDERTAKINGS

     *(f) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     *(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     *(i) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or

     497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and in the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
---------------
* Paragraph references correspond to those of Regulation S-K, Item 512.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on December 15, 1997.


                                UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.


                                By            /s/ TERRY L. THEYE


                                  ----------------------------------------------
                                  Terry L. Theye, Chairman of the Board,
                                   President and
                                  Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Terry L. Theye, Jeffrey A. Pakrosnis and Charles F. Hertlein, Jr., and each of them, jointly and severally, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, and each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-1, and to perform any acts necessary to be done in order to file such amendment with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                               TITLE                     DATE
---------------------------------------------   --------------------------   -------------------

             /s/ TERRY L. THEYE                 Chairman of the Board,         December 15, 1997
---------------------------------------------     President and Chief
               Terry L. Theye                     Executive Officer
                                                  (Principal Executive
                                                  Officer)

          /s/ JEFFREY A. PAKROSNIS              Vice President and Chief       December 15, 1997
---------------------------------------------     Financial Officer
            Jeffrey A. Pakrosnis                  (Principal Financial and
                                                  Accounting Officer)